    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 1997


                                                      REGISTRATION NO. 333-28521
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                           NEW BEVERLY HOLDINGS, INC.
             (Exact Name of Registrant as Specified in its Charter)

              DELAWARE                                8051                           62-1691861
   (State or other jurisdiction of        (Primary Standard Industrial              (IRS Employer
   incorporation or organization)         Classification Code Number)            Identification No.)

                         5111 ROGERS AVENUE, SUITE 40-A
                        FORT SMITH, ARKANSAS 72919-0155
                                 (501) 452-6712
         (Address, Including Zip Code, And Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                          ROBERT W. POMMERVILLE, ESQ.
            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                           NEW BEVERLY HOLDINGS, INC.
                         5111 ROGERS AVENUE, SUITE 40-A
                        FORT SMITH, ARKANSAS 72919-0155
                                 (501) 452-6712
      (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)

                             ---------------------
                                   Copies to:

                           H. WATT GREGORY, III, ESQ.
                            MICHAEL E. KARNEY, ESQ.
                     GIROIR, GREGORY, HOLMES & HOOVER, PLC
                         111 CENTER STREET, SUITE 1900
                          LITTLE ROCK, ARKANSAS 72201
                                 (501) 372-3000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions described herein have been satisfied or are waived.

    If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED OCTOBER 15, 1997


                           NEW BEVERLY HOLDINGS, INC.
                     COMMON STOCK PAR VALUE $0.10 PER SHARE

     This Prospectus covers up to 110,424,677 shares of common stock, par value $.10 per share ("New Beverly Common Stock"), of New Beverly Holdings, Inc., a Delaware corporation ("New Beverly"). This Prospectus is being furnished to the stockholders of Beverly Enterprises, Inc., a Delaware corporation ("Beverly"), the sole stockholder of New Beverly, in connection with the proposed distribution (the "Distribution") to Beverly's stockholders of all the outstanding shares of New Beverly Common Stock, pursuant to the terms of an Agreement and Plan of Distribution, dated as of April 15, 1997, by and between Beverly, New Beverly and Capstone Pharmacy Services, Inc., a Delaware corporation ("Capstone") (the "Distribution Agreement"). A copy of the Distribution Agreement is attached as Annex C to the Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/ Prospectus") of Beverly and Capstone relating to the solicitation of proxies in order to obtain stockholder approval of the Distribution and Merger (as defined below) which accompanies this Prospectus. Beverly is proposing to make the Distribution in connection with and as part of a proposed reorganization that also involves the merger of Beverly with and into Capstone (the "Merger"), with Capstone remaining as the surviving corporation ("Surviving Corporation"), the Merger to take place immediately following the Distribution, pursuant to an Agreement and Plan of Merger by and between Capstone and Beverly dated as of April 15, 1997 (the "Merger Agreement"), a copy of which is attached as Annex B to the Joint Proxy Statement/Prospectus. Immediately following the Merger, New Beverly will change its name to "Beverly Enterprises, Inc." The consummation of the Merger is conditioned upon the successful completion of the Distribution. The completion of the Merger (and, in the case of Beverly, the Distribution) is subject to the approval of the stockholders of both Beverly and Capstone.

     One share of New Beverly Common Stock will be distributed for each share of common stock of Beverly, par value $.10 per share (the "Beverly Common Stock"), issued and outstanding on the date established by the Board of Directors of Beverly for determining stockholders of record entitled to receive New Beverly Common Stock in the Distribution (the "Distribution Record Date").

     At the time of the Distribution, New Beverly will own all of Beverly's businesses and assets other than Beverly's institutional pharmacy business (the "Institutional Pharmacy Business"), currently operated through Beverly's wholly-owned subsidiary Pharmacy Corporation of America, a California corporation ("PCA"). The businesses to be owned and operated by New Beverly include Beverly's nursing facilities, acute long-term transitional hospitals, rehabilitation therapy services, outpatient therapy clinics, assisted living centers, hospices, home healthcare centers and other healthcare and related services and businesses, other than the Institutional Pharmacy Business (collectively, the "Remaining Healthcare Business"), which will be transferred to New Beverly or one or more direct or indirect subsidiaries of New Beverly.


     No consideration will be paid by Beverly's stockholders for the shares of New Beverly Common Stock to be received by them in the Distribution. There is currently no public trading market for the shares of New Beverly Common Stock. New Beverly intends to list the New Beverly Common Stock for trading on the New York Stock Exchange ("NYSE") and the Pacific Exchange ("PCX") under the trading symbol "BEV," which is currently used by Beverly.


     The consummation of the Distribution is a condition to, among other things, Beverly's and Capstone's respective obligations to consummate the Merger.


     STOCKHOLDERS OF BEVERLY SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE CAPTION "RISK FACTORS" ON PAGE 6 HEREOF WITH RESPECT TO THE SECURITIES BEING OFFERED HEREBY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
           EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
 HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is October   , 1997.

                     NEW BEVERLY HOLDINGS, INC. PROSPECTUS

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.......................................   iv
CAUTIONARY STATEMENTS.......................................    v
PROSPECTUS SUMMARY..........................................    1
  Overview..................................................    1
  New Beverly...............................................    1
  The Transactions..........................................    2
  The Distribution Agreement................................    2
  Certain Tax Considerations................................    3
  New Beverly Stock Option Plans............................    3
  Effect of the Transactions on Employees and Employee
     Benefits...............................................    4
  Expenses..................................................    4
  Risk Factors..............................................    4
SUMMARY CONSOLIDATED FINANCIAL DATA.........................    5
RISK FACTORS................................................    6
  Substantial Indebtedness..................................    6
  Business to be Conducted by New Beverly...................    6
  Uncertainty Associated with Healthcare Reform.............    6
  Risks Involved with Reimbursement by Third Party Payors...    7
  Government Regulation.....................................    7
  Increased Labor Costs and Availability of Personnel.......    8
  Dependence on Key Personnel...............................    8
  Competition...............................................    8
  Absence of Prior Trading Market...........................    9
  Certain Indemnification Obligations.......................    9
  Non-competition Agreement with Capstone...................    9
USE OF PROCEEDS.............................................   10
CAPITALIZATION..............................................   11
UNAUDITED PRO FORMA NEW BEVERLY FINANCIAL STATEMENTS........   13
NEW BEVERLY HOLDINGS, INC. PRO FORMA CONDENSED CONSOLIDATED
  STATEMENTS OF INCOME FOR THE YEAR ENDED DECEMBER 31, 1996
  AND THE SIX MONTHS ENDED JUNE 30, 1997....................   14
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
  STATEMENTS OF INCOME......................................   15
NEW BEVERLY HOLDINGS, INC. PRO FORMA CONDENSED CONSOLIDATED
  BALANCE SHEET AS OF JUNE 30, 1997.........................   16
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE
  SHEET.....................................................   17
THE DISTRIBUTION............................................   18
  Terms of the Distribution Agreement.......................   18
  Restructuring and Contribution of Remaining Healthcare
     Business to New Beverly................................   18
  Consummation of the Distribution; Treatment of Beverly
     Stock Options, Phantom Shares, Performance Shares and
     Shares of Restricted Stock.............................   19
  Manner of Effecting the Distribution......................   20
  Listing of New Beverly Common Stock; Restrictions on
     Resale.................................................   20
  Treatment of Indebtedness.................................   21
  Expenses..................................................   21
  Conditions................................................   21
  Settlement of Intercompany Accounts.......................   22
  Indemnification and Insurance.............................   22

Terms of the Employee Benefit Agreement.                       23
  Terms of the Non-competition Agreement....................   25
  Terms of the Interim Services Agreement...................   25
  Terms of the Tax Allocation and Indemnification
     Agreement..............................................   25
  Preferred Provider Agreement..............................   27
CERTAIN FEDERAL INCOME TAX CONSEQUENCES.....................   28
  The Distribution..........................................   28
  The Merger................................................   29
  Taxpayer Relief Act.......................................   30
  Back-up Withholding Requirements..........................   30
TREATMENT OF BEVERLY INDEBTEDNESS...........................   31
  General...................................................   31
  Existing Credit Facility..................................   31
  9% Senior Notes...........................................   32
  Subordinated Debentures...................................   32
  Industrial Revenue Bonds..................................   33
  First Mortgage Bonds......................................   33
  8.75% Notes...............................................   34
  Medium Term Notes.........................................   34
  REIT Promissory Notes.....................................   35
  Bank Loans, Mortgages and Notes Payable...................   35
INFORMATION CONCERNING BEVERLY..............................   36
  Selected Historical Consolidated Financial Data...........   36
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................   37
  General...................................................   37
  Operating Results.........................................   38
  Liquidity and Capital Resources...........................   44
BUSINESS....................................................   46
  General...................................................   46
  Operations................................................   46
  Governmental Regulation and Reimbursement.................   48
  Competition...............................................   51
  Employees.................................................   51
  Properties................................................   52
  Legal Proceedings.........................................   53
  Management................................................   54
  Dividend Policy...........................................   56
PRINCIPAL STOCKHOLDERS OF NEW BEVERLY.......................   57
  Security Ownership of Certain Beneficial Owners...........   57
  Security Ownership of Management..........................   58
EXECUTIVE AND DIRECTOR COMPENSATION.........................   59
  Executive Compensation....................................   59
  Option/SAR Grants in Last Fiscal Year.....................   62
  Compensation of Directors and Other Information Concerning
     the Board and its Committees...........................   63
  The Beverly Non-Employee Director Deferred Compensation
     Plan...................................................   64
  Compensation Committee Report on Executive Compensation...   65
  Compensation Philosophy...................................   65
  Competitive Market Evaluation.............................   65
  Base Salary...............................................   66
  Annual Incentives.........................................   66
  Long-term Incentives......................................   66
  Stock Ownership Guideline.................................   67
  $1 Million Limit on Compensation..........................   67

  Other Matters.............................................   67
  Compensation Committee....................................   67
  Compensation Committee Interlocks and Insider
     Participation..........................................   68
  Performance Graph.........................................   68
  Other Plans...............................................   68
  New Beverly 1997 Long-Term Incentive Plan.................   72
  New Beverly Non-Employee Directors Stock Option Plan......   72
  Certain Transactions with Management and Others...........   73
DESCRIPTION OF NEW BEVERLY CAPITAL STOCK....................   73
  Authorized Capital Stock..................................   73
  New Beverly Preferred Stock...............................   73
  New Beverly Common Stock..................................   73
  New Beverly Common Stock Purchase Rights..................   73
  The Charter and Bylaws of New Beverly.....................   75
SHARES ELIGIBLE FOR FUTURE SALE.............................   76
LEGAL MATTERS...............................................   76
EXPERTS.....................................................   76
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL
  STATEMENT SCHEDULES.......................................  F-1

                             AVAILABLE INFORMATION

     New Beverly has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of New Beverly Common Stock described in this Prospectus. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules thereto, certain portions having been omitted pursuant to the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract or other document are not necessarily complete with respect to each such contract or other document filed with the Commission as an exhibit to the Registration Statement. Reference is made to such exhibits for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Registration Statement and the exhibits and schedules thereto filed with the Commission may be inspected and copied (at prescribed rates) at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York, 10048, and The Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661-2511. Such reports and other information can be reviewed through the Commission's Electronic Data Gathering Analysis and Retrieval System, which is publicly available through the Commission's Web site (http://www.sec.gov).

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NEW BEVERLY, BEVERLY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE UNDER THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NEW BEVERLY OR BEVERLY SINCE THE DATE OF THIS PROSPECTUS.

                             CAUTIONARY STATEMENTS

     This Prospectus contains statements relating to future results of New Beverly and Beverly (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Litigation Reform Act"). Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as promulgated by the Litigation Reform Act, expressly state that the safe harbor for forward-looking statements does not apply to statements made in connection with an initial public offering. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, changes in political and economic conditions, regulatory conditions, government healthcare spending, integration of acquisitions and competitive pricing pressures, all as detailed from time to time in the filings of New Beverly and Beverly made with the Commission.

     When used in this Prospectus with respect to New Beverly and Beverly the words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include those risks, uncertainties and risk factors identified in this Prospectus under the headings "Risk Factors," "The Distribution," "Certain Federal Income Tax Consequences," "Treatment of Beverly Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." New Beverly and Beverly do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY

     This Prospectus is being furnished to stockholders of Beverly together with the Joint Proxy Statement/ Prospectus. The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus and the Joint Proxy Statement/ Prospectus. Beverly stockholders are urged to read this Prospectus, the Joint Proxy Statement/Prospectus, and the Annexes thereto in their entirety. Except where otherwise indicated, the description of New Beverly and its businesses contained herein assumes the completion of the Distribution and the Merger.

OVERVIEW


     Prior to the Merger, Beverly's Remaining Healthcare Business will be transferred or contributed to New Beverly, a wholly-owned subsidiary of Beverly, and all of the New Beverly Common Stock will be distributed to the stockholders of Beverly at the rate of one share of New Beverly Common Stock per share of Beverly Common Stock held as of the Distribution Record Date. Beverly's only remaining business then will be the Institutional Pharmacy Business operated through PCA, which will be combined with Capstone's institutional pharmacy business upon the Merger of Beverly with and into Capstone. All outstanding shares of Beverly Common Stock and the associated Rights (as defined in the Joint Proxy Statement/Prospectus under the caption "Comparative Rights of Stockholders -- Anti-Takeover Measures," will be converted into a right to receive an aggregate of 50 million shares of common stock, $.01 par value per share, of Capstone (the "Capstone Common Stock"). Capstone will be the Surviving Corporation in the Merger and will continue its corporate existence under the laws of the State of Delaware. In connection with the Merger, Capstone will assume approximately $275 million in debt incurred by PCA in connection with the Transactions, the proceeds of which are to be paid to Beverly prior to the Distribution Date (as defined below). Capstone will also assume options covering an aggregate of approximately 700,000 shares (subject to adjustment) of Beverly Common Stock. As a result of the Distribution, New Beverly will be an independent, publicly-traded company engaged in the Remaining Healthcare Business and owned by the stockholders of Beverly as of the Distribution Record Date. Immediately following the Merger, the name of New Beverly will be changed to "Beverly Enterprises, Inc."


NEW BEVERLY


     New Beverly is currently a wholly-owned subsidiary of Beverly incorporated under the laws of the State of Delaware. By virtue of the restructuring of Beverly as part of the Distribution, all of the Remaining Healthcare Business of Beverly, other than the Institutional Pharmacy Business, will be contributed to New Beverly prior to the Merger of Beverly with and into Capstone and New Beverly Common Stock will be distributed to the stockholders of Beverly. The mailing address of Beverly's principal executive offices is 5111 Rogers Avenue, Suite 40-A, Fort Smith, Arkansas 72919-0155, and the telephone number at such address is (501) 452-6712. Following the Distribution, New Beverly's principal executive offices and phone number will be the same as Beverly's present address and number, indicated above. New Beverly will make application to list the New Beverly Common Stock for trading on the NYSE and PCX under the symbol "BEV," currently used by Beverly.



     New Beverly is expected to be the largest operator of nursing facilities in the United States, with its business consisting principally of providing long-term healthcare, including the operation of nursing facilities, acute long-term transitional hospitals, rehabilitation therapy services, outpatient therapy clinics, assisted living centers, hospices and home healthcare centers. At June 30, 1997, Beverly operated 574 nursing facilities with 64,206 licensed beds. The facilities are located in 31 states and the District of Columbia, and range in capacity from 20 to 355 beds. At June 30, 1997, Beverly also operated 74 pharmacies through PCA, 33 assisted living centers containing 897 units, 12 transitional hospitals containing 639 beds, 46 outpatient therapy clinics, 21 hospices and six home healthcare centers. Beverly's facilities had average occupancy of 86.5%, 87.4%, 88.1% and 88.5% during the six months ended June 30, 1997 and the years ended December 31, 1996, 1995, and 1994, respectively.


     New Beverly is treated for accounting purposes in the Transactions as the continuing reporting entity with respect to the historical Beverly business in light of, among other factors, (i) all of Beverly's business operations (other than PCA) being continued by New Beverly after the Transactions, (ii) the stockholders of Beverly before, and New Beverly after, the Transactions being identical, (iii) the respective Boards of

Directors of Beverly before, and New Beverly after, the Transactions being identical in composition, number and tenure, (iv) the senior management of Beverly before, and New Beverly after, the Transactions being substantially identical and (v) the vast majority (approximately 95%) of the approximately 80,000 employees of Beverly before the Transactions being continued as employees of New Beverly after the Transactions.

THE TRANSACTIONS

     Restructuring. Prior to the Distribution Record Date, Beverly will complete an internal restructuring pursuant to which all the assets and liabilities relating to the Remaining Healthcare Business will be transferred or contributed to New Beverly in one or more transactions expected to receive tax-free treatment. Upon completion of the restructuring, the Remaining Healthcare Business will be conducted by New Beverly and the Institutional Pharmacy Business conducted by PCA will remain with Beverly. See "The
Distribution -- Restructuring and Contribution of Remaining Healthcare Business to New Beverly."


     Distribution. The Distribution will be effected immediately prior to the Merger. On the Distribution Date, Beverly will distribute to Beverly stockholders as of the Distribution Record Date, shares of New Beverly Common Stock. Each stockholder of Beverly as of the Distribution Record Date will receive one share of New Beverly Common Stock per share of Beverly Common Stock held as of the Distribution Record Date. The Distribution will not take place unless all of the conditions to effecting the Merger (other than the completion of the Distribution) have been fulfilled. Beverly's transfer agent, The Bank of New York, will act as the Distribution Agent for the Distribution and will deliver certificates for New Beverly Common Stock as soon as practicable to holders of record of Beverly Common Stock as of the close of business on the Distribution Record Date. All shares of New Beverly Common Stock will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights. Immediately following the completion of the Distribution, New Beverly will be an independent, publicly-traded company, and it is contemplated that the shares of New Beverly Common Stock will be listed on the NYSE and PCX. See "The Distribution -- Consummation of the Distribution; Treatment of Beverly Stock Options, Phantom Shares, Performance Shares and Shares of Restricted Stock."



     Merger. Following the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of Beverly and Capstone and the satisfaction or waiver of the other conditions to the Merger, Beverly will be merged with and into Capstone, with Capstone continuing as the Surviving Corporation. The Merger will become effective upon filing, with the Secretary of State of the State of Delaware, a duly executed Certificate of Merger, in the form required by and in accordance with the Delaware General Corporation Law ("DGCL"), or at such time thereafter as is provided in the Certificate of Merger.


     Pursuant to the Merger Agreement, at the effective time of the Merger ("Effective Time") each share of Beverly Common Stock, and associated Rights (as defined in "The Merger Agreement" in the Joint Proxy Statement/Prospectus), issued and outstanding immediately prior to the Effective Time (other than fractional shares) will be converted into the right to receive that number of duly authorized, validly issued, fully paid and nonassessable shares of Capstone Common Stock equal to the quotient, expressed to four decimal places, of (a) 50,000,000 divided by (b) the number of shares of Beverly Common Stock outstanding immediately prior to the Effective Time (the "Conversion Number").

THE DISTRIBUTION AGREEMENT

     The Distribution Agreement provides a general framework for allocating Beverly's assets and liabilities pursuant to the Internal Beverly Restructuring Plan (attached as Exhibit A to the Distribution Agreement which is attached as Annex C to the Joint Proxy Statement/Prospectus). The Internal Beverly Restructuring Plan will segregate the Remaining Healthcare Business from the Institutional Pharmacy Business prior to the date, as determined by the Beverly Board of Directors, on which the Distribution shall be effected (the "Distribution Date"). The Distribution Agreement also sets forth the general terms on which Beverly will conduct its business prior to the Distribution Date, as well as the terms regarding certain relationships between Capstone and New Beverly following the Distribution. The Distribution Agreement provides that the Distribution will be effected by distributing to each holder of Beverly Common Stock as of the close of business on the Distribution Record Date, one share of New Beverly Common Stock per share of Beverly Common Stock held by such holder as of such time.

CERTAIN TAX CONSIDERATIONS


     Beverly has obtained a private letter ruling (the "Private Letter Ruling") from the Internal Revenue Service ("IRS") substantially to the effect that, among other things, the Distribution will qualify as a reorganization under
Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), and that neither Beverly, New Beverly nor their stockholders will recognize any gain or loss (i) in connection with such reorganization (as more fully described below), (ii) upon the receipt by New Beverly of the Remaining Healthcare Business from Beverly in exchange for the New Beverly Common Stock, or (iii) upon receipt by Beverly stockholders of the New Beverly Common Stock in the Distribution. Receipt of the Private Letter Ruling is a condition to the respective obligations of Beverly and Capstone to consummate the Merger. See "The Merger -- Conditions to Closing" in the Joint Proxy Statement/Prospectus.



     Based upon the Private Letter Ruling and the anticipated qualification of the Merger as a tax-free reorganization, the Distribution will qualify as a tax-free reorganization under Section 368 of the Code. As a result, (i) the holders of Beverly Common Stock will not recognize gain or loss upon receipt of shares of New Beverly Common Stock, (ii) each holder of Beverly Common Stock will allocate his, her or its aggregate tax basis in the Beverly Common Stock immediately before the Distribution among the Beverly Common Stock and New Beverly Common Stock in proportion to their respective fair market values, (iii) the holding period of each holder of Beverly Common Stock for the New Beverly Common Stock will include the holding period for his, her or its Beverly Common Stock, provided that the Beverly Common Stock is held as a capital asset at the time of the Distribution, and (iv) Beverly will not recognize any gain or loss on its distribution of the New Beverly Common Stock to its stockholders. See "Certain Federal Income Tax Consequences."


     It is also expected that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. Assuming the Merger so qualifies, (i) the holders of Beverly Common Stock will not recognize gain or loss upon the receipt of Capstone Common Stock in exchange for their shares of Beverly Common Stock, (ii) each holder of Beverly Common Stock will carry over his, her or its tax basis in the Beverly Common Stock (as determined immediately following the Distribution) to the Capstone Common Stock, (iii) the holding period for each holder of Beverly Common Stock will carry over to the Capstone Common Stock, provided that the Beverly Common Stock is held as a capital asset immediately prior to the Effective Time of the Merger, and (iv) any holder of Beverly Common Stock receiving cash in lieu of fractional shares will recognize capital gain or loss (provided the shares of Beverly Common Stock surrendered are held as capital assets immediately prior to the Effective Time of the Merger) equal to the difference between the amount of cash received and the portion of such holder's basis in the shares of Beverly Common Stock allocable to such fractional share interests, and such capital gain or loss will be long-term capital gain or loss if the holding period for such shares is more than one year. See "Certain Federal Income Tax Consequences."

     Beverly and Capstone will also receive, prior to the Effective Time of the Merger, the opinion of Caplin & Drysdale, Chartered or Ernst & Young LLP to the effect that: (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by Capstone or Beverly as a result of the Merger; and (iii) no gain or loss will be recognized by Beverly's stockholders upon the receipt of Capstone Common Stock solely in exchange for Beverly Common Stock in connection with the Merger (except with respect to cash received in lieu of a fractional interest in Capstone Common Stock). Tax opinions are not binding on the IRS or any court. Moreover, the tax opinions are based upon, among other things, certain representations as to factual matters made by Beverly and Capstone, which representations, if incorrect or incomplete in certain material respects, would jeopardize the conclusions reached in the opinions. See "Certain Federal Income Tax Consequences."

NEW BEVERLY STOCK OPTION PLANS

     New Beverly will have one or more employee benefit plans pursuant to which shares or options to purchase shares of New Beverly Common Stock or other stock incentives will be issued or issuable to or for the benefit of employees, former employees and directors. See "The
Distribution -- Consummation of the Distribution; Treatment of Beverly Stock Options, Phantom Shares, Performance Shares and Shares of Restricted Stock." On May 29, 1997, the New Beverly Board of Directors adopted the New Beverly 1997 Long-Term Incentive Plan (the "New Beverly 1997 Incentive Plan"), pursuant to which New Beverly will be able to make stock incentive awards to its directors, officers, key employees and other persons on a going-forward basis. The New Beverly 1997 Incentive Plan was adopted by the Board of Directors and Compensation Committee of Beverly, and was approved by Beverly as the sole stockholder of New Beverly prior to the Distribution. It is expected that a total of approximately 5.5 million shares will be reserved for issuance by New Beverly to current holders of options to purchase Beverly Common Stock ("the Beverly Options") in connection with the Distribution. See "Executive and Director Compensation -- Executive Compensation." New Beverly has reserved 10 million shares of New Beverly Common Stock for issuance under the New Beverly 1997 Incentive Plan. The New Beverly 1997 Incentive Plan will be submitted for the approval of the stockholders of Beverly in connection with the Joint Proxy Statement/Prospectus.

     The New Beverly Board of Directors has also adopted the New Beverly Non-Employee Directors Stock Option Plan (the "New Beverly Directors Option Plan"), pursuant to which New Beverly will be able to make stock incentive awards to its non-employee directors on a going-forward basis. The New Beverly Directors Option Plan was adopted by the Board of Directors and Compensation Committee of Beverly, and was approved by Beverly as the sole stockholder of New Beverly prior to the Distribution. See "Executive and Director
Compensation -- Compensation of Directors and Other Information Concerning the Board and its Committees." New Beverly has reserved 300,000 shares of New Beverly Common Stock under the New Beverly Directors Option Plan. The New Beverly Directors Option Plan will be submitted for the approval of stockholders of Beverly in connection with the Joint Proxy Statement/Prospectus. See "Other Beverly Proposals -- New Beverly Directors Option Plan" in the Joint Proxy Statement/Prospectus.

EFFECT OF THE TRANSACTIONS ON EMPLOYEES AND EMPLOYEE BENEFITS

     Beverly employees that provide services in connection with the Institutional Pharmacy Business (together with current and former employees and current and former independent contractors of the Institutional Pharmacy Business, the "Retained Employees") are expected to become Capstone employees following the Merger, while all other Beverly employees (together with current and former employees and current and former independent contractors of the Remaining Healthcare Business, the "Transferred Employees") are expected to become New Beverly employees following the Distribution. Capstone will assume liabilities and obligations regarding the Retained Employees and New Beverly will assume liabilities and obligations regarding the Transferred Employees, in accordance with an Employee Benefit Matters Agreement between Beverly, New Beverly and Capstone (the "Employee Benefit Agreement"). Pursuant to the Employee Benefit Agreement, certain adjustments will be made to shares of Beverly Common Stock underlying options held by Retained Employees and Transferred Employees. See "The Distribution -- Consummation of the Distribution; Treatment of Beverly Stock Options, Phantom Shares, Performance Shares and Shares of Restricted Stock" and "-- Terms of Employee Benefit Agreement."

EXPENSES

     Each of Capstone, on the one hand, and Beverly and New Beverly, on the other hand, will incur significant expenses in connection with the Transactions. The fees and expenses of Beverly and New Beverly are currently estimated to be approximately $32 million with respect to the Distribution and approximately $8 million with respect to the Merger. A significant portion of the estimated Beverly and New Beverly expenses with respect to the Distribution are expected to arise in connection with restructuring, modifying or replacing Beverly's existing indebtedness in connection with the Distribution. See "Treatment of Beverly Indebtedness."

RISK FACTORS

     New Beverly stockholders should carefully consider certain risks in evaluating the New Beverly Common Stock to be received in the Distribution. See "Risk Factors."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following summary historical consolidated financial data of Beverly has been derived from the historical financial statements and should be read in conjunction with such financial statements and notes thereto, which are included elsewhere herein. Beverly data for the six months ended June 30, 1997 and 1996 have been derived from and should be read in conjunction with the unaudited condensed consolidated financial statements which are also included elsewhere herein. The pro forma condensed consolidated financial data gives retroactive effect to (i) the Merger; (ii) the recapitalization/reorganization of Beverly, into New Beverly; and (iii) the receipt by Beverly of $275,000,000 as a partial repayment of its intercompany receivable from PCA and the contribution to PCA's capital of Beverly's remaining receivable from PCA. The pro forma condensed consolidated statement of operations data gives effect to the transactions as if they occurred on January 1, 1996. The pro forma condensed consolidated balance sheet data gives effect to the transactions as if they occurred on June 30, 1997. The pro forma data should be read in conjunction with the unaudited pro forma condensed consolidated New Beverly financial statements, and notes thereto included elsewhere herein.

                                            AT AND FOR THE
                                           SIX MONTHS ENDED                               AT AND FOR THE
                                               JUNE 30,                              YEARS ENDED DECEMBER 31,
                                        -----------------------   --------------------------------------------------------------
                                           1997         1996         1996         1995         1994         1993         1992
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Net operating revenues................  $1,634,219   $1,609,380   $3,267,189   $3,228,553   $2,969,239   $2,884,451   $2,607,756
Depreciation and amortization.........      54,806       51,023      105,468      103,581       88,734       82,938       80,226
Interest expense, net.................      37,961       39,193       77,272       70,017       50,214       50,927       56,441
Income (loss) from continuing
  operations before income taxes......      65,722       51,152      125,507       (6,154)     114,795       87,640        6,148
Income (loss) from continuing
  operations..........................      39,433       30,691       52,026       (8,123)      76,913       57,956        1,945
Earnings per share....................        0.40         0.31         0.52        (0.16)        0.79         0.41         0.01
CONSOLIDATED BALANCE SHEET DATA:
Working capital.......................     330,196      249,795      318,215      243,047      242,712      154,419      137,026
Total assets..........................   2,490,966    2,524,904    2,525,082    2,506,461    2,322,578    2,000,804    1,859,361
Current portion of long-term
  obligations.........................      35,669       37,710       38,826       84,639       60,199       43,125       30,466
Long-term obligations, excluding
  current portion.....................   1,018,551    1,076,462    1,106,256    1,066,909      918,018      706,917      712,896
Stockholders' equity..................     890,717      843,217      861,095      820,333      827,244      742,862      593,505

                                                              SIX MONTHS ENDED         YEAR ENDED
                                                               JUNE 30, 1997        DECEMBER 31, 1996
                                                              ----------------      -----------------
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF
  INCOME DATA:
Net operating revenues......................................     $1,383,195            $2,832,872
Depreciation and amortization...............................         44,898                89,076
Interest expense, net.......................................         25,599                51,808
Income from continuing operations before provision for
  income taxes..............................................         50,500               116,182
Income from continuing operations...........................         30,706                47,117
Earnings per share..........................................           0.28                  0.42

                                                              JUNE 30, 1997
                                                              -------------
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
  DATA:
Working capital.............................................   $  250,524
Total assets................................................    2,025,534
Current portion of long-term obligations....................       24,124
Long-term obligations, excluding current portion............      661,206
Stockholders' equity........................................      835,680

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating New Beverly before making any investment decisions with respect to the New Beverly Common Stock to be received in the Distribution.

SUBSTANTIAL INDEBTEDNESS

     New Beverly, as a result of the Distribution, will assume substantial indebtedness from Beverly. Although the indebtedness of Beverly to be assumed by New Beverly in connection with the Transactions will be reduced and restructured, the amount of indebtedness ultimately assumed by New Beverly will continue to be substantial. See "Treatment of Beverly Indebtedness." As of June 30, 1997, Beverly had total indebtedness of approximately $1,054,200,000. In addition to such indebtedness, Beverly has substantial obligations under operating leases which will be assumed by New Beverly. For the six months ended June 30, 1997 and the year ended December 31, 1996, Beverly's rent expense was approximately $58,200,000 and $116,700,000, respectively. The ability of New Beverly to satisfy its debt and operating lease obligations will be dependent upon its future operating performance, which will be subject to prevailing economic conditions and to financial, business and other factors, including factors beyond New Beverly's control such as federal and state healthcare reform. New Beverly's level of debt, and the covenants contained in the debt instruments governing such obligations might impair New Beverly's ability to take certain actions (including the incurrence of additional debt and the acquisition or the disposition of assets).

BUSINESS TO BE CONDUCTED BY NEW BEVERLY

     At the Time of Distribution, the Remaining Healthcare Business will be transferred to New Beverly or one or more direct or indirect subsidiaries of New Beverly, and will constitute all of the businesses, assets and liabilities of New Beverly. The businesses, assets and liabilities of New Beverly will not include the Institutional Pharmacy Business represented by PCA. The Institutional Pharmacy Business represented by PCA accounted for approximately $251,000,000 and $434,300,000, or 15% and 13% of Beverly's net operating revenues (after elimination of intercompany revenue between PCA and the Remaining Healthcare Business) for the six months ended June 30, 1997 and the year ended December 31, 1996, respectively. The Institutional Pharmacy Business accounted for approximately $16,100,000 and $20,300,000, or 41% and 39% of Beverly's net income for the six months ended June 30, 1997 and the year ended December 31, 1996, respectively. Following the Distribution, New Beverly will derive its revenues from a smaller group of businesses and assets. While New Beverly intends to pursue strategies to expand its businesses, there can be no assurance that New Beverly will be successful in implementing such strategies or that, if implemented, such strategies will result in additional growth in New Beverly's businesses.

UNCERTAINTY ASSOCIATED WITH HEALTHCARE REFORM

     In addition to extensive government healthcare regulation, there are numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect such proposals may have on New Beverly's future business. Certain aspects of these healthcare proposals, such as cutbacks in Medicare and Medicaid programs, containment of healthcare costs on an interim basis by means that could include a short-term freeze on rates paid to healthcare providers and permitting greater flexibility to the states in the administration of Medicaid, could adversely affect New Beverly. See "-- Risks Involved with Reimbursement by Third-Party Payors." There can be no assurance that currently proposed or future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have an adverse effect on New Beverly. Concern about the potential effects of the proposed reform measures has contributed to the volatility of stock prices of companies in healthcare and related industries, including Beverly, and may similarly affect the price of the New Beverly Common Stock in the future.

RISKS INVOLVED WITH REIMBURSEMENT BY THIRD PARTY PAYORS

     For the years ended December 31, 1996, 1995 and 1994 Beverly derived approximately 75%, 77% and 80%, respectively, of its net operating revenues from funds under federal and state medical assistance programs, and it is expected that New Beverly will continue to derive a significant portion of its revenue from such federal and state reimbursement programs. There can be no assurance that New Beverly will improve or achieve a better payor mix. Both governmental and private payor sources have instituted cost containment measures designed to limit payments made to long-term care providers, and there can be no assurance that future measures will not adversely affect both the timing and amount of reimbursement to New Beverly. Furthermore, government reimbursement programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions, all of which could materially decrease the rates paid to New Beverly for its future services or the services for which New Beverly is able to seek reimbursement. There have been, and New Beverly expects that under the current and future presidential administrations there will continue to be, a number of proposals to limit Medicare and Medicaid reimbursement for long-term healthcare services. New Beverly cannot predict at this time whether any of these proposals will be adopted or, if adopted and implemented, what effect such proposals would have on New Beverly. There can be no assurance that payments under state or federal governmental programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs, particularly with respect to individual, state-administered Medicaid programs, which generally provide lower reimbursement rates than does the Medicare program. In addition, there can be no assurance that the facilities to be operated by New Beverly and the services and supplies to be provided by New Beverly will meet or continue to meet the requirements for participation in such programs.

     Federal law requires state Medicaid programs to reimburse long-term care facilities for the costs that are incurred by efficiently and economically operated providers in order to meet quality and safety standards. Long-term care facilities may seek to enforce this requirement in the state or federal courts. Nevertheless, there can be no assurance that budget constraints or other factors will not cause states to reduce Medicaid reimbursement to long-term care facilities or that litigation to prevent such reductions will be successful. As a result, there can be no assurance that states in which New Beverly will operate will continue to meet their Medicaid obligations on a timely basis. Any failure by such states to meet their Medicaid obligations on a timely basis could have a material adverse effect on New Beverly.

     In addition, several states are considering various healthcare reforms, including reforms through Medicaid managed care demonstration projects. Several states in which Beverly operates and in which New Beverly will operate have applied for, or received, approval from the U.S. Department of Health and Human Services for waivers from certain Medicaid requirements which are generally required for managed care projects. Although these demonstration projects generally exempt institutional care, including long-term care facilities, no assurance can be given that these waiver projects ultimately will not change the reimbursement system for long-term care from fee-for-service to managed care negotiated or capitated rates. It is not possible to predict which reforms of the healthcare system will be adopted and the effect, if any, the reforms will have on New Beverly's business.

GOVERNMENT REGULATION

     The federal government and all states in which New Beverly will operate regulate various aspects of the Remaining Healthcare Business to be operated by New Beverly. In particular, the operation of long-term care facilities and the provision of specialty medical services are subject to federal, state and local laws relating to the adequacy of medical care, equipment, personnel, operating policies, fire prevention, zoning, rate-setting and compliance with building codes and environmental and other laws. The facilities to be operated by New Beverly are subject to periodic inspection by governmental and other regulatory authorities to assure continued compliance with various standards and to provide for their continued licensing under state law and certification under the Medicare and Medicaid programs. Should New Beverly receive notifications of deficiency in the future, New Beverly expects to implement plans of correction with respect to any such statement to address any alleged deficiencies. While New Beverly will endeavor to comply with federal, state and local regulatory requirements for the maintenance and operation of its facilities, there can be no assurance that all facilities will always be operated in full compliance. The failure to obtain or renew any required regulatory approvals or licenses could adversely affect New Beverly's operations.

     New Beverly will also be subject to federal and state laws that govern financial and other arrangements between healthcare providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. Such laws include the anti-kickback provisions of the federal Medicare and Medicaid Patients and Program Protection Act of 1987. These provisions prohibit, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients. In addition, many states prohibit business corporations from providing, or holding themselves out as a provider of, medical care. These laws vary from state to state and have seldom been interpreted by the courts or regulatory agencies. Additionally, federal enactments that expand the list of healthcare services subject to existing federal referral prohibitions became effective on January 1, 1995. See "Business -- Government Regulation and Reimbursement."

INCREASED LABOR COSTS AND AVAILABILITY OF PERSONNEL

     In recent years, Beverly has experienced increases in its labor costs primarily due to higher wages and greater benefits required to attract and retain qualified personnel, increased staffing levels in its nursing facilities due to greater patient acuity and the hiring of therapists on staff. Although New Beverly expects labor costs to continue to increase in the future, it is anticipated that any increase in costs will generally result in higher patient rates in subsequent periods, subject to the time lag in most states of up to 18 months between increases in reimbursable costs and the receipt of related reimbursement rate increases. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General."

     In the past, the healthcare industry, including Beverly's long-term care facilities, has experienced a shortage of nurses to staff healthcare operations, and, more recently, the healthcare industry in general has experienced a shortage of therapists. While Beverly is not currently experiencing a nursing or therapist shortage, it competes with other healthcare providers for nursing and therapist personnel and may compete with other service industries for persons serving Beverly in other capacities, such as nurses' aides. A shortage of nursing therapists or nurse's aides could force New Beverly to pay even higher salaries and make greater use of higher cost temporary personnel. A lack of qualified personnel might also require New Beverly to reduce its census or admit patients requiring a lower level of care, both of which could adversely affect operating results.

DEPENDENCE ON KEY PERSONNEL

     New Beverly's operations are dependent on the efforts, ability and experience of its executive officers. New Beverly's continued growth and success depends on its ability to attract and retain skilled employees and on the ability of its officers and employees to successfully manage New Beverly's expansion of service beyond the traditional long-term care services provided by Beverly. The loss of some or all of these executive officers and skilled employees could have a material adverse impact on New Beverly's future results of operations.

COMPETITION

     The long-term care industry is highly competitive. New Beverly will compete with other providers on the basis of the breadth and quality of its services, the quality of its facilities and, to a limited extent, price. New Beverly will also compete with other providers in the acquisition and development of additional facilities and healthcare services. New Beverly's long-term care competitors will include national, regional and local operators of long-term care facilities, acute care hospitals, rehabilitation hospitals, subacute facilities, transitional hospitals, assisted living facilities, hospices, home healthcare centers, healthcare therapy clinics, and similar institutions, many of which have significantly greater financial and other resources than New Beverly. In addition, New Beverly will compete with a number of tax-exempt nonprofit organizations which can finance acquisitions and capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to New Beverly. There can be no assurance that New Beverly will not encounter increased competition which could adversely affect its business, results of operations or financial condition.

ABSENCE OF PRIOR TRADING MARKET


     There is no existing trading market for the New Beverly Common Stock to be received by Beverly's stockholders in the Distribution and there can be no assurance as to the establishment of an active trading market. New Beverly expects to list its common stock on the NYSE and the PCX. New Beverly's management expects that approximately 110,424,677 shares of New Beverly Common Stock will be outstanding after the Distribution. New Beverly Common Stock may experience price volatility following the Distribution until trading values become established. As a result, it could be difficult to make purchases or sales of New Beverly Common Stock in the market at any particular time. There can be no assurance as to either the price at which New Beverly Common Stock will trade following the consummation of the Distribution and the Merger or whether such price will be significantly below the book value per share of New Beverly Common Stock.


CERTAIN INDEMNIFICATION OBLIGATIONS

     Pursuant to the Distribution Agreement and the Tax Allocation and Indemnification Agreement, New Beverly has agreed to indemnify Capstone with respect to certain losses, damages, claims and liabilities which may arise from the consummation of the Transactions described herein, the conduct of the Remaining Healthcare Business prior to the Distribution Date and certain tax liabilities. See "The Distribution -- Indemnification and Insurance" and
"-- Terms of the Tax Allocation and Indemnification Agreement."

NON-COMPETITION AGREEMENT WITH CAPSTONE

     Following the Distribution and Merger, New Beverly will be prohibited from competing with Capstone in the Institutional Pharmacy Business in certain defined geographical areas for a period of five years. See "The
Distribution -- Terms of the Non-competition Agreement." In the past, a significant portion of Beverly's net income has been derived from the Institutional Pharmacy Business, and in 1996, Beverly derived approximately 39% of its net income from the Institutional Pharmacy Business. The Non-competition Agreement will therefore restrict New Beverly's ability to pursue a line of business that historically has contributed a significant portion of Beverly's net income.

                                USE OF PROCEEDS

     Pursuant to the Distribution, Beverly will transfer the Remaining Healthcare Business to New Beverly or one or more of its subsidiaries and receive from New Beverly shares of New Beverly Common Stock. Such shares of New Beverly Common Stock will be distributed in a manner expected to receive tax-free treatment to Beverly stockholders as of the Distribution Record Date, and no consideration will be paid by such stockholders in the Distribution. Therefore, there will be no proceeds from the issuance of the New Beverly Common Stock.

     In connection with the Distribution and the Merger, Beverly expects to receive $275,000,000 as a partial repayment of PCA's intercompany balance owed to Beverly. Beverly intends to use: (i) approximately $90,000,000 of such net proceeds to repay Revolver borrowings under its Existing Credit Facility (as defined); (ii) approximately $62,480,000 to repay the remaining outstanding balance under the 7 5/8% Debentures (as defined); (iii) approximately $24,805,000 to repay the 8.75% Notes (as defined); (iv) approximately $38,822,000 to repay or defease certain other notes, mortgages and bonds; and
(v) the remaining net proceeds to pay the estimated Transaction costs of $40,000,000, and for general corporate purposes, which may include: strategic investments; repayment of other indebtedness; selective acquisitions, including the purchase of previously leased facilities; construction of new facilities; and to meet working capital requirements.

                                 CAPITALIZATION

     Following the Distribution and the Merger, New Beverly will change its name to Beverly Enterprises, Inc. and will be treated as the continuation of Beverly for financial reporting purposes. See "Unaudited Pro Forma New Beverly Financial Statements" and the consolidated financial statements of Beverly and notes thereto included elsewhere herein. The following table sets forth Beverly's historical capitalization at June 30, 1997, and pro forma to reflect the Distribution and the Merger:

                                                              AS OF JUNE 30, 1997
                                                            ------------------------
                                                              ACTUAL      PRO FORMA
                                                            ----------    ----------
                                                             (DOLLARS IN THOUSANDS)
Cash and cash equivalents.................................  $   71,756    $   83,144(1)(2)(4)
                                                            ==========    ==========
Current portion of long-term debt.........................  $   35,669    $   24,124(1)(2)
                                                            ==========    ==========
Long-term debt, net of current portion:
  Revolver borrowings.....................................  $   90,000    $       --(2)
  Industrial revenue bonds................................     193,837       185,047(2)
  Notes and mortgages.....................................     212,471       185,267(1)(2)
  First Mortgage Bonds....................................      46,864        46,864
  8.75% Notes.............................................      24,805            --(2)
  9% Senior Notes.........................................     180,000       180,000
  7 5/8% Debentures.......................................      54,980            --(2)
  5 1/2% Debentures.......................................     150,000            --(4)
  Medium term notes.......................................      50,000        50,000
  Capital lease obligations...............................      15,594        14,028(1)
                                                            ----------    ----------
          Total long-term debt............................   1,018,551       661,206
Stockholders' equity:
  Preferred stock, 25,000,000 shares authorized...........          --            --
  Common stock, $0.10 par value; 300,000,000 shares
     authorized; 104,712,723 shares issued; 98,438,615
     shares outstanding; pro forma 109,628,539 shares
     issued and outstanding...............................      10,471        10,963(4)(5)(6)
  Additional paid-in capital..............................     777,172       855,527(4)(5)
  Retained earnings (deficit).............................     173,390       (30,810)(1)(3)
  Treasury stock, at cost; 6,274,108 shares...............     (70,316)           --(5)
                                                            ----------    ----------
          Total stockholders' equity......................     890,717       835,680
                                                            ----------    ----------
          Total capitalization............................  $1,909,268    $1,496,886
                                                            ==========    ==========

---------------

(1) Reflects the following adjustments to eliminate PCA's historical amounts (in thousands):

    Cash and cash equivalents...................................  $  6,668
    Current portion of long-term debt...........................     1,195
    Other notes and mortgages...................................        22
    Capital leases, net of current portion......................     1,566
    Retained earnings...........................................   103,853

(2) Reflects repayment or defeasance of approximately $216,107,000 of debt with the $275,000,000 of net proceeds to be received by Beverly as a partial repayment of PCA's intercompany balance in conjunction with the Transactions, with the remaining net proceeds of approximately $58,893,000 to be used to pay approximately $40,000,000 of Transaction costs, and for general corporate purposes, including: strategic investments; repayment of other indebtedness; selective acquisitions, including the purchase of previously leased facilities; construction of new facilities; and to meet working capital requirements.

(3) Reflects the contribution to PCA's capital (after the repayment of $275,000,000 (See Note 2 above)) of the remaining $58,115,000 of PCA's intercompany balance, which will not be repaid to Beverly.

(4) Reflects conversion of $149,162,550 principal amount of 5 1/2% Debentures (as defined) into 11,189,924 shares of Beverly Common Stock and repayment in cash of the remaining principal amount of $837,450. A condition to closing under the Merger Agreement is that Beverly amend, modify or replace substantially all of its existing indebtedness so that upon closing the Merger, Beverly will have been released from liability under all of its existing indebtedness for borrowed money, except for the Institutional Pharmacy Liabilities and certain other pharmacy-related obligations. In conjunction therewith, on July 17, 1997, Beverly called its 5 1/2% Debentures for redemption on August 18, 1997.

(5) Reflects cancellation and retirement of Beverly Common Stock held in treasury at the Effective Time of the Merger, pursuant to the terms of the Merger Agreement.

(6) Reflects a one-for-one distribution of New Beverly Common Stock for each share of Beverly Common Stock held by a Beverly stockholder as of the Distribution Record Date.
---------------

See "Unaudited Pro Forma New Beverly Financial Statements."

              UNAUDITED PRO FORMA NEW BEVERLY FINANCIAL STATEMENTS

     Under the Distribution Agreement and the Merger Agreement: (1) Beverly's Remaining Healthcare Business is to be reorganized into New Beverly with all of the shares of New Beverly Common Stock to be distributed to Beverly's stockholders in a tax-free reorganization; (2) Beverly (then consisting solely of the Institutional Pharmacy Business operated by PCA and its subsidiaries) is to be acquired by and merged with and into Capstone through a tax-free exchange of shares of Capstone Common Stock for shares of Beverly Common Stock; and (3) New Beverly will become an independent, publicly-traded company upon the completion of the Distribution and the Merger. New Beverly will immediately change its name to Beverly Enterprises, Inc., will be treated as the continuation of Beverly for financial reporting purposes and will continue to reflect Beverly's historical cost basis of assets and liabilities. Closing under the Merger Agreement is subject to a number of conditions, including, among other things, the approval of the Merger and the Distribution by Beverly's stockholders, and approval of the Merger by Capstone's stockholders. The accompanying unaudited pro forma condensed consolidated balance sheet reflects the historical balance sheets of Beverly and PCA at June 30, 1997 and as adjusted to give effect to the Distribution and the Merger, as if such events occurred at June 30, 1997. The accompanying unaudited pro forma condensed consolidated statements of income for the year ended December 31, 1996 and for the six months ended June 30, 1997 give effect to such transactions as if they occurred on January 1, 1996. Furthermore, in conjunction with the Distribution, Beverly will be required to restructure, repay or otherwise renegotiate substantially all of its outstanding indebtedness and to renegotiate or make certain payments under various employment agreements with officers of Beverly. An estimate of the effects of these items has been reflected in the accompanying unaudited pro forma condensed consolidated balance sheet, but such items have not been reflected in the accompanying unaudited pro forma condensed consolidated statements of income due to their nonrecurring nature. The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the operating results that would have been achieved had the Distribution and the Merger been consummated as of the indicated dates, nor are they necessarily indicative of future operating results. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of Beverly and PCA, and the related notes thereto, included elsewhere in this Prospectus.

                           NEW BEVERLY HOLDINGS, INC.

             PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEAR ENDED DECEMBER 31, 1996
                                                    ------------------------------------------------------
                                                                                                PRO FORMA
                                                                               TRANSACTION         NEW
                                                     BEVERLY       PCA(1)      ADJUSTMENTS       BEVERLY
                                                    ----------    ---------    -----------      ----------
Net operating revenues............................  $3,267,189    $(516,400)     $82,083(2)     $2,832,872
Interest income...................................      13,839         (177)          --            13,662
                                                    ----------    ---------      -------        ----------
         Total revenues...........................   3,281,028     (516,577)      82,083         2,846,534
Costs and expenses:
  Operating and administrative:
    Wages and related.............................   1,819,500     (118,888)          --         1,700,612
    Other.........................................   1,139,442     (346,331)      82,083(2)        875,194
  Interest........................................      91,111          (11)     (25,630)(3)        65,470
  Depreciation and amortization...................     105,468      (16,392)          --            89,076
                                                    ----------    ---------      -------        ----------
         Total costs and expenses.................   3,155,521     (481,622)      56,453         2,730,352
                                                    ----------    ---------      -------        ----------
Income (loss) from continuing operations before
  provision for income taxes......................     125,507      (34,955)      25,630           116,182
Provision for income taxes........................      73,481      (14,668)      10,252(4)         69,065
                                                    ----------    ---------      -------        ----------
Income from continuing operations.................  $   52,026    $ (20,287)     $15,378        $   47,117
                                                    ==========    =========      =======        ==========
Per share data (primary):
  Earnings per share from continuing operations...  $     0.52                                  $     0.42
                                                    ==========                                  ==========
  Weighted average shares outstanding.............      99,646                                     110,899
                                                    ==========                                  ==========
Per share data (fully diluted):
  Earnings per share from continuing operations...  $     0.50                                  $     0.42
                                                    ==========                                  ==========
  Weighted average shares outstanding.............     111,002                                     111,002
                                                    ==========                                  ==========

                                                                SIX MONTHS ENDED JUNE 30, 1997
                                                    ------------------------------------------------------
                                                                                                PRO FORMA
                                                                               TRANSACTION         NEW
                                                     BEVERLY       PCA(1)      ADJUSTMENTS       BEVERLY
                                                    ----------    ---------    -----------      ----------
Net operating revenues............................  $1,634,219    $(301,328)     $50,304(2)     $1,383,195
Interest income...................................       6,726          (82)          --             6,644
                                                    ----------    ---------      -------        ----------
         Total revenues...........................   1,640,945     (301,410)      50,304         1,389,839
Costs and expenses:
  Operating and administrative:
    Wages and related.............................     897,856      (65,476)          --           832,380
    Other.........................................     577,874     (198,360)      50,304(2)        429,818
  Interest........................................      44,687         (130)     (12,314)(3)        32,243
  Depreciation and amortization...................      54,806       (9,908)          --            44,898
                                                    ----------    ---------      -------        ----------
         Total costs and expenses.................   1,575,223     (273,874)      37,990         1,339,339
                                                    ----------    ---------      -------        ----------
Income (loss) from continuing operations before
  provision for income taxes......................      65,722      (27,536)      12,314            50,500
Provision for income taxes........................      26,289      (11,421)       4,926(4)         19,794
                                                    ----------    ---------      -------        ----------
Income from continuing operations.................  $   39,433    $ (16,115)     $ 7,388        $   30,706
                                                    ==========    =========      =======        ==========
Per share data (primary):
    Earnings per share from continuing
      operations..................................  $     0.40                                  $     0.28
                                                    ==========                                  ==========
    Weighted average shares outstanding...........      99,230                                     110,483
                                                    ==========                                  ==========
Per share data (fully diluted):
    Earnings per share from continuing
      operations..................................  $     0.38                                  $     0.28
                                                    ==========                                  ==========
    Weighted average shares outstanding...........     110,865                                     110,865
                                                    ==========                                  ==========

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED STATEMENTS OF INCOME

(1) Reflects the historical stand-alone amounts of PCA which are eliminated to arrive at New Beverly.

(2) Reflects add-back of intercompany revenues and costs of sales of PCA which are eliminated in Beverly historical amounts.

(3) Reduction of interest expense related to: (i) debt paydowns described in
    Note 2 to the Unaudited Pro Forma Condensed Consolidated Balance Sheet; and
    (ii) repayment/conversion of $150,000,000 principal amount of 5 1/2% Debentures (as defined) into shares of Beverly Common Stock as described in
    Note 4 to the Unaudited Pro Forma Condensed Consolidated Balance Sheet.

(4) Income tax effect of pro forma adjustments using a 40% statutory rate.
---------------

Note: Nonrecurring Transaction costs of approximately $37.2 million, net of tax, will be charged to the operations of New Beverly but are not reflected in the Pro Forma Condensed Consolidated Statements of Income.

                           NEW BEVERLY HOLDINGS, INC.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                     ASSETS

                                                                                                    PRO FORMA
                                                                                   TRANSACTION         NEW
                                                           BEVERLY      PCA(1)     ADJUSTMENTS       BEVERLY
                                                          ----------   ---------   -----------     -----------
Current assets:
  Cash and cash equivalents.............................  $   71,756   $  (6,668)   $  58,893(2)   $   83,144
                                                                                      (40,000)(3)
                                                                                         (837)(4)
  Accounts receivable -- patient, less allowance for
    doubtful accounts...................................     502,511    (109,798)          --         392,713
  Accounts receivable -- nonpatient, less allowance for
    doubtful accounts...................................      10,429        (101)          --          10,328
  Notes receivable, less allowance for doubtful notes...       9,260        (772)          --           8,488
  Operating supplies....................................      55,713     (25,322)          --          30,391
  Deferred income taxes.................................      23,547          --           --          23,547
  Prepaid expenses......................................      43,738        (494)          --          43,244
                                                          ----------   ---------    ---------      ----------
         Total current assets...........................     716,954    (143,155)      18,056         591,855
Property and equipment, net.............................   1,188,197     (35,215)          --       1,152,982
Other assets:
  Notes receivable, less allowance for doubtful notes...      28,958        (810)          --          28,148
  Designated and restricted funds.......................      74,182          --           --          74,182
  Goodwill, net.........................................     375,221    (290,931)          --          84,290
  Other, net............................................     107,454     (11,435)      (1,942)(2)      94,077
                                                          ----------   ---------    ---------      ----------
         Total other assets.............................     585,815    (303,176)      (1,942)        280,697
                                                          ----------   ---------    ---------      ----------
         Total assets...................................  $2,490,966   $(481,546)   $  16,114      $2,025,534
                                                          ==========   =========    =========      ==========

                                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................  $   96,854     (21,237)   $      --      $   75,617
  Accrued wages and related liabilities.................     128,892      (6,006)          --         122,886
  Accrued interest......................................      17,683          --           --          17,683
  Other accrued liabilities.............................     107,660      (6,639)          --         101,021
  Current portion of long-term debt.....................      35,669      (1,195)     (10,350)(2)      24,124
                                                          ----------   ---------    ---------      ----------
         Total current liabilities......................     386,758     (35,077)     (10,350)        341,331
Long-term obligations...................................   1,018,551      (1,588)    (205,757)(2)     661,206
                                                                                     (150,000)(4)
Deferred income taxes payable...........................      98,769      (4,046)        (777)(2)      91,146
                                                                                       (2,800)(3)
Other liabilities and deferred items....................      96,171          --           --          96,171
Due to Parent...........................................          --    (333,115)     333,115(2)           --
Stockholders' equity:
  Common stock..........................................      10,471          (1)           1(5)       10,963(6)
                                                                                         (627)(7)
                                                                                        1,119(4)
  Additional paid-in capital............................     777,172      (3,866)       3,866(5)      855,527
                                                                                      (69,689)(7)
                                                                                      148,044(4)
  Retained earnings.....................................     173,390    (103,853)     (58,115)(2)     (30,810)
                                                                                       (1,165)(2)
                                                                                       (3,867)(5)
                                                                                      (37,200)(3)
  Treasury stock, at cost...............................     (70,316)         --       70,316(7)           --
                                                          ----------   ---------    ---------      ----------
         Total stockholders' equity.....................     890,717    (107,720)      52,683         835,680
                                                          ----------   ---------    ---------      ----------
         Total liabilities and stockholders'
           equity.......................................  $2,490,966   $(481,546)   $  16,114      $2,025,534
                                                          ==========   =========    =========      ==========

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(1) Reflects the historical stand-alone amounts of PCA which are eliminated to arrive at New Beverly.

(2) Reflects (i) repayment or defeasance of approximately $216,107,000 of long-term obligations with the $275,000,000 of net proceeds to be received as partial repayment of PCA's intercompany balance owed to Beverly, with the remaining net proceeds used for one or more of the following purposes: strategic investments; repayment of indebtedness; selective acquisitions, including the purchase of previously leased facilities; construction of new facilities; and to meet working capital requirements; (ii) write-off of deferred financing costs on such repaid long-term obligations and (iii) reduction in equity for the remaining intercompany balance owed by PCA which will not be repaid.

     The repayments of approximately $216,107,000 of long-term obligations, as noted above, are comprised of the following (in thousands):

                                                        CURRENT   LONG-TERM    TOTAL
                                                        -------   ---------   --------
Revolver borrowings...................................  $    --   $ 90,000    $ 90,000
Notes and mortgages...................................    2,450     27,182      29,632
8.75% Notes...........................................       --     24,805      24,805
7 5/8% Debentures.....................................    7,500     54,980      62,480
Industrial revenue bonds..............................      400      8,790       9,190
                                                        -------   --------    --------
                                                        $10,350   $205,757    $216,107
                                                        =======   ========    ========

(3) Reflects payment of estimated Merger and Distribution costs (which have not been reflected in the Unaudited Pro Forma Condensed Consolidated Statements of Income due to their nonrecurring nature) as follows (assuming $7,000,000 of such costs are deductible for income tax purposes) (in thousands):

Estimated Merger costs:
  Investment banker fees....................................  $ 5,200
  Professional fees and other Merger-related costs..........    2,800
                                                              -------
          Total estimated Merger costs......................    8,000
Estimated Distribution costs:
  Consent fees to debt and lease holders....................  $10,200
  Employee incentives and other related costs...............   17,000
  Professional fees and other Distribution-related costs....    4,800
                                                              -------
          Total estimated Distribution costs................   32,000
                                                              -------
          Total estimated Transaction costs.................   40,000
          Less: Estimated tax effect at a 40% statutory
            rate............................................   (2,800)
                                                              -------
                                                              $37,200
                                                              =======

(4) Reflects conversion of $149,162,550 principal amount of 5 1/2% Debentures (as defined) into 11,189,924 shares of Beverly Common Stock and repayment in cash of the remaining principal amount of $837,450. A condition to closing under the Merger Agreement is that Beverly amend, modify or replace substantially all of its existing indebtedness so that upon closing the Merger, Beverly will have been released from liability under all of its existing indebtedness for borrowed money, except for the Institutional Pharmacy Liabilities and certain other pharmacy-related obligations. In conjunction therewith, on July 17, 1997, Beverly called its 5 1/2% Debentures for redemption on August 18, 1997.

(5) Reflects add-back of common stock and additional paid-in capital of PCA which are eliminated in Beverly historical amounts.

(6) Reflects a one-for-one distribution of New Beverly Common Stock for each share of Beverly Common Stock held by a Beverly stockholder as of the Distribution Record Date.

(7) Reflects cancellation and retirement of Beverly Common Stock held in treasury at the Effective Time of the Merger, pursuant to the terms of the Merger Agreement.

                                  THE DISTRIBUTION

     The following information describes certain aspects of the proposed restructuring of Beverly and the Distribution as well as certain contractual arrangements that will exist between New Beverly and Capstone following the completion of the Distribution and the Merger. For information describing certain aspects of the Merger, see "Certain Conditions Related to the Transactions" and "The Merger" in the Joint Proxy Statement/Prospectus. The descriptions of the various agreements contained herein, including, without limitation, the Distribution Agreement, the Employee Benefit Agreement, the Non-competition Agreement, the Interim Services Agreement and the Tax Allocation and Indemnification Agreement (each as defined below), do not purport to be complete and are qualified in their entirety by reference to forms of such agreements which are attached either as annexes to the Joint Proxy Statement/Prospectus or filed as an exhibit to the registration statement of which this Prospectus is a part, which such annexes and exhibits, as the case may be, are incorporated herein by reference. All Beverly Stockholders are urged to read such agreements in their entirety.

TERMS OF THE DISTRIBUTION AGREEMENT

     Simultaneously with the execution of the Merger Agreement, Beverly, New Beverly and Capstone executed the Distribution Agreement. Following the Merger, Capstone will succeed to Beverly's obligations arising pursuant to the Distribution Agreement by operation of law following the Merger. The Distribution Agreement provides a general framework for allocating Beverly's assets and liabilities pursuant to the Internal Beverly Restructuring Plan (attached as Exhibit A to the Distribution Agreement which is attached as Annex C to the Joint Proxy Statement/Prospectus), to segregate the Remaining Healthcare Business from the Institutional Pharmacy Business prior to the Distribution Date in preparation for the Distribution and the Merger. The Distribution Agreement also sets forth the general terms on which Beverly will conduct its business prior to the Distribution Date, as well as the terms regarding certain relationships between Capstone and New Beverly following the Distribution.

     The Distribution Agreement provides that the Distribution will be effected by distributing to each holder of Beverly Common Stock as of the close of business on the Distribution Date certificates representing one share of New Beverly Common Stock for each share of Beverly Common Stock held by such holder as of such time. See "-- Manner of Effecting the Distribution."

RESTRUCTURING AND CONTRIBUTION OF REMAINING HEALTHCARE BUSINESS TO NEW BEVERLY

     New Beverly, which is a wholly-owned subsidiary of Beverly, was recently organized for purposes of the Transactions. Until shortly before the Merger, New Beverly will own no material assets and will conduct no business activities other than in preparation for the Transactions. Consummation of the Distribution is a condition to the Merger.

     Prior to the Distribution Record Date, Beverly will complete an internal restructuring pursuant to which all the assets and liabilities relating to the Remaining Healthcare Business will be transferred or contributed to New Beverly in one or more tax-free transactions such that upon completion of such restructuring, the Remaining Healthcare Business will be conducted by New Beverly, a direct subsidiary of Beverly, and various direct and indirect subsidiaries of New Beverly. At the same time, any assets and liabilities of Beverly relating primarily to the Institutional Pharmacy Business which are not already in the Pharmacy Subsidiaries (as defined in the Distribution Agreement) will be transferred to such Pharmacy Subsidiaries so that upon completion of such restructuring the Institutional Pharmacy Business will be conducted by PCA, a direct subsidiary of Beverly, and various direct and indirect subsidiaries of PCA.

     In connection with the consummation of the transactions contemplated by the Distribution Agreement and the Merger Agreement, Beverly, New Beverly, and Capstone will enter into additional agreements and arrangements designed to complete the separation of Beverly's Remaining Healthcare Business from its Institutional Pharmacy Business and to define certain intercompany relationships subsequent to the completion of the Merger. Among these agreements are: (i) the Employee Benefit Matters Agreement (the "Employee Benefit Agreement") between Beverly, New Beverly, and Capstone; (ii) the Tax Allocation and

Indemnification Agreement (the "Tax Allocation and Indemnification Agreement") between Beverly and New Beverly; (iii) the Non-competition Agreement (the "Non-competition Agreement") between Capstone and New Beverly; (iv) the Interim Services Agreement (the "Interim Services Agreement") between New Beverly and Beverly; and (v) the Affiliate Agreement (the "Affiliate Agreement") between Capstone and certain individuals who may be deemed affiliates of Beverly.

     As provided in the Distribution Agreement, prior to the consummation of the Distribution, Beverly will take certain actions as the sole stockholder of New Beverly or will ratify action taken by officers and directors of New Beverly in connection with establishing New Beverly as an independent company, including:
(i) incorporating New Beverly under the laws of the state of Delaware; (ii) adopting the Certificate of Incorporation and Bylaws of New Beverly to be in effect at the Time of Distribution (as defined in the Distribution Agreement);
(iii) electing directors of New Beverly and causing the appointment of officers of New Beverly to serve in such capacities following the Distribution; and (iv) adopting various incentive compensation plans for the benefit of directors, officers, and employees of New Beverly to be in effect following the Distribution. For information concerning the Certificate of Incorporation and Bylaws of New Beverly, see "Description of New Beverly Capital Stock -- The Charter and Bylaws of New Beverly." For information concerning the individuals who may serve as directors and executive officers of New Beverly following the Distribution and certain compensatory arrangements for their benefit, including stock incentive plans, see "Executive and Director Compensation."


     Pursuant to the Distribution Agreement, New Beverly will acquire the right to use the name "Beverly" in connection with continuing to conduct the Remaining Healthcare Business. It is anticipated that immediately following the Merger, New Beverly will change its name to "Beverly Enterprises, Inc."


CONSUMMATION OF THE DISTRIBUTION; TREATMENT OF BEVERLY STOCK OPTIONS, PHANTOM SHARES, PERFORMANCE SHARES AND SHARES OF RESTRICTED STOCK

     The Distribution will be effected immediately prior to the Merger. However, the Distribution will not be effected unless both the proposal to approve the Distribution and the proposal to merge Beverly with and into Capstone are approved by Beverly's stockholders. Stockholder approval of the Distribution and the Merger are being sought pursuant to the requirements of the Merger Agreement. The Board of Directors of Beverly has not yet established the Distribution Record Date, although it is anticipated that the Distribution Record Date will be the date on which the Distribution occurs and will be immediately prior to the Effective Time of the Merger.


     On the Distribution Date Beverly's Board of Directors will cause Beverly to distribute to Beverly Stockholders, as of the Distribution Record Date, shares of New Beverly Common Stock. Each stockholder of Beverly as of the Distribution Record Date will receive one share of New Beverly Common Stock for each share of Beverly Common Stock held as of the Distribution Record Date. Immediately following the completion of the Distribution, New Beverly will be an independent, publicly-traded company and it is contemplated that the shares of New Beverly Common Stock will be listed on the NYSE and the PCX under the trading symbol "BEV". See "-- Listing of New Beverly Common Stock; Restrictions on Resale."


     Following the completion of the Distribution, Beverly will merge with and into Capstone with Capstone being the Surviving Corporation in the Merger. At such time, except insofar as fractional shares are concerned, each share of Beverly Common Stock issued and outstanding immediately prior to the Effective Time, (except for shares owned by Beverly as treasury stock, shares owned by Capstone or any Subsidiary of Beverly) together with the associated Rights (as defined in the Merger Agreement) shall be converted into the right to receive a number of shares of Capstone Common Stock equal to the Conversion Number. In the event of any change in Capstone Common Stock or Beverly Common Stock by reason of any stock split, readjustment, stock dividend, exchange of shares, reclassification, recapitalization or otherwise (other than the Distribution), the Conversion Number shall be correspondingly adjusted. Each holder of shares of Beverly Common Stock who, upon surrender of Beverly stock certificates (the "Certificates"), would be entitled to receive a fraction of a share of Capstone Common Stock shall receive, in lieu of such fractional share, cash in an amount equal to such fraction multiplied by the Average Market Value. "Average Market Value" means the arithmetic average of the last reported sale price per share of Capstone Common Stock as reported on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") for the fifteen (15) consecutive trading days ending with the last trading day prior to the scheduled date of the Beverly Special Meeting specified in the Joint Proxy Statement/Prospectus.


     As of the Time of Distribution (as defined in the Distribution Agreement), by virtue of the Distribution and without any action on the part of the holders thereof, options to purchase shares of Beverly Common Stock that are outstanding under the applicable Beverly employee benefit plans immediately prior to the Time of Distribution and which have been granted to each person employed or formerly employed by Beverly or any subsidiary of Beverly other than an employee or former employee of any of the Pharmacy Subsidiaries, and any other person who becomes an employee of New Beverly immediately after the Time of Distribution (the "Transferred Employees") will become exercisable, and if not exercised, will be canceled and will be substituted with new options issued by New Beverly in accordance with the Employee Benefit Agreement and such shares will be exercisable upon the same terms and conditions (except for 100% vesting as described below) as under the applicable Beverly employee benefit plan and the applicable option agreement issued thereunder, except that (i) the number of shares of New Beverly Common Stock for which such options may be converted and
(ii) the option exercise price per share of such options, will be adjusted in accordance with the Employee Benefit Agreement to take into account the effect of the Distribution. See "-- Terms of the Employee Benefit Agreement."


     All Beverly options, restricted stock, phantom stock and performance shares will be 100% vested as of the Time of Distribution, by virtue of the Distribution and without any action on the part of the holders thereof.

MANNER OF EFFECTING THE DISTRIBUTION

     The Beverly Board of Directors will determine the Distribution Date and it is expected that the Distribution will be made on the Distribution Date to stockholders of record of Beverly Common Stock as of the Distribution Record Date. The Merger is expected to take place promptly following the satisfaction of certain conditions set forth in the Merger Agreement and is expected to occur immediately following the Time of Distribution. The Distribution will not take place unless all of the conditions to effecting the Merger (other than the completion of the Distribution) have been fulfilled, and there can be no assurance as to the timing or consummation of the Distribution. Beverly's transfer agent, The Bank of New York, will act as the Distribution Agent for the Distribution and will deliver certificates for New Beverly Common Stock as soon as practicable to holders of record of Beverly Common Stock as of the close of business on the Distribution Record Date on the basis of one share of New Beverly Common Stock for every one share of Beverly Common Stock held on the Distribution Record Date. All shares of New Beverly Common Stock will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights. See "Description of New Beverly Capital Stock." Following the completion of the Distribution, New Beverly will operate as an independent, publicly-traded company.

     YOU WILL NOT BE REQUIRED TO PAY ANY CASH OR OTHER CONSIDERATION FOR THE SHARES OF NEW BEVERLY COMMON STOCK RECEIVED IN THE DISTRIBUTION NOR WILL YOU NEED TO SURRENDER YOUR BEVERLY COMMON STOCK CERTIFICATES IN ORDER TO RECEIVE SHARES OF NEW BEVERLY COMMON STOCK IN THE DISTRIBUTION. THE DISTRIBUTION AGENT WILL SEND YOU YOUR NEW BEVERLY STOCK CERTIFICATES FOLLOWING THE CONSUMMATION OF THE DISTRIBUTION.

LISTING OF NEW BEVERLY COMMON STOCK; RESTRICTIONS ON RESALE


     New Beverly will apply for listing the New Beverly Common Stock on the NYSE and PCX under the symbol "BEV," currently used by Beverly. The New Beverly Common Stock received pursuant to the Distribution will be freely transferable under the Securities Act, except for shares of New Beverly Common Stock received by any person who may be deemed to be an "affiliate" of New Beverly within the meaning of Rule 144 promulgated under the Securities Act. Persons who may be deemed to be affiliates of New Beverly after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with New Beverly, and may include the directors and executive officers of New Beverly. Persons who are affiliates of New Beverly will be permitted to sell their New Beverly Common Stock received pursuant to the Distribution only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act. The Registration Statement of which this Prospectus is a part will not cover resales of New Beverly Common Stock by affiliates of New Beverly. See "Shares Eligible for Future Sale."

TREATMENT OF INDEBTEDNESS

     The Distribution Agreement provides that Beverly and New Beverly will take all commercially reasonable action to cause New Beverly or an appropriate subsidiary of New Beverly, to assume all of the items of Beverly's consolidated indebtedness other than (i) the Assumed Pharmacy Indebtedness and related Accrued Interest Cost, (ii) the Closing Debt, (iii) other permitted indebtedness constituting Institutional Pharmacy Liabilities (as defined in the Distribution Agreement), and (iv) certain capital leases and other items relating to the Institutional Pharmacy Business.

     Prior to the Time of Distribution, Beverly, and after the Time of Distribution, New Beverly is required to pay or cause to be paid, or otherwise provide for by appropriate assurances (in each case satisfactory to Capstone), to the extent Beverly or New Beverly is unable to effect releases of Beverly and the Pharmacy Subsidiaries from liability thereunder, all Beverly or New Beverly indebtedness or other non-contingent liabilities as to which Beverly or any of the Pharmacy Subsidiaries is a direct obligor, other than the Assumed Pharmacy Indebtedness and Institutional Pharmacy Liabilities.

     Beverly has agreed to use its reasonable best efforts to cause its outstanding indebtedness for borrowed money to be restructured, modified or amended, as appropriate, to cause such indebtedness to be assumed by New Beverly prior to the Effective Time, and to obtain all necessary consents, approvals, waivers or other agreements by the holders of such indebtedness and other fixed obligations of Beverly as may be required in order to effect the assignment to and assumption by New Beverly of, and release of Beverly from, liability with respect to, such obligations (collectively, the "Beverly Debt Restructuring"). Further, Beverly and Capstone have agreed to use all commercially reasonable efforts to cause Beverly's Pharmacy Subsidiaries to borrow $275 million from third party lenders on terms mutually agreeable to Beverly and Capstone for the purpose of repaying such amount to Beverly prior to the Distribution in settlement of the Assumed Pharmacy Indebtedness (as defined in the Distribution Agreement), which borrowing shall continue after the Effective Time as an obligation of the Surviving Corporation as part of its new credit facility. See "Treatment of Beverly Indebtedness."

EXPENSES

     In accordance with the terms of the Merger Agreement, Capstone, on the one hand, and Beverly (before the Distribution) and New Beverly (after the Distribution), on the other hand, shall bear their own respective expenses incurred in connection with the Merger and the Distribution, including, without limitation, the preparation, execution and the performance of the Merger Agreement, the Distribution Agreement and the transactions contemplated thereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants. Expenses incurred in printing, mailing and filing (including without limitation, SEC filing fees, fees related to any state securities or "blue sky" laws and stock exchange listing application fees), (i) as to the Joint Proxy Statement/Prospectus and related Registration Statement, shall be paid by Capstone and (ii) as to the New Beverly Prospectus and related Registration Statement shall be paid by New Beverly. Beverly estimates that its (or New Beverly's, as the case may be) transaction expenses will approximate $40 million, including approximately $10.2 million expected to be incurred in connection with the Beverly Debt Restructuring.

CONDITIONS


     The Distribution is subject to approval by Beverly's stockholders, and the Merger Agreement requires, as a condition to the consummation of the Merger, Beverly stockholders' approval of the Distribution. The completion of the Distribution is also a condition to the consummation of the Merger, and Beverly does not presently intend to consummate the Distribution unless and until all of the conditions to the consummation of the Merger (other than the completion of the Distribution) have been satisfied. The consummation of the Merger is subject to a number of conditions set forth in the Merger Agreement. See "The Merger -- Conditions to Closing" in the Joint Proxy Statement/Prospectus.

SETTLEMENT OF INTERCOMPANY ACCOUNTS


     The Distribution Agreement provides that prior to the Distribution Date and after settlement of the Assumed Pharmacy Indebtedness and the related Accrued Interest Cost all intercompany accounts existing between Beverly and any of its subsidiaries (other than the Pharmacy Subsidiaries), on the one hand, and the Pharmacy Subsidiaries, on the other hand, will be netted out, in each case in such manner and amount as may be agreed to in writing by duly authorized representatives of Beverly, Capstone and New Beverly; and (i) the resulting net balance due, if any, from the Pharmacy Subsidiaries to Beverly and any of its subsidiaries (other than the Pharmacy Subsidiaries) will be contributed to the appropriate Pharmacy Subsidiaries as additional capital; and (ii) the resulting net balance due, if any, from Beverly and any of its subsidiaries (other than the Pharmacy Subsidiaries) to the Pharmacy Subsidiaries will be distributed to Beverly as a dividend.



     Further, New Beverly shall provide an accounting to Capstone of the settlement of the intercompany accounts described above as soon as reasonably practicable following the Effective Time of the Merger. To the extent that the aggregate cash collected by Beverly from the Pharmacy Subsidiaries during the period from the date of the Distribution Agreement to the Distribution Date, is greater than the sum of (i) the Assumed Pharmacy Indebtedness and the related Accrued Interest Cost, (ii) Beverly's normal management fees collected from the Pharmacy Subsidiaries during such period in amounts consistent with past practices in the ordinary course of business, and (iii) the Closing Debt (as defined below, and collectively, the "Beverly Interim Period Cash Entitlements"), then New Beverly shall reimburse Capstone for the amount in excess of the Beverly Interim Period Cash Entitlements. To the extent that the amount of Beverly Interim Period Cash Entitlements is in excess of the aggregate cash collected by Beverly from the Pharmacy Subsidiaries during the period from the date of the Distribution Agreement to the Distribution Date, Capstone will reimburse New Beverly for the amount of such difference. "Closing Debt" is defined as the amount of Beverly's indebtedness incurred in connection with the acquisition of institutional pharmacy businesses approved by Capstone during the period commencing at the time of execution of the Distribution Agreement and ending at the Distribution Date, which amount will be in addition to the Assumed Pharmacy Indebtedness. New Beverly will be reimbursed for the Closing Debt pursuant and subject to the provisions described above.


INDEMNIFICATION AND INSURANCE

     The Distribution Agreement provides that from and after the Distribution Date, Capstone will indemnify, defend and hold harmless New Beverly and its subsidiaries, as well as the directors and officers of New Beverly and the various New Beverly subsidiaries (collectively, the "New Beverly Indemnitees") from and against all losses arising out of or relating to (i) the Institutional Pharmacy Liabilities, (ii) any breach, whether before or after the Distribution Date, by Beverly or the Pharmacy Subsidiaries of any provision of the Distribution Agreement or any Ancillary Agreement and (iii) liabilities related to the operation of Capstone.


     New Beverly will, following the Distribution Date, indemnify, defend and hold harmless, Beverly (and Capstone as its successor), each Pharmacy Subsidiary, and the directors and officers of Beverly and the Pharmacy Subsidiaries from and against losses arising out of or resulting from (i) the Remaining Healthcare Liabilities (as defined in the Distribution Agreement),
(ii) the breach, whether before or after the Distribution Date, by New Beverly or any New Beverly subsidiary, of any provision of the Distribution Agreement or any Ancillary Agreement, (iii) any claims arising out of this Prospectus or the Registration Statement pertaining hereto and (iv) the failure to qualify as a tax-free reorganization. See "-- Terms of the Tax Allocation and Indemnification Agreement" and "Post-Closing Arrangements -- Indemnification and Insurance" in the Joint Proxy Statement/Prospectus for information regarding Capstone's indemnification obligations arising pursuant to the Merger Agreement.

     For a period of six years following the anniversary of the Distribution Date, Capstone will maintain in effect in such manner as is contemplated by the Merger Agreement policies of directors' and officers' liability insurance with respect to claims against present or former officers or directors of Beverly and its subsidiaries arising from facts or events occurring prior to the Effective Time of the Merger. The cost of maintaining such coverage in effect shall be shared as follows: (i) for the first three years after the Distribution Date, New Beverly and Capstone shall each bear 50% of the premium cost of maintaining said insurance policies or any applicable runoff policy in substitution or replacement thereof; and (ii) for the following three years after the Distribution Date, New Beverly shall bear 70% of such premium cost, and Capstone shall bear 30% of such premium cost.


     Following the Distribution Date, Capstone shall be responsible for providing such insurance coverage as it may deem appropriate with respect to the assets and business of the Institutional Pharmacy Business. Similarly, New Beverly shall be responsible for maintaining such insurance coverage as it deems appropriate with respect to the assets and business of the Remaining Healthcare Business. Notwithstanding the above, Capstone and Beverly, pursuant to the terms of the Merger Agreement, have agreed to use their joint best efforts to expeditiously obtain a commitment for retroactive insurance coverage, which will be reasonably acceptable to Beverly, with respect to both known liabilities and unreported losses which are related to the Institutional Pharmacy Business which may have occurred or may occur at any time prior to the Effective Time. Capstone has agreed that at the Effective Time, it will, at its expense, cause such retroactive insurance coverage to be in effect.


TERMS OF THE EMPLOYEE BENEFIT AGREEMENT

     Beverly, New Beverly and Capstone will execute the Employee Benefit Agreement on or prior to the Distribution Date to allocate responsibilities and obligations between Beverly and the Surviving Corporation for various employee and employee benefit matters, including the rights and claims of Retained Employees and Transferred Employees. The Employee Benefit Agreement allocates such responsibilities and obligations with respect to salary, wages and related benefits, as well as benefits under the current Beverly stock plans, non-tax qualified benefit plans, employee welfare benefit plans and tax-qualified defined contribution plans.

     Beverly and New Beverly intend to transfer the Transferred Employees to the employ of New Beverly or one of its subsidiaries, as appropriate, immediately prior to the Distribution. With respect to the Transferred Employees, New Beverly will assume the liabilities and obligations regarding, and will continue to be responsible for, all claims made by or on behalf of Transferred Employees concerning salary, wages, benefits, stock-based compensation, non-qualified plans, qualified plans, welfare plans, severance pay, salary continuation and post-employment obligations. With respect to Retained Employees, Beverly will retain and Capstone shall assume all such liabilities and obligations with respect to and concerning Retained Employees except for certain benefits of Retained Employees provided under certain non-tax qualified benefit plans that are to be maintained for such Retained Employees by New Beverly. Beverly and Capstone will, however, retain liability for such benefits of Retained Employees, and will indemnify New Beverly to the extent of the net cost to New Beverly of providing such benefits.

     All of the employee welfare benefit plans maintained by Beverly will be assumed, along with any underlying assets held for such plans, by New Beverly. New Beverly's assumption of liability for the provision of benefits under these plans will cover all liabilities with respect to Transferred Employees and will cover all liabilities for Retained Employees arising with respect to claims incurred up to the Distribution. However, Beverly will retain and Capstone will assume all coverage and benefit liabilities for Retained Employees as of the Distribution. Beverly's and Capstone's obligations with respect to Retained Employees as of the Distribution under COBRA will be administered and paid for by New Beverly, with Beverly and Capstone providing reimbursement to New Beverly for all costs incurred.

     Effective as of the Distribution, New Beverly will assume the Beverly Enterprises 401(k) Savings Plus Plan, taking on all of its assets and liabilities. New Beverly will continue to maintain that plan for the benefit of the Transferred Employees. The Retained Employees will cease to participate in that plan. New Beverly will cause the assets held in that plan for the benefit of the Retained Employees to be transferred in a trustee-to-trustee transfer to another tax-qualified plan of which the Surviving Corporation is sponsor. The transferee plan will be designated by the Surviving Corporation. The Pharmacy Corporation of America Retirement Savings Plan will be amended to provide for its assumption by Capstone. The Beverly Enterprises, Inc. 1988 Stock Purchase Plan will be amended and assumed by New Beverly and Retained Employees will cease to participate in that plan. Retained Employees will receive a cash distribution of any remaining balance held in that plan to the extent it has not been used to purchase stock.


     Beverly, New Beverly and Capstone shall cooperate to amend the existing Beverly stock plans prior to the Distribution to provide for the assumption by Capstone of such plans and certain options granted thereunder. Immediately following the Merger, Capstone intends to terminate the assumed plans and replace the options outstanding thereunder with Capstone options. In addition, prior to the Distribution, New Beverly shall adopt one or more stock option plans, the participants in which initially shall be all Transferred Employees who hold Beverly options, restricted shares, performance shares and/or phantom shares, which benefits shall be subject to accelerated vesting and other adjustments as described below.


     For all Transferred Employees and Retained Employees, immediately prior to the Distribution, (i) each option to purchase Beverly Common Stock then outstanding will become fully vested and exercisable, (ii) all restrictions on outstanding restricted shares will lapse and each such share shall become fully vested, (iii) each outstanding award of phantom shares shall become fully vested, and (iv) each outstanding performance share of Beverly Common Stock shall become fully vested.

     Beverly has requested that those Transferred Employees with existing employment or change in control severance agreements with Beverly enter into new employment, severance, or change of control agreements with New Beverly to be effective at the Time of Distribution (the "New Beverly Agreements"). The New Beverly Agreements provide, in exchange for the benefits provided therein, that the Transferred Employee agrees to, among other things, (i) waive any rights currently in existence under any change in control, severance or employment agreement or other compensation or employee benefit plan with or previously assumed by Beverly; and (ii) the cancellation of existing Beverly stock options and the substitution of new stock options to be issued by New Beverly (as described below).

     Effective immediately after the Distribution, New Beverly will substitute for each outstanding Beverly option held by a Transferred Employee, a New Beverly option to acquire shares of New Beverly Common Stock, which option shall be of the same character and subject to substantially the same terms and conditions, as the Beverly option for which it is substituted, provided, however, that (i) the exercise price per share of New Beverly Common Stock for which the option may be exercised shall be an amount equal to the product of (x) the per share exercise price under the Beverly option immediately prior to the Distribution, and (y) the fraction representing the Fair Market Value (defined as the last reported sales price per share of the Beverly Common Stock as reported on the New York Stock Exchange composite tape for the valuation date in question) of a share of New Beverly Common Stock immediately after the Distribution divided by the Fair Market Value of a share of Beverly Common Stock immediately before the Distribution (the "Distributed Stock Fraction"), and (ii) the number of New Beverly shares for which the option may be exercised shall be an amount equal to the quotient of (x) the number of shares of Beverly stock for which the Beverly option could have been exercised, immediately prior to the Distribution, divided by (y) the Distributed Stock Fraction.


     Capstone has agreed to assume the Beverly stock plans and each Beverly option granted thereunder that is held by a Retained Employee, and each such option so assumed shall be exercisable upon the same terms and conditions as under the applicable Beverly stock plan and the applicable option agreement issued thereunder. For each Retained Employee, the old Beverly stock options will be canceled and Capstone shall issue new Capstone options in substitution, with the number of shares and exchange price adjusted by two (2) different adjustments so as to preserve the terms and conditions of the Beverly option. Immediately following the Merger, Capstone intends to terminate the assumed plans and replace the options outstanding thereunder with Capstone options. See "The Merger Agreement" and "Effect of the Transactions on Employees and Employee Benefits -- Employee Benefit Agreement" in the Joint Proxy Statement/Prospectus.

     Prior to the Distribution, Beverly, New Beverly and Capstone shall cooperate to amend all of Beverly's existing non-tax qualified benefit plans, employee welfare benefit plans and tax-qualified defined contribution plans, consistent with the transactions described above, and to provide generally for
(i) the assumption of such plans by New Beverly, (ii) the ongoing participation in such plans by all Transferred Employees, (iii) the cessation of participation in such plans as of the Distribution by all Retained Employees and (iv) taking such other steps as may be necessary to prevent the consummation of the Merger, the Distribution and the transactions contemplated thereby from causing, resulting in, or being treated as a termination of employment, cessation of service or a change of control with respect to such plans.

TERMS OF THE NON-COMPETITION AGREEMENT


     In connection with the Distribution and the Merger, Beverly, Capstone and New Beverly will enter into a Non-competition Agreement whereby New Beverly will agree not to engage in the institutional pharmacy business (as defined in the Non-competition Agreement) within a 120-mile radius of any pharmacy included in the Institutional Pharmacy Business or operated by Capstone during the five-year term of such agreement, except that the Non-competition Agreement will not restrict or impair any activities of New Beverly or any of its subsidiaries as currently provided in connection with the provision of any healthcare services or products in certain defined settings and in other settings where long-term healthcare is not the primary service furnished.


     If New Beverly, during the term of the Non-competition Agreement, acquires a pharmacy dispensing services business as part of the acquisition of a larger business where the pharmacy dispensing services business does not constitute the principal part of the larger business, New Beverly has agreed to offer to sell such pharmacy dispensing services business to Capstone within six months of the purchase of such business. The purchase price of any such pharmacy dispensing services business which Capstone elects to acquire under the Non-competition Agreement will be determined based upon an appraisal of an independent business appraisal firm.

TERMS OF THE INTERIM SERVICES AGREEMENT

     Prior to the Distribution Date, New Beverly and Beverly will execute the Interim Services Agreement which establishes a framework for New Beverly to provide to Capstone, as the successor to Beverly following the Effective Time of the Merger, certain services as may be requested by Capstone to ensure an orderly transition of the Institutional Pharmacy Business. The contemplated services may include those services that have been historically provided by Beverly on a centralized basis to the Institutional Pharmacy Business such as cash management, compensation and benefits administrative assistance, management information systems and legal services. The term of the Interim Services Agreement extends through April 30, 1998, or as otherwise mutually agreed by the parties. New Beverly shall be reimbursed for all direct and indirect costs and expenses incurred in connection with providing any services, as well as the allocated portion of the base salaries of the New Beverly employees actually providing services; provided that in no event shall the amount to be reimbursed to New Beverly for such services be less than the fair market value for such services.

TERMS OF THE TAX ALLOCATION AND INDEMNIFICATION AGREEMENT

     Prior to the Distribution, Beverly and New Beverly shall enter into a Tax Allocation and Indemnification Agreement (the "Tax Allocation and Indemnification Agreement"). This agreement sets forth each party's rights and obligations with respect to the allocation and payment of tax liabilities and entitlements to refunds, if any, for any federal, state or local taxes for periods before and after the Effective Time of the Merger. The Tax Allocation and Indemnification Agreement also addresses related matters such as the allocation of responsibility in connection with the preparation and filing of any tax returns, the conduct of proceedings related to taxes, cooperation of the parties with respect to certain tax matters and the indemnification of the parties against certain liabilities allocated under the Tax Allocation and Indemnification Agreement.

     In general, under the Tax Allocation and Indemnification Agreement, New Beverly will be responsible for (i) all tax liabilities of Beverly not allocable to the Pharmacy Subsidiaries (ii) any tax liability of New Beverly for periods beginning after the date of the Merger, and (iii) except as otherwise described in this section, any tax liability of Beverly resulting from the failure of the restructuring and the Distribution to qualify as transactions described in Sections 351 and 355 of the Code, and/or as a "reorganization" under Section 368(a)(1)(D) of the Code, or the Merger to qualify as a "reorganization" under
Section 368(a)(1)(A) of the Code. New Beverly will also be entitled to any refunds that relate to those liabilities.

     Under the Tax Allocation and Indemnification Agreement, the Surviving Corporation will generally be responsible for (i) all tax liabilities allocable to the Pharmacy Subsidiaries, and (ii) any tax liability of Capstone.


     If the tax return for the Beverly consolidated group (the "Group Tax Return") for taxable year 1996 is filed before the Distribution, Beverly will be responsible for preparing and filing such Group Tax Return in a manner which fairly reflects the interests of Beverly and New Beverly. If the Group Tax Return for taxable year 1996 is filed after the Distribution, New Beverly will be responsible for preparing such Group Tax Return in a manner which fairly reflects the interests of Beverly and for furnishing the completed Group Tax Return to Beverly in time to permit the timely signing and filing of such Group Tax Return by Beverly. Beverly will be responsible for preparing and filing the Group Tax Return for taxable year 1997 in a manner which fairly reflects the interests of New Beverly. New Beverly will be responsible for providing to Beverly for taxable year 1997 the information relating to New Beverly which is needed for the preparation of the taxable year 1997 Group Tax Return. All Group Tax Returns filed after the date of the Merger will be prepared on a basis consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which Group Tax Returns have been filed.


     If the consolidated federal income tax liability reported on the Group Tax Return (the "Group Tax Liability"), if any, for any relevant tax period includes alternative minimum tax imposed by section 55 of the Code, the total amount of such alternative minimum tax shall be allocated to New Beverly. The remaining portion of the Group Tax Liability (after reduction for alternative minimum tax) will be apportioned between Beverly and New Beverly. The amount apportioned to Beverly will be based upon a determination of the tax liability of the Institutional Pharmacy Business had such business filed a federal income tax return on a stand-alone basis, and the amount apportioned to New Beverly will be the remaining portion of the Group Tax Liability, excluding any portion attributable to Capstone.


     For any tax period for which a Group Tax Return is filed after April 15, 1997, New Beverly shall be liable for the amount of taxes allocated to New Beverly reduced by the excess of (a) the total amount of estimated federal income taxes paid by Beverly with respect to any portion of such tax period which occurs on or before the Distribution, over (b) the amount included as a payable to Beverly for current federal income taxes with respect to such tax period on the audited financial statements of PCA determined as of April 15, 1997. If the amount allocated to New Beverly for any tax period with a reduction as provided above is a positive number, such net amount will be a joint and several liability of New Beverly and its subsidiaries enforceable by Beverly and its subsidiaries under the terms of the Tax Allocation and Indemnification Agreement. If the amount allocated to New Beverly for any tax period reduced as provided above is a negative number, Beverly and its subsidiaries shall be jointly and severally liable for the payment of an amount equal to such negative number to New Beverly.


     If, as a result of any filing of an amended return or claim for refund, final determination or settlement with the IRS, or court decision, relating to a Group Tax Return for any tax period, there is an increase in the Group Tax Liability, then each of Beverly and New Beverly will be allocated the portion of the increase in the Group Tax Liability that is attributable to it under the apportionment method described above, plus any allocable interest and penalties. If there is a reduction in the Group Tax Liability, then each of Beverly and New Beverly will be allocated the portion of the refund from such reduction in the Group Tax Liability that is attributable to it under the apportionment method described above, plus any allocable interest.


     Each party to the agreement agrees to pay and be responsible for, and will indemnify, defend and hold harmless all other parties from and against all liabilities allocated to it under the Tax Allocation and Indemnification Agreement. If any party pays or has paid any Group Tax Liability or state or local income or franchise tax liability for which another party is or becomes liable pursuant to the terms of the Tax Allocation and Indemnification Agreement, appropriate reimbursement will be made no later than ten days after demand for such reimbursement is made. The portion of any refund, rebate or reimbursement received by any party to which another party is entitled pursuant to the Tax Allocation and Indemnification Agreement will be paid over within ten days. Any payments required to be made between the parties that are not made in a timely fashion will bear interest calculated at the rate specified under
Section 6621(a)(2) of the Code from the date such payment is due to the date the payment is made.

     Beverly agrees to (i) retain all Group Tax Returns, related schedules and workpapers, and all material records and other documents as required under
Section 6001 of the Code and the regulations promulgated thereunder existing on the date of the Tax Allocation and Indemnification Agreement or relating to tax periods ending with the Distribution, for seven years following the Distribution, or such longer period as a tax deficiency may be assessed or a refund claim filed under applicable periods of limitation, and (ii) allow New Beverly and its representatives (and representatives of any of its affiliates), at times and dates reasonably acceptable to Beverly, to inspect, review and make copies of such records, and have access to such employees, as New Beverly may reasonably deem necessary or appropriate from time to time.

PREFERRED PROVIDER AGREEMENT

     Beverly and Capstone have agreed that effective upon the closing of the Merger, New Beverly and the Surviving Corporation will enter into a Preferred Provider Agreement for Pharmaceutical and Related Services (the "Preferred Provider Agreement") under which the Surviving Corporation will enter into one or more provider agreements, for a five year term, with a five year renewal right upon meeting certain competitive pricing criteria, to provide certain pharmacy and related products and services (collectively, the "Services") in New Beverly long-term care facilities where PCA has previously provided such Services, and New Beverly will under certain conditions cause additional long-term care facilities now or hereafter operated by Beverly to enter into similar provider agreements for such Services for up to a five year term, with similar renewal rights.

     Under the Preferred Provider Agreement, if New Beverly sells or otherwise disposes of any long-term care facility under contract with the Surviving Corporation to a third party, New Beverly will be obligated to cause the third party to assume New Beverly's obligation to obtain the Services at that facility from the Surviving Corporation. A default by either party with respect to its obligations under provider agreements covering 10% of the total number of long-term facilities at the time under contract with the Surviving Corporation will constitute a default under the Preferred Provider Agreement, entitling the non-defaulting party to, among other remedies, terminate the entire relationship.

     Under the Preferred Provider Agreement, pricing for the Services is expected to be determined and negotiated at the time of commencement of Services by the Surviving Corporation at a specific facility, and will continue at such amount for the duration of the term of the provider agreements, subject to such modifications as may be required by changes in governmental reimbursement regulations and rules.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary description of the material federal income tax consequences of the Distribution and the Merger. This summary is for general informational purposes only and is not intended as a complete description of all of the tax consequences of the Distribution and the Merger and does not discuss tax consequences under the laws of state or local governments or of any other jurisdiction. Moreover, the tax treatment of a stockholder may vary depending upon his, her or its particular situation. In this regard, certain stockholders (including (i) insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign trusts or estates as defined for United States federal income tax purposes, and (ii) stockholders that hold shares as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction for United States federal income tax purposes and stockholders with a "functional currency" other than the United States dollar) may be subject to special rules not discussed below. In addition, this summary applies only to shares which are held as capital assets. The following discussion may not be applicable to a stockholder who acquired his or her shares pursuant to the exercise of stock options or otherwise as compensation.

     THE FOLLOWING DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE WHICH MAY OR MAY NOT BE RETROACTIVE, AND ANY SUCH CHANGES COULD AFFECT THE TAX CONSEQUENCES DESCRIBED HEREIN. SEE "POSSIBLE FUTURE LEGISLATION" BELOW.

     EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF THE TRANSACTION DESCRIBED HEREIN, INCLUDING, THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND THE POSSIBLE EFFECTS OF CHANGES OF APPLICABLE TAX LAWS.

THE DISTRIBUTION


     On September 19, 1997, Beverly received the Private Letter Ruling from the IRS substantially to the effect that, among other things, the Distribution will qualify as a reorganization within Section 368(a)(1)(D), and that neither Beverly, New Beverly nor their stockholders will recognize any gain or loss (i) in connection with such reorganization transaction (as more fully described below), (ii) upon the receipt by New Beverly of the Remaining Health Care Assets from Beverly in exchange for the New Beverly Common Stock, or (iii) upon receipt by Beverly stockholders of the New Beverly Common Stock in the Distribution. Receipt of the Private Letter Ruling, or an opinion to the effect as set forth below, at the election of Beverly, is a condition to the respective obligations of Beverly and Capstone to consummate the Merger. See "The Merger -- Conditions to Closing" in the Joint Proxy Statement/Prospectus.



     Based upon the Private Letter Ruling and the anticipated qualification of the Merger as a tax-free reorganization, the Distribution will qualify as a tax-free reorganization under Section 368 of the Code. As a result, (i) the holders of Beverly Common Stock will not recognize gain or loss upon receipt of shares of New Beverly Common Stock, (ii) each holder of Beverly Common Stock will allocate his, her or its aggregate tax basis in the Beverly Common Stock immediately before the Distribution among the Beverly Common Stock and New Beverly Common Stock in proportion to their respective fair market values, (iii) the holding period of each holder of Beverly Common Stock for the New Beverly Common Stock will include the holding period for his, her or its Beverly Common Stock, provided that the Beverly Common Stock is held as a capital asset at the time of the Distribution, and (iv) Beverly will not recognize any gain or loss on its distribution of the New Beverly Common Stock to its stockholders, except to the extent that gain or loss is required to be recognized on intercompany transactions.

     No fractional shares of New Beverly Common Stock will be distributed in the Distribution. A holder of Beverly Common Stock who, pursuant to the Distribution, receives cash in lieu of fractional shares of New Beverly Common Stock will be treated as having received such fractional shares of New Beverly Common Stock pursuant to the Distribution and then as having received such cash in a sale of such fractional shares of New Beverly Common Stock. Such holder will generally recognize capital gain or loss pursuant to such deemed sale equal to the difference between the amount of cash received and such holder's adjusted tax basis in the fractional share of New Beverly Common Stock received. Such gain or loss will be capital (provided the Beverly Common Stock is held as a capital asset at the time of the Distribution) and will be treated as a long-term capital gain or loss if the holding period for the fractional shares of New Beverly Common Stock deemed to be received and then sold is more than one year.



     If the Distribution did not qualify as a tax-free reorganization under
Section 368 of the Code, then each holder of Beverly Common Stock who received shares of New Beverly Common Stock in the Distribution would be treated as if such holder received a taxable distribution in an amount equal to the fair market value of the New Beverly Common Stock received. Such distribution would be treated as (i) a dividend to the extent paid out of Beverly's current and accumulated earnings and profits, then (ii) a reduction in such holder's basis in Beverly Common Stock to the extent the amount received exceeds the amount referenced in clause (i), and then (iii) a gain from the sale or exchange of Beverly Common Stock to the extent the amount received exceeds the sum of the amounts referenced in clauses (i) and (ii). Each holder's basis in the New Beverly Common Stock would be equal to the fair market value of such stock at the time of the Distribution. In addition, if the Distribution were not to qualify as a tax-free reorganization under Section 368 of the Code, then, in general, a corporate level federal income tax would be payable by the consolidated group of which Beverly is the common parent, which tax would be based upon the gain (computed as the difference between the fair market value of the stock distributed and the distributing corporation's adjusted basis in such stock) realized by Beverly upon its distribution of the stock of New Beverly to its stockholders in the Distribution, and New Beverly would be liable for the payment of such tax pursuant to the terms of the Tax Allocation and Indemnification Agreement.


THE MERGER

     In addition to the tax treatment with respect to the Distribution, as set forth above, Beverly and Capstone shall receive, prior to the Effective Time of the Merger, the opinion of Caplin & Drysdale, Chartered or Ernst & Young LLP with respect to the Merger, to the effect that:

     (1) the Merger will qualify as a reorganization within the meaning of Section (368)(a) of the Code;

     (2) no gain or loss will be recognized by Capstone or Beverly as a result of the Merger; and

     (3) no gain or loss will be recognized by Beverly's stockholders upon the receipt of Capstone Common Stock solely in exchange for Beverly Common Stock in connection with the Merger (except with respect to cash received in lieu of a fractional interest in Capstone Common Stock).

     Tax opinions are not binding on the IRS or any court. Moreover, the tax opinions are based upon, among other things, certain representations as to factual matters made by Beverly and Capstone, which representations if incorrect or incomplete in certain material respects, would jeopardize the conclusions reached in the opinions.

     It is expected that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. If the Merger so qualifies, (i) the holders of Beverly Common Stock will not recognize gain or loss upon the receipt of Capstone Common Stock in exchange for their shares of Beverly Common Stock,
(ii) each holder of Beverly Common Stock will carry over his, her or its tax basis in the Beverly Common Stock (as determined immediately following the Distribution) to the Capstone Common Stock, (iii) the holding period for each holder of Beverly Common Stock will carry over to the Capstone Common Stock, provided that the Beverly Common Stock is held as a capital asset immediately prior to the Effective Time of the Merger, and (iv) any holder of Beverly Common Stock receiving cash in lieu of fractional shares will recognize capital gain or loss (provided the shares of Beverly Common Stock surrendered are held as capital assets immediately prior to the Effective Time of the Merger) equal to the difference between the amount of cash received and the portion of such holder's basis in the shares of Beverly Common Stock allocable to such fractional share interests, and such capital gain or loss will be long-term capital gain or loss if the holding period for such shares is more than one year.


     If the Merger does not qualify as a reorganization within the meaning of
Section 368(a) of the Code, then each holder of Beverly Common Stock will recognize gain or loss upon the receipt of the Capstone Common Stock in exchange for such Beverly Common Stock equal to the difference between the fair market value of the Capstone Common Stock received and such holder's basis in Beverly Common Stock. In this regard, the failure of the Merger to qualify as a reorganization within the meaning of Code Section 368(a) may also cause the Distribution to not qualify as a tax-free reorganization under Section 368 of the Code, in which case (as described in "-- The Distribution" above) each holder of Beverly Common Stock who receives shares of New Beverly Common Stock in the Distribution, will be treated as if such holder received a taxable distribution in an amount equal to the fair market value of the New Beverly Common Stock received. Such distribution would be treated as (i) a dividend to the extent paid out of Beverly's current and accumulated earnings and profits, then (ii) a reduction in such holder's basis in Beverly Common Stock to the extent the amount received exceeds the amount referenced in clause (i), and then
(iii) gain from the sale or exchange of Beverly Common Stock to the extent the amount received exceeds the sum of the amounts referenced in clauses (i) and
(ii). Each holder's basis in the New Beverly Common Stock would be equal to the fair market value of such stock at the time of the Distribution.


     In addition, if the Merger were not to qualify as a tax-free reorganization under Section 368 of the Code, then, in general, a corporate level federal income tax would be payable by the consolidated group of which Beverly is the common parent, which tax would be based upon the gain (computed as the difference between the fair market value of the PCA stock exchanged in the Merger and Beverly's adjusted basis in such stock) realized by Beverly upon the consummation of the Merger.

TAXPAYER RELIEF ACT

     The Taxpayer Relief Act of 1997 ("TRA 1997") was signed into law on August 5, 1997. TRA 1997 contains certain restrictions involving a distribution or "spin off" to stockholders of portions of a business enterprise, accompanied by a merger or acquisition of a specific unit of the business enterprise involving a third party acquiror. The Distribution and the Merger are not affected by the restrictions imposed by TRA 1997.

BACK-UP WITHHOLDING REQUIREMENTS


     United States information reporting requirements and backup withholding at the rate of 31% may apply with respect to dividends paid on, and proceeds from the taxable sale, exchange or other disposition of Beverly Common Stock, unless the stockholder (i) is a corporation or comes within certain other exempt categories, and, when required, demonstrates these facts, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not supply Beverly with his, her or its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount withheld under these rules will be refunded or credited against the stockholder's federal income tax liability. Stockholders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. If information reporting requirements apply to a stockholder, the amount of dividends paid with respect to such shares will be reported annually to the IRS and to such stockholder.


     These back-up withholding tax and information reporting rules currently are under review by the United States Treasury Department and proposed Treasury Regulations issued on April 15, 1996 would modify certain of such rules generally with respect to payments made after December 31, 1997. Accordingly, the application of such rules may be changed.

                       TREATMENT OF BEVERLY INDEBTEDNESS

GENERAL


     The Merger Agreement provides, among other things, that it is a condition to both Beverly's and Capstone's obligations to consummate the Merger, and Beverly has agreed that prior to the Distribution and the Merger it will amend, modify or replace substantially all of its existing indebtedness so that upon closing the Merger, Beverly will have been released from liability under all its existing indebtedness for borrowed money, except for the Institutional Pharmacy Liabilities and certain other pharmacy-related obligations. Accordingly, Beverly will be obligated to seek modifications or amendments to numerous credit or lending agreements, leases and other instruments with third parties for the purpose of causing New Beverly to be substituted as the obligor in Beverly's place, and obtaining the release of Beverly from liability thereunder. To the extent that Beverly is not able to obtain releases from such liabilities or able to refinance the same, Capstone may not be obligated to consummate the Merger, or if it elects to consummate the Merger, where there remain any direct obligations of Beverly to third persons for borrowed money, to reduce the amount of Assumed Pharmacy Indebtedness which PCA is obligated to repay Beverly, by the amount of any such indebtedness as to which Beverly has not obtained a release for itself.


     Set forth below is a summary of the principal obligations of Beverly whereunder it is either the primary obligor or guarantor, and Beverly's present plans with respect to satisfaction of its covenant and the condition in the Merger Agreement with respect to obtaining a release from liability. In one or more cases Beverly may not be able to effect appropriate modifications to the debt instruments and release of Beverly from liability thereunder, and accordingly Beverly may be required to refinance or pay off such indebtedness or terminate such leases, under terms and conditions which may be less favorable than presently exist, and there is no assurance that Beverly will be able to successfully refinance any such indebtedness. For information with respect to anticipated one-time transactional costs associated with Beverly's effecting debt amendments, modifications or replacements, see "Unaudited Pro Forma New Beverly Financial Statements."

EXISTING CREDIT FACILITY

     As of June 30, 1997, Beverly had approximately $125,759,000 outstanding under a letter of credit/revolving credit facility which permitted borrowings of up to $375 million (the "Existing Credit Facility"), including approximately $90,000,000 under the revolving portion of the Existing Credit Facility and approximately $35,759,000 of letters of credit issued pursuant thereto. The Existing Credit Facility was established pursuant to an Amended and Restated Credit Agreement dated as of December 20, 1996 (as heretofore amended, the "Existing Credit Agreement") by and among Beverly, as borrower, and Morgan Guaranty Bank of New York, as Issuing Bank, and as Agent for a lending bank group ("Morgan"). The Existing Credit Agreement terminates on December 31, 2001.

     The obligations of Beverly under the Existing Credit Facility are guaranteed by Beverly's active, direct and indirect subsidiaries other than Beverly Funding Corporation and Beverly Indemnity, Ltd. (including Beverly's Pharmacy Subsidiaries) and are secured by a pledge of all of the capital stock of PCA and certain of Beverly's other Pharmacy Subsidiaries (the "Pledged Stock").

     The Existing Credit Agreement contains representations and warranties, affirmative covenants, reporting covenants, negative covenants and events of default customary for similar financing transactions. Covenants include but are not limited to certain restrictions on investments, debt incurrence, contingent obligations, liens, consolidations, mergers and asset sales, payment of dividends and the purchase or redemption of capital stock. In addition, Beverly is required to comply with certain financial covenants governing, among other things, minimum consolidated net worth, fixed charge coverage ratio, and the ratio of adjusted consolidated debt to consolidated net worth.

     Effective August 20, 1997, Beverly, Morgan and the other members of a group of lending banks amended the Existing Credit Agreement and the Existing Credit Facility by entering into an amended and restated credit facility (the "Amended Credit Agreement"). The Amended Credit Agreement provides that, upon the occurrence of the Transactions and the delivery of certain certificates, opinions by Beverly, a new pledge agreement and an assumption agreement by New Beverly, New Beverly will be substituted as the borrower; Beverly will be released from its obligations thereunder; the Pledged Stock will be released and the capital stock of certain direct or indirect subsidiaries of Beverly engaged in the Remaining Healthcare Business and having a fair value substantially equivalent to the fair market value of the Pledged Stock will be substituted; and all Pharmacy Subsidiaries will be released as guarantors.


9% SENIOR NOTES


     As of June 30, 1997, there was outstanding $180 million principal amount of 9% senior notes due 2006 (the "9% Senior Notes") that were issued pursuant to an indenture dated as of February 1, 1996 (the "9% Indenture") between Beverly and The Chase Manhattan Bank, as trustee (the "9% Senior Note Trustee") for the holders of the 9% Senior Notes. The 9% Senior Notes are senior in right of payment to all subordinated indebtedness of Beverly (including the subordinated debentures, discussed below). The 9% Senior Notes are redeemable commencing February 1, 2001 at an initial redemption price of 104.5% of the principal amount thereof, plus accrued and unpaid interest. The 9% Indenture contains affirmative covenants, reporting covenants, negative covenants and events of default customary for similar public debt financing transactions. Covenants include but are not limited to certain restrictions on: investments; liens; debt incurrence; issuance of preferred stock; consolidations, mergers and asset sales; payment of dividends and the purchase or redemption of capital stock and subordinated indebtedness. Many of these limitations relate to certain financial tests or ratios which include but are not limited to minimum consolidated net worth, debt to consolidated cash flow and fixed charge coverage.


     In order that the 9% Senior Notes be assigned to and assumed by New Beverly, and Beverly be released from liability thereunder, Beverly intends to solicit the consent of holders of a majority of the principal amount outstanding of the 9% Senior Notes (the "Consent Solicitation") to amend the 9% Senior Notes (as amended, the "Amended Notes") and the 9% Indenture to address the following matters: (i) waiver of the consolidated net worth test in connection with the Distribution; (ii) substitution of New Beverly as the "Company" for all purposes of the 9% Indenture and the release of Beverly and the Pharmacy Subsidiaries from all liability and obligations thereunder and (iii) waiver of the limitation on redemption of subordinated debentures to permit Beverly to redeem the subordinated debentures, as discussed below. If the consent of the required holders is obtained, Beverly, New Beverly and certain other subsidiaries of Beverly, as guarantors, and the 9% Senior Note Trustee will enter into a supplemental indenture to substitute New Beverly as primary obligor thereunder, release Beverly and the Pharmacy Subsidiaries from further liability under the 9% Senior Notes and permit the redemption of the 7 5/8% convertible subordinated debentures described below.

     There can be no assurance given that Beverly will be successful in obtaining the consent of the required majority 9% Senior Note holders. If it is not successful in the Consent Solicitation, Beverly anticipates it or New Beverly will make an exchange offer whereby holders of the 9% Senior Notes would be offered in exchange for the 9% Senior Notes a New Beverly debt security without the limitation on redemption of subordinated debentures and without a guarantee from the Pharmacy Subsidiaries (the "New Beverly Notes"). It is expected that the New Beverly Notes will, except as noted above, contain covenants similar to the 9% Senior Notes but there can be no assurance that any New Beverly Notes issued pursuant to an exchange offer will not have higher coupon rates, be issued at a discount or contain covenants more onerous or restrictive than those in the 9% Indenture or 9% Senior Notes.

SUBORDINATED DEBENTURES

     5 1/2% Debentures

     As of June 30, 1997, there was outstanding $150 million aggregate principal amount of 5 1/2% convertible subordinated debentures ("5 1/2% Debentures"). The 5 1/2% Debentures bore interest at a rate of 5 1/2% per annum with a scheduled maturity date of August 1, 2018 and were redeemable after August 1, 1997 at a redemption price of 103.30% of principal plus accrued and unpaid interest. The
5 1/2% Debentures were convertible into Beverly Common Stock at a conversion price of $13.33 per share. On July 17, 1997, Beverly called the 5 1/2% Debentures for redemption on August 18, 1997. A total of $149,162,550 of the $150 million aggregate principal amount outstanding was converted to 11,189,924 shares of Beverly Common Stock, increasing the outstanding shares of Beverly Common Stock by that amount. The payment of the redemption price of 103.30% of the remaining principal amount plus the cash in lieu of fractional shares was within the amount permitted under the restrictive payment provisions of the 9% Indenture.

     7 5/8% Debentures

     As of June 30, 1997, there was outstanding approximately $62.5 million aggregate principal amount of 7 5/8% convertible subordinated debentures
("7 5/8% Debentures"). The 7 5/8% Debentures bear interest at a rate of 7 5/8% per annum, mature March 15, 2003, are presently redeemable at a redemption price of 100% of principal amount plus accrued and unpaid interest thereon and are subject to an annual sinking fund redemption of $7.5 million. The 7 5/8% Bonds are convertible into Beverly Common Stock at the option of the holder at any time prior to the close of business on March 14, 2003 but if the 7 5/8% Bonds are called for redemption, holders must convert them prior to the close of business on the business day immediately preceding the redemption date. The conversion price currently in effect is $20.47 per share.

     The 9% Indenture contains a covenant that restricts Beverly's ability to redeem or repurchase subordinated debt such as the 7 5/8% Debentures unless the redemption is accomplished with the net cash proceeds from an incurrence of subordinated indebtedness of a longer term and no more than the principal amount of the subordinated indebtedness being redeemed.

     Because redemption of the 7 5/8% Debentures is restricted under the terms of the 9% Indenture, Beverly is seeking, as part of the Consent Solicitation, consent from the holders of the 9% Senior Notes to permit the redemption of the 7 5/8% Debentures. Once the Consent Solicitation is successfully completed, Beverly intends to call the 7 5/8% Debentures for redemption, and anticipates that all of the 7 5/8% Debentures will be redeemed.

INDUSTRIAL REVENUE BONDS


     As of June 30, 1997, Beverly has guaranteed the obligations of various subsidiaries and others on 104 issues of industrial revenue bonds in various states and local jurisdictions, totalling an aggregate principal amount of approximately $292.6 million (individually an "IRB" and collectively the "IRBs"). A total of 89 issues with an aggregate principal amount of approximately $204.5 million involve Beverly guarantees of the obligations of Beverly subsidiaries operating the Remaining Healthcare Business, while 15 issues with an aggregate principal amount of approximately $88.1 million involved guarantees of the obligations of third parties that have acquired facilities from subsidiaries of Beverly subject to IRBs. The IRBs bear interest at rates ranging from 4.0% to 11.5% per annum, mature from May 1, 1998 to December 1, 2019, and are not redeemable until from June 1, 1997 to June 1, 2013. Beverly's obligations are set forth in a guaranty agreement for each issue (individually a "Guaranty Agreement" and collectively the "Guaranty Agreements"). The Guaranty Agreements have been entered into by Beverly and 21 respective trustees (individually an "IRB Trustee" and collectively the "IRB Trustees"). In order to effect the Distribution, Beverly intends to request each IRB Trustee to enter into appropriate assumption, substitution and release agreements to, among other things: (i) substitute New Beverly as the guarantor, assuming all of Beverly's obligations under the relevant Guaranty Agreement and
(ii) release Beverly from all obligations under the Guaranty Agreement. As of October 10, 1997, IRB Trustees with respect to 60 IRB issues totalling approximately $150.5 million have agreed, subject to the occurrence of the Transactions and delivery of certain certificates and opinions, to enter into such agreements. While Beverly will seek the assumption, substitution and release from all IRB Trustees, there can be no assurance given that one or more of the remaining IRB Trustees will not require that the holders of the IRBs consent to the proposed changes. If consents from such IRB holders are required, Beverly anticipates promptly seeking such consents. There remains the possibility that one or more IRB holders may not consent to the proposed change and if such consent is not obtained from all IRB holders Beverly proposes to refinance or pay off that portion of the IRBs with respect to which consents have not been obtained.


FIRST MORTGAGE BONDS

     As of June 30, 1997, there was outstanding approximately $48.4 million aggregate principal amount of first mortgage bonds (the "First Mortgage Bonds") in two series: Series A ("Series A Bonds") and Series B ("Series B Bonds"). The Series A Bonds bear interest at a rate of 8 3/4% per annum, mature July 1, 2008 and are redeemable after July 1, 1997 at a redemption price of 105% of the principal amount plus accrued and unpaid interest thereon. The Series B Bonds bear interest at a rate of 8 5/8% per annum, mature October 1, 2008 and are not redeemable prior to October 1, 1997. After October 1, 1997, the Series B Bonds are redeemable at a redemption price of 105% of the principal amount plus accrued and unpaid interest thereon.

     The First Mortgage Bonds were issued pursuant to an indenture dated as of April 1, 1993 (as supplemented the "First Mortgage Bond Indenture") between Beverly and First Union Bank of Connecticut, as trustee (the "First Mortgage Bond Trustee") for the holders of such bonds. The First Mortgage Bond Indenture permits the substitution of New Beverly for Beverly, the assumption by New Beverly of the obligations of Beverly under the First Mortgage Bond Indenture and the First Mortgage Bonds and the release of Beverly from such obligations, upon the condition that (a) New Beverly executes documents necessary to evidence the assumption; (b) such transaction will not disturb the continuance of the lien of the First Mortgage Bond Indenture on the property mortgaged and pledged as collateral and (c) immediately after giving effect to the transaction, no default or event of default will occur.

     In order to effect the Distribution, Beverly, New Beverly and the First Mortgage Bond Trustee will execute and enter into a supplemental indenture and other documents necessary to provide for the (i) substitution of New Beverly for Beverly, (ii) assumption by New Beverly of the obligations of Beverly and (iii) release of Beverly from its obligations under the First Mortgage Bond Indenture and the First Mortgage Bonds.

8.75% NOTES

     As of June 30, 1997, there was outstanding approximately $24.8 million aggregate principal amount of 8.75% Notes ("8.75% Notes"), which were issued pursuant to an indenture dated as of December 30, 1993 (as supplemented, the "8.75% Note Indenture"), between Beverly and Boatman's Trust Company as trustee for the holders of such notes. The 8.75% Notes bear interest at a rate of 8.75% per annum, mature December 31, 2003, and are redeemable at a redemption price of 100% of the principal amount plus accrued and unpaid interest thereon. At Beverly's request, the trustee has called the 8.75% Notes for redemption on October 1, 1997.

MEDIUM TERM NOTES

     As of June 30, 1997, there was outstanding $50.0 million aggregate principal amount of medium term notes (the "Medium Term Notes"), which were issued by Beverly Funding Corporation ("BFC"), a wholly-owned subsidiary of Beverly, pursuant to an indenture dated as of December 1, 1994 (the "Medium Term
Note Indenture") between BFC and The Chase Manhattan Bank, as trustee (the "Medium Term Note Trustee") for the holders of such notes. The Medium Term Notes bear interest at LIBOR (as defined in the Medium Term Note Indenture) plus 0.35% and mature on June 15, 2000. The Medium Term Notes are secured by a security interest in patient accounts receivable generated by subsidiaries of Beverly and sold to BFC.

     The Medium Term Notes were issued in a private placement to The Long Term Credit Bank of Japan, Los Angeles Agency ("LTCB") as holder of the entire amount of notes issued.

     Beverly has agreed to certain covenants pursuant to the First Amendment and Restatement to Master Sales and Servicing Agreement (the "Servicing Agreement") dated as of December 1, 1994. In order to effect the Distribution, Beverly will seek the consent of LTCB as the sole holder of the Medium Term Notes to permit the following under the Servicing Agreement and the Medium Term Note Indenture:
(i) substitution of New Beverly for Beverly for all purposes of such instruments; (ii) assumption by New Beverly of the obligations of Beverly and
(iii) release of Beverly from its obligations under the Servicing Agreement and the Medium Term Note Indenture. Although no binding commitments have yet been requested or obtained, based upon informal discussions between the parties, Beverly anticipates that prior to the Distribution Beverly, New Beverly, the Medium Term Note Trustee, and LTCB will enter into appropriate documents to reflect these consents and agreements.

REIT PROMISSORY NOTES

     As of June 30, 1997, there was outstanding approximately $41.8 million aggregate principal amount of promissory notes due to real estate investment trusts ("REIT Promissory Notes"). The REIT Promissory Notes, which were executed by subsidiaries of Beverly that are part of the Remaining Healthcare Business that will transfer to New Beverly as part of the Distribution bear interest at rates ranging from 10.15% to 10.60% and mature from July 1, 2003 to May 1, 2010. Health Care Property Investors ("HCPI") holds approximately $34.2 million of the REIT Promissory Notes, which may not be prepaid until 2005. Nationwide Health Properties ("NHP") holds approximately $7.6 million of the REIT Promissory Notes, which have no prepayment rights. Beverly guarantees the performance under the REIT Promissory Notes by the obligors, pursuant to one or more guaranty agreements (individually a "Guaranty Agreement" and collectively the "Guaranty Agreements").

     Prior to the Distribution, Beverly intends to seek the consent of both HCPI and NHP to permit the following under the Guaranty Agreements and the REIT Promissory Notes: (i) substitution of New Beverly for Beverly; (ii) assumption by New Beverly of the obligations of Beverly and (iii) release of Beverly from its obligations. Although there have been preliminary discussions between Beverly and representatives of the holders of the REIT Promissory Notes, the terms on which a consent may be granted by the holders of the REIT Promissory Notes remain uncertain.

BANK LOANS, MORTGAGES AND NOTES PAYABLE

     As of June 30, 1997, there was outstanding approximately $125.7 million aggregate principal amount of certain bank loans, mortgages and notes payable representing financings by various subsidiaries of Beverly engaged in the Remaining Healthcare Business that will be transferred to New Beverly as part of the Distribution (the "Miscellaneous Debt Obligations"). The Miscellaneous Debt Obligations represent obligations ranging from $10.3 million to $25 million in outstanding principal amount, bear interest at rates ranging from 5.75% to 9.08% per annum, mature at various dates from December 31, 1997 to September 30, 2006 and are prepayable at various dates from September 1, 1997 to June 1, 2000. The Miscellaneous Debt Obligations are guaranteed by Beverly, and certain of them contain financial and other covenants related to Beverly.


     Prior to the Distribution, Beverly intends to seek amendments of the Miscellaneous Debt Obligations to provide, among other things: (i) substitution of New Beverly as guarantor in place of Beverly; (ii) assumption by New Beverly of the obligations of Beverly; (iii) release of Beverly from its obligations and
(iv) adjustment of certain covenants to reflect the effects of the Distribution and the Merger (the "Miscellaneous Debt Amendments"). To the extent Beverly is unable to obtain the Miscellaneous Debt Amendments to effect the foregoing, Beverly expects the Miscellaneous Debt Obligations will be paid off or refinanced with other lenders. As of October 10, 1997 Beverly has entered into Miscellaneous Debt Amendments with lenders representing approximately $80.8 million out of the $125.7 million aggregate principal amount of Miscellaneous Debt Obligations outstanding as of June 30, 1997.

                         INFORMATION CONCERNING BEVERLY

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following selected consolidated statement of operations data and selected consolidated balance sheet data for the periods ended and as of December 31, 1996, 1995, 1994, 1993 and 1992 have been derived from the consolidated financial statements of Beverly and should be read in conjunction with the financial statements and notes thereto included herein. The consolidated statements of operations data and selected balance sheet data for the six months ended and as of June 30, 1997 and 1996 have been derived from the unaudited condensed consolidated financial statements and should be read in conjunction with those financial statements and related notes included herein. Operating results for the six months ended June 30, 1997 are not necessarily indicative of results that may be expected for the full calendar year ending December 31, 1997.

                                      AT OR FOR THE SIX
                                        MONTHS ENDED
                                          JUNE 30,                          AT OR FOR THE YEARS ENDED DECEMBER 31,
                                  -------------------------   -------------------------------------------------------------------
                                     1997          1996          1996          1995          1994          1993          1992
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Net operating revenues..........  $ 1,634,219   $ 1,609,380   $ 3,267,189   $ 3,228,553   $ 2,969,239   $ 2,884,451   $ 2,607,756
Interest income.................        6,726         6,935        13,839        14,228        14,578        15,269        14,502
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
        Total revenues..........    1,640,945     1,616,315     3,281,028     3,242,781     2,983,817     2,899,720     2,622,258
Costs and expenses:
  Operating and administrative:
    Wages and related...........      897,856       894,522     1,819,500     1,736,151     1,600,580     1,593,410     1,486,191
    Other.......................      577,874       573,490     1,139,442     1,224,681     1,114,916     1,069,536       921,750
  Interest......................       44,687        46,128        91,111        84,245        64,792        66,196        70,943
  Depreciation and
    amortization................       54,806        51,023       105,468       103,581        88,734        82,938        80,226
  Impairment of long-lived
    assets:
    Adoption of SFAS No. 121....           --            --            --        68,130            --            --            --
    Development and other
      costs.....................           --            --            --        32,147            --            --            --
  Restructuring costs...........           --            --            --            --            --            --        57,000
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
        Total costs and
          expenses..............    1,575,223     1,565,163     3,155,521     3,248,935     2,869,022     2,812,080     2,616,110
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Income (loss) before provision
  for income taxes,
  extraordinary charge and
  cumulative effect of change in
  accounting for income taxes...       65,722        51,152       125,507        (6,154)      114,795        87,640         6,148
Provision for income taxes......       26,289        20,461        73,481         1,969        37,882        29,684         4,203
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Income (loss) before
  extraordinary charge and
  cumulative effect of change in
  accounting for income taxes...       39,433        30,691        52,026        (8,123)       76,913        57,956         1,945
Extraordinary charge, net of
  income taxes of $1,099 in
  1996, $1,188 in 1994, $1,155
  in 1993 and $5,415 in 1992....           --            --        (1,726)           --        (2,412)       (2,345)       (8,835)
Cumulative effect of change in
  accounting for income taxes...           --            --            --            --            --            --        (5,454)
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net income (loss)...............  $    39,433   $    30,691   $    50,300   $    (8,123)  $    74,501   $    55,611   $   (12,344)
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
Net income (loss) applicable to
  common shares.................  $    39,433   $    30,691   $    50,300   $   (14,998)  $    66,251   $    31,173   $   (13,344)
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
Income (loss) per share of
  common stock:
  Before redemption premium on
    preferred stock,
    extraordinary charge and
    cumulative effect of change
    in accounting for income
    taxes.......................  $       .40   $       .31   $       .52   $      (.16)  $       .79   $       .66   $       .01
  Redemption premium on
    preferred stock.............           --            --            --            --            --          (.25)           --
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
  Before extraordinary charge
    and cumulative effect of
    change in accounting for
    income taxes................          .40           .31           .52          (.16)          .79           .41           .01
  Extraordinary charge..........           --            --          (.02)           --          (.03)         (.03)         (.11)
  Cumulative effect of change in
    accounting for income
    taxes.......................           --            --            --            --            --            --          (.07)
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
  Net income (loss).............  $       .40   $       .31   $       .50   $      (.16)  $       .76   $       .38   $      (.17)
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
Shares used to compute per share
  amounts.......................   99,230,000   100,028,000    99,646,000    92,233,000    87,087,000    81,207,000    77,685,000
CONSOLIDATED BALANCE SHEET DATA:
Total assets....................  $ 2,490,966   $ 2,524,904   $ 2,525,082   $ 2,506,461   $ 2,322,578   $ 2,000,804   $ 1,859,361
Current portion of long-term
  obligations...................  $    35,669   $    37,710   $    38,826   $    84,639   $    60,199   $    43,125   $    30,466
Long-term obligations, excluding
  current portion...............  $ 1,018,551   $ 1,076,462   $ 1,106,256   $ 1,066,909   $   918,018   $   706,917   $   712,896
Stockholders' equity............  $   890,717   $   843,217   $   861,095   $   820,333   $   827,244   $   742,862   $   593,505
OTHER DATA:
Patient days....................   11,173,000    11,902,000    23,670,000    25,297,000    26,766,000    29,041,000    29,341,000
Average occupancy percentage
  (based on licensed beds)......         86.5%         87.3%         87.4%         88.1%         88.5%         88.5%         88.4%
Number of nursing home beds.....       64,206        72,022        71,204        75,669        78,058        85,001        89,298

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of financial condition and results of operations for Beverly includes both the Remaining Healthcare Business and the Institutional Pharmacy Business. After the Distribution and the Merger, the financial condition and results of operations of New Beverly will not include those of the Institutional Pharmacy Business. The following discussion is based upon and should be read in conjunction with the Selected Historical Consolidated Financial Data, the Unaudited Pro Forma Condensed Consolidated Financial Statements and the historical consolidated financial statements of Beverly and the notes thereto, included elsewhere herein.

GENERAL

     Healthcare system reform and concerns over rising Medicare and Medicaid costs continue to be high priorities for both federal and state governments. Although no comprehensive healthcare, Medicare or Medicaid reform legislation has yet been implemented, pressures to contain costs and the active discussions between the Clinton Administration, Congress and various other groups have impacted the healthcare delivery system. Many states are experimenting with alternatives to traditional Medicaid delivery systems through federal waiver programs, and efforts to provide these services more efficiently will continue to be a priority. In August 1996, Congress passed the Health Insurance Portability and Accountability Act of 1996 which, among other things, provides favorable changes in the tax treatment of long-term care insurance and allows inclusion of long-term care insurance in medical savings accounts. Although Beverly believes this legislation will have a favorable impact on the long-term care industry, the full effect is not readily determinable. There can be no assurances made as to the ultimate impact of this, or future healthcare reform legislation, on New Beverly's financial position, results of operations or cash flows. However, future federal budget legislation and regulatory changes may negatively impact New Beverly.

     During the first quarter of 1997, proposed rules were issued by the Health Care Financing Administration of the Department of Health and Human Services which, if implemented in their proposed form, would establish guidelines for maximum reimbursement to skilled nursing facilities for contracted speech and occupational therapy services, based on equivalent salary amounts for on-staff therapists. In addition, these proposed rules would revise the salary equivalency rules already in effect for physical therapy services. The full effect of the new rules is not readily determinable as the details of the proposal have not yet been finalized; however, New Beverly does not expect this will have a material adverse effect on its consolidated results of operations or cash flows.

     The federal government recently increased the minimum wage in two phases, beginning October 1, 1996 and September 1, 1997, respectively. This new legislation did not result in a material increase in Beverly's wage rates in 1996, and Beverly does not anticipate a material impact on its wage rates in 1997, because a substantial portion of Beverly's associates earn in excess of the new minimum wage levels; however, Beverly believes there may continue to be competitive pressures to increase the wage levels of associates earning above the new minimum wage. The effect of the new minimum wage on New Beverly's future operations is not expected to be material as New Beverly believes that a significant portion of such increase will be reimbursed through Medicare and Medicaid rate increases.

     New Beverly's future operating performance will be affected by the issues facing the long-term healthcare industry as a whole, including the maintenance of occupancy, its ability to continue to expand higher margin businesses, the availability of nursing, therapy and other personnel, the adequacy of funding of governmental reimbursement programs, the demand for nursing home care and the nature of any healthcare reform measures that may be taken by the federal government, as discussed above, as well as by any state governments. New Beverly's ability to control costs, including its wages and related expenses which continue to rise and will represent the largest component of New Beverly's operating and administrative expenses, will also significantly impact its future operating results.

     As a general matter, increases in operating costs of New Beverly will result in higher patient rates under Medicaid programs in subsequent periods. However, New Beverly's results of operations will continue to be affected by the time lag in most states between increases in reimbursable costs and the receipt of related reimbursement rate increases. Medicaid rate increases, adjusted for inflation, are generally based upon changes in costs for a full calendar year period. The time lag before such costs are reflected in permitted rates varies from state to state, with a substantial portion of the increases taking effect up to 18 months after the related cost increases.

OPERATING RESULTS

     Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996

     Beverly's net income was $39,433,000 for the six months ended June 30, 1997, as compared to $30,691,000 for the same period in 1996. Beverly's income before provision for income taxes was $65,722,000 for the six months ended June 30, 1997, as compared to $51,152,000 for the same period in 1996. Beverly's estimated annual effective tax rate of 40% for 1997 and 1996 was different than the federal statutory rate primarily due to the impact of state income taxes and amortization of nondeductible goodwill.

     Excluding the Institutional Pharmacy Business, net income for the six months ended June 30, 1997 would have been $23,318,000 as compared to $18,960,000 for the same period in 1996. Income before provision for income taxes for the six months ended June 30, 1997, excluding the Institutional Pharmacy Business, would have been $38,186,000, as compared to $30,940,000 for the same period in 1996. Excluding the Institutional Pharmacy Business, Beverly's estimated annual effective tax rate for the six months ended June 30, 1997 and 1996 would have been 38.9% and 38.7%, respectively.

     Beverly's net operating revenues and operating and administrative costs increased approximately $24,800,000 and $7,700,000, respectively, for the six months ended June 30, 1997, as compared to the same period in 1996. These increases consist of the following: increases in net operating revenues and operating and administrative costs of approximately $72,800,000 and $51,900,000, respectively, for facilities which Beverly operated during each of the six-month periods ended June 30, 1997 and 1996 ("same facility operations"); increases in net operating revenues and operating and administrative costs of approximately $42,200,000 and $37,300,000, respectively, related to the acquisitions of eight nursing facilities in 1996, as well as certain pharmacy, hospice and outpatient therapy businesses acquired in 1996 and 1997; partially offset by decreases in net operating revenues and operating and administrative costs of approximately $90,200,000 and $81,500,000, respectively, due to the disposition of, or lease terminations on, 59 nursing facilities in 1997 and 83 nursing facilities and Beverly's MedView Services unit ("MedView") in 1996.

     Excluding the Institutional Pharmacy Business, net operating revenues would have decreased approximately $16,000,000 for the six months ended June 30, 1997, as compared to the same period in 1996. This decrease consisted of the following: a decrease of approximately $90,200,000 due to certain dispositions, as noted above; partially offset by increases of approximately $49,500,000 for same facility operations and increases of approximately $24,700,000 related to acquisitions of nursing facilities, hospices and outpatient therapy clinics. Excluding the Institutional Pharmacy Business, operating and administrative costs would have decreased approximately $23,500,000 for the six months ended June 30, 1997, as compared to the same period in 1996. This decrease consisted of the following: decreases of approximately $81,500,000 due to certain dispositions, as noted above; partially offset by increases of approximately $35,400,000 for same facility operations and increases of approximately $22,600,000 related to acquisitions of nursing facilities, hospices and outpatient therapy clinics.

     The increase in Beverly's net operating revenues for same facility operations for the six months ended June 30, 1997, as compared to the same period in 1996, was due to the following: approximately $56,800,000 due primarily to increases in room and board rates; approximately $23,400,000 due to increases in pharmacy-related revenues and approximately $4,500,000 due primarily to increases in ancillary revenues and various other items. These increases in Beverly's net operating revenues were partially offset by approximately $6,600,000 due to a decrease in same facility occupancy to 89.4% for the six months ended June 30, 1997, as compared to 90.0% for the same period in 1996 based on operational beds; and approximately $5,300,000 due to one less calendar day for the six months ended June 30, 1997, as compared to the same period in 1996.

     Excluding the Institutional Pharmacy Business, the increase in net operating revenues for same facility operations for the six months ended June 30, 1997, as compared to the same period in 1996, was due to the following: approximately $56,800,000 due primarily to increases in room and board rates and approximately $4,600,000 due primarily to increases in ancillary revenues and various other items; partially offset by approximately $6,600,000 due to a decrease in same facility occupancy, and approximately $5,300,000 due to one less calendar day for the six months ended June 30, 1997, as compared to the same period in 1996.

     The increase in Beverly's operating and administrative costs for same facility operations for the six months ended June 30, 1997, as compared to the same period in 1996, was due to the following: approximately $31,900,000 due to increased wages and related expenses (excluding pharmacy) principally due to higher wages and greater benefits required to attract and retain qualified personnel, the hiring of therapists on staff as opposed to contracting for their services and increased staffing levels in Beverly's nursing facilities to cover increased patient acuity; approximately $17,000,000 due to increases in pharmacy-related costs; approximately $3,200,000 due to increases in nursing supplies and other variable costs; and approximately $15,500,000 due to various other items. These increases in Beverly's operating and administrative costs were partially offset by approximately $15,700,000 due to a decrease in contracted therapy expenses as a result of hiring therapists on staff as opposed to contracting for their services.

     Excluding the Institutional Pharmacy Business, the increase in operating and administrative costs for same facility operations for the six months ended June 30, 1997, as compared to the same period in 1996, was due to the following: approximately $31,900,000 due to increased wages and related expenses; approximately $3,200,000 due to increases in nursing supplies and other variable costs; and approximately $16,000,000 due to various other items; partially offset by approximately $15,700,000 due to a decrease in contracted therapy expenses.

     Beverly's interest expense decreased approximately $1,400,000 as compared to the same period in 1996 primarily due to repayments of the term loan and revolver borrowings under Beverly's 1994 Credit Agreement, the term loan under Beverly's 1992 Credit Facility and the Nippon Term Loan during late 1996 with the proceeds from a new credit facility. The increase in Beverly's depreciation and amortization expense of approximately $3,800,000 as compared to the same period in 1996, was affected by the following: approximately $6,300,000 increase primarily due to capital additions and improvements, as well as, acquisitions; partially offset by a decrease of approximately $2,500,000 related to the disposition of, or lease terminations on, certain nursing facilities and MedView.

     The Institutional Pharmacy Business had an immaterial effect on the change in interest expense for the six months ended June 30, 1997, as compared to the same period in 1996. Excluding the Institutional Pharmacy Business, depreciation and amortization expense increased approximately $1,700,000 for the six months ended June 30, 1997, as compared to the same period in 1996. Such increase was due to the following: approximately $4,200,000 increase primarily due to capital additions and improvements, as well as, acquisitions; partially offset by a decrease of approximately $2,500,000 related to the disposition of, or lease terminations on, certain nursing facilities and MedView.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share," which is required to be adopted in financial statements for periods ending after December 15, 1997. At that time, New Beverly will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements, primary earnings per share will be renamed basic earnings per share and will exclude the dilutive effect of stock options. The impact is not expected to result in a change in New Beverly's primary earnings per share or fully diluted earnings per share (which will be renamed dilutive earnings per share) for the six-month periods ended June 30, 1997 and 1996.

     1996 Compared to 1995

     Beverly's net income was $50,300,000 for the year ended December 31, 1996, as compared to a net loss of $8,123,000 for the same period in 1995. Beverly's net income for 1996 included a $1,726,000 extraordinary charge, net of income taxes, related to the write-off of unamortized deferred financing costs related to certain refinanced debt. Beverly's net loss for 1995 included a pre-tax charge of $100,277,000 for impaired long-lived assets related primarily to the adoption of SFAS No. 121 (as defined below) and the write-off of software and business development costs, as well as a charge of $4,000,000 related to an overhead and staff reduction program implemented during the fourth quarter of 1995.

     Excluding the Institutional Pharmacy Business, net income for the year ended December 31, 1996 would have been $31,739,000 as compared to a net loss of $12,709,000 for the same period in 1995. Excluding the Institutional Pharmacy Business, the net loss for 1995 would have included a pre-tax charge of $90,734,000 for impaired long-lived assets related primarily to the adoption of SFAS No. 121 and the write-off of software costs as well as the $4,000,000 overhead and staff reduction charge, as mentioned above.

     Beverly had an annual effective tax rate of 59% for the year ended December 31, 1996, compared to a negative annual effective tax rate of 32% for the same period in 1995. Beverly's annual effective tax rate in 1996 was different than the federal statutory rate primarily due to the impact of nondeductible goodwill associated with the sale of MedView. In addition, Beverly's annual effective tax rate in 1995 was different than the federal statutory rate primarily due to the impact of nondeductible goodwill included in the adjustments resulting from the adoption of SFAS No. 121. At December 31, 1996, Beverly had general business tax credit carryforwards of $12,236,000 for income tax purposes which expire in years 2005 through 2011. For financial reporting purposes, the general business tax credit carryforwards have been utilized to offset existing net taxable temporary differences reversing during the carryforward periods.

     Excluding the Institutional Pharmacy Business, Beverly would have had an annual effective tax rate of 64.9% for the year ended December 31, 1996, as compared to an annual effective tax rate of 24% for the same period in 1995.

     Beverly's net operating revenues increased approximately $38,600,000 for the year ended December 31, 1996, as compared to the same period in 1995. This increase consisted of the following: increases of approximately $62,300,000 for facilities which Beverly operated during each of the years ended December 31, 1996 and 1995 ("same facility operations"); increases of approximately $91,700,000 related to the acquisition of Pharmacy Management Services, Inc. ("PMSI") in mid-1995, acquisitions of eight nursing facilities, and certain pharmacy, hospice and outpatient therapy businesses during 1996 and the expanded operations of American Transitional Hospitals, Inc. ("ATH"); partially offset by decreases of approximately $115,400,000 due to the disposition of, or lease terminations on, 83 nursing facilities and MedView in 1996 and 29 nursing facilities in 1995. Beverly's operating and administrative costs decreased approximately $1,900,000 for the year ended December 31, 1996, as compared to the same period in 1995. This decrease consisted of the following: decreases of approximately $114,200,000 due to the disposition of, or lease terminations on, 83 nursing facilities and MedView in 1996 and 29 nursing facilities in 1995; offset by increases of approximately $39,000,000 for same facility operations and increases of approximately $73,300,000 related to the acquisition of PMSI in mid-1995, acquisitions of eight nursing facilities, and certain pharmacy, hospice and outpatient therapy businesses during 1996 and the expanded operations of ATH.

     Excluding the Institutional Pharmacy Business, net operating revenues would have decreased approximately $18,000,000 for the year ended December 31, 1996, as compared to the same period in 1995. This decrease consisted of the following: a decrease of approximately $115,400,000 due to certain dispositions, as noted above; partially offset by increases of approximately $57,800,000 for same facility operations; and increases of approximately $39,600,000 related to acquisitions of nursing facilities, hospices and outpatient therapy clinics, the acquisition of MedView in mid-1995 and the expanded operations of ATH. Excluding the Institutional Pharmacy Business, operating and administrative costs would have decreased approximately $40,500,000 for the year ended December 31, 1996, as compared to the same period in 1995. This decrease consisted of the following: decreases of approximately $114,200,000 due to certain dispositions, as noted above; partially offset by increases of approximately $39,500,000 for same facility operations and increases of approximately $34,200,000 related to acquisitions of nursing facilities, hospices and outpatient therapy clinics, the acquisition of MedView in mid-1995 and the expanded operations of ATH.

     The increase in Beverly's net operating revenues for same facility operations for the year ended December 31, 1996, as compared to the same period in 1995, was due to the following: approximately

$110,500,000 due primarily to increases in room and board rates; and approximately $5,600,000 due to one additional calendar day for the year ended December 31, 1996, as compared to the same period in 1995. These increases in Beverly's net operating revenues were partially offset by approximately $28,500,000 due to a decrease in same facility occupancy to 87.7% for the year ended December 31, 1996, as compared to 88.9% for the same period in 1995; approximately $19,700,000 due to decreases in ancillary revenues primarily due to Beverly's continuing efforts to bring therapists on staff as opposed to contracting for their services; and approximately $5,600,000 due to various other items.

     Excluding the Institutional Pharmacy Business, the increase in net operating revenues for same facility operations for the year ended December 31, 1996, as compared to the same period in 1995, was due to the following: approximately $110,500,000 due primarily to increases in room and board rates; and approximately $5,600,000 due to one additional calendar day for the year ended December 31, 1996, as compared to the same period in 1995. These increases in net operating revenues were partially offset by approximately $28,500,000 due to a decrease in same facility occupancy; approximately $19,700,000 due to a decrease in ancillary revenues primarily due to bringing therapists on staff; and approximately $10,100,000 due to various other items.

     The increase in Beverly's operating and administrative costs for same facility operations for the year ended December 31, 1996, as compared to the same period in 1995, was due to the following: approximately $109,000,000 due to increased wages and related expenses (excluding pharmacy) principally due to higher wages and greater benefits required to attract and retain qualified personnel, the hiring of therapists on staff as opposed to contracting for their services and increased staffing levels in Beverly's nursing facilities to cover increased patient acuity; approximately $8,300,000 due to increases in nursing supplies and other variable costs; and approximately $19,100,000 due to various other items. These increases in Beverly's operating and administrative costs were partially offset by approximately $93,400,000 due to a decrease in contracted therapy expenses as a result of hiring therapists on staff as opposed to contracting for their services; and approximately $4,000,000 due to an overhead and staff reduction program implemented during the fourth quarter of 1995.

     Excluding the Institutional Pharmacy Business, the increase in operating and administrative costs for same facility operations for the year ended December 31, 1996, as compared to the same period in 1995, was due to the following: approximately $109,000,000 due to increased wages and related expenses; approximately $8,300,000 due to increases in nursing supplies and other variable costs; and approximately $15,600,000 due to various other items. These increases in operating and administrative costs were partially offset by approximately $93,400,000 due to a decrease in contracted therapy expenses.

     Beverly's interest expense increased approximately $6,900,000 as compared to the same period in 1995 primarily due to the exchange of Preferred Stock into 5 1/2% Debentures in November 1995, the issuance and assumption of approximately $40,000,000 of long-term obligations in conjunction with certain acquisitions and the issuance of $25,000,000 of taxable revenue bonds during 1995, partially offset by a reduction of approximately $52,800,000 of long-term obligations in conjunction with the disposition of certain facilities. Although Beverly's depreciation and amortization expense increased only $1,900,000 as compared to the same period in 1995, it was affected by the following: approximately $5,800,000 increase primarily due to capital additions and improvements and, to a lesser extent, acquisitions; partially offset by a decrease of approximately $3,900,000 related to the disposition of, or lease terminations on, certain nursing facilities.

     The Institutional Pharmacy Business had an immaterial effect on the change in interest expense for the year ended December 31, 1996, as compared to the same period in 1995. Excluding the Institutional Pharmacy Business, depreciation and amortization expense decreased approximately $1,300,000 for the year ended December 31, 1996, as compared to the same period in 1995, primarily due to the disposition of, or lease terminations on certain nursing facilities, partially offset by an increase due to capital additions and improvements.

     1995 Compared to 1994

     Beverly's net loss was $8,123,000 for the year ended December 31, 1995, as compared to net income of $74,501,000 for the same period in 1994. Net loss for 1995 included a pre-tax charge of $100,277,000 for impaired long-lived assets related primarily to the adoption of SFAS No. 121 (as defined below) and the write-off of software and business development costs, as well as a charge of $4,000,000 related to an overhead and staff reduction program implemented during the fourth quarter of 1995. Net income for 1994 included a $2,412,000 extraordinary charge, net of income taxes, related to the write-off of unamortized deferred financing costs related to certain refinanced debt.

     Excluding the Institutional Pharmacy Business, net loss for the year ended December 31, 1995 would have been $12,709,000 as compared to a net income of $61,855,000 for the same period in 1994. Excluding the Institutional Pharmacy Business, the net loss for 1995 would have included a pre-tax charge of $90,734,000 for impaired long-lived assets related primarily to the adoption of SFAS No. 121 and the write-off of software costs, as well as the $4,000,000 overhead and staff reduction charge, as mentioned above.

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," ("SFAS No. 121") which requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets' carrying amounts. The impairment loss is measured by comparing the fair value of the asset to its carrying amount.

     In the fourth quarter of 1995, Beverly recorded an impairment loss of approximately $68,130,000 upon adoption of SFAS No. 121. Such loss primarily related to certain nursing facilities, transitional hospitals, institutional pharmacies and assisted living centers with current period operating losses. Such current period operating losses, combined with a history of operating losses and anticipated future operating losses, led management to believe that impairment existed at such facilities. In addition, there were certain nursing facilities for which management expected an adverse impact on future earnings and cash flows as a result of recent changes in state Medicaid reimbursement programs. Accordingly, management estimated the undiscounted future cash flows to be generated by each facility. If the undiscounted future cash flow estimates were less than the carrying value of the corresponding facility, management estimated the fair value of such facility and wrote the carrying value down to their estimate of fair value. Management calculated the fair value of the impaired facilities by using the present value of estimated future cash flows, or its best estimate of what such facility, or similar facilities in that state, would sell for in the open market. Management believes it has the knowledge to make such estimates of open market sales prices based on the volume of facilities Beverly has purchased and sold in previous years.

     In addition to the SFAS No. 121 charge, Beverly recorded a fourth quarter impairment loss for other long-lived assets of approximately $32,147,000 primarily related to the write-off of software and business development costs. During the fourth quarter of 1995, Beverly hired a new Senior Vice President of Information Technology, who redirected Beverly's systems development initiatives, causing a write-down, or a write-off, of certain software and software development projects. In addition, Beverly wrote off certain business development and other costs where Beverly believed the carrying amount was unrecoverable.

     The impairment loss recorded upon adoption of SFAS No. 121, excluding the Institutional Pharmacy Business, would have been approximately $62,738,000 and the impairment loss for other long-lived assets would have been approximately $27,996,000, excluding the Institutional Pharmacy Business.

     Beverly had a negative annual effective tax rate of 32% for the year ended December 31, 1995, compared to an annual effective tax rate of 33% for the same period in 1994. Beverly's annual effective tax rate in 1995 was different than the federal statutory rate primarily due to the impact of nondeductible goodwill included in the adjustments resulting from the adoption of SFAS No. 121. In addition, Beverly's 1994 annual effective tax rate was lower than the federal statutory rate primarily due to the utilization of certain tax credit carryforwards, partially offset by the impact of state income taxes. At December 31, 1995, Beverly had general business tax credit carryforwards of $20,784,000 for income tax purposes which expire in years 2005 through 2009. For financial reporting purposes, the general business tax credit carryforwards have been utilized to offset existing net taxable temporary differences reversing during the carryforward periods. Due to taxable losses in prior years, future taxable income was not assumed and a valuation allowance of $198,000 for the year ended December 31, 1994 was recognized to offset the deferred tax assets related to those carryforwards. Beverly's valuation allowance was eliminated in 1995 due to the utilization of general business tax credits.

     Excluding the Institutional Pharmacy Business, Beverly would have had an annual effective tax rate of 24% for the year ended December 31, 1995, as compared to an annual effective tax rate of 30.8% for the same period in 1994.

     Beverly's net operating revenues and operating and administrative costs increased approximately $259,300,000 and $245,300,000, respectively, for the year ended December 31, 1995, as compared to the same period in 1994. These increases consist of the following: increases in net operating revenues and operating and administrative costs for facilities which Beverly operated during each of the years ended December 31, 1995 and 1994 ("same facility operations") of approximately $157,600,000 and $148,900,000, respectively; increases in net operating revenues and operating and administrative costs of approximately $239,500,000 and $222,400,000, respectively, related to the expanded operations of ATH and the acquisitions of Insta-Care Holdings, Inc. ("Insta-Care") and Synetic, Inc. ("Synetic") in late 1994 as well as PMSI in mid-1995; and decreases in net operating revenues and operating and administrative costs of approximately $137,800,000 and $126,000,000, respectively, due to the disposition of, or lease terminations on, 29 facilities in 1995 and 77 facilities in 1994.

     Excluding the Institutional Pharmacy Business, net operating revenues and operating and administrative costs would have increased approximately $51,900,000 and $39,900,000, respectively, for the year ended December 31, 1995, as compared to the same period in 1994. These increases consist of the following: increases in net operating revenues and operating and administrative costs of $139,900,000 and $127,600,000 for same facility operations, respectively; increases in net operating revenues and operating and administrative costs of approximately $49,800,000 and $38,300,000, respectively, related to the acquisition of MedView in mid-1995 and the expanded operations of ATH; and decreases in net operating revenues and operating and administrative costs of approximately $137,800,000 and $126,000,000, respectively, due to certain dispositions, as noted above.

     The increase in Beverly's net operating revenues for same facility operations for the year ended December 31, 1995, as compared to the same period in 1994, was due to the following: approximately $111,800,000 due primarily to increases in Medicaid room and board rates, and to a lesser extent, private and Medicare room and board rates; approximately $37,500,000 due primarily to increases in pharmacy-related revenues; approximately $23,000,000 due to increased ancillary revenues as a result of providing additional ancillary services to Beverly's Medicare and private-pay patients; and approximately $8,300,000 due to various other items. These increases in Beverly's net operating revenues were partially offset by approximately $23,000,000 due to a decrease in same facility occupancy to 88.5% for the year ended December 31, 1995, as compared to 89.5% for the same period in 1994.

     Excluding the Institutional Pharmacy Business, the increase in net operating revenues for same facility operations for the year ended December 31, 1995, as compared to the same period in 1994, was due to the following: approximately $111,800,000 due primarily to increases in room and board rates; approximately $23,000,000 due to increased ancillary revenues; and approximately $28,100,000 due to various other items. These increases in net operating revenues were partially offset by approximately $23,000,000 due to a decrease in same facility occupancy.

     The increase in Beverly's operating and administrative costs for same facility operations for the year ended December 31, 1995, as compared to the same period in 1994, was due to the following: approximately $125,700,000 due to increased wages and related expenses (excluding pharmacy) principally due to higher wages and greater benefits required to attract and retain qualified personnel, the hiring of therapists on staff as opposed to contracting for their services and increased staffing levels in Beverly's nursing facilities to cover increased patient acuity; approximately $4,000,000 due to an overhead and staff reduction program implemented during the fourth quarter of 1995; approximately $38,100,000 due to increases in nursing supplies and other variable costs; and approximately $38,800,000 due primarily to increases in pharmacy-related costs and various other items. These increases in Beverly's operating and administrative costs were partially offset by approximately $57,700,000 due to a decrease in contracted therapy expenses as a result of hiring therapists on staff as opposed to contracting for their services.

     Excluding the Institutional Pharmacy Business, the increase in operating and administrative costs for same facility operations for the year ended December 31, 1995, as compared to the same period in 1994, was due to the following: approximately $125,700,000 due to increased wages and related expenses; approximately $4,000,000 due to the overhead and staff reduction program discussed above; approximately $38,100,000 due to increases in nursing supplies and other variable costs; and approximately $17,500,000 due to various other items. These increases in operating and administrative costs were partially offset by approximately $57,700,000 due to a decrease in contracted therapy expenses.

     Beverly's interest expense increased approximately $19,500,000 as compared to the same period in 1994 primarily due to additional interest related to the issuance of approximately $308,000,000 of long-term obligations during late 1994 and in 1995 primarily in conjunction with certain acquisitions. Beverly's depreciation and amortization expense increased approximately $14,800,000 as compared to the same period in 1994 primarily due to acquisitions, capital additions and improvements and the opening of newly constructed facilities, partially offset by a decrease due to the dispositions of, or lease terminations on, certain facilities.

     The Institutional Pharmacy Business had no effect on the increase in interest expense for the year ended December 31, 1995, as compared to the same period in 1994. Excluding the Institutional Pharmacy Business, depreciation and amortization expense increased approximately $7,400,000 for the year ended December 31,1995, as compared to the same period in 1994 primarily due to capital additions and improvements and the opening of newly constructed facilities, partially offset by a decrease due to the dispositions of, or lease terminations on, certain facilities.

LIQUIDITY AND CAPITAL RESOURCES

     At June 30, 1997, Beverly had approximately $71,800,000 in cash and cash equivalents and net working capital of approximately $330,200,000. Beverly anticipates that approximately $42,700,000 of its existing cash at June 30, 1997, while not legally restricted, will be utilized to fund certain workers' compensation and general liability claims, and Beverly does not expect to use such cash for other purposes. Beverly had approximately $249,200,000 of unused commitments under its Existing Credit Facility as of June 30, 1997.

     Excluding the Institutional Pharmacy Business, cash and cash equivalents were approximately $65,100,000 and net working capital was approximately $222,100,000 as of June 30, 1997.

     Beverly's net cash provided by operating activities for the six months ended June 30, 1997 was approximately $61,500,000, an increase of approximately $4,500,000 from the prior year. Beverly's net cash provided by investing activities and net cash used for financing activities were approximately $42,900,000 and $102,400,000, respectively, for the six months ended June 30, 1997. Beverly primarily used cash generated from operations to fund capital expenditures totaling approximately $70,300,000. Beverly received net cash proceeds of approximately $143,400,000 from the dispositions of facilities and other assets and approximately $18,400,000 from collections on notes receivable and Beverly's REMIC investment. Such net cash proceeds were used to fund acquisitions of approximately $45,400,000, to repay approximately $28,200,000 of long-term obligations, to repurchase shares of Beverly Common Stock, and to repay borrowings under its Existing Credit Facility.

     Excluding the Institutional Pharmacy Business, net cash provided by operating activities for the six months ended June 30, 1997 was approximately $49,200,000, an increase of approximately $8,600,000 from the prior year. Net cash provided by investing activities and net cash used for financing activities, excluding the Institutional Pharmacy Business, were approximately $76,100,000 and $101,900,000, respectively, for the six months ended June 30, 1997. Excluding the Institutional Pharmacy Business, cash from operations were used to fund capital expenditures totalling approximately $64,700,000. Excluding the Institutional Pharmacy Business, net cash proceeds of approximately $143,400,000 from the dispositions of facilities and other assets and approximately $17,800,000 from collections on notes receivable and Beverly's REMIC investment were used to fund acquisitions of approximately $17,800,000, to repay approximately $27,700,000 of long-term obligations, to repurchase shares of Beverly Common Stock, and to repay borrowings under its Existing Credit Facility.

     In April 1997, Beverly entered into a definitive agreement with Capstone to combine PCA with Capstone to create one of the nation's largest independent institutional pharmacy companies. Beverly will receive approximately $275,000,000 of cash as partial repayment for PCA's intercompany debt, with any remaining intercompany balance contributed to PCA's capital. Beverly intends to use the $275,000,000 to repay Revolver borrowings, to pay off the 7 5/8% Debentures, to pay off the 8.75% Notes, to repay certain other notes and mortgages and for general corporate purposes. Pursuant to the Merger Agreement, at the Effective Time, each share of Beverly Common Stock issued and outstanding immediately prior to the Effective Time (other than fractional shares) will be converted into the right to receive that number of newly issued shares of Capstone Common Stock equal to the quotient, expressed to four decimal places, of (a) 50,000,000 divided by (b) the number of shares of Beverly Common Stock outstanding immediately prior to the Effective Time. The Merger, which is subject to approvals by the stockholders of both Beverly and Capstone, completion of the Distribution (as discussed below), and approvals by various government agencies, is expected to close by year-end.

     In connection with the restructuring, Beverly will transfer all of its non-PCA assets and liabilities to New Beverly, in exchange for the issuance of New Beverly Common Stock. Beverly will then distribute such New Beverly Common Stock to the holders of Beverly's Common Stock on a one-for-one basis. In connection with the Distribution, Beverly will be required to restructure, repay or otherwise renegotiate substantially all of its outstanding debt instruments and renegotiate or make certain payments under various employment agreements with officers of Beverly. Beverly estimates that the costs of such undertakings will approximate $10,200,000 as it relates to restructuring, repaying or renegotiating debt instruments and approximately $17,000,000 as it relates to renegotiating or paying certain amounts under various employment agreements. It is expected that such amounts, along with other transaction costs, will be funded with a portion of the $275,000,000 proceeds to be received as a partial repayment of PCA's intercompany debt, as discussed above. For additional information with respect to material debt instruments of Beverly which affect the liquidity and capital resources of both Beverly and New Beverly, and Beverly's current intentions with respect thereto in order to satisfy its covenants under the Merger Agreement, see "Treatment of Beverly Indebtedness."

     On July 17, 1997, Beverly called its 5 1/2% Debentures for redemption on August 18, 1997. A total of $149,162,550 of the $150 million aggregate principal amount outstanding was converted to 11,189,924 shares of Beverly Common Stock, increasing the outstanding shares of Beverly Common Stock by that amount. The payment of the redemption price of 103.3% of the remaining principal amount plus the cash in lieu of fractional shares was within the amount permitted under the restrictive payment provisions of the 9% Indenture.

     Beverly believes that its existing cash and cash equivalents, working capital from operations, borrowings under its banking arrangements, issuance of certain debt securities and refinancings of certain existing indebtedness will be adequate to repay its debts due within one year of approximately $35,700,000 (including scheduled sinking fund redemption requirements with respect to Beverly's 7 5/8% Debentures, which may be funded in whole or in part from time to time through open market purchases of such debentures), to make normal recurring capital additions and improvements of approximately $138,000,000, to make selective acquisitions, including the purchase of previously leased facilities, to construct new facilities, and to meet working capital requirements for the twelve months ending June 30, 1998.

     As of June 30, 1997, Beverly had total indebtedness of approximately $1,054,200,000 and total stockholders' equity of approximately $890,700,000. On a pro forma basis, as of June 30, 1997, after giving effect to the Merger, the Distribution and all transactions contemplated thereby, as described in the section captioned "Capitalization," above, New Beverly would have total indebtedness of approximately $685,300,000 and stockholders' equity of approximately $835,700,000. The ability of Beverly, or New Beverly, to satisfy its long-term obligations will be dependent upon its future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond Beverly's, or New Beverly's, control, such as federal and state healthcare reform. In addition, healthcare service providers operate in an industry that is currently subject to significant changes from business combinations, new strategic alliances, legislative reform, increased regulatory oversight, aggressive marketing practices by competitors and market pressures. In this environment, Beverly is, and it is expected that New Beverly will be, frequently contacted by, and otherwise engage in discussions with, other healthcare companies and financial advisors regarding possible strategic alliances, joint ventures, business combinations and other financial alternatives. The terms of substantially all of New Beverly's debt instruments will require New Beverly to repay or refinance indebtedness under such debt instruments in the event of a change of control. There can be no assurance that New Beverly will have the financial resources to repay such indebtedness upon a change of control. See " -- General."

     Following the Distribution and Merger, New Beverly believes that its cash and cash equivalents, working capital from operations, borrowings under its banking arrangements, issuance of certain debt securities and refinancings of certain existing indebtedness will be adequate to repay its debts due within one year, to make normal recurring capital additions and improvements, to make selective acquisitions, including the purchase of previously leased facilities, to construct new facilities and to meet working capital requirements. On a pro forma basis, as of June 30, 1997, New Beverly would have debts due within one year of approximately $24,100,000 and normal recurring capital additions and improvements for the twelve months ending June 30, 1998 of approximately $118,000,000.

                                    BUSINESS

GENERAL

     References herein to Beverly include Beverly Enterprises, Inc. and its wholly-owned subsidiaries. References herein to New Beverly are to the Remaining Healthcare Business after the consummation of the Transactions. Immediately following the completion of the Transactions, New Beverly will change its name to Beverly Enterprises, Inc.

     The business of Beverly consists principally of providing long-term healthcare, including the operation of nursing facilities, acute long-term transitional hospitals, institutional and mail service pharmacies, rehabilitation therapy services, outpatient therapy clinics, assisted living centers, hospices and home healthcare centers. The business of New Beverly will consist of all of the operations of Beverly except the institutional and mail service pharmacies.


     Beverly is, and New Beverly is expected to be the largest operator of nursing facilities in the United States. At June 30, 1997, Beverly operated 574 nursing facilities with 64,206 licensed beds. The facilities are located in 31 states and the District of Columbia, and range in capacity from 20 to 355 beds. At June 30, 1997, Beverly also operated 74 pharmacies, 33 assisted living centers containing 897 units, 12 transitional hospitals containing 639 beds, 46 outpatient therapy clinics, 21 hospices and six home healthcare centers. It is expected that New Beverly will operate all of such businesses after the Transactions, except for the 74 pharmacies. Beverly's facilities had average occupancy of 86.5% for the six months ended June 30, 1997 and 87.4%, 88.1% and 88.5% during the years ended December 31, 1996, 1995 and 1994, respectively. See "Properties" below.


     Healthcare service providers, such as Beverly, and after the Transactions New Beverly, operate in an industry that is subject to significant changes from business combinations, new strategic alliances, legislative reform, aggressive marketing practices by competitors and market pressures. In this environment, Beverly is, and it is expected that New Beverly will be frequently contacted by, and otherwise engage in discussions with, other healthcare companies and financial advisors regarding possible strategic alliances, joint ventures, business combinations and other financial alternatives.

OPERATIONS

     New Beverly will be organized into three operating units, which will support New Beverly's delivery of vertically integrated services to the long-term healthcare market. These operating units include: (i) Beverly Health and Rehabilitation Services, Inc. ("BHRS") and its subsidiaries provide long-term and subacute care through the operation of nursing facilities and assisted living centers; (ii) Spectra Rehab Alliance, Inc. ("Spectra") and its subsidiaries operate outpatient therapy clinics, and hospices and manage Beverly's rehabilitation services business; and (iii) ATH and its subsidiaries operate Beverly's transitional hospitals.

Each operating unit will be headed by a President who will be a senior officer of New Beverly and will report directly to the President of New Beverly. Each of the three operating units will also have a separate Board of Directors consisting of four senior executives of New Beverly and the President of the unit.

     Long-Term Care. BHRS's nursing facilities provide, and BHRS will continue to provide residents with routine long-term care services, including daily dietary, social and recreational services and a full range of pharmacy services and medical supplies. BHRS's highly skilled staff also offers complex and intensive medical services to patients with higher acuity disorders outside the traditional acute care hospital setting.

     Rehabilitation Therapies. Spectra has developed, and will continue to develop and expand New Beverly's healthcare expertise in rehabilitation and provide skilled rehabilitation (occupational, physical, speech and respiratory) therapies in substantially all of BHRS's nursing facilities. Through Spectra, Beverly offers, and New Beverly will offer, industrial rehabilitation, outpatient therapy clinics, acute hospital therapy contracts, management/consulting rehabilitation programs and hospice programs within Beverly's, and after the Transactions New Beverly's, network of facilities, and to other healthcare providers.

     Transitional Care. ATH operates, and will continue to operate, transitional hospitals which address the needs of patients requiring intense therapy regimens, but not necessarily the breadth of services provided within traditional acute care hospitals. The typical ATH patient requires an average of six hours of nursing care per day for 30 to 45 days.

     Other Services. Beverly offers, and New Beverly will offer, other healthcare related services to payors and patients, including assisted living and home healthcare services, and information and referral systems that link payors and employees to long-term care providers.

     Pharmacy Services. PCA is one of the nation's largest institutional pharmacies delivering drugs and related products and services, infusion therapy and other healthcare products (enteral and urological) to nursing facilities, acute care and transitional care hospitals, home care providers, psychiatric facilities, correctional facilities, assisted living centers, retirement homes and their patients. PCA also provides consultant pharmacist services, which include evaluations of patient drug therapy, and drug handling, distribution and administration within a nursing facility as well as assistance with state and federal regulatory compliance. PCA's mail service pharmacy delivers drugs and medical equipment to workers' compensation payors, claimants and employers. Pursuant to the Merger Agreement and the Distribution Agreement, the Remaining Healthcare Business of Beverly will be transferred to New Beverly and the Institutional Pharmacy Business, operated by PCA, which will be the sole remaining business of Beverly, will be merged with and into Capstone. See "The Distribution" herein and "The Merger Agreement" in the Joint Proxy Statement/Prospectus.

     Beverly has, and New Beverly will have, a Quality Management ("QM") program to help ensure that high quality care is provided in each of its nursing, transitional and outpatient facilities. Beverly's QM program has been a key factor in helping Beverly to exceed the industry's nationwide average compliance statistics, as determined by the Health Care Financing Administration of the Department of Health and Human Services ("HCFA"). Beverly's nationwide QM network of healthcare professionals includes physician Medical Directors, registered nurses, dieticians, social workers and other specialists who work in conjunction with regional and facility based QM professionals. Facility based QM is structured through Beverly's Quality Assessment and Assurance committee. With a philosophy of quality improvement, Beverly-wide clinical indicators are utilized as a database to set goals and monitor thresholds in critical areas directly related to the delivery of healthcare related services. These internal evaluations are used by local quality improvement teams, which include QM advisors, to identify and correct possible problems. The Senior Vice President of QM reports directly to the President of Beverly and the QM Committee of Beverly's Board of Directors, and will report directly to the President of New Beverly and the QM Committee of New Beverly's Board of Directors.

GOVERNMENTAL REGULATION AND REIMBURSEMENT

     Beverly's nursing facilities are, and New Beverly's nursing facilities will be, subject to compliance with various federal, state and local healthcare statutes and regulations. Compliance with state licensing requirements imposed upon all healthcare facilities is a prerequisite for the operation of the facilities and for participation in government-sponsored healthcare funding programs, such as Medicaid and Medicare. Medicaid is a medical assistance program for the indigent, operated by individual states with the financial participation of the federal government. Medicare is a health insurance program for the aged and certain other chronically disabled individuals, operated by the federal government. Changes in the reimbursement policies of such funding programs as a result of budget cuts by federal and state governments or other legislative and regulatory actions could have a material adverse effect on Beverly's and New Beverly's financial position, results of operations and cash flows.

     Beverly receives, and New Beverly will receive, payments for services rendered to patients from (a) each of the states in which its nursing facilities are located under the Medicaid program; (b) the federal government under the Medicare program; and (c)private payors, including commercial insurers and managed care payors, and Veterans Administration ("VA"). The following table sets forth: (i) patient days derived from the indicated sources of payment as a percentage of total patient days, (ii) room and board revenues derived from the indicated sources of payment as a percentage of net operating revenues, and
(iii) ancillary and other revenues derived from all sources of payment as a percentage of net operating revenues, for the periods indicated:

                                      MEDICAID              MEDICARE           PRIVATE AND VA
                                 ------------------    ------------------    ------------------    ANCILLARY
                                           ROOM AND              ROOM AND              ROOM AND       AND
                                 PATIENT    BOARD      PATIENT    BOARD      PATIENT    BOARD        OTHER
                                  DAYS     REVENUES     DAYS     REVENUES     DAYS     REVENUES    REVENUES
                                 -------   --------    -------   --------    -------   --------    ---------
Six months ended:
  June 30, 1997................   68%       40%         13%       13%         19%       15%         32%
Year ended:
  December 31, 1996............   69%       42%         12%       12%         19%       14%         32%
  December 31, 1995............   68%       43%         12%       11%         20%       15%         31%
  December 31, 1994............   68%       47%         12%       11%         20%       16%         26%

     Excluding revenues from the Institutional Pharmacy Business, Medicaid, Medicare, Private and VA, and Ancillary and Other Revenues would have been 47%, 15%, 18% and 20%, respectively, as a percentage of net operating revenues for the six months ended June 30, 1997.

     Consistent with the long-term care industry in general, changes in the mix of Beverly's, or New Beverly's, patient population among the Medicaid, Medicare and private categories can significantly affect revenues and profitability. Although the level of cost reimbursement for Medicare patients typically generates the highest revenue per patient day, profitability is not proportionally increased due to the additional costs associated with the required higher level of nursing care and other services for such patients. In most states, private patients are the most profitable, and Medicaid patients are the least profitable.

     Beverly has experienced significant growth in ancillary revenues over the past several years. Ancillary revenues are derived from providing services to residents beyond room, board and custodial care and include occupational, physical, speech, respiratory and intravenous ("IV") therapy, as well as sales of pharmaceuticals and other services. Such services are currently provided primarily to Medicare and private pay patients, consistent with the trend in healthcare of providing a broader range of services in a lower cost setting, such as Beverly's nursing facilities. Beverly is pursuing, and New Beverly will continue to pursue, further growth of ancillary revenues, through acquisitions as well as internal expansion of specialty services such as rehabilitation. Due to Beverly's continuing efforts to bring therapists on staff as opposed to contracting for their services, and the corresponding reduction in costs, the overall rate of growth in ancillary revenues has been adversely impacted.

     Medicaid programs are currently in existence in all of the states in which Beverly currently, and New Beverly will, operate nursing facilities. While these programs differ in certain respects from state to state, they are all subject to federally-imposed requirements, and at least 50% of the funds available under these programs are provided by the federal government under a matching program.


     Currently, Medicare and most state Medicaid programs utilize a cost-based reimbursement system for nursing facilities which reimburses facilities for the reasonable direct and indirect allowable costs incurred in providing routine patient care services (as defined by the programs) plus, in certain states, efficiency incentives or a return on equity, subject to certain cost ceilings. These costs normally include allowances for administrative and general costs as well as the costs of property and equipment (e.g. depreciation and interest, fair rental allowance or rental expense). In some states, cost-based reimbursement is subject to retrospective adjustment through cost report settlement. In other states, payments made to a facility on an interim basis that are subsequently determined to be less than or in excess of allowable costs may be adjusted through future payments to the affected facility and to other facilities owned by the same owner. State Medicaid reimbursement programs vary as to methodology used to determine the level of allowable costs which are reimbursed to operators.


     Arkansas, California, Louisiana and Texas provide for reimbursement at a flat daily rate, as determined by the responsible state agency. In all other states with a Medicaid program in which Beverly currently operates, and in which New Beverly will operate, payments are based upon facility-specific cost reimbursement formulas established by the applicable state. The Medicaid and Medicare programs each contain specific requirements which must be adhered to by healthcare facilities in order to qualify under the programs.


     Governmental funding for healthcare programs is subject to statutory and regulatory changes, administrative rulings, interpretations of policy, intermediary determinations and governmental funding restrictions, all of which may materially increase or decrease program reimbursement to healthcare facilities. In August 1997 the President signed into law the Balanced Budget Act of 1997 in which the Congress included numerous program changes directed at balancing the federal budget. The legislation changes Medicare and Medicaid policy in a number of ways -- including development of new Medicare and Medicaid health plan options, creation of additional safeguards against health care fraud and abuse, repeal of the Medicaid "Boren Amendment" payment standard and the phasing in of a Medicare prospective payment system for skilled nursing facilities beginning in July 1998. The legislation includes new opportunities for providers to focus further on patient outcomes by creating alternative patient delivery structures and phasing in a Medicare prospective payment system for skilled nursing facilities beginning in July 1998. At this time, Beverly has not been able to assess the impact of these changes, due in large part to uncertainty as to the details of implementation and interpretation of the legislation by HCFA and, therefore, no assurances can be made as to the ultimate impact of this legislation or future healthcare reform legislation on Beverly's and New Beverly's financial position, results of operations, or cash flows. However, future federal budget legislation and regulatory changes may negatively impact New Beverly.


     During the first quarter of 1997, proposed rules were issued by HCFA which, if implemented in their proposed form, would establish guidelines for maximum reimbursement to skilled nursing facilities for contracted speech and occupational therapy services based on equivalent salary amounts for on-staff therapists. In addition, these proposed rules would revise the salary equivalency rules currently in effect for physical therapy services. The full effect of the new rules is not readily determinable as the details of the proposal have not yet been finalized; however, New Beverly does not expect the new rules to have a material adverse effect on its consolidated results of operations or cash flows due to the fact that Beverly provides, and New Beverly will provide, the majority of its therapy services through on-staff therapists.

     In addition to the requirements to be met by nursing facilities for annual licensure renewal, healthcare facilities are subject to annual surveys and inspections in order to be certified for participation in the Medicare and Medicaid programs. In order to maintain their operator's licenses and their certification for participation in Medicare and Medicaid programs, the nursing facilities must meet certain statutory and administrative requirements. These requirements relate to the condition of the facilities and the adequacy and condition of the equipment used therein, the quality and adequacy of personnel, and the quality of medical care. Such requirements are subject to change. There can be no assurance that, in the future, New Beverly will be able to maintain such licenses for its facilities or that New Beverly will not be required to expend significant sums in order to do so.

     HCFA adopted survey, certification and enforcement procedures by regulations effective July 1, 1995 to implement the Medicare and Medicaid provisions of the Omnibus Budget Reconciliation Act of 1987 ("OBRA 1987") governing survey, certification and enforcement of the requirements for contract participation by skilled nursing facilities under Medicare and nursing facilities under Medicaid. Among the provisions that HCFA has adopted are requirements that (i) surveys focus on residents' outcomes; (ii) all deviations from the participation requirements will be considered deficiencies, but that all deficiencies will not constitute noncompliance; and (iii) certain types of deficiencies must result in the imposition of a sanction. The regulations also identify alternative remedies and specify the categories of deficiencies for which they will be applied. These remedies include: temporary management; denial of payment for new admissions; denial of payment for all residents; civil money penalties of $50 to $10,000 per day of violation; closure of facility and/or transfer of residents in emergencies; directed plans of correction; and directed in service training. The regulations also specify under what circumstances alternative enforcement remedies or termination, or both, will be imposed on facilities which are not in compliance with the participation requirements. Beverly has undertaken an analysis of the procedures in respect of its programs and facilities covered by the final HCFA regulations. While Beverly is unable to predict with total accuracy the degree to which its programs and facilities will be determined to be in compliance with regulations, compliance data for the past year is available. Results of HCFA surveys for the past year determined that approximately 96% of Beverly's facilities were in compliance with the HCFA criteria. HCFA reports have determined that of the non-Beverly facilities surveyed nationally, approximately 95% of such facilities were determined to be in compliance with such HCFA criteria. Although New Beverly could be adversely affected if a substantial portion of its programs or facilities were eventually determined not to be in compliance with the HCFA regulations, New Beverly believes its programs and facilities generally exceed industry standards.

     Beverly believes that its facilities are in substantial compliance with the various Medicaid and Medicare regulatory requirements currently applicable to them. In the ordinary course of its business, however, Beverly receives notices of deficiencies for failure to comply with various regulatory requirements. Beverly reviews such notices and takes appropriate corrective action. In most cases, Beverly and the reviewing agency will agree upon the steps to be taken to bring the facility into compliance with regulatory requirements. In some cases or upon repeat violations, the reviewing agency may take a number of adverse actions against a facility. These adverse actions can include the imposition of fines, temporary suspension of admission of new patients to the facility, decertification from participation in the Medicaid or Medicare programs and, in extreme circumstances, revocation of a facility's license.

     The Medicaid and Medicare programs provide criminal penalties for entities that knowingly and willfully offer, pay, solicit or receive remuneration in order to induce business that is reimbursed under these programs. The illegal remuneration provisions of the Social Security Act, also known as the "anti-kickback" statute, prohibit the payment or receipt of remuneration intended to induce the purchasing, leasing, ordering or arranging for any good, facility, service or item paid by Medicaid or Medicare programs. The violation of the illegal remuneration provisions is a felony and can result in the imposition of fines of up to $25,000 per occurrence. In addition, certain states in which Beverly's facilities are located, and in which New Beverly facilities will be located, have enacted statutes which prohibit the payment of kickbacks, bribes and rebates for the referral of patients. The Medicare program has published certain "Safe Harbor" regulations which describe various criteria and guidelines for transactions which are deemed to be in compliance with the anti-remuneration provisions. Although Beverly has, and New Beverly will have, contractual arrangements with some healthcare providers, management believes it is in compliance with the anti-kickback statute and other provisions of the Social Security Act and with the applicable state statutes. However, there can be no assurance that government officials responsible for enforcing these statutes will not assert that New Beverly or certain transactions in which it is involved are in violation of these statutes. The Social Security Act also imposes criminal and civil penalties for making false claims to the Medicaid and Medicare programs for services not rendered or for misrepresenting actual services rendered in order to obtain higher reimbursement.

     The Medicare and Medicaid programs also provide for the mandatory and/or permissive exclusion of providers of services who are convicted of certain offenses or who have been found to have violated certain laws or regulations. In certain circumstances, conviction of abusive or fraudulent behavior with respect to one facility may subject other facilities under common control or ownership to disqualification from participation in Medicaid and Medicare programs. In addition, some federal and state regulations provide that all facilities under common control or ownership licensed to do business within a state are subject to delicensure if any one or more of such facilities is delicensed.

     While federal regulations do not provide states with grounds to curtail funding of their Medicaid cost reimbursement programs due to state budget deficiencies, states have nevertheless curtailed funding in such circumstances in the past. No assurance can be given that states will not do so in the future or that the future funding of Medicaid programs will remain at levels comparable to the present levels. The United States Supreme Court ruled in 1990 that healthcare providers may bring suit in federal court to enforce the Medicaid Act requirement that the states reimburse nursing facilities at rates which are reasonable and adequate. Nursing facility operators, such as Beverly, and New Beverly after the Transactions, have utilized and should continue to be able to utilize the federal courts to require states to comply with their legal obligation to adequately fund Medicaid programs. However, certain of the legislative proposals discussed above contain provisions which would repeal the provisions of the Medicaid Acts which require states to pay reasonable and adequate rates and which would also eliminate the right to judicial review of certain aspects of the reimbursement systems of state Medicaid programs; therefore, there can be no assurance that nursing facility operators will be able to utilize federal courts for such purposes in the future.

COMPETITION

     The long-term care industry is highly competitive. Beverly's competitive position has varied, and New Beverly's competitive position will vary, from facility to facility, from community to community and from state to state. Some of the significant competitive factors for the placing of patients in a nursing facility include quality of care, reputation, physical appearance of facilities, services offered, family preferences, location, physician services and price. New Beverly's operations will compete with services provided by nursing facilities, acute care hospitals, subacute facilities, transitional hospitals, rehabilitation facilities, therapy clinics, hospices and home healthcare centers. Beverly does, and New Beverly will, compete with a number of tax-exempt nonprofit organizations which can finance acquisitions and capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to Beverly, and New Beverly. There can be no assurance that New Beverly will not encounter increased competition which could adversely affect its business, results of operations or financial condition.

EMPLOYEES

     At June 30, 1997, Beverly had approximately 80,000 employees (approximately 76,000 employees excluding those of the Institutional Pharmacy Business). Beverly is, and New Beverly will be, subject to both federal minimum wage and applicable federal and state wage and hour laws and maintains various employee benefit plans.

     The federal government recently increased the minimum wage in two phases, beginning October 1, 1996 and September 1, 1997, respectively. This new legislation did not result in a material increase in Beverly's wage rates in 1996, and Beverly does not anticipate a material impact on its wage rates in 1997, because a substantial portion of Beverly's associates earn in excess of the new minimum wage levels; however, Beverly believes there may continue to be competitive pressures to increase the wage levels of associates earning above the new minimum wage. The effect of the new minimum wage on New Beverly's future operations is not expected to be material as New Beverly believes that a significant portion of such increase will be reimbursed through Medicare and Medicaid rate increases.

     In recent years, Beverly has experienced increases in its labor costs primarily due to higher wages and greater benefits required to attract and retain qualified personnel, increased staffing levels in its nursing facilities due to greater patient acuity and the hiring of therapists on staff. Although New Beverly expects labor costs to increase in the future, it is anticipated that any increase in costs will generally result in higher patient rates in subsequent periods, subject to the time lag in most states, of up to 18 months, between increases in reimbursable costs and the receipt of related reimbursement rate increases. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Operating Results."

     In the past, the healthcare industry, including Beverly's long-term care facilities, has experienced a shortage of nurses to staff healthcare operations, and, more recently, the healthcare industry has experienced a shortage of therapists. Beverly is not currently experiencing a nursing or therapist shortage, but it competes with other healthcare providers for nursing and therapist personnel and may compete with other service industries for persons serving Beverly in other capacities, such as nurses' aides. A nursing, therapist or nurse's aide shortage could force New Beverly to pay even higher salaries and make greater use of higher cost temporary personnel. A lack of qualified personnel might also require New Beverly to reduce its census or admit patients requiring a lower level of care, both of which could adversely affect operating results.

     Approximately 100 of Beverly's facilities, and after the Transactions New Beverly's facilities, are represented by various labor unions. Certain labor unions have publicly stated that they are concentrating their organizing efforts within the long-term healthcare industry. Beverly, being one of the largest employers within the long-term healthcare industry, has been the target of a "corporate campaign" by two AFL-CIO affiliated unions attempting to organize certain of Beverly's facilities. Although Beverly has never experienced any material work stoppages and believes that its relations with its employees (and the existing unions that represent certain of them) are generally good, Beverly cannot predict the effect continued union representation or organizational activities will have on its, or New Beverly's, future activities. There can be no assurance that continued union representation and organizational activities will not result in material work stoppages, which could have a material adverse effect on New Beverly's operations.

     Excessive litigation is a tactic common to "corporate campaigns" and one that is being employed against Beverly and is expected to continue against New Beverly. There have been several proceedings against facilities to be operated by New Beverly before the National Labor Relations Board ("NLRB"). These proceedings consolidate individual cases from separate facilities, and certain of these proceedings are currently pending before the NLRB. Beverly has, and New Beverly will continue to, vigorously defend these proceedings. Beverly believes, based on advice of its general counsel, that many of these cases are without merit, and further, it is Beverly's belief that the NLRB-related proceedings, individually and in the aggregate, are not material to Beverly's financial position or results of operations or cash flows.

PROPERTIES

     At June 30, 1997, Beverly operated 574 nursing facilities, 33 assisted living centers, 12 transitional hospitals, 74 pharmacies, 46 outpatient therapy clinics, 21 hospices and six home healthcare centers in 36 states and the District of Columbia. It is expected that New Beverly will operate all of such businesses after the Transactions, except for the 74 pharmacies. Most of the 195 leased nursing facilities are subject to "net" leases which require the payment of all taxes, insurance and maintenance costs. Most of these leases have original terms from ten to fifteen years and contain at least one renewal option, which could extend the original term of the leases by five to fifteen years. Many of these leases also contain purchase options. New Beverly believes that all of its physical properties are in good operating condition and suitable for the purposes for which they are being used. Certain of the nursing facilities and assisted living centers to be owned by New Beverly will be included in the collateral securing the obligations under various debt agreements to be assumed by New Beverly.

     The following is a summary of Beverly's and, after the Transactions, subject to adjustments for acquisitions, dispositions and construction after June 30, 1997, New Beverly's nationwide network of nursing facilities, assisted living centers, transitional hospitals, outpatient therapy clinics and hospices at June 30, 1997:

                                                                                          OUTPATIENT
                                                   ASSISTED LIVING      TRANSITIONAL       THERAPY
                             NURSING FACILITIES        CENTERS            HOSPITALS        CLINICS     HOSPICES
                             -------------------   ----------------   -----------------   ----------   --------
                                         TOTAL                                  TOTAL
                                       LICENSED              TOTAL             LICENSED
                             NUMBER      BEDS      NUMBER    UNITS    NUMBER     BEDS       NUMBER      NUMBER
                             -------   ---------   -------   ------   ------   --------   ----------   --------
LOCATION:
Alabama....................     21        2,701       --        --      --        --          --          --
Arizona....................      3          480       --        --       2        78          --          --
Arkansas...................     31        3,803        3        48      --        --          --           2
California.................     69        7,323        2       113      --        --          --           5
Connecticut................      1          120       --        --      --        --          --          --
District of Columbia.......      1          355       --        --      --        --          --          --
Florida....................     64        8,049        5       290      --        --          --          --
Georgia....................     17        2,100        4        72      --        --          18           1
Hawaii.....................      2          396       --        --      --        --          --          --
Illinois...................      3          275       --        --      --        --          --          --
Indiana....................     26        3,817        1        16       1        40          --           1
Kansas.....................     33        2,146        3        39      --        --          --          --
Kentucky...................      8        1,041       --        --      --        --          --          --
Louisiana..................      1          200       --        --      --        --          --          --
Maryland...................      4          585        1        16      --        --          --          --
Massachusetts..............     24        2,402       --        --      --        --          --          --
Michigan...................      2          206       --        --      --        --          --          --
Minnesota..................     35        3,152        2        28      --        --          --           1
Mississippi................     21        2,466       --        --      --        --          --          --
Missouri...................     29        3,038        3       101      --        --          --           1
Nebraska...................     24        2,205        1        16      --        --          --           3
New Jersey.................      1          120       --        --      --        --          --          --
North Carolina.............     11        1,398        1        16      --        --          --          --
Ohio.......................     12        1,435       --        --       1        44           3          --
Oklahoma...................     --           --       --        --       2        64          --          --
Pennsylvania...............     42        4,895        3        53      --        --          --           3
South Carolina.............      3          302       --        --      --        --           1          --
South Dakota...............     17        1,232       --        --      --        --          --          --
Tennessee..................      7          948        2        57       2        70          --          --
Texas......................     --           --       --        --       4       343          24           3
Virginia...................     16        2,113        2        32      --        --          --          --
Washington.................     11        1,080       --        --      --        --          --          --
West Virginia..............      3          310       --        --      --        --          --          --
Wisconsin..................     32        3,513       --        --      --        --          --           1
                               ---       ------       --       ---      --       ---          --          --
                               574       64,206       33       897      12       639          46          21
                               ===       ======       ==       ===      ==       ===          ==          ==
CLASSIFICATION:
Owned......................    378       41,656       29       705       1       198          --          --
Leased.....................    195       22,475        4       192      11       441          46          21
Managed....................      1           75       --        --      --        --          --          --
                               ---       ------       --       ---      --       ---          --          --
                               574       64,206       33       897      12       639          46          21
                               ===       ======       ==       ===      ==       ===          ==          ==

LEGAL PROCEEDINGS
     There are various lawsuits and regulatory actions pending against Beverly arising in the normal course of business, some of which seek punitive damages. To the extent those actions relate to the Remaining

Healthcare Business, they will be assumed by New Beverly after the Disposition and the Merger. Management does not believe that the ultimate resolution of these matters will have a material adverse effect on Beverly's or New Beverly's financial position or results of operations.

MANAGEMENT

     The table below sets forth, as to each executive officer and director of Beverly, such person's name, positions with Beverly and age. Each executive officer and director of Beverly holds office until a successor is elected, or until the earliest of death, resignation or removal. Each executive officer is elected or appointed by the Beverly Board of Directors. It is expected that most, if not all, of the executive officers listed below (other than Dr. Renschler who will become the Chief Executive Officer and a director of Capstone following the Distribution and Merger) will be asked to continue their employment with New Beverly in substantially the same capacity as such individuals have served Beverly. It is also expected that the directors of Beverly, listed below, will continue as directors of New Beverly.

     The executive officers listed below have employment or severance agreements that provide for certain payments in the event of a "change of control" (as defined in the relevant employment or severance agreements). Executive officers entitled to payments in the event of a change of control under current employment agreements with Beverly will be asked to waive their right to such payments as a condition to entering into a new employment or severance agreement with New Beverly. It is anticipated that the employment or severance agreements to be entered into between such executive officers and New Beverly will provide certain payments in the event of a "change of control" (as such term will be defined in such employment agreements) of New Beverly. The current directors of New Beverly are Messrs. Banks, Hendrickson, Pommerville, Stephens and Tabakin. Immediately following the Distribution, Messrs. Pommerville, Stephens and Tabakin will resign from the Board of Directors of New Beverly and will be replaced by the then current non-employee directors of Beverly. No assurance can be given that any of the executive officers or directors listed below will accept any offered positions with New Beverly or that the management team of New Beverly will remain substantially the same as Beverly's management team. The information below is given as of August 31, 1997.


                   NAME                                       POSITION                     AGE
                   ----                                       --------                     ---
David R. Banks(1).........................  Chairman of the Board, Chief Executive         60
                                            Officer and Director
Boyd W. Hendrickson(1)....................  President, Chief Operating Officer and         52
                                            Director
William A. Mathies........................  Executive Vice President and President of      37
                                            BHRS
T. Jerald Moore...........................  Executive Vice President and President of      56
                                            ATH
Robert W. Pommerville.....................  Executive Vice President, General Counsel      57
                                            and Secretary
C. Arnold Renschler, M.D. ................  Executive Vice President and President of      55
                                            PCA
Bobby W. Stephens.........................  Executive Vice President -- Asset Management   52
Scott M. Tabakin..........................  Executive Vice President and Chief Financial   38
                                            Officer
Mark D. Wortley...........................  Executive Vice President and President of      42
                                            Spectra
Pamela H. Daniels.........................  Vice President, Controller and Chief           33
                                            Accounting Officer
Beryl F. Anthony, Jr.(1)(3)(5)............  Director                                       59
James R. Greene(2)(3)(4)..................  Director                                       76
Edith E. Holiday(2)(4)(5).................  Director                                       45
Jon E. M. Jacoby(1)(2)....................  Director                                       59
Risa J. Lavizzo-Mourey, M.D.(3)(4)........  Director                                       43
Marilyn R. Seymann(2)(4)(5)...............  Director                                       54


---------------

     (1) Member of Executive Committee.
     (2) Member of Audit Committee.
     (3) Member of Compensation Committee.
     (4) Member of Quality Management Committee.
     (5) Member of Nominating Committee.

     Mr. Banks has been a director of Beverly since 1979 and has served as Chief Executive Officer since May 1989 and Chairman of the Board since March 1990. Mr. Banks was President of Beverly from 1979 to September 1995. Mr. Banks is a director of Nationwide Health Properties, Inc., Ralston Purina Company, Wellpoint Health Networks, Inc., and trustee for Occidental College.

     Mr. Hendrickson joined Beverly in 1988 as a Division President. He was elected Vice President of Marketing in May 1989, Executive Vice President of Operations and Marketing in February 1990, President of BHRS in January 1995 and President, Chief Operating Officer and a director of Beverly in September 1995.

     Mr. Mathies joined Beverly in 1981 as an Administrator in training. He was an Administrator until 1986 at which time he became a Regional Manager. In 1988, Mr. Mathies was elected Vice President of Operations for the California region and was elected Executive Vice President of Beverly and President of BHRS in September 1995.

     Mr. Moore joined Beverly as Executive Vice President in December 1992 and was elected President of ATH in June 1996. Mr. Moore was employed at Aetna Life and Casualty from 1963 to 1992 and was elected Senior Vice President in 1990.

     Mr. Pommerville first joined Beverly in 1970 and left in 1976. He rejoined Beverly as Vice President and General Counsel in 1984 and was elected Secretary in February 1990, Senior Vice President in March 1990 and Executive Vice President and Acting Compliance Officer in February 1995.

     Dr. Renschler joined Beverly in 1996 as Executive Vice President and President of PCA. In connection with the Merger, it is expected that Dr. Renschler will resign as an officer of Beverly and become Chief Executive Officer and a director of Capstone. From 1990 to 1996, Dr. Renschler was Senior Vice President and Chief Clinical Officer, as well as President of three operating divisions of NovaCare, Inc. and a member of its board of directors. Prior to that time, he held a series of key executive positions at Manor Healthcare Corp., including President and Chief Operating Officer.

     Mr. Stephens joined Beverly as a staff accountant in 1969. He was elected Assistant Vice President in 1978, Vice President of Beverly and President of Beverly's Central Division in 1980, and Executive Vice President in February 1990. Mr. Stephens is a director of City National Bank in Fort Smith, Arkansas, Beverly Japan Corporation, and Harbortown Properties, Inc.

     Mr. Tabakin joined Beverly in October 1992 as Vice President, Controller and Chief Accounting Officer. He was elected Senior Vice President in May 1995, Acting Chief Financial Officer in September 1995, and Executive Vice President and Chief Financial Officer in October 1996. From 1980 to 1992, Mr. Tabakin was with Ernst & Young LLP.

     Mr. Wortley joined Beverly as Senior Vice President and President of Spectra in September 1994 and was elected Executive Vice President in February 1996. From 1988 to 1994, Mr. Wortley was an officer of Therapy Management Innovations.

     Ms. Daniels joined Beverly in May 1988 as Audit Coordinator. She was promoted to Financial Reporting Senior Manager in 1991 and Director of Financial Reporting in 1992. She was elected Vice President, Controller and Chief Accounting Officer in October 1996. From 1985 to 1988, Ms. Daniels was with Price Waterhouse LLP.

     Mr. Anthony served as a member of the United States Congress and was Chairman of the Democratic Congressional Campaign Committee from 1987 through 1990. In 1993, he became a partner in the Winston & Strawn law firm. He has been a director of Beverly since January 1993.

     Mr. Greene's principal occupation has been that of a director and consultant to various U.S. and international businesses since 1986. He is a director of a number of mutual funds of Alliance Capital Management Corporation, Buck Engineering Company and Bank Leumi. He has been a director of Beverly since January 1991.

     Ms. Holiday is an attorney. She served as White House Liaison for the Cabinet and all federal agencies during the Bush administration. Prior to that, Ms. Holiday served as General Counsel of the U.S. Treasury Department, as well as its Assistant Secretary of Treasury for Public Affairs and Public Liaison. She is a director of Amerada Hess Corporation, Hercules Incorporated and H. J. Heinz Company and a director or trustee of various investment companies in the Franklin Templeton Group of Funds. She has been a director of Beverly since March 1995.

     Mr. Jacoby is Executive Vice President, Chief Financial Officer and a director of Stephens Group, Inc. Mr. Jacoby has held the indicated positions with Stephens Group, Inc. since 1986, and prior to that time, served as Manager of the Corporate Finance Department and Assistant to the President of Stephens Inc. Mr. Jacoby is a director of the American Classic Voyages Company, Delta and Pine Land Company, Inc. and Medicus Systems, Inc. He has been a director of Beverly since February 1987.

     Dr. Lavizzo-Mourey is Director of the Institute of Aging, Chief of the Division of Geriatric Medicine and Associate Executive Vice President for health policy at the University of Pennsylvania, Ralston-Penn Center. From 1992 to 1994, Dr. Lavizzo-Mourey was in the Senior Executive Service in the Agency for Health Care Policy and Research, U.S. Public Health Service of the Department of Health and Human Services. She is a director of Medicus Systems, Inc. and Nellcor Puritan Bennett. She has been a director of Beverly since March 1995.

     Ms. Seymann is President and Chief Executive Officer of M One, Inc., a management and information systems consulting firm specializing in the financial services industry. From 1990 to 1993, Ms. Seymann was Director and Vice Chairman of the Federal Housing Finance Board. Prior to that, she served as Managing Director of Andersen Asset Based Services, a unit of Arthur Andersen LLP. From 1986 to 1990, Ms. Seymann was Executive Vice President of Chase Bank of Arizona and served as President, Private Banking of Chase Trust Company from 1987 to 1990. She has been a director of Beverly since March 1995.

     During 1996, there were nine meetings of Beverly's Board of Directors. Each director attended 75% or more of the meetings of the Board and committees on which he or she served.

DIVIDEND POLICY

     Beverly currently does not pay dividends on any of its issued and outstanding securities. New Beverly does not expect to pay any dividends for the foreseeable future. Rather, New Beverly expects that it will reinvest any earnings into funding future acquisitions and growth. Any future payments of dividends and the amount thereof will be dependent upon New Beverly's results of operations, financial condition, cash requirements, future prospects and other factors deemed relevant by the Board of Directors of New Beverly from time to time.

                     PRINCIPAL STOCKHOLDERS OF NEW BEVERLY

     New Beverly will be a wholly-owned subsidiary of Beverly until the consummation of the Distribution. Because all of the shares of New Beverly Common Stock now held by Beverly will be distributed to shareholders of Beverly in connection with the Distribution, the number of shares of New Beverly Common Stock shown below to be owned beneficially by certain beneficial owners holding more than five percent of the issued and outstanding Beverly Common Stock, as well as by each director and by all directors and officers as a group will depend upon the number of shares held by such persons at the time of the Distribution. This table assumes that each of the executive officers set forth below will (i) be offered a position with New Beverly and (ii) accept such position if offered. In order to present estimated beneficial ownership of the persons and entities set forth below immediately following the Distribution, the following table shows: (i) the number of shares of Beverly Common Stock beneficially owned by such person or entities as of August 31, 1997 (including, if applicable, shares underlying Company Options exercisable within 60 days of such date) and (ii) the number of shares of New Beverly Common Stock that such persons or entities would own immediately following the Distribution (including, if applicable, shares underlying New Beverly Options exercisable within 60 days of such date), assuming none of such persons or entities disposes of any shares of Beverly Common Stock prior to the Distribution and Merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     The following table sets forth as of September 25, 1997, those persons who beneficially own more than five percent of the issued and outstanding Beverly Common Stock based on information filed in reports by such persons with the SEC.


                                                          NUMBER OF         PERCENT OF
                                                          SHARES OF           TOTAL
                         NAME                            COMMON STOCK      COMMON STOCK
                         ----                            ------------      ------------
FMR Corp...............................................  7,894,799(1)          7.2%
  ("FMR")
  82 Devonshire Street
  Boston, MA 02109
Franklin Resources, Inc................................  8,417,800(2)          7.7%
  ("Franklin")
  777 Mariners Island Blvd.
  San Mateo, CA 94404
Loomis, Sayles & Company, L.P..........................  6,213,650(3)          5.7%
  ("Loomis")
  One Financial Center
  Boston, MA 02111
Wellington Management Company..........................  6,463,419(4)          5.9%
  ("WMC")
  75 State Street
  Boston, MA 02109

---------------

(1) Based on the latest schedule 13G, dated February 14, 1997, provided to Beverly by FMR; FMR had sole voting power with regard to 746,928 shares and sole dispositive power with respect to 7,894,799 shares.

(2) Based on the latest schedule 13G, dated February 12, 1997, provided to Beverly by Franklin; Franklin had sole voting and dispositive power with respect to 8,417,800 shares.

(3) Based on the latest schedule 13G, dated February 13, 1997, provided to Beverly by Loomis; Loomis had sole voting power with respect to 2,176,125 shares and shared dispositive power with respect to 6,213,650 shares.

(4) Based on the latest schedule 13G, dated January 24, 1997, provided to Beverly by WMC; WMC had shared voting power with respect to 1,663,574 shares and shared dispositive power with respect to 6,463,419 shares.

SECURITY OWNERSHIP OF MANAGEMENT


     The following table sets forth as of September 25, 1997, the amount of Beverly Common Stock beneficially owned by each of Beverly's directors, each executive officer named in the Summary Compensation Table included in Beverly's Proxy Statement for the Annual Meeting of Stockholders held on May 29, 1997, and all directors and executive officers as a group based on information obtained from such persons.



                                            AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                -----------------------------------------------------------------
                                SOLE VOTING     OPTIONS                                             PERCENTAGE
                                    AND       EXERCISABLE     OTHER                                     OF
                                INVESTMENT      WITHIN      BENEFICIAL     DEFERRED                   COMMON
                                   POWER        60 DAYS     OWNERSHIP    COMPENSATION     TOTAL       STOCK
                                -----------   -----------   ----------   ------------   ---------   ----------
Beryl F. Anthony, Jr..........           0        22,500           0         4,473(1)      26,817        *
David R. Banks................     216,864(3)    377,223       8,774(4)      1,820(2)     604,439        *
James R. Greene...............         500        22,500           0         9,551(1)      32,396        *
Boyd W. Hendrickson...........     190,218(3)    128,643           0         1,374(2)     320,053        *
Edith E. Holiday..............         800         7,500         200(4)      1,896(1)      10,319        *
Jon E. M. Jacoby..............           0        22,500           0         7,662(1)      29,967        *
Risa J. Lavizzo-Mourey,
  M.D.........................       1,000         7,500           0         2,088(1)      10,471        *
William A. Mathies............      86,491(3)     71,250       2,879(4)        839(2)     151,550        *
C. Arnold Renschler,
  M.D.(5).....................      65,000(3)     58,750           0         1,052(2)     124,740        *
Marilyn R. Seymann............       1,000         7,500           0         2,556(1)      10,900        *
Mark D. Wortley...............      66,738(3)     41,250           0           807(2)     108,688        *
All Directors and Executive
  Officers as a Group (16
  Persons)(5).................   1,142,915     1,097,172      16,268        37,032      2,303,185      2.1%


---------------

 *  Percentage of Common Stock owned does not exceed 1%.

(1) Participant in the Beverly Non-Employee Director Deferred Compensation Plan.

(2) Participant in the Beverly Executive Deferred Compensation Plan.

(3) Includes shares allocated to the employee through participation in Beverly's Employee Stock Purchase Plan.

(4) Includes shares owned by family members.

(5) C. Arnold Renschler, M.D., currently an Executive Vice President of Beverly and President of PCA, is expected to resign his position with Beverly effective as of the Effective Time of the Merger, when he will assume the position of Chief Executive Officer and will become a director of Capstone.

                      EXECUTIVE AND DIRECTOR COMPENSATION

EXECUTIVE COMPENSATION

     The following table sets forth information with respect to the Chief Executive Officer and the other four most highly compensated individuals of Beverly as to whom the total annual salary and bonus for the year ended December 31, 1996, exceeded $100,000. All of these individuals were executive officers of Beverly at December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                                                                                COMPENSATION
                                                                                           ----------------------
                                                                                               AWARDS PAYOUTS
                                                ANNUAL                                     ----------------------
                                             COMPENSATION                     RESTRICTED    SECURITIES
                                           -----------------   OTHER ANNUAL     STOCK       UNDERLYING     LTIP      ALL OTHER
                                  FISCAL   SALARY     BONUS    COMPENSATION     AWARDS     OPTIONS/SARS   PAYOUTS   COMPENSATION
  NAME AND PRINCIPAL POSITION      YEAR      ($)       ($)         ($)        ($)(7)(8)        (#)          ($)        ($)(9)
  ---------------------------     ------   -------   -------   ------------   ----------   ------------   -------   ------------
David R. Banks..................   1996    597,542   324,973        None       697,500        90,000       None        20,230
  Chairman of the Board and        1995    622,096      None        None          None          None       None        51,973
  Chief Executive Officer          1994    539,170   173,384        None       151,711        60,000       None        51,469
Boyd W. Hendrickson.............   1996    437,971   245,314        None       581,250        65,000       None        17,973
  President and Chief              1995    392,862      None        None       412,500        70,000       None        38,100
  Operating Officer(1)             1994    323,502    80,912        None        70,798        30,000       None        40,646
William A. Mathies..............   1996    275,000   185,000     216,198(5)    465,000        40,000       None         8,858
  Executive Vice President         1995    203,481    44,334      48,465(5)    206,250        35,000       None        19,526
  and President-Beverly            1994    159,260    29,958        None        26,223        12,000       None        18,630
  Health & Rehabilitation
  Services, Inc.(BHRS)(2)
C. Arnold Renschler, MD.........   1996    200,481   187,500      46,995(6)    673,750       285,000       None         1,226
  Executive Vice President         1995
  and President-Pharmacy           1994
  Corporation of America(3)
Mark D. Wortley.................   1996    258,704   171,316        None       465,000        75,000       None         8,693
  Executive Vice President         1995    230,481      None        None          None          None       None        12,793
  and President-Spectra            1994     65,769    24,000        None        20,996        50,000       None         3,779
  Rehab Alliance, Inc.(4)

---------------

(1) Mr. Hendrickson was elected to his current position on September 29, 1995. Prior to that he was Executive Vice President and President-BHRS.

(2) Mr. Mathies was elected to his current position on September 29, 1995. Prior to that he was a Vice President-Operations of BHRS.

(3) Dr. Renschler assumed his current position on June 3, 1996.

(4) Mr. Wortley was elected to his current position on February 9, 1996. Prior to that he was a Senior Vice President and President of Spectra Rehab Alliance, Inc.

(5) Relocation costs and expenses paid to Mr. Mathies in connection with his relocation from California to Arkansas.

(6) Relocation costs and expenses paid to Dr. Renschler in connection with his relocation from Pennsylvania to Florida.

(7) Amounts shown as Restricted Stock Awards consist of the following (shown in dollars) (Beverly does not currently pay dividends on its Common Stock).

                                   YEAR   MR. BANKS   MR. HENDRICKSON   MR. MATHIES   DR. RENSCHLER   MR. WORTLEY
                                   ----   ---------   ---------------   -----------   -------------   -----------
Restricted Stock Grants..........  1996       None           None            None        183,750(a)        None
                                   1995       None        412,500(b)      206,250(b)                       None
                                   1994       None           None            None                          None
Performance Shares(c)............  1996    697,500        581,250         465,000        490,000        465,000
                                   1995
                                   1994
Award Pursuant to the............  1996
  Annual Incentive Plan(d)         1995
                                   1994     43,346         20,228           7,494                         5,995
Award Pursuant to the............  1996
  Equity Incentive Plan(e)         1995
                                   1994    108,365         50,570          18,729                        15,001
    Total........................  1996    697,500        581,250         465,000        673,750        465,000
                                   1995       None        412,500         206,250                          None
                                   1994    151,711         70,798          26,223                        20,996

---------------

    (a) The total $183,750 restricted stock award to Dr. Renschler in 1996 consists of, on June 3, 1996, at which time the closing price of the Common Stock was $12.25, a grant of 15,000 shares which vest twenty-five percent per year beginning one year from the date of the grant.

    (b) The total $412,500 restricted stock award to Mr. Hendrickson and the total $206,250 restricted stock award to Mr. Mathies in 1995 consists of, on October 2, 1995, at which time the closing price of the Common Stock was $13.75, grants of 30,000 and 15,000 shares respectively, which vest twenty-five percent per year beginning one year from the date of grant.

    (c) The total $697,500, $581,250, $465,000 and $465,000 Performance Share
        awards to Mr. Banks, Mr. Hendrickson, Mr. Mathies and Mr. Wortley consist of, on February 9, 1996, at which time the closing price of the Common Stock was $11.625, a grant of performance-based restricted stock in the following number of shares: 60,000; 50,000; 40,000; and 40,000 respectively. Performance is measured by appreciation in the price of Common Stock from December 31, 1995. To satisfy the performance restriction, the Common Stock must close at or above the performance target for at least five consecutive trading days on the New York Stock Exchange. Achievement of the performance target for any performance period is deemed to be achievement of the performance target for all prior performance periods. The percentage of shares that vest, if the performance target is met, and the performance target, are: 10% and $14.00; 20% and $16.125; 20% and $18.50; 25% and $21.375; 25% and $24.50
        for 1996, 1997, 1998, 1999 and 2000 respectively. The total $490,000
        Performance Share award to Dr. Renschler consists of, on June 3, 1996, at which time the closing price of the Common Stock was $12.25, a grant of 40,000 shares with the same performance targets and vesting schedule as set forth above.

    (d) For 1994 performance, the Annual Incentive Plan provided for the payment of 20% of the annual incentive award earned to be paid by a grant of other stock units, vesting one year from the grant date. The following number of other stock units were granted to the named Executive
        Officers: Mr. Banks -- 3,152; Mr. Hendrickson -- 1,471; Mr.
        Mathies -- 545; and Mr. Wortley -- 436.

    (e) The Equity Incentive Plan provided, for 1994 performance, the granting of phantom units, with cliff vesting four years from the grant date. The phantom units are payable, upon vesting, at an amount per unit equal to the fair market value of the Common Stock on that date, in cash, shares of Common Stock or a combination thereof at the discretion of the Compensation Committee. The following number of phantom units were granted to the named executive officers, to vest on February 14, 2000:
        Mr. Banks -- 7,881; Mr. Hendrickson -- 3,678; Mr. Mathies -- 1,362; and Mr. Wortley -- 1,091.

(8) Based on the closing price for the Common Stock of $12.75, at December 31, 1996, the number and value of aggregate restricted stock, performance shares and phantom unit holdings for the named executive officers are as follows:

                                         MR. BANKS   MR. HENDRICKSON   MR. MATHIES   DR. RENSCHLER   MR. WORTLEY
                                         ---------   ---------------   -----------   -------------   -----------
Restricted Stock............  (Shares)       None         22,500          11,250         15,000           None
                              (Value $)      None        286,875         143,437        191,250           None
Performance Shares..........  (Shares)     60,000         50,000          40,000         40,000         40,000
                              (Value $)   765,000        637,500         510,000        510,000        510,000
Phantom Units...............  (Shares)     16,274          7,571           2,436           None          1,091
                              (Value $)   207,493         96,530          31,059           None         13,910

(9) All other compensation consists of the following:

                                   YEAR   MR. BANKS   MR. HENDRICKSON   MR. MATHIES   DR. RENSCHLER   MR. WORTLEY
                                   ----   ---------   ---------------   -----------   -------------   -----------
Car Allowance(a).................  1996       None           None            None           None           None
                                   1995      2,019          2,019           2,019                         2,019
                                   1994      7,500          7,500           7,500                         2,192
Matching Contribution to.........  1996      2,340          2,340           2,340           None          2,340
Employee Stock Purchase            1995      2,340          2,340           2,340                         2,340
Plan(b)                            1994      2,340          2,340           2,250                          None
Executive Medical Plan...........  1996      3,834          6,659           1,347             62            887
                                   1995      6,168          9,660           4,098                         2,530
                                   1994      7,661         11,479           3,570                         1,379
Premiums Under Executive.........  1996      1,350          1,080             177           None            216
Life Insurance Plan(c)             1995      4,753          2,607             420                           294
                                   1994      4,410          2,392             407                          None
Regular Life Insurance...........  1996      5,648          2,187             297            626            464
Plan(d)                            1995      3,410          1,483             167                           282
                                   1994      1,125            720              99                            33
Matching Contribution to.........  1996      3,341          1,990             980           None          1,069
Executive Retirement               1995     30,541         17,249           7,938                         2,586
Plan(e)                            1994     28,258         16,040           4,629                          None
Financial Planning...............  1996       None           None            None           None           None
                                   1995       None           None            None                          None
                                   1994        175            175             175                           175
Benefit Allowance(f).............  1996      3,717          3,717           3,717            538          3,717
                                   1995      2,742          2,742           2,544                         2,742
    Total........................  1996     20,230         17,973           8,858          1,226          8,693
                                   1995     51,973         38,100          19,526                        12,793
                                   1994     51,469         40,646          18,630                         3,779

---------------

    (a) Car allowances were discontinued in 1995. Amounts previously paid were added to base salary.

    (b) The Employee Stock Purchase Plan enables all full-time employees which have completed one year of continuous service to purchase shares of Common Stock through payroll deductions of up to $300 per pay period. Beverly contributes 30% of the amount of payroll deductions for the participating employee.

    (c) Effective January 1, 1996, the amount shown represents the dollar value benefit of premium payments under split dollar life insurance policies for which Beverly will be reimbursed for premiums paid. In prior years, the amounts shown represented premiums on individual term life insurance policies.

    (d) Imputed income for life insurance provided under Beverly's regular life insurance plan for amounts in excess of $50,000.

    (e) The Beverly Enterprises, Inc. Executive Retirement Plan, (the "Executive Retirement Plan") provides that, depending on the Beverly's profits, Beverly will match each participant's annual contribution, based on a sliding scale relating to years of service with the Beverly, up to a maximum of six percent of a participant's compensation. The Executive Retirement Plan also provides that Beverly will pay each participant additional compensation approximately equivalent to the tax liability such participant shall accrue as a result of the Beverly's contribution. During 1995 and 1994, Beverly contributed 50 percent and during 1996, five percent of the maximum match permitted under the Executive Retirement Plan for each participant. These figures include both the employer match and the additional compensation for reimbursement of taxes.

    (f) Reimbursement for premiums paid under regular medical and dental insurance.

     The following tables set forth certain information at December 31, 1996 and for the fiscal year then ended with respect to stock options granted to and exercised by the individuals named in the Summary Compensation Table above. No stock appreciation rights have been granted and no options have been granted at an option price below fair market value on the date of the grant.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS                      GRANT DATE
                                   ------------------------------------------------------     VALUE
                                    NUMBER OF      % OF TOTAL                               ----------
                                    SECURITIES    OPTIONS/SARS                              GRANT DATE
                                    UNDERLYING     GRANTED TO    EXERCISE OR                 PRESENT
                                   OPTIONS/SARS   EMPLOYEES IN   BASE PRICE    EXPIRATION     VALUE
              NAME                  GRANTED(#)    FISCAL YEAR      ($/SH)         DATE        ($)(2)
              ----                 ------------   ------------   -----------   ----------   ----------
David R. Banks...................     90,000(1)       5.26%         12.75       12/11/06      684,900(6)
Boyd W. Hendrickson..............     65,000(1)       3.80%         12.75       12/11/06      494,650(6)
William B. Mathies...............     40,000(1)       2.34%         12.75       12/11/06      304,400(6)
C. Arnold Renschler, M.D. .......     35,000(2)       2.04%         12.25       06/03/01      172,900(7)
                                     160,000(2)       9.35%        12.625       06/13/01      819,200(8)
                                      40,000(1)       2.34%         12.75       12/11/06      304,400(6)
                                      50,000(3)       2.92%        12.625       06/12/02      256,000(8)
Mark Wortley.....................     22,400(4)       1.31%        11.625       02/09/01       97,216(9)
                                      40,000(1)       2.34%         12.75       12/11/06      304,400(6)
                                      12,600(5)       0.74%        11.625       02/09/01       54,684(9)

---------------

(1) Nonqualified stock options granted on December 12, 1996. 25% of these options become fully exercisable one year from the grant date and 25% per year thereafter on a cumulative basis.

(2) Nonqualified stock options for 35,000 shares were granted on June 3, 1996 and nonqualified stock options for 160,000 shares were granted on June 13, 1996. 25% of these options become fully exercisable one year from the grant date and 25% per year thereafter on a cumulative basis.

(3) Nonqualified stock options granted on June 13, 1996. 10,000 shares vested on December 31, 1996. 40,000 shares are subject to performance conditions contained in the stock option agreement. 20,000 shares will vest on December 31, 1997 if the 1997 performance conditions are met and 20,000 shares will vest on December 31, 1998 if the 1998 performance conditions are met. Certain of the 1997 and all of the 1998 performance conditions will be set by the Compensation Committee at a later date.

(4) Nonqualified stock options granted on February 9, 1996. 25% of these options become fully exercisable one year from the grant date and 25% per year thereafter on a cumulative basis.

(5) Incentive stock options granted on February 9, 1996. 25% of these options become fully exercisable one year from the grant date and 25% per year thereafter on a cumulative basis.

(6) Based upon the Black-Scholes Option Valuation Model, which estimates the present dollar value of options to purchase shares of Common Stock to be $7.61 per option share. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated by the Black-Scholes Model. The assumptions underlying the Black-Scholes Model include: (a) an expected volatility of .3440 based on the thirty-six months prior to the grant date,
    (b) a risk-free rate of return of 6.54%, which approximates the ten year U.S. Treasury Strip Rate on the grant date, (c) no dividend on the Common Stock, and (d) a ten year period from the grant until expiration.

(7) Based upon the Black-Scholes Option Valuation Model, which estimates the present dollar value of options to purchase shares of Common Stock to be $4.94 per option share. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated by the Black-Scholes Model. The assumptions underlying the Black-Scholes Model include: (a) an expected volatility of .3226 based on the thirty-six months prior to the grant date,
    (b) a risk-free rate of
    return of 6.64%, which approximates the five year U.S. Treasury Strip Rate on the grant date, (c) no dividend on the Common Stock, and (d) a five year period from the grant until expiration.

(8) Based upon the Black-Scholes Option Valuation Model, which estimates the present dollar value of options to purchase shares of Common Stock to be $5.12 per option share. This analysis assumed that all performance conditions would be met for vesting. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated by the Black-Scholes Model. The assumptions underlying the Black-Scholes Model include: (a) an expected volatility of .3326 based on the thirty-six months prior to the grant date, (b) a risk-free rate of return of 6.79%, which approximates the five year U.S. Treasury Strip Rate on the grant date, (c) no dividend on the Common Stock, and (d) a five year period from the grant until expiration.

(9) Based upon the Black-Scholes Option Valuation Model, which estimates the present dollar value of options to purchase shares of Common Stock to be $4.34 per option share. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated by the Black-Scholes Model. The assumptions underlying the Black-Scholes Model include: (a) an expected volatility of .3167 based on the thirty-six months prior to the grant date,
    (b) a risk-free rate of return of 5.23%, which approximates the five year U.S. Treasury Strip Rate on the grant date, (c) no dividend on the Common Stock, and (d) a five year period from the grant until expiration.

COMPENSATION OF DIRECTORS AND OTHER INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

     Effective June 1, 1996, compensation to Beverly directors other than Mr. Banks and Mr. Hendrickson was changed to an annual retainer of $25,000 for serving as a director plus an additional fee of $1,000 for each Board or committee meeting attended. In addition, committee chairpersons receive $1,000 for each committee meeting chaired. Mr. Banks, the current Chairman of the Board and Chief Executive Officer of Beverly, and Mr. Hendrickson, the current President and Chief Operating Officer of Beverly, received no additional cash compensation for serving on the Board or its committees.

     Pursuant to the Beverly Enterprises, Inc. Non-Employee Directors' Stock Option Plan, each non-employee director is automatically granted an option to purchase 2,500 shares of Beverly Common Stock on June 1 of each year, at an exercise price of 100 percent of the fair market value of such Common Stock on the respective grant dates. The options become fully exercisable one year from the grant date.

     During 1996, there were nine meetings of the Beverly Board. Each director attended 75% or more in the aggregate of the meetings of the Beverly Board and committees on which the director served.

     The Executive Committee, which met nine times during 1996, is delegated authority to exercise all of the authority of the Beverly Board during the intervals between meetings except that authority delegated to other committees or extraordinary actions.

     The Audit Committee, which met three times during 1996, reviews and acts, or reports to the Beverly Board, with respect to various auditing and accounting matters, including the selection of Beverly's independent auditors, the scope of audit procedures, the nature of services to be performed for Beverly by and the fees to be paid to the independent auditors, oversight of Beverly's internal audit function, the performance of Beverly's independent auditors and the accounting practices of Beverly.

     The Nominating Committee, which met two times during 1996, is delegated the following responsibilities: (i) identification and recommendation for nomination of candidates to stand for election to the Beverly Board; and (ii) establishment of procedures for the nomination process and criteria for the selection of nominees, including stockholders' suggestions of nominees for director that are submitted in writing in compliance with Beverly's Bylaws. The Nominating Committee is also responsible for administering the Beverly Board's self-evaluation.

     The Quality Management Committee, which met six times during 1996, monitors the quality of service provided by Beverly and reports to the Beverly Board of Directors progress made toward reaching quality goals.

     The Compensation Committee met seven times during 1996. See the Compensation Committee Report on Executive Compensation below for a discussion of the Compensation Committee functions.

THE BEVERLY NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

     The following is a description of the Beverly Enterprises, Inc. Non-Employee Director Deferred Compensation Plan (the "Non-Employee Director Plan") that was approved by the Beverly stockholders and became effective May 29, 1997. The purpose of the Non-Employee Director Plan is to provide outside directors with the opportunity to receive awards equivalent to shares of Beverly Common Stock (referred to as "deferred share units") and to defer receipt of compensation for services rendered to Beverly. It is expected that New Beverly will assume the Non-Employee Director Plan immediately following the Transactions. It is intended that the Non-Employee Director Plan shall aid Beverly (and after the Transactions, New Beverly) in retaining and attracting non-employee directors whose abilities, experience and judgment can contribute to the continued progress of Beverly (and after the Transactions, New Beverly). Further, the Non-Employee Director Plan is intended to more closely align directors with stockholders through compensation awards equivalent to shares of Beverly Common Stock (and after the Transactions, New Beverly Common Stock).

     There are three types of contributions available under the Non-Employee Director Plan. First, directors will be able to defer all or part of retainer and meeting fees to a pre-tax deferred compensation account with two investment options. The first investment option will be a cash account which is credited with interest (at a variable interest rate equal to the prime interest rate as established by a major New York bank), and the second investment option will be a deferred share unit account, with each unit having a value equivalent to one share of Beverly Common Stock (and after the Transactions, New Beverly Common Stock). A director's deferred share unit account will fluctuate in value as if it had been invested in Beverly Common Stock (and after the Transactions, New Beverly Common Stock), however the Non-Employee Director Plan is not actually funded and amounts deferred will not necessarily be invested in the Beverly Common Stock (and after the Transactions, New Beverly Common Stock). It is possible for the value of a director's account to decrease in value as a result of this deemed investment if the value of the Beverly Common Stock (and after the Transactions, New Beverly Common Stock) decreases.

     The second type of contribution is a Beverly matching contribution. Beverly (and after the Transactions, New Beverly) will match 25% of the amount that is deferred, but only to the extent the director elects to credit his deferral into the deferred share unit account.

     Third, in connection with the termination of Beverly's previous retirement plan for non-employee directors, in order to replace lost benefits under such plan, directors will receive a grant of 500 deferred share units each year under the Non-Employee Director Plan. Both Beverly (and after the Transactions, New Beverly) matching contributions and the annual 500 deferred share unit grant will be automatically credited to the deferred share unit account.

     Directors are at all times 100% vested in their accounts. Distributions will commence upon retirement, termination, death, or disability. Earlier payments are available only if approved by the full Board of Directors (which administers the Non-Employee Director Plan), in the event of an unforeseeable emergency resulting in an extreme financial hardship. Payment will be in the form of a single lump sum or installment of up to ten years, as elected by each director. Distributions will be made in shares of Beverly Common Stock (and after the Transactions, New Beverly Common Stock). However, with prior Board of Directors approval, a director may elect to be paid out of cash instead.

     The right of a Director or his or her beneficiary to receive a distribution under the Non-Employee Directors Plan is an unsecured claim against the general assets of Beverly (and after the Transactions, New Beverly). Beverly (and after the Transactions, New Beverly) may (but is not required to) informally "fund" some or all of the Non-Employee Director Plan liabilities through a so-called "rabbi trust" or grantor trust, but neither a director nor any beneficiary shall have any rights in or against any specific assets of Beverly (and after the Transactions, New Beverly). The Non-Employee Directors Plan became effective May 29, 1997, upon approval by the stockholders of Beverly. New Beverly, at the Time of Distribution, will assume the obligations and responsibilities of the Non-Employee Director Plan from Beverly.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following is the Compensation Committee Report of the Beverly Board of Directors, provided in connection with the Beverly Annual Meeting of Stockholders held on May 29, 1997. This report reviews executive compensation for Beverly for the fiscal year ended December 31, 1996. It is anticipated that, prior to the consummation of the Transactions, the Compensation Committee of Beverly will become the Compensation Committee of New Beverly and will continue the same compensation philosophies currently in place at Beverly.

     The Compensation Committee of Beverly's Board of Directors (the Committee) is currently composed of three independent, non-employee Directors. There were four members until June 1996, when new Committee assignments were made. Mr. Louis W. Menk, former Chairman of the Compensation Committee, retired from the Beverly Board of Directors in May 1997. Three Committee members remained and one, Marilyn R. Seymann, left for another committee assignment. The Committee's overall responsibility is to ensure executive compensation policies are directly aligned with the strategic goals of Beverly. The Committee approves the design of compensation programs, evaluates their effectiveness, and authorizes the adoption of new plans and strategies as warranted.

COMPENSATION PHILOSOPHY

     The Committee's compensation philosophy and the underlying compensation programs are designed to directly support Beverly's business objectives by:

     - Allowing Beverly to recruit, retain and develop highly qualified executive employee talent

     - Linking individual compensation with Beverly and individual performance

     - Maintaining compensation levels that are competitive (targeted at the median (50th percentile) of the Competitive Market discussed below)

     - Emphasizing the variable and at-risk portion of compensation through incentive plans which properly reflect and reward both short and long-term performance

     - Promoting executive stock ownership and encouraging stock retention by executives

     The Committee evaluates each element of compensation as well as total executive compensation. The Chief Executive Officer provides input to the Committee in this regard. In addition, the Committee receives consulting advice and assistance from an independent executive compensation firm on an ongoing basis.

COMPETITIVE MARKET EVALUATION

     Beverly and its Compensation Committee evaluate competitive compensation practices and levels in the marketplace by considering data from publicly available surveys published by recognized, major compensation consulting firms, as well as special studies and surveys of industry comparisons. In addition, the compensation consulting firm engaged by the Committee and Beverly provided a comprehensive assessment of compensation from its executive database. This analysis included reference to companies of comparable revenues to Beverly in the healthcare services industry as well as general industry. In addition, the compensation consultant conducted several private surveys of executive pay in companies that compete with Beverly for management talent. All of these sources of data have been combined and median and averages calculated to establish targets for each element of compensation for Company executives for 1997 and the immediate future. The Competitive Market is the combination of all the survey data in general industry of similar revenues, healthcare industry with similar lines of business and companies from the proxy analysis peer group with similar revenues. In establishing competitive levels, Beverly has used the 50th percentile as its target level for each element of compensation. The Committee believes that actual compensation levels for the five executive officers named in the Summary Compensation Table were at or below the 50th percentile of the Competitive Market during 1996.

BASE SALARY

     The Committee regularly reviews the base salary of corporate officers. In addition to targeting the median of the Competitive Market, the Committee also considers the level and scope of responsibility, experience, performance and internal equity. No specific weighting is assigned to each of these criteria.

     The Committee's annual salary review for corporate officers was moved from December 1996 to March 1997 in order to provide the Committee the opportunity to review 1996 performance prior to making compensation decisions.

     The base salary for Mr. Banks, Chairman of the Board and Chief Executive Officer of Beverly, and other corporate officers was reviewed at the March 27, 1997 meeting of the Committee. The Compensation Committee reviewed the performance criteria it had established on April 11, 1996 to evaluate Mr. Banks' performance for 1996. The performance criteria included financial and operating objectives as well as succession planning, strategic planning and stockholder relations. Effective January 1, 1997, Mr. Banks' base salary was reinstated to $627,500, where it had been prior to the 5% salary reduction in 1996. In addition, based on the results of Mr. Banks' performance in meeting these objectives, and the comparison to the Competitive Market, his base salary was also adjusted, effective January 1, 1997, to $700,000, which represents an 11.5% increase over the reinstated level and places Mr. Banks at approximately the 50th percentile level of the Competitive Market for total compensation.

ANNUAL INCENTIVES

     The annual incentive plans are designed to provide a direct link between Beverly performance and individual performance over the annual performance period (calendar year). During 1996, Beverly maintained two annual incentive plans; one for corporate management and one for operations management. Each plan has an initial performance threshold which must be met before potential awards become available. This initial threshold is an internal standard of the quality of service being provided by Beverly to its residents. The internal standard of quality is set and approved by the Quality Management Committee of the Board.

     Once the quality threshold has been reached or exceeded, the financial criteria are then assessed for each executive based upon appropriate corporate or individual areas of responsibility. The incentive plans measure financial performance by evaluating Beverly earnings per share and operating margin and, in the case of individuals responsible for business units, other key operating financial measures related to the business unit.

     Each executive participating in the annual incentive plan, including all of the executive officers listed in the Summary Compensation Table, has a target and maximum annual incentive opportunity expressed as a percentage of base salary. Opportunities for participants under this plan for 1996 ranged from 25% to 100% of base salary.

     In calculating the 1996 annual incentive for the Chief Executive Officer, the Committee first ascertained that the quality performance threshold had been achieved. The Committee then determined that the Chief Executive Officer exceeded the specific performance goals established by the Committee. As a result, Mr. Banks received a bonus of $324,973, which amounted to 54.5% of base salary.

LONG-TERM INCENTIVES

     Long-term incentives are delivered through the Beverly Enterprises, Inc. 1996 Long-Term Incentive Stock Plan (the "1996 Plan"), which was approved by stockholders at the 1996 annual meeting. The Committee believes that annual grants of stock options provide a long-term incentive for key personnel to remain with Beverly and improve future Beverly performance. In addition, stock option grants confirm the mutuality of interests shared by Beverly's management and its other stockholders with this compensation dependent upon the appreciation of Beverly's Common Stock. The compensation consulting firm provides the Committee with data on granting practices of other healthcare companies to determine if Beverly's grants are competitive in size and terms. Stock options are always granted at 100% of fair market value on the date of grant. During 1996, a stock option grant for 90,000 shares was provided to Mr. Banks. Option grants for the following number of shares were granted in 1996 to the following executive officers: Mr. Hendrickson -- 65,000; Mr. Mathies -- 40,000; Dr. Renschler -- 285,000; and Mr. Wortley -- 75,000.

STOCK OWNERSHIP GUIDELINE

     In 1994, Beverly introduced a stock ownership initiative for key executives and officers of Beverly. The purpose of this initiative is to align executive interests with stockholders' interests and to encourage executives to retain Beverly shares over an extended period. Participants are required to own Beverly securities with a value based on a multiple of the officer's base salary. Failure to comply with this guideline may result in reduction in or suspension from participation in Beverly's incentive plans. The Chief Executive Officer is required to own securities with a market value of three times his base salary. Other executives and officers are required to own Beverly securities with a market value ranging from one to two and a half times base salary.

$1 MILLION LIMIT ON COMPENSATION

     Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the Summary Compensation Table to $1 million, unless certain requirements are met which allows for an exemption of certain compensation as performance-based. The Board of Directors and the Committee desire that all incentive compensation plans for executive officers be qualified as performance-based, thereby ensuring Beverly will retain full tax deductibility. In 1994, the Committee approved a change in the design and operation of both the annual and long-term incentive plans, which change was then approved by the stockholders in May 1994. In 1996, stockholders approved the 1996 Long-Term Incentive Stock Plan which provides certain features designed to ensure tax deductibility of awards granted under the Plan.

OTHER MATTERS

     The Committee has worked with a compensation consulting firm in revamping Beverly's compensation plans for 1996 and future years. The focus of this work was to develop pay for performance and included revised base salary ranges, annual incentive compensation opportunities, long-term incentives and the streamlining of certain employee benefits. All of this work has been accomplished with the goal of motivating management behaviors which will enhance Beverly's financial and operating results, thereby leading to the potential for increased stockholder value. The work is ongoing and the Committee anticipates working with top management and the consulting firm throughout 1997 to meet this end.

COMPENSATION COMMITTEE

                                            Louis W. Menk, Chairman
                                            Beryl F. Anthony, Jr.
                                            Edith E. Holiday
                                            Marilyn R. Seymann

     The Compensation Committee Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this registration statement into any filing under the Securities Act of 1933 or the Securities and Exchange Act of 1934, except to the extent that Beverly specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No Committee member had any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K.

PERFORMANCE GRAPH

     The following graph shows a five-year comparison of cumulative total returns for Beverly, the S&P 500 Composite Index and the S&P Health Care Composite Index. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

        MEASUREMENT PERIOD                                                 S&P HEALTHCARE
      (FISCAL YEAR COVERED)              BEVERLY            S&P 500           COMPOSITE
1991                                              100                100                100
1992                                              146                108                 84
1993                                              149                118                 77
1994                                              162                120                 87
1995                                              120                165                137
1996                                              144                203                165

     The total cumulative return on investment (change during the year in stock price plus reinvested dividends) for each of the periods for Beverly, the S&P 500 Composite Index and the S & P Healthcare Composite Index is based on the stock price or the composite index on December 31, 1991.

     The performance graph and its description above shall not be deemed incorporated by reference by any general statement incorporating by reference this registration statement into any filing under the Securities Act of 1933 or the Securities and Exchange Act of 1934, except to the extent that Beverly specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

OTHER PLANS

  Executive Stock Purchase Program

     On October 10, 1996 the Board of Directors established the Executive Stock Purchase Program whereby those officers subject to the Stock Ownership Guideline, described on page 69, could borrow, under three year loans made by City National Bank of Fort Smith and guaranteed by Beverly, for the purpose of buying Common Stock in order to meet the Stock Ownership Guideline. Executives participating in the program were required to pledge the stock purchased to Beverly pursuant to an Indemnification and Pledge Agreement. Messrs. Hendrickson, Mathies, Renschler, and Wortley borrowed the following amounts under the program: $182,125; $100,000; $135,620 and $203,481 respectively.

  Deferred Compensation Plan

     As of July 18, 1991, Beverly amended and restated the Deferred Compensation
Plan: to allow no future grants; to close and pay out accounts with balances of $10,000 or less; and to fix accounts with balances in excess of $10,000 using the closing price of Beverly's Common Stock on the New York Stock Exchange on July 18, 1991, of $11.00, which was credited to participants' Special Ledger Accounts. Messrs. Banks and Hendrickson maintain accounts in the Deferred Compensation Plan which are credited with interest at a rate of 9% per annum.

  Employment Contracts and Termination of Employment and Change in Control Arrangements

     Beverly adopted a severance policy, as of December 1, 1989, which provides assistance in the form of a lump sum severance payment to active, full-time, corporate or regional office employees who are permanently, involuntarily and without cause separated from all employment with Beverly or its successor. Severance pay is calculated based upon an employee's base weekly pay, position and continuous past service with Beverly as of the last day of the employee's active employment. David R. Banks, Boyd W. Hendrickson, William A. Mathies, C. Arnold Renschler, M.D. and Mark D. Wortley would have received $323,077, $192,308, $150,000, $59,385 and $105,192, respectively, if they were entitled to a severance payment as of January 1, 1997.

     Effective December 8, 1995, Beverly entered into Change in Control Severance Agreements that provide for payments to be made to the Executive Vice Presidents of Beverly (including Messrs. Mathies and Wortley) (the "Severance Agreements"). The Severance Agreements have an initial term of three years, with an automatic extension of one additional day for each day beyond December 8, 1995 that the Executive Vice President (the "Executive") remains employed by Beverly until such time as Beverly elects to cease such extension by written notice, thereby setting the term to end three years from the written notice. The Severance Agreements provide for specified severance benefits in the event of a change in control and (i) termination of employment of the Executive by Beverly without cause or by the Executive for good reason (which includes material reduction in duties or authority, reduction in compensation or benefits, or a relocation of employment from Fort Smith) during a period of two years following the change in control or (ii) termination of employment initiated by the Executive without good cause during the 31 day period commencing on the first day of the 13th month following the change in control.

     For purposes of the Severance Agreements, a change in control shall be deemed to have taken place if: (i) any person, corporation, or other entity or group, including any "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than any employee benefit plan then maintained by Beverly, becomes the beneficial owner of shares of Beverly's Common Stock having 30 percent or more of the total number of votes that may be cast for the election of directors of Beverly; (ii) as the result of, or in connection with, any contested election for the Board of Directors of Beverly, or any tender or exchange offer, merger or other business combination or sale of assets, or any combination of the foregoing (a "Transaction"), the persons who were directors before the Transaction shall cease to constitute a majority of the Board of Directors of Beverly or any successor to Beverly or its assets, or (iii) at any time (a) Beverly shall consolidate with, or merge with, any other Person and Beverly shall not be the continuing or surviving corporation, (b) any Person shall consolidate with, or merge with, Beverly, and Beverly shall be the continuing or surviving corporation and in connection therewith, all or part of the outstanding Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, (c) Beverly shall be a party to a statutory share exchange with any other Person after which Beverly is a subsidiary of any other Person, or (d) Beverly shall sell or otherwise transfer 50% or more of the assets or earning power of Beverly and its subsidiaries (taken as a whole) to any Person or Persons.

     The severance benefit under the Severance Agreements includes (i) a lump sum payment equal to three times the sum of (a) the Executive's base salary and
(b) the Executive's target bonus under Beverly's Annual Incentive Plan, with (a) and (b) to be determined at either the termination of employment or the change in control so as to produce the greater payment; (ii) vesting of all options, restricted stock, phantom units, and other awards granted to Executive which have not otherwise vested; (iii) continuation, for a period of three years following termination of employment, of participation in Beverly's Medical Plan, Executive Medical

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

Reimbursement Plan, and Dental Plan; (iv) relocation to the next base of full-time employment, if commenced within three years of termination of employment, in accordance with Beverly's general relocation policy for executives; (v) a matching contribution to Beverly's Executive Retirement Plan for the plan year in which the termination of employment occurs; and (vi) for two years following termination of employment, disability insurance benefits equivalent to the benefits the Executive would have received had he or she remained employed by Beverly.

     The Severance Agreements include a provision for a gross-up payment if, in the opinion of a Big 6 accounting firm or if so alleged by the Internal Revenue Service, the aggregate severance benefit described above would cause the payment of any part of such benefit to constitute an "excess parachute payment" as defined in Section 280G(b) of the Internal Revenue Code. The amount of the gross-up payment will be equal to the amount necessary to cause the net amount retained by the Executive, after deduction of any (a) excise tax on the severance benefit, (b) income tax on the gross-up payment, and (c) excise tax on the gross-up payment, to be equal to the aggregate remuneration the Executive would have received, as if Sections 280G and 4999 of the Internal Revenue Code had not been enacted into law.

     Effective December 8, 1995, Beverly entered into employment contracts (each an "Employment Contract" and collectively the "Employment Contracts") with Mr. Banks and Mr. Hendrickson (collectively the "Senior Executives"). The Employment Contracts have an initial term of three years, with an automatic extension of one additional day for each day beyond December 8, 1995 that each of the respective Senior Executives remains employed by Beverly until such time as Beverly elects to cease such extension by giving written notice thereby setting the term to end three years from the written notice. The Employment Contracts provide the Senior Executives with: (i) a stated minimum base salary per annum through a specified date, and thereafter at any such greater rate as is determined by the Committee (the stated minimum base salary per annum for Messrs. Banks and Hendrickson is $627,500 and $450,000 respectively; (ii) participation in all benefit plans; and (iii) an annual cash bonus pursuant to Beverly's Annual Incentive Plan.

     The Employment Contracts provide severance benefits in the event of a change in control (including gross-up payments) on substantially the same terms and conditions as set forth above with respect to the Severance Agreements except that the Senior Executives may claim the relocation benefit without commencing full-time employment. In addition Mr. Banks' Employment Contract provides that Beverly will provide office space to Mr. Banks for a period of the lesser of three years or the date he commences full-time employment.

     In addition to severance benefits in the event of a change in control, the Employment Contracts provide for severance benefits to the Senior Executives during their term if there is a termination of employment initiated by (i) Beverly without cause or (ii) by the Senior Executive for good reason. In this event, the severance benefit includes: (a) a lump sum payment equal to one times the sum of the Senior Executive's (1) base salary and (2) target bonus or actual bonus for the previous year, if higher; (b) vesting of all unvested equity-based compensation; (c) continuation, for at least two years from termination of employment, of participation in Beverly's Medical Plan, Executive Medical Reimbursement Plan, and Dental Plan; (d) relocation benefits as described above; and (e) a matching contribution to Beverly's Executive Retirement Plan for the plan year in which the termination of employment occurs.

     Effective June 3, 1996 Beverly entered into an employment contract with Dr. Renschler (as amended by the Employment Contract Addendum and Amendment to Employment Contract, the "Renschler Agreement"). The Renschler Agreement contains the same terms as the Employment Contract with Mr. Hendrickson with the following exceptions: (i) the minimum base salary is $375,000; (ii) a guaranteed bonus for 1996 performance of no less than 50% of base salary; (iii) a payment of $400,000 in quarterly installments of $100,000 each beginning in June 1996 to reimburse Dr. Renschler for lost benefits; (iv) Beverly agreed to be a co-signer on a note for $1,200,000 to enable Dr. Renschler to exercise options from his former employer (which note has since been repaid in full and Beverly's obligations terminated and released); (v) the definition of "Change of Control" was amended to include the sale by Beverly of at least 80 % of the capital stock of Pharmacy Corporation of America to a person other than Beverly or any direct or

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

indirect affiliate and (vi) various provisions relating to Dr. Renschler's participation in various Company stock-based compensation and other benefit plans.

     A trust has been established with Chemical Bank to fund certain benefits payable pursuant to certain employee benefit plans, including the Severance Agreements, the Employment Contracts and the Renschler Agreement in the event of termination of employment after a change in control of Beverly. Immediately prior to a change in control of Beverly, Beverly is required to make a deposit to the trust in an amount equal to the excess of the maximum amount potentially payable under the plans to all participants over the current value of the trust assets. The trust is revocable by Beverly until a change in control. The trust assets are subject to the claims of general creditors of Beverly in the event of Beverly's insolvency.

     The Beverly Board of Directors believes that the Severance Agreements, the Employment Contracts and the Renschler Agreement will encourage the commitment and availability of its key management employees in the face of potentially disruptive and distracting circumstances that may arise in the event of an attempted or actual change in control or an unsolicited takeover of Beverly. In any such event, such key management employees will be able to analyze and evaluate proposals objectively with a view to the best interest of Beverly and its stockholders. The Severance Agreements, the Employment Contracts and the Renschler Agreement, however, may have the incidental effect of discouraging takeovers and protecting employees from removal, since the agreements increase the cost that would be incurred by an acquiror seeking to replace current management.


     Beverly currently has employment and change of control agreements (including certain severance agreements and employment contracts) (the "Existing Agreements") with 87 employees, 84 of which are expected to become Transferred Employees and will be transferred to New Beverly or one of its subsidiaries, as appropriate, immediately prior to the Distribution. It is anticipated that 3 employees that currently have Existing Agreements will not become Transferred Employees and will terminate their employment with Beverly. In addition, Beverly currently has Existing Agreements with 13 employees of PCA (including the Renschler Agreement), 10 of whom will become Retained Employees and be employed by Capstone or one of its subsidiaries as of the Effective Time of the Merger. It is anticipated that 3 of the 13 PCA employees will terminate employment with PCA effective October 31, 1997, and be eligible for severance benefits under the Existing Agreements. If the Transactions were deemed to constitute a change in control within the meaning of such Existing Agreements, all employees with such agreements could be entitled to receive, upon termination of employment, up to $42 million in aggregate payments.


     Beverly has requested that the 84 employees who will become Transferred Employees enter into new employment, severance, or change of control severance agreements with New Beverly to be effective on the effective date of the Distribution (the "New Beverly Agreements"). The New Beverly Agreements provide, in exchange for the benefits provided therein (as described below), that the employee agrees to: (i) waive any rights currently in existence under any change in control, severance or employment agreement or other compensation or employee benefit plan with or previously assumed by Beverly; (ii) waive any claim that either the Distribution or the Merger constitutes a Change in Control; (iii) non-disclosure and non-solicitation provisions not contained in the Existing Agreements; (iv) a more narrow definition of "change in control" for future transactions; and (v) cancellation of existing Beverly stock options and the substitution of new stock options to be issued by New Beverly with similar terms and conditions (including 100% vesting) as the prior options, other than an increase in the number of shares for which the option may be exercised and a decrease in the exercise price thereof in order to take into account the effect of the Distribution.

     The New Beverly Agreements provide the following benefits: (i) change in control severance benefits substantially the same as those set forth in Existing Agreements plus the addition of vesting of life insurance benefits for certain officers; and (ii) additional severance benefits for officers upon termination not in connection with a change in control. Four employees have failed to execute and deliver a New Beverly Agreement. New Beverly will assume the obligations of Beverly under the Existing Agreements. New Beverly will also assume any Beverly stock options by cancellation of the Beverly grants and the substitution of new grants by New Beverly with similar terms and conditions (including 100% vesting) as the prior grants other than appropriate adjustments to the number of shares and exercise price in order to take into account the

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

effect of the Distribution. In addition, the Existing Agreements (unlike many of the New Beverly Agreements), generally provide no severance benefits outside of a change in control.


     Capstone will assume the Existing Agreements with the 10 PCA employees, effective on the Effective Date of the merger (the "Assumed Agreements"). Beverly will accelerate vesting of currently unvested Beverly options, phantom shares, performance shares and restricted stock held by PCA employees on the Effective Date of the Merger. On that date, Beverly will cancel all unexercised Beverly stock options and Capstone will issue new Capstone stock options in substitution, with similar terms and conditions (including 100% vesting) as the prior options, other than an increase in the number of shares for which the option may be exercised and a decrease in the exercise price to take into account the effect of the Distribution and Merger.


NEW BEVERLY 1997 LONG-TERM INCENTIVE PLAN

     On May 29, 1997, the Board of Directors of New Beverly adopted the New Beverly 1997 Long-Term Incentive Plan (the "New Beverly 1997 Incentive Plan"). The Board of Directors, its Compensation Committee and Beverly, as sole stockholder of New Beverly prior to the Distribution, has approved the New Beverly 1997 Incentive Plan and recommended its approval by Beverly stockholders at a meeting called to vote thereon. The Compensation Committee and Board of Directors of Beverly have determined that it is in the best interest of Beverly and its stockholders to seek stockholder approval from the Beverly stockholders of the New Beverly 1997 Incentive Plan in view of the federal tax provisions contained in Section 162(m) of the Code. Under Code Section 162(m), New Beverly may be prohibited from deducting the expense of compensation accrued or paid to its chief executive officer and its four other most highly-compensated officers ("Covered Participants") to the extent such compensation to any Covered Participant exceeds $1 million for any taxable year of New Beverly. An exception exists to this deduction limit for performance-based compensation such as an award granted under the New Beverly 1997 Incentive Plan, if, among other conditions, the specific terms of the performance-based compensation to such Covered Participants are disclosed to and approved by the stockholders. Stockholder approval of the New Beverly 1997 Incentive Plan is being sought in order that awards granted under the New Beverly 1997 Incentive Plan will not count toward the $1 million deductible compensation limit under Code Section 162(m).

     The purpose of the New Beverly 1997 Incentive Plan is to allow New Beverly to attract and retain qualified officers, key employees and consultants and to provide these individuals with an additional incentive to devote themselves to the future success of New Beverly. Additionally, New Beverly believes that awards under the 1997 Incentive Plan will more closely align the interests of its personnel with those of its stockholders. New Beverly will also use the New Beverly 1997 Incentive Plan to fulfill its obligations under the Employee Benefit Agreement with regards to Transferred Employees. For a discussion of the material terms of the New Beverly 1997 Incentive Plan, see "Other Beverly Proposals -- New Beverly 1997 Long-Term Incentive Plan" in the Joint Proxy Statement/Prospectus. The New Beverly 1997 Incentive Plan is attached as Annex I to the Joint Proxy Statement/Prospectus.

NEW BEVERLY NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

     On May 29, 1997, the Board of Directors of New Beverly adopted the New Beverly Non-Employee Directors Stock Option Plan ("New Beverly Directors Option Plan"). The New Beverly Directors Option Plan has been adopted by the Board of Directors and Compensation Committee of Beverly, and has been approved by Beverly as sole stockholder of New Beverly prior to the Distribution. Non-Employee Directors are not eligible to participate under the New Beverly 1997 Incentive Plan.

     The purpose of the New Beverly Directors Option Plan is to build a proprietary interest among the Non-Employee Directors on the New Beverly Board of Directors, and thereby secure for New Beverly stockholders the benefits associated with stock ownership by those who will oversee New Beverly's future growth and success. For a discussion of the material terms of the New Beverly Directors Option Plan, see "Other Beverly Proposals -- New Beverly Non-Employee Directors Stock Option Plan" in the Joint Proxy Statement/Prospectus. The New Beverly Directors Option Plan is attached as Annex J to the Joint Proxy Statement/Prospectus.

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

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Jon E.M. Jacoby, a director of Beverly, serves as Executive Vice President, Chief Financial Officer and director of Stephens Group, Inc. For the year ended December 31, 1996, Beverly paid to Stephens Group, Inc. or its affiliates, approximately $880,113 for investment banking and brokerage services. It is anticipated that prior to the consummation of the Transactions, Mr. Jacoby will be appointed as a director of New Beverly. See "Business -- Management."

                    DESCRIPTION OF NEW BEVERLY CAPITAL STOCK

AUTHORIZED CAPITAL STOCK


     Prior to the Distribution, New Beverly shall cause to be filed an amendment to its Certificate of Incorporation which shall grant to New Beverly the authority to issue 325,000,000 shares of capital stock, of which 300,000,000 will be common stock, par value $.10 per share, and 25,000,000 will be preferred stock, par value $1.00 per share ("New Beverly Preferred Stock"). At September 25, 1997, New Beverly had outstanding 1,000 shares of New Beverly Common Stock, all of which are currently held by Beverly.


NEW BEVERLY PREFERRED STOCK

     Under New Beverly's Certificate of Incorporation, New Beverly's Board of Directors may from time to time establish and issue one or more series of preferred stock and fix the designations, powers, preferences and rights of the shares of such series and the qualification, limitations or restrictions thereon, including, but not limited to, the fixing of the dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences, in each case, if any, of any wholly unissued series of New Beverly Preferred Stock.

NEW BEVERLY COMMON STOCK

     Holders of New Beverly Common Stock are entitled to receive such dividends as are declared by the Board of Directors, subject to the preference of any outstanding New Beverly Preferred Stock, and are entitled to cast one vote per share on all matters voted upon by stockholders. There is no cumulative voting for the election of directors and New Beverly Common Stock does not have any preemptive rights. Upon liquidation of New Beverly, holders of New Beverly Common Stock are entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for liabilities and amounts owing with respect to any outstanding New Beverly Preferred Stock. Payment and declaration of dividends on New Beverly Common Stock and purchases of shares thereof by New Beverly will be subject to restrictions if New Beverly fails to pay dividends on any series of New Beverly Preferred Stock ranking prior to New Beverly Common Stock as to the payment of dividends. It is anticipated that New Beverly will be subject to certain restrictions under its banking arrangements related to the payment of cash dividends on its common stock.

     The Registrar and Transfer Agent for New Beverly Common Stock is The Bank of New York.

NEW BEVERLY COMMON STOCK PURCHASE RIGHTS


     The New Beverly Board of Directors on May 29, 1997 adopted a stockholders rights plan, pursuant to which one common stock purchase right (a "Right" or "Rights") will be issued with respect to each share of New Beverly Common Stock (the "Common Shares"), outstanding at the close of business on the Distribution Date. The Rights are identical in substance to the stock purchase rights currently outstanding in connection with the Beverly stockholders rights plan. Each Right entitles the registered holder thereof, after the Right becomes exercisable and until May 28, 1998 (or the earlier redemption, exchange, or termination of the Right), to purchase from New Beverly one Common Share at a price of $70 per share, subject to adjustment (the "Purchase Price").


     The Rights are represented by the Common Share certificates and are not exercisable until a Distribution Date (as defined). A Distribution Date is defined as the earlier of the following: (i) ten days following the

Shares Acquisition Date (the first date of a public announcement by New Beverly or an Acquiring Person (as defined in the Rights Agreement) which reveals the existence of an Acquiring Person) or (ii) the tenth day after the date of the commencement of, or of the first public announcement of the intent of any person (other than New Beverly, any of its subsidiaries, or any of its Employee Benefit Plans) to commence a tender or exchange offer which would result in any Person becoming the beneficial owner of common shares aggregating 15% or more of the outstanding New Beverly Common Shares (an "Acquiring Person"). The Board of Directors of New Beverly may postpone, under certain circumstances, one or more times, a Distribution Date beyond the dates set forth above. As soon as practicable, after a Distribution Date, the Rights Agent will send to each record holder of New Beverly Common Shares, as of the close of business on a Distribution Date, a certificate for Rights evidencing one Right for each Common Share. The Rights will first become exercisable on a Distribution Date, unless earlier redeemed or exchanged, and may then begin trading separately. The Rights will not at any time have any voting rights.

     Each holder of a Right (other than those owned by the Acquiring Person which shall be void) will have the right to receive upon its exercise that number of Common Shares having a market value of two times the then current Purchase Price of one Right if one of the following events is triggered: (1) a person becomes an Acquiring Person (except under certain circumstances where cash offers for all outstanding Common Shares are approved by the Board of Directors of New Beverly); or (2) if New Beverly is the surviving corporation in a merger with an Acquiring Person or any Associate or Affiliate (as defined in Section 12b-2 of the Exchange Act) of any Acquiring Person, and the Common Shares were not changed or exchanged. In the event that a person or group becomes an Acquiring Person, or New Beverly is acquired in a merger or other business combination transaction where more than 50% of its assets or earning power was sold, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have the market value of two times the then current Purchase Price of one Right.

     The New Beverly Board of Directors has the right at any time prior to an acquisition of an Acquiring Person of 50% or more of the then outstanding Common Shares to cause New Beverly to acquire the Rights (other than those owned by the Acquiring Person which are void) in exchange for that number of Common Shares which has an aggregate value, per Right, equal to the excess of the value of the Common Shares issuable upon exercise of a Right after a person becomes an Acquiring Person over the Purchase Price.


     The New Beverly Board of Directors may redeem the Rights in whole at a price of $.01 per Right (the "Redemption Price") at any time prior to the close of business on the tenth day following the public announcement of an Acquiring Person. The ten-day redemption period may be changed by a majority of the Board of Directors under certain circumstances. The right to exercise the Rights will immediately terminate upon action by the New Beverly Board of Directors to redeem the Rights and the holders of the Rights will only have the right to receive the Redemption Price. The Rights will expire on May 28, 1998, unless earlier redeemed or exchanged.


     The Purchase Price, the number of shares covered by each Right and the number of Rights outstanding are subject to adjustment from time to time to prevent dilution. Such adjustments may be made in the event New Beverly (i) declares a stock dividend on, or a subdivision, combination or reclassification of, the Common Shares, (ii) upon the grant to holders of the Common Shares of certain rights or warrants to subscribe for or purchase Common Shares or convertible securities at less than the current market price of the Common Shares or (iii) upon the distribution to holders of the Common Shares of evidences of indebtedness, securities or assets (excluding regular periodic cash dividends at a rate not in excess of 125% of the last regular periodic cash dividend paid, or if not previously paid at a rate not to exceed 50% of the average net income per share of New Beverly for the four quarters ended immediately prior to the payment of such dividend, or dividends payable in Common Shares (which dividends will be subject to the adjustment described in clause (i) above) or of subscription rights or warrants (other than those referred to above).

     No adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares will be issued and in lieu thereof, a payment in cash will be made based on the market price of the Common Shares on the last trading date prior to the date of exercise.

     Until a Right is exercised, the holder thereof will have no rights as a stockholder of New Beverly beyond those as an existing stockholder, including, without limitation, the right to vote or to receive dividends.

     Any provisions of the Rights Agreement may be amended by the Board of Directors of New Beverly prior to a Distribution Date. After a Distribution Date, New Beverly and the Rights Agent may amend or supplement the Rights Agreement without the approval of any holders of Right Certificates to cure any ambiguity, to correct or supplement any provision contained therein which may be defective or inconsistent with any other provisions therein, to shorten or lengthen any period under the Rights Agreement (requiring a majority of the Board of Directors under certain circumstances), or so long as the interest of the holders of Right Certificates (other than an Acquiring Person or an affiliate or associate of an Acquiring Person) are not adversely affected, thereby, to make any other provision in regard to matters or questions arising thereunder which New Beverly and the Rights Agent may deem necessary or desirable, including but not limited to extending the Final Expiration Date. New Beverly may at any time prior to a Person becoming an Acquiring Person amend the Rights Agreement to lower the thresholds described above to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding Common Shares then known by New Beverly to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%.

     The Rights will cause substantial dilution to a person or group that acquires 15% or more of New Beverly's stock on terms not approved by the New Beverly's Board of Directors, except pursuant to an offer conditioned on substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors prior to ten days after the time that a Person or group has become an Acquiring Person as the Rights may be redeemed by New Beverly at $.01 per Right prior to such time.

THE CHARTER AND BYLAWS OF NEW BEVERLY

     The provisions of the New Beverly Certificate of Incorporation (the "New Beverly Certificate") and the New Beverly Bylaws will be amended and restated by Beverly prior to the Distribution to duplicate the substance of the provisions of Beverly's current Certificate of Incorporation (the "Beverly Certificate") and the Beverly Bylaws, respectively. For a discussion of the material provisions of the Beverly Certificate and the Beverly Bylaws, see the information set forth in the Joint Proxy Statement/Prospectus under the caption "Comparative Rights of Stockholders."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Distribution, New Beverly will have an estimated 110,424,677 shares of New Beverly Common Stock outstanding, all of which will be freely tradable without restriction or further registration under the Securities Act, except to the extent such shares are held by "affiliates" of New Beverly, which will be subject to the limitations of Rule 144 promulgated under the Securities Act. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, persons who may be deemed affiliates of New Beverly, as that term is defined in the Securities Act would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of New Beverly Common Stock (approximately 1.1 million shares immediately after the Distribution) or the average weekly trading volume during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and availability of current public information about New Beverly. Following the Distribution, approximately 5.5 million shares of New Beverly Common Stock will be issuable upon the exercise of options held by directors and employees of New Beverly and former employees of Beverly.

                                 LEGAL MATTERS


     Certain legal matters in connection with the Distribution will be passed upon for New Beverly by Giroir, Gregory, Holmes & Hoover, PLC, Little Rock, Arkansas.


                                    EXPERTS

     The consolidated financial statements and schedule of Beverly Enterprises, Inc. at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements and schedule of Pharmacy Corporation of America at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The balance sheet of New Beverly Holdings, Inc. as of May 31, 1997, appearing in this Prospectus and Registration Statement, has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                           BEVERLY ENTERPRISES, INC.

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND
                         FINANCIAL STATEMENT SCHEDULES

     The following financial statements and schedules are included herein:

BEVERLY ENTERPRISES, INC.
  Condensed Consolidated Balance Sheets as of June 30, 1997
    and December 31, 1996...................................   F-2
  Condensed Consolidated Statements of Income for the
    three-month and six-month periods ended June 30, 1997
    and 1996................................................   F-3
  Condensed Consolidated Statements of Cash Flows for the
    six months ended June 30, 1997 and 1996.................   F-4
  Notes to Condensed Consolidated Financial Statements......   F-5
PHARMACY CORPORATION OF AMERICA
  Condensed Consolidated Balance Sheets as of June 30, 1997
    and December 31, 1996...................................   F-8
  Condensed Consolidated Statements of Income for the
    three-month and six-month periods ended June 30, 1997
    and 1996................................................   F-9
  Condensed Consolidated Statements of Cash Flows for the
    six months ended June 30, 1997 and 1996.................  F-10
  Notes to Condensed Consolidated Financial Statements......  F-11
BEVERLY ENTERPRISES, INC.
  Report of Ernst & Young LLP, Independent Auditors.........  F-13
  Consolidated Balance Sheets as of December 31, 1996 and
    1995....................................................  F-14
  Consolidated Statements of Operations for the years ended
    December 31, 1996, 1995 and 1994........................  F-15
  Consolidated Statements of Stockholders' Equity for the
    years ended December 31, 1996, 1995 and 1994............  F-16
  Consolidated Statements of Cash Flows for the years ended
    December 31, 1996, 1995 and 1994........................  F-17
  Notes to Consolidated Financial Statements................  F-18
  Schedule II -- Valuation and Qualifying Accounts..........  F-36
PHARMACY CORPORATION OF AMERICA
  Report of Ernst & Young LLP, Independent Auditors.........  F-37
  Consolidated Balance Sheets as of December 31, 1996 and
    1995....................................................  F-38
  Consolidated Statements of Income and Retained Earnings
    for the years ended December 31, 1996, 1995 and 1994....  F-39
  Consolidated Statements of Cash Flows for the years ended
    December 31, 1996, 1995 and 1994........................  F-40
  Notes to Consolidated Financial Statements................  F-41
  Schedule II -- Valuation and Qualifying Accounts..........  F-51
NEW BEVERLY HOLDINGS, INC.
  Report of Ernst & Young LLP, Independent Auditors.........  F-52
  Balance Sheet as of May 31, 1997..........................  F-53
  Note to Balance Sheet.....................................  F-54

                           BEVERLY ENTERPRISES, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                      JUNE 30, 1997 AND DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                               JUNE 30,      DECEMBER 31,
                                                                 1997            1996
                                                              -----------    ------------
                                                              (UNAUDITED)       (NOTE)
Current assets:
  Cash and cash equivalents.................................   $   71,756     $   69,761
  Accounts receivable -- patient, less allowance for
    doubtful accounts:
    1997 -- $34,755; 1996 -- $25,618........................      502,511        491,063
  Accounts receivable -- nonpatient, less allowance for
    doubtful accounts:
    1997 -- $580; 1996 -- $401..............................       10,429         13,480
  Notes receivable..........................................        9,260         10,746
  Operating supplies........................................       55,713         55,348
  Deferred income taxes.....................................       23,547         14,543
  Prepaid expenses and other................................       43,738         42,304
                                                               ----------     ----------
        Total current assets................................      716,954        697,245
Property and equipment, net of accumulated depreciation and
  amortization:
    1997 -- $635,982; 1996 -- $643,085......................    1,188,197      1,248,785
Other assets:
  Notes receivable, less allowance for doubtful notes:
    1997 -- $5,674; 1996 -- $4,951..........................       28,958         37,306
  Designated and restricted funds...........................       74,182         75,848
  Goodwill, net.............................................      375,221        356,197
  Other, net................................................      107,454        109,701
                                                               ----------     ----------
        Total other assets..................................      585,815        579,052
                                                               ----------     ----------
                                                               $2,490,966     $2,525,082
                                                               ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................   $   96,854     $   99,121
  Accrued wages and related liabilities.....................      128,892        131,072
  Accrued interest..........................................       17,683         16,969
  Other accrued liabilities.................................      107,660         93,042
  Current portion of long-term obligations..................       35,669         38,826
                                                               ----------     ----------
        Total current liabilities...........................      386,758        379,030
Long-term obligations.......................................    1,018,551      1,106,256
Deferred income taxes payable...............................       98,769         83,610
Other liabilities and deferred items........................       96,171         95,091
Commitments and contingencies
Stockholders' equity:
  Preferred stock, shares authorized: 25,000,000............           --             --
  Common stock, shares issued: 1997 -- 104,712,723;
    1996 -- 104,432,848.....................................       10,471         10,443
  Additional paid-in capital................................      777,172        774,672
  Retained earnings.........................................      173,390        133,957
  Treasury stock, at cost: 1997 -- 6,274,108;
    1996 -- 5,423,408.......................................      (70,316)       (57,977)
                                                               ----------     ----------
        Total stockholders' equity..........................      890,717        861,095
                                                               ----------     ----------
                                                               $2,490,966     $2,525,082
                                                               ==========     ==========

---------------

NOTE: The balance sheet at December 31, 1996 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

                            See accompanying notes.

                           BEVERLY ENTERPRISES, INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
         THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 1997 AND 1996
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  THREE MONTHS ENDED       SIX MONTHS ENDED
                                                       JUNE 30,                JUNE 30,
                                                  -------------------   -----------------------
                                                    1997       1996        1997         1996
                                                  --------   --------   ----------   ----------
Net operating revenues..........................  $817,503   $798,333   $1,634,219   $1,609,380
Interest income.................................     3,161      3,475        6,726        6,935
                                                  --------   --------   ----------   ----------
          Total revenues........................   820,664    801,808    1,640,945    1,616,315
Costs and expenses:
  Operating and administrative:
     Wages and related..........................   448,074    444,527      897,856      894,522
     Other......................................   287,944    280,006      577,874      573,490
  Interest......................................    21,971     22,983       44,687       46,128
  Depreciation and amortization.................    27,725     25,967       54,806       51,023
                                                  --------   --------   ----------   ----------
          Total costs and expenses..............   785,714    773,483    1,575,223    1,565,163
                                                  --------   --------   ----------   ----------
Income before provision for income taxes........    34,950     28,325       65,722       51,152
Provision for income taxes......................    13,980     11,330       26,289       20,461
                                                  --------   --------   ----------   ----------
Net income......................................  $ 20,970   $ 16,995   $   39,433   $   30,691
                                                  ========   ========   ==========   ==========
Net income per share of common stock:
  Primary:
     Net income per share of common stock.......  $    .21   $    .17   $      .40   $      .31
                                                  ========   ========   ==========   ==========
     Shares used to compute net income per
       share....................................    99,048    100,079       99,230      100,028
                                                  ========   ========   ==========   ==========
  Fully diluted:
     Net income per share of common stock.......  $    .20   $    .16   $      .38   $      .30
                                                  ========   ========   ==========   ==========
     Shares used to compute net income per
       share....................................   110,640    111,341      110,865      111,299
                                                  ========   ========   ==========   ==========

     Primary earnings per share for the three-month and six-month periods ended June 30, 1997 and 1996 were computed by dividing net income by the weighted average number of shares of common stock outstanding during the period and the weighted average number of shares issuable upon exercise of common stock equivalents (principally stock options), calculated using the treasury stock method. Fully diluted earnings per share for the three-month and six-month periods ended June 30, 1997 and 1996 were computed as above and assumed conversion of the Company's 5 1/2% convertible subordinated debentures. Conversion of the Company's 7 5/8% convertible subordinated debentures and zero coupon notes would have an anti-dilutive effect and, therefore, were not assumed.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share," which is required to be adopted in financial statements for periods ending after December 15, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements, primary earnings per share will be renamed basic earnings per share and will exclude the dilutive effect of stock options. The impact is not expected to result in a change in the Company's primary earnings per share or fully diluted earnings per share (which will be renamed dilutive earnings per share) for the three-month and six-month periods ended June 30, 1997 and 1996.

                            See accompanying notes.

                           BEVERLY ENTERPRISES, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                    SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                1997         1996
                                                              ---------    ---------
Cash flows from operating activities:
  Net income................................................  $  39,433    $  30,691
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................     54,806       51,023
     Provision for reserves and discounts on patient, notes
      and other receivables, net............................     19,818       11,549
     Amortization of deferred financing costs...............      1,336        2,726
     Gains on dispositions of facilities and other assets,
      net...................................................    (20,842)      (2,890)
     Deferred taxes.........................................      6,632        8,271
     Net increase (decrease) in insurance related
      accounts..............................................        383       (8,204)
     Changes in operating assets and liabilities, net of
      acquisitions and dispositions:
       Accounts receivable -- patient.......................    (33,960)     (22,809)
       Operating supplies...................................     (2,036)       2,247
       Prepaid expenses and other receivables...............       (727)      (1,752)
       Accounts payable and other accrued expenses..........        829      (19,662)
       Income taxes payable.................................     (4,309)       6,199
       Other, net...........................................        154         (359)
                                                              ---------    ---------
          Total adjustments.................................     22,084       26,339
                                                              ---------    ---------
          Net cash provided by operating activities.........     61,517       57,030
Cash flows from investing activities:
  Payments for acquisitions, net of cash acquired...........    (45,373)     (25,721)
  Proceeds from dispositions of facilities and other
     assets.................................................    143,409       12,579
  Collections on notes receivable and REMIC investment......     18,441        6,005
  Capital expenditures......................................    (70,317)     (61,392)
  Other, net................................................     (3,263)      (4,820)
                                                              ---------    ---------
          Net cash provided by (used for) investing
            activities......................................     42,897      (73,349)
Cash flows from financing activities:
  Revolver borrowings.......................................    772,000      601,000
  Repayments of Revolver borrowings.........................   (838,000)    (624,000)
  Proceeds from issuance of long-term obligations...........      3,534      180,000
  Repayments of long-term obligations.......................    (28,242)    (136,834)
  Purchase of common stock for treasury.....................    (14,736)      (6,238)
  Proceeds from exercise of stock options...................      2,546        2,426
  Deferred financing costs..................................       (354)      (5,893)
  Dividends paid on preferred stock.........................         --         (688)
  Proceeds from designated funds, net.......................        833        1,676
                                                              ---------    ---------
          Net cash provided by (used for) financing
            activities......................................   (102,419)      11,449
                                                              ---------    ---------
Net increase (decrease) in cash and cash equivalents........      1,995       (4,870)
Cash and cash equivalents at beginning of period............     69,761       56,303
                                                              ---------    ---------
Cash and cash equivalents at end of period..................  $  71,756    $  51,433
                                                              =========    =========
Supplemental schedule of cash flow information:
  Cash paid during the period for:
     Interest (net of amounts capitalized)..................  $  42,637    $  37,026
     Income taxes (net of refunds)..........................     23,966        5,991

                            See accompanying notes.

                           BEVERLY ENTERPRISES, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997
                                  (UNAUDITED)

     (i) The condensed consolidated financial statements included herein have been prepared by the Company, without audit, and include all adjustments of a normal recurring nature which are, in the opinion of management, necessary for a fair presentation of the results of operations for the three-month and six-month periods ended June 30, 1997 and 1996 pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures in these condensed consolidated financial statements are adequate to make the information presented not misleading. These condensed consolidated financial statements should be read in conjunction with the Company's consolidated financial statements and the notes thereto included in the Company's 1996 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The results of operations for the three-month and six-month periods ended June 30, 1997 are not necessarily indicative of the results for a full year. Unless the context indicates otherwise, the Company means Beverly Enterprises, Inc. and its consolidated subsidiaries.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Certain prior year amounts have been reclassified to conform with the 1997 presentation.

     (ii) The provisions for income taxes for the three-month and six-month periods ended June 30, 1997 and 1996 were based on an estimated annual effective tax rate of 40%. The Company's estimated annual effective tax rates for 1997 and 1996 are different than the federal statutory rate primarily due to the impact of state income taxes and amortization of nondeductible goodwill. The provisions for income taxes consist of the following for the three-month and six-month periods ended June 30 (in thousands):

                                                 THREE MONTHS ENDED    SIX MONTHS ENDED
                                                      JUNE 30,             JUNE 30,
                                                 -------------------   -----------------
                                                   1997       1996      1997      1996
                                                 --------   --------   -------   -------
Federal:
  Current......................................   $10,009    $ 4,946   $15,307   $ 9,499
  Deferred.....................................     2,075      4,074     6,915     6,839
State:
  Current......................................     3,079      1,377     4,350     2,691
  Deferred.....................................    (1,183)       933      (283)    1,432
                                                  -------    -------   -------   -------
                                                  $13,980    $11,330   $26,289   $20,461
                                                  =======    =======   =======   =======

     (iii) During the six months ended June 30, 1997, the Company purchased six previously leased nursing facilities (758 beds) and certain other assets including, among other things, 14 institutional pharmacies and 17 outpatient therapy clinics, for approximately $44,700,000 cash and approximately $3,800,000 closing and other costs. Also during such period, the Company sold or terminated the leases on 59 nursing facilities (7,244 beds) and certain other assets for cash proceeds of approximately $143,700,000. The Company primarily used the net cash proceeds from the disposition of facilities and other assets to repay Revolver borrowings, to repurchase the zero coupon notes and to repay various other indebtedness. The operations of these facilities were immaterial to the Company's financial position and results of operations.

                           BEVERLY ENTERPRISES, INC.

     In April 1997, the Company entered into a definitive agreement with Capstone Pharmacy Services, Inc. ("Capstone") to combine Pharmacy Corporation of America ("PCA"), a wholly-owned subsidiary of the Company, with Capstone (the "Merger") to create one of the nation's largest independent institutional pharmacy companies. The Company will receive approximately $275,000,000 of cash as partial repayment for PCA's intercompany debt, with any remaining intercompany balance contributed to PCA's capital. The Company intends to use the $275,000,000 to repay Revolver borrowings, to pay off the 7 5/8% convertible subordinated debentures, to pay off the 8 3/4% Senior Notes, to repay certain other notes and mortgages and for general corporate purposes. Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time") each share of the Company's Common Stock issued and outstanding immediately prior to the Effective Time (other than fractional shares) will be converted into the right to receive that number of newly issued shares of Capstone common stock equal to the quotient, expressed to four decimal places, of (a) 50,000,000 divided by (b) the number of shares of the Company's Common Stock outstanding immediately prior to the Effective Time. The Merger, which is subject to approvals by the shareholders of both the Company and Capstone, completion of the Distribution (as discussed below), and approvals by various government agencies, is expected to close by year-end.

     In connection with the restructuring, the Company will transfer all of its non-PCA assets and liabilities to New Beverly Holdings, Inc. ("New Beverly"), in exchange for the issuance of New Beverly common stock. The Company will then distribute (the "Distribution") such New Beverly common stock to the then current shareholders of the Company's Common Stock on a one-for-one basis. In connection with the Distribution, the Company will be required to restructure, repay or otherwise renegotiate substantially all of its outstanding debt instruments and renegotiate or make certain payments under various employment agreements with officers of the Company. The Company estimates that the costs of such undertakings will approximate $10,200,000 as it relates to restructuring, repaying or renegotiating debt instruments and approximately $14,000,000 as it relates to renegotiating or paying certain amounts under various employment agreements. It is expected that such amounts, along with other transaction costs will be funded with a portion of the $275,000,000 proceeds to be received as a partial repayment of PCA's intercompany debt, as discussed above.

     On July 17, 1997, the Company called its 5 1/2% convertible subordinated debentures (the "5 1/2% Debentures") for redemption on August 18, 1997. The Company has obtained a stand-by commitment for the issuance of subordinated indebtedness, whose net cash proceeds would qualify under the restrictive covenant contained in an indenture dated as of February 1, 1996, to be used to redeem the 5 1/2% Debentures. The Company anticipates that if the price of the Company's Common Stock is more than 3.30% above the conversion price of $13.33 immediately prior to the redemption date, the holders will be likely to convert their 5 1/2% Debentures to the Company's Common Stock. The right to convert the 5 1/2% Debentures into shares of the Company's Common Stock will expire at the close of business August 15, 1997. Conversion of all or substantially all of the 5 1/2% Debentures into the Company's Common Stock prior to the Effective Time of the Merger would cause an increase in the Company's outstanding Common Stock of approximately 11,250,000 shares and would result in holders of the Company's Common Stock receiving a comparatively smaller number of shares of Capstone common stock in the Merger.

     (iv) There are various lawsuits and regulatory actions pending against the Company arising in the normal course of business, some of which seek punitive damages. The Company does not believe that the ultimate resolution of these matters will have a material adverse effect on the Company's consolidated financial position or results of operations.

     (v) Effective July 31, 1987, Beverly Enterprises, a California corporation ("Beverly California"), became a wholly-owned subsidiary of Beverly Enterprises, Inc., a Delaware corporation ("Beverly Delaware"). Effective January 1, 1995, Beverly California changed its name to Beverly Health and Rehabilitation Services, Inc. ("BHRS"). Beverly Delaware (the parent) provides financial, administrative and legal services to its subsidiaries, including BHRS, for which it charges management fees.

                           BEVERLY ENTERPRISES, INC.

     The following summarized unaudited financial information concerning BHRS is being reported because BHRS's 7 5/8% convertible subordinated debentures due March 2003 and its zero coupon notes (collectively, the "Debt Securities") are publicly-held. Beverly Delaware is co-obligor of the Debt Securities. Summary unaudited financial information for BHRS is as follows (in thousands):

                                             THREE MONTHS ENDED       SIX MONTHS ENDED
                                                  JUNE 30,                JUNE 30,
                                             -------------------   -----------------------
                                               1997       1996        1997         1996
                                             --------   --------   ----------   ----------
Total revenues.............................  $668,891   $664,929   $1,339,244   $1,345,202
Total costs and expenses...................   629,525    635,114    1,271,880    1,293,854
Net income.................................    23,619     17,889       40,418       30,809

                                                               AS OF          AS OF
                                                              JUNE 30,     DECEMBER 31,
                                                                1997           1996
                                                             ----------    ------------
Current assets.............................................  $  362,080     $  369,501
Long-term assets...........................................   1,318,214      1,404,292
Current liabilities........................................     204,962        184,887
Long-term liabilities......................................     641,584        795,593

                        PHARMACY CORPORATION OF AMERICA

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                      JUNE 30, 1997 AND DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                               JUNE 30,      DECEMBER 31,
                                                                 1997            1996
                                                              -----------    ------------
                                                              (UNAUDITED)       (NOTE)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................   $  6,668        $  7,575
  Accounts receivable, less allowance for doubtful accounts:
     1997 -- $14,608; 1996 -- $13,070.......................    109,798          93,078
  Notes and other receivables, less allowance for doubtful
     accounts:
     1997 -- $394; 1996 -- $820.............................        873           1,383
  Inventory.................................................     25,322          22,025
  Prepaid expenses and other................................        494             335
                                                               --------        --------
          Total current assets..............................    143,155         124,396
Property and equipment, net of accumulated depreciation and
  amortization:
  1997 -- $27,307; 1996 -- $23,263..........................     35,215          32,698
Other assets:
  Goodwill, net.............................................    290,931         276,430
  Systems development, net..................................      4,720           4,837
  Other, net................................................      7,525           3,215
                                                               --------        --------
          Total other assets................................    303,176         284,482
                                                               --------        --------
                                                               $481,546        $441,576
                                                               ========        ========
                          LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................   $ 21,237        $ 18,017
  Accrued wages and related liabilities.....................      6,006           6,656
  Other accrued liabilities.................................      6,639           6,621
  Current portion of long-term obligations..................      1,195             968
                                                               --------        --------
          Total current liabilities.........................     35,077          32,262
Long-term obligations.......................................      1,588           1,334
Deferred income taxes payable...............................      4,046           3,980
Due to Parent...............................................    333,115         312,395
Commitments and contingencies
Stockholder's equity:
  Common stock, 1,000 shares issued.........................          1               1
  Additional paid-in capital................................      3,866           3,866
  Retained earnings.........................................    103,853          87,738
                                                               --------        --------
          Total stockholder's equity........................    107,720          91,605
                                                               --------        --------
                                                               $481,546        $441,576
                                                               ========        ========

NOTE: The balance sheet at December 31, 1996 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

                            See accompanying notes.

                        PHARMACY CORPORATION OF AMERICA

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
         THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 1997 AND 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                   THREE MONTHS ENDED       SIX MONTHS ENDED
                                                        JUNE 30,                JUNE 30,
                                                  --------------------    --------------------
                                                    1997        1996        1997        1996
                                                  --------    --------    --------    --------
Revenues:
  Non-affiliates................................  $128,634    $104,930    $251,024    $210,151
  Affiliates....................................    25,102      19,925      50,304      39,080
                                                  --------    --------    --------    --------
          Total revenues........................   153,736     124,855     301,328     249,231
Cost of goods sold..............................    82,310      67,498     162,397     133,170
                                                  --------    --------    --------    --------
Gross profit....................................    71,426      57,357     138,931     116,061
Costs and expenses:
  Wages and related.............................    33,443      28,665      65,476      58,279
  Selling, general and administrative...........    15,073      12,314      29,277      24,669
  Provision for doubtful accounts...............     2,807       1,515       5,178       3,704
  Depreciation and amortization.................     5,082       3,975       9,908       7,782
  Management fees...............................       889         886       1,556       1,415
                                                  --------    --------    --------    --------
          Total costs and expenses..............    57,294      47,355     111,395      95,849
                                                  --------    --------    --------    --------
Income before provision for income taxes........    14,132      10,002      27,536      20,212
Provision for income taxes......................     5,845       4,197      11,421       8,481
                                                  --------    --------    --------    --------
Net income......................................  $  8,287    $  5,805    $ 16,115    $ 11,731
                                                  ========    ========    ========    ========

                            See accompanying notes.

                        PHARMACY CORPORATION OF AMERICA

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                    SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                1997        1996
                                                              --------    --------
Cash flows from operating activities:
  Net income................................................  $ 16,115    $ 11,731
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................     9,908       7,782
     Provision for reserves on accounts, notes and other
      receivables, net......................................     5,178       3,704
     Deferred taxes.........................................        66       2,405
     Changes in operating assets and liabilities, net of
      acquisitions and dispositions:
       Accounts receivable..................................   (19,610)     (5,194)
       Inventory............................................    (1,839)      2,577
       Prepaid expenses and other receivables...............      (128)       (464)
       Accounts payable and other accrued expenses..........     2,588      (6,152)
                                                              --------    --------
          Total adjustments.................................    (3,837)      4,658
                                                              --------    --------
          Net cash provided by operating activities.........    12,278      16,389
Cash flows from investing activities:
  Payments for acquisitions, net of cash acquired...........   (27,589)       (110)
  Capital expenditures......................................    (5,242)     (3,498)
  Systems development.......................................      (365)       (330)
  Other, net................................................        (1)      1,810
                                                              --------    --------
          Net cash used for investing activities............   (33,197)     (2,128)
Cash flows from financing activities:
  Advances (to) from Parent, net............................    20,531     (12,787)
  Repayments of long-term obligations.......................      (519)       (270)
                                                              --------    --------
          Net cash provided by (used for) financing
            activities......................................    20,012     (13,057)
                                                              --------    --------
Net increase (decrease) in cash and cash equivalents........      (907)      1,204
Cash and cash equivalents at beginning of period............     7,575       3,315
                                                              --------    --------
Cash and cash equivalents at end of period..................  $  6,668    $  4,519
                                                              ========    ========

Supplemental schedule of cash flow information:
  Cash paid (received) during the period for:
     Interest...............................................  $    130    $    (28)

                            See accompanying notes.

                        PHARMACY CORPORATION OF AMERICA

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997
                                  (UNAUDITED)

     (i) The condensed consolidated financial statements included herein have been prepared by Pharmacy Corporation of America (the "Company"), without audit, and include all adjustments of a normal recurring nature which are, in the opinion of management, necessary for a fair presentation of the results of operations for the three-month and six-month periods ended June 30, 1997 and 1996 pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures in these condensed consolidated financial statements are adequate to make the information presented not misleading. These condensed consolidated financial statements should be read in conjunction with the Company's December 31, 1996 consolidated financial statements and the notes thereto. The results of operations for the three-month and six-month periods ended June 30, 1997 are not necessarily indicative of the results for a full year. Unless the context indicates otherwise, the Company means Pharmacy Corporation of America and its consolidated subsidiaries.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (ii) The provisions for income taxes for the three-month and six-month periods ended June 30, 1997 and 1996 were based on estimated annual effective tax rates of 41.5% and 42.0%, respectively. The Company's estimated annual effective tax rates for 1997 and 1996 are different than the federal statutory rate primarily due to the impact of state income taxes and amortization of nondeductible goodwill. The provisions for income taxes consist of the following for the three-month and six-month periods ended June 30 (in thousands):

                                                 THREE MONTHS ENDED    SIX MONTHS ENDED
                                                      JUNE 30,             JUNE 30,
                                                 ------------------    -----------------
                                                  1997       1996       1997       1996
                                                 -------    -------    -------    ------
Federal:
  Current......................................   $5,617     $2,474    $ 9,345    $5,001
  Deferred.....................................     (807)       980         54     1,979
State:
  Current......................................    1,208        532      2,010     1,075
  Deferred.....................................     (173)       211         12       426
                                                  ------     ------    -------    ------
                                                  $5,845     $4,197    $11,421    $8,481
                                                  ======     ======    =======    ======

     (iii) During the six months ended June 30, 1997, the Company purchased 14 pharmacies for approximately $27,600,000 cash. The operations of these pharmacies were immaterial to the Company's financial position and results of operations.

     In April 1997, Beverly Enterprises, Inc. ("Beverly") entered into a definitive agreement with Capstone Pharmacy Services, Inc. ("Capstone") to combine the Company, a wholly-owned subsidiary of Beverly, with Capstone (the "Merger") to create one of the nation's largest independent institutional pharmacy companies. Beverly will receive approximately $275,000,000 of cash as partial repayment for the Company's intercompany debt, with any remaining intercompany balance contributed to the Company's capital. Beverly intends to use the $275,000,000 to repay Revolver borrowings, to pay off the 7 5/8% convertible subordinated debentures, to pay off the 8 3/4% Notes, to repay certain other notes and mortgages and for general corporate purposes. Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time") each share of Beverly's Common Stock issued and outstanding immediately prior to the Effective Time (other than

                        PHARMACY CORPORATION OF AMERICA
fractional shares) will be converted into the right to receive that number of newly issued shares of Capstone common stock equal to the quotient, expressed to four decimal places, of (a) 50,000,000 divided by (b) the number of shares of Beverly's Common Stock outstanding immediately prior to the Effective Time. In connection with the Merger, Beverly will transfer all of its non-Company assets and liabilities to New Beverly Holdings, Inc. ("New Beverly"), in exchange for the issuance of New Beverly common stock. Beverly will then distribute (the "Distribution") such New Beverly common stock to the then current stockholders of Beverly's Common Stock on a one-for-one basis. The Merger, which is subject to approvals by the stockholders of both Beverly and Capstone, completion of the Distribution and approvals by various government agencies, is expected to close by year-end.

     (iv) There are various lawsuits and regulatory actions pending against the Company arising in the normal course of business, some of which seek punitive damages. The Company does not believe that the ultimate resolution of these matters will have a material adverse effect on the Company's consolidated financial position or results of operations.

     (v) The Company provides its pharmaceutical dispensing, infusion therapy products and services and its pharmacy and nursing consulting services to nursing facilities operated by Beverly, and to the residents of Beverly facilities. Revenues from sales directly to Beverly nursing facilities were approximately $50,304,000 and $39,080,000 for the six months ended June 30, 1997 and 1996, respectively. Revenues from sales to residents of Beverly facilities, which are not considered by the Company to be revenues from affiliates, are estimated to be approximately $51,000,000 and $42,000,000 for the six months ended June 30, 1997 and 1996, respectively.

     Beverly provides certain administrative services to the Company. These services have included, among others, cash management, finance, legal, tax, financial reporting, executive management, payroll and payables processing and employee benefit plans maintenance. The responsibility for certain of these services, including finance, tax and payables processing was transferred to the Company in mid-1996 as part of a consolidation and reorganization of the Company's accounting and related functions. Substantially all cash received by the Company is deposited daily and wired to Beverly's corporate cash account. In turn, all of the Company's operating expenses, capital expenditures and other cash needs are paid by Beverly, and charged back to the Company along with a management fee for handling such services. Fees for these services amounted to approximately $1,556,000 and $1,415,000 for the six months ended June 30, 1997 and 1996, respectively. The Company believes that the charges for services provided by Beverly to the Company are a reasonable allocation of the costs incurred by Beverly on behalf of the Company in providing these services; however, such costs are not necessarily indicative of the costs that would have been incurred if the Company operated as a stand-alone entity.

     The net result of all intercompany transactions between the Company and Beverly is recorded in the "Due to Parent" account in the accompanying consolidated balance sheets. There are currently no required repayment terms for this account nor do such amounts bear interest.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Beverly Enterprises, Inc.

     We have audited the accompanying consolidated balance sheets of Beverly Enterprises, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. Our audits also included financial statement Schedule II-Valuation and Qualifying Accounts of Beverly Enterprises, Inc. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Beverly Enterprises, Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                            /s/ ERNST & YOUNG LLP

Little Rock, Arkansas
February 7, 1997, except
for Note 2, paragraph 3,
as to which the date is
March 13, 1997

                           BEVERLY ENTERPRISES, INC.

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1996         1995
                                                              ----------   ----------
                                       ASSETS

Current assets:
  Cash and cash equivalents.................................  $   69,761   $   56,303
  Accounts receivable -- patient, less allowance for
     doubtful accounts:
     1996 -- $25,618; 1995 -- $22,860.......................     491,063      514,820
  Accounts receivable -- nonpatient, less allowance for
     doubtful accounts:
     1996 -- $401; 1995 -- $497.............................      13,480       15,995
  Notes receivable..........................................      10,746        7,460
  Operating supplies........................................      55,348       59,109
  Deferred income taxes.....................................      14,543       24,892
  Prepaid expenses and other................................      42,304       38,013
                                                              ----------   ----------
          Total current assets..............................     697,245      716,592
Property and equipment, net.................................   1,248,785    1,189,985
Other assets:
  Notes receivable, less allowance for doubtful notes:
     1996 -- $4,951; 1995 -- $4,953.........................      37,306       41,915
  Designated and restricted funds...........................      75,848       57,082
  Goodwill, net.............................................     356,197      380,681
  Other, net................................................     109,701      120,206
                                                              ----------   ----------
          Total other assets................................     579,052      599,884
                                                              ----------   ----------
                                                              $2,525,082   $2,506,461
                                                              ==========   ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $   99,121   $  155,385
  Accrued wages and related liabilities.....................     131,072      134,391
  Accrued interest..........................................      16,969       10,261
  Other accrued liabilities.................................      93,042       88,869
  Current portion of long-term obligations..................      38,826       84,639
                                                              ----------   ----------
          Total current liabilities.........................     379,030      473,545
Long-term obligations.......................................   1,106,256    1,066,909
Deferred income taxes payable...............................      83,610       54,687
Other liabilities and deferred items........................      95,091       90,987
Commitments and contingencies
Stockholders' equity:
  Preferred stock, shares authorized: 25,000,000............          --           --
  Common stock, shares issued: 1996 -- 104,432,848;
     1995 -- 102,618,241....................................      10,443       10,262
  Additional paid-in capital................................     774,672      766,549
  Retained earnings.........................................     133,957       83,657
  Treasury stock, at cost: 1996 -- 5,423,408 shares;
     1995 -- 3,972,208 shares...............................     (57,977)     (40,135)
                                                              ----------   ----------
          Total stockholders' equity........................     861,095      820,333
                                                              ----------   ----------
                                                              $2,525,082   $2,506,461
                                                              ==========   ==========

                            See accompanying notes.

                           BEVERLY ENTERPRISES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEARS ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              1996         1995         1994
                                                           ----------   ----------   ----------
Net operating revenues...................................  $3,267,189   $3,228,553   $2,969,239
Interest income..........................................      13,839       14,228       14,578
                                                           ----------   ----------   ----------
          Total revenues.................................   3,281,028    3,242,781    2,983,817
Costs and expenses:
  Operating and administrative:
     Wages and related...................................   1,819,500    1,736,151    1,600,580
     Other...............................................   1,139,442    1,224,681    1,114,916
  Interest...............................................      91,111       84,245       64,792
  Depreciation and amortization..........................     105,468      103,581       88,734
  Impairment of long-lived assets:
     Adoption of SFAS No. 121............................          --       68,130           --
     Development and other costs.........................          --       32,147           --
                                                           ----------   ----------   ----------
          Total costs and expenses.......................   3,155,521    3,248,935    2,869,022
                                                           ----------   ----------   ----------
Income (loss) before provision for income taxes and
  extraordinary charge...................................     125,507       (6,154)     114,795
Provision for income taxes...............................      73,481        1,969       37,882
                                                           ----------   ----------   ----------
Income (loss) before extraordinary charge................      52,026       (8,123)      76,913
Extraordinary charge, net of income taxes of $1,099 in
  1996 and $1,188 in 1994................................      (1,726)          --       (2,412)
                                                           ----------   ----------   ----------
Net income (loss)........................................  $   50,300   $   (8,123)  $   74,501
                                                           ==========   ==========   ==========
Net income (loss) applicable to common shares............  $   50,300   $  (14,998)  $   66,251
                                                           ==========   ==========   ==========
Income (loss) per share of common stock:
  Primary:
     Before extraordinary charge.........................  $      .52   $     (.16)  $      .79
     Extraordinary charge................................        (.02)          --         (.03)
                                                           ----------   ----------   ----------
     Net income (loss)...................................  $      .50   $     (.16)  $      .76
                                                           ==========   ==========   ==========
     Shares used to compute per share amounts............      99,646       92,233       87,087
                                                           ==========   ==========   ==========
  Fully-diluted:
     Before extraordinary charge.........................  $      .50   $     (.16)  $      .78
     Extraordinary charge................................        (.02)          --         (.02)
                                                           ----------   ----------   ----------
     Net income (loss)...................................  $      .48   $     (.16)  $      .76
                                                           ==========   ==========   ==========
     Shares used to compute per share amounts............     111,002       92,233       98,428
                                                           ==========   ==========   ==========

                            See accompanying notes.

                           BEVERLY ENTERPRISES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

                                                                    ADDITIONAL
                                             PREFERRED    COMMON     PAID-IN     RETAINED   TREASURY
                                               STOCK      STOCK      CAPITAL     EARNINGS    STOCK       TOTAL
                                             ---------   --------   ----------   --------   --------   ---------
Balances at January 1, 1994................  $ 150,000   $  8,825    $590,909    $ 33,263   $(40,135)  $ 742,862
  Exercise of stock option grant...........         --        100      11,900          --         --      12,000
  Employee stock transactions, net.........         --         37       4,830          --         --       4,867
  Preferred stock dividends................         --         --          --      (8,250)        --      (8,250)
  Issuance of ATH preferred stock(1).......         --         --       1,264          --         --       1,264
  Accretion of amounts due upon redemption
     of ATH preferred stock(1).............         --         --         859        (859)        --          --
  Net income...............................         --         --          --      74,501         --      74,501
                                             ---------   --------    --------    --------   --------   ---------
Balances at December 31, 1994..............    150,000      8,962     609,762      98,655    (40,135)    827,244
  Issuance of 12,361,184 shares of common
     stock for the purchase of PMSI........         --      1,236     149,693          --         --     150,929
  Exchange of Preferred Stock into 5 1/2%
     Debentures............................   (150,000)        --          --          --         --    (150,000)
  Employee stock transactions, net.........         --         64       7,094          --         --       7,158
  Preferred stock dividends................         --         --          --      (6,875)        --      (6,875)
  Net loss.................................         --         --          --      (8,123)        --      (8,123)
                                             ---------   --------    --------    --------   --------   ---------
Balances at December 31, 1995..............         --     10,262     766,549      83,657    (40,135)    820,333
  Employee stock transactions, net.........         --        181       8,123          --         --       8,304
  Purchase of common stock for treasury....         --         --          --          --    (17,842)    (17,842)
  Net income...............................         --         --          --      50,300         --      50,300
                                             ---------   --------    --------    --------   --------   ---------
Balances at December 31, 1996..............  $      --   $ 10,443    $774,672    $133,957   $(57,977)  $ 861,095
                                             =========   ========    ========    ========   ========   =========

---------------

(1) Amounts were recorded by ATH prior to its merger with the Company in September 1994.

                            See accompanying notes.

                           BEVERLY ENTERPRISES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                               YEARS ENDED DECEMBER 31,
                                                        --------------------------------------
                                                           1996           1995         1994
                                                        -----------    ----------    ---------
Cash flows from operating activities:
  Net income (loss)...................................  $    50,300    $   (8,123)   $  74,501
  Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
     Depreciation and amortization....................      105,468       103,581       88,734
     Impairment of long-lived assets..................           --       100,277           --
     Provision for reserves and discounts on patient,
       notes and other receivables, net...............       28,544        15,889       14,107
     Amortization of deferred financing costs.........        3,210         4,379        4,241
     Extraordinary charge.............................        2,825            --        3,600
     Gains on dispositions of facilities and other
       assets, net....................................      (20,951)       (2,253)      (9,749)
     Deferred taxes...................................       33,765       (20,394)      (2,031)
     Net increase (decrease) in insurance related
       accounts.......................................      (22,336)      (10,531)       8,342
     Changes in operating assets and liabilities, net
       of acquisitions and dispositions:
       Accounts receivable -- patient.................      (25,851)      (84,420)     (76,320)
       Operating supplies.............................        3,226         1,649       (2,777)
       Prepaid expenses and other receivables.........          771          (154)       1,597
       Accounts payable and other accrued expenses....      (53,029)       16,370       (2,809)
       Income taxes payable...........................       26,711        (6,194)       7,332
       Other, net.....................................          527        (3,867)     (13,361)
                                                        -----------    ----------    ---------
          Total adjustments...........................       82,880       114,332       20,906
                                                        -----------    ----------    ---------
          Net cash provided by operating activities...      133,180       106,209       95,407
Cash flows from investing activities:
  Payments for acquisitions, net of cash acquired.....      (80,981)      (34,184)    (267,227)
  Proceeds from dispositions of facilities and other
     assets...........................................      121,660        46,892       77,211
  Collections on notes receivable and REMIC
     investment.......................................       12,809        15,594        8,393
  Capital expenditures................................     (136,442)     (161,911)    (124,742)
  Other, net..........................................       (8,547)      (10,945)     (12,375)
                                                        -----------    ----------    ---------
          Net cash used for investing activities......      (91,501)     (144,554)    (318,740)
Cash flows from financing activities:
  Revolver borrowings.................................    1,308,000     1,017,000       62,000
  Repayments of Revolver borrowings...................   (1,230,000)     (939,000)     (62,000)
  Proceeds from issuance of long-term obligations.....      228,862        25,000      309,308
  Repayments of long-term obligations.................     (318,447)      (68,400)     (98,340)
  Purchase of common stock for treasury...............      (15,445)           --           --
  Proceeds from exercise of stock options.............        3,620         2,146       14,509
  Proceeds from issuance of ATH preferred stock.......           --            --        1,264
  Deferred financing costs............................       (7,560)       (2,161)      (7,653)
  Dividends paid on preferred stock...................         (688)       (8,250)      (8,250)
  Proceeds from designated funds, net.................        3,437           349        3,401
                                                        -----------    ----------    ---------
          Net cash provided by (used for) financing
            activities................................      (28,221)       26,684      214,239
                                                        -----------    ----------    ---------
Net increase (decrease) in cash and cash
  equivalents.........................................       13,458       (11,661)      (9,094)
Cash and cash equivalents at beginning of year........       56,303        67,964       77,058
                                                        -----------    ----------    ---------
Cash and cash equivalents at end of year..............  $    69,761    $   56,303    $  67,964
                                                        ===========    ==========    =========
Supplemental schedule of cash flow information:
  Cash paid during the year for:
     Interest (net of amount capitalized).............  $    81,193    $   80,433    $  59,242
     Income taxes (net of refunds)....................       11,906        28,557       31,501

                            See accompanying notes.

                           BEVERLY ENTERPRISES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     References herein to the Company include Beverly Enterprises, Inc. and its wholly-owned subsidiaries. The Company provides long-term healthcare in 35 states and the District of Columbia. Its operations include nursing facilities, acute long-term transitional hospitals, institutional and mail service pharmacies, rehabilitation therapy services, outpatient therapy clinics, assisted living centers, hospices and home healthcare centers. The consolidated financial statements of the Company include the accounts of the Company and all of its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     Cash and cash equivalents include time deposits and certificates of deposit with original maturities of three months or less.

  Property and Equipment

     Property and equipment is stated at cost less accumulated depreciation or, where appropriate, the present value of the related capital lease obligations less accumulated amortization. Depreciation and amortization are computed by the straight-line method over the estimated useful lives of the assets.

  Intangible Assets

     Goodwill (stated at cost less accumulated amortization of $38,446,000 in 1996 and $30,431,000 in 1995) is being amortized over 40 years or, if applicable, the life of the lease using the straight-line method. Operating and leasehold rights and licenses, which are included in the consolidated balance sheet caption "Other, net," (stated at cost less accumulated amortization of $18,716,000 in 1996 and $19,040,000 in 1995) are being amortized over the lives of the related assets (principally 40 years) and leases (principally 10 to 15 years), using the straight-line method.

     On an ongoing basis, the Company reviews the carrying value of its intangible assets in light of any events or circumstances that indicate they may be impaired or that the amortization period may need to be adjusted. If such circumstances suggest the intangible value cannot be recovered, calculated based on undiscounted cash flows over the remaining amortization period, the carrying value of the intangible will be reduced by such shortfall. As of December 31, 1996, the Company does not believe there is any indication that the carrying value or the amortization period of its intangibles needs to be adjusted. See "-- Impairment of Long-Lived Assets."

  Impairment of Long-Lived Assets

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," ("SFAS No. 121") which requires impairment losses to be recognized for long-lived assets

                           BEVERLY ENTERPRISES, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) used in operations when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets' carrying amounts. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. In accordance with SFAS No. 121, the Company assesses the need for an impairment write-down when such indicators of impairment are present. There were no material impairment adjustments recorded during the year ended December 31, 1996.

     In the fourth quarter of 1995, the Company recorded an impairment loss of approximately $68,130,000 upon adoption of SFAS No. 121. Such loss primarily related to certain nursing facilities, transitional hospitals, institutional pharmacies and assisted living centers with current period operating losses. Such current period operating losses, combined with a history of operating losses and anticipated future operating losses, led management to believe that impairment existed at such facilities. In addition, there were certain nursing facilities for which management expected an adverse impact on future earnings and cash flows as a result of recent changes in state Medicaid reimbursement programs. Accordingly, management estimated the undiscounted future cash flows to be generated by each facility. If the undiscounted future cash flow estimates were less than the carrying value of the corresponding facility, management estimated the fair value of such facility and wrote the carrying value down to their estimate of fair value. Management calculated the fair value of the impaired facilities by using the present value of estimated future cash flows, or its best estimate of what such facility, or similar facilities in that state, would sell for in the open market. Management believes it has the knowledge to make such estimates of open market sales prices based on the volume of facilities the Company has purchased and sold in previous years.

     In addition to the SFAS No. 121 charge, the Company recorded a fourth quarter of 1995 impairment loss for other long-lived assets of approximately $32,147,000 primarily related to the write-off of software and business development costs. During the fourth quarter of 1995, the Company hired a new Senior Vice President of Information Technology, who redirected the Company's systems development initiatives, causing a write-down, or a write-off, of certain software and software development projects. In addition, the Company wrote off certain business development and other costs where the Company believed the carrying amount was unrecoverable.

  Insurance

     The Company insures auto liability, general liability and workers' compensation risks, in most states, through insurance policies with third parties, some of which may be subject to reinsurance agreements between the insurer and Beverly Indemnity, Ltd., a wholly-owned subsidiary of the Company. The liabilities for estimated incurred losses not covered by third party insurance are discounted at 10% to their present value based on expected loss payment patterns determined by independent actuaries. The discounted insurance liabilities are included in the consolidated balance sheet captions as follows (in thousands):

                                                                1996        1995
                                                              --------    --------
Accrued wages and related liabilities.......................  $ 32,644    $ 35,265
Other accrued liabilities...................................     8,226       6,572
Other liabilities and deferred items........................    90,714      84,720
                                                              --------    --------
                                                              $131,584    $126,557
                                                              ========    ========

     On an undiscounted basis, the total insurance liabilities as of December 31, 1996 and 1995 were $170,099,000 and $164,060,000, respectively. As of
December 31, 1996, the Company had deposited approximately $94,500,000 in funds (the "Beverly Indemnity funds") that are restricted for the payment of

                           BEVERLY ENTERPRISES, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) insured claims. In addition, the Company anticipates that approximately $21,700,000 of its existing cash at December 31, 1996, while not legally restricted, will be utilized to fund certain workers' compensation and general liability claims, and the Company does not expect to use such cash for other purposes.

  Stock-Based Awards

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") which encourages, but does not require, companies to recognize compensation expense for stock-based awards based on their fair value on the date of grant. The Company has elected to continue to account for its stock-based awards in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, recognizes no compensation expense for its stock option grants. See
Note 6 for the pro forma effects on the Company's reported net income and earnings per share assuming the election had been made to recognize compensation expense on stock-based awards in accordance with SFAS No. 123.

  Revenues

     The Company's revenues are derived primarily from providing long-term healthcare services. Approximately 75%, 77% and 80% of the Company's net operating revenues for 1996, 1995 and 1994, respectively, were derived from funds under federal and state medical assistance programs, and approximately 73%, 72% and 78% of the Company's net patient accounts receivable at December 31, 1996, 1995 and 1994, respectively, are due from such programs. These revenues and receivables are reported at their estimated net realizable amounts and are subject to audit and retroactive adjustment. Provisions for estimated third-party payor settlements are provided in the period the related services are rendered and are adjusted in the period of settlement. Changes in estimates related to third party receivables resulted in the recording of approximately $10,900,000, $19,700,000 and $11,000,000 of revenues for the years ended
December 31, 1996, 1995 and 1994, respectively.

  Concentration of Credit Risk

     The Company has significant accounts receivable, notes receivable and other assets whose collectibility or realizability is dependent upon the performance of certain governmental programs, primarily Medicaid and Medicare. These receivables and other assets represent the only concentration of credit risk for the Company. The Company does not believe there are significant credit risks associated with these governmental programs. The Company believes that an adequate provision has been made for the possibility of these receivables and other assets proving uncollectible and continually monitors and adjusts these allowances as necessary.

  Earnings per Share

     For the years ended December 31, 1995 and 1994, net income (loss) applicable to common shares was computed by deducting preferred stock dividends from net income (loss), when dilutive. During the fourth quarter of 1995, the Company exchanged its cumulative convertible exchangeable preferred stock into 5 1/2% convertible subordinated debentures. Primary earnings per share for the years ended December 31, 1996 and 1994 were computed by dividing net income applicable to common shares by the weighted average number of shares of Common Stock outstanding during the period and the weighted average number of shares issuable upon exercise of stock options, calculated using the treasury stock method. Fully diluted earnings per share for the year ended December 31, 1996 was computed as above and assumed conversion of the Company's 5 1/2% convertible subordinated debentures. Fully diluted earnings per share for the year ended December 31, 1994

                           BEVERLY ENTERPRISES, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) was computed as above and assumed conversion of the Company's cumulative convertible exchangeable preferred stock. Conversion of the Company's 7 5/8% convertible subordinated debentures and zero coupon notes would have an anti-dilutive effect and, therefore, were not assumed. For the year ended December 31, 1995, primary and fully diluted earnings per share were computed by dividing net loss applicable to common shares by the weighted average number of shares of Common Stock outstanding during the period.

  Other

     Certain prior year amounts have been reclassified to conform with the 1996 presentation.

2. ACQUISITIONS AND DISPOSITIONS

     During the year ended December 31, 1996, the Company acquired 22 nursing facilities (2,138 beds)(15 of such facilities (1,747 beds)were previously leased), one previously managed nursing facility (180 beds) and certain other assets including, among other things, pharmacy, hospice and outpatient therapy businesses, for approximately $80,000,000 cash, approximately $7,500,000 acquired debt, approximately $7,000,000 closing and other costs, approximately $4,800,000 reduction in receivables and approximately $1,900,000 security and other deposits. The acquisitions of such facilities and other assets were accounted for as purchases. The Company does not operate three of such nursing facilities which were subleased to other nursing home operators in prior year transactions. Also during such period, the Company sold or terminated the leases on 83 nursing facilities (5,230 beds) (including the three nursing facilities which were not operated by the Company, as mentioned above) and certain other assets for cash proceeds of approximately $36,700,000 and approximately $4,200,000 of notes receivable. The operations of these facilities and certain other assets were immaterial to the Company's financial position and results of operations.

     In November 1996, the Company sold its MedView Services unit ("MedView") for cash of approximately $89,700,000 (approximately $2,200,000 of which was included in accounts receivable-nonpatient at December 31, 1996). MedView provides a full range of managed care services to the workers' compensation market and is the nation's largest workers' compensation-related preferred provider organization with 120,000 member providers. It also offers case management and injury reporting and tracking services. The operations of MedView were immaterial to the Company's financial position and results of operations.

     On March 13, 1997, the Company announced that it has entered into a definitive agreement to sell 49 of its skilled nursing facilities in the state of Texas to Complete Care Services, L.P. The transaction is scheduled to close during the second quarter of 1997 and is subject to normal regulatory review. The Company anticipates using the net cash proceeds generated from the sale for one or more of the following purposes: strategic investments; repay indebtedness; and repurchase Common Stock. The operations of these facilities are immaterial to the Company's financial position and results of operations.

     During the year ended December 31, 1995, the Company purchased 17 previously leased nursing facilities (2,118 beds), one previously leased retirement living center (17 units) and certain other assets for approximately $32,700,000 cash, approximately $40,400,000 acquired debt and approximately $1,700,000 security and other deposits. The Company does not operate four of such facilities which were subleased to other nursing home operators in prior year transactions. Also during such period, the Company sold, subleased or terminated the leases on 11 nursing facilities (1,199 beds), 12 homes for the developmentally disabled (1,065 beds), six retirement living centers (1,141 units) and certain other assets for cash proceeds of approximately $39,400,000, approximately $3,700,000 of notes receivable and the assumption of approximately $52,800,000 of debt. In addition, the Company terminated a management agreement on two nursing

                           BEVERLY ENTERPRISES, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

2. ACQUISITIONS AND DISPOSITIONS -- (CONTINUED) facilities (150 beds) and four assisted living centers (510 units). The operations of these facilities were immaterial to the Company's financial position and results of operations.

     In June 1995, the Company acquired Pharmacy Management Services, Inc. ("PMSI") in exchange for approximately 12,400,000 shares of the Company's Common Stock plus closing and related costs. PMSI is a leading nationwide provider of medical cost containment and managed care services to workers' compensation payors and claimants. The acquisition was accounted for as a purchase and was not material to the Company's financial position or results of operations.

     During the year ended December 31, 1994, the Company purchased 19 previously leased nursing facilities (2,202 beds), one previously leased retirement living center (20 units) and certain other assets for approximately $43,600,000 cash, approximately $1,000,000 issuance of debt, approximately $16,900,000 assumed and acquired debt and approximately $1,400,000 security and other deposits. Also during such period, the Company sold, subleased or terminated the leases on 77 nursing facilities (7,192 beds) and certain other assets for cash proceeds of approximately $80,200,000, approximately $700,000 of notes receivable and the assumption of approximately $40,000 of debt. The operations of these facilities were immaterial to the Company's financial position and results of operations.

     During the third quarter of 1994, the Company issued 2,400,000 shares of Common Stock for all of the outstanding stock of American Transitional Hospitals, Inc. ("ATH"). ATH operates licensed hospitals specializing in long-term acute care and transitional acute care to medically complex, chronically ill patients. The merger was accounted for as a pooling of interests and, accordingly the Company's consolidated financial statements were restated to reflect ATH's financial position, results of operations and cash flows for each period prior to the merger. All transactions between the Company and ATH prior to the merger were eliminated in the restated consolidated financial statements. The merger of ATH was not material to the Company's financial position or results of operations.

     In November 1994, Pharmacy Corporation of America ("PCA"), a wholly-owned subsidiary of the Company, acquired Insta-Care Holdings, Inc. ("Insta-Care"), for cash of approximately $112,000,000, as well as other costs incurred totaling approximately $10,500,000. Insta-Care provides pharmaceutical dispensing services in six states to approximately 65,000 patients in nursing homes and correctional facilities. In December 1994, PCA acquired three institutional pharmacy subsidiaries of Synetic, Inc. ("Synetic pharmacies"), for cash of approximately $107,300,000, as well as other costs incurred totaling approximately $6,000,000. The Synetic businesses provide pharmaceutical dispensing services in the New England area and the state of Indiana to approximately 45,000 patients in various institutions, including nursing homes, transitional care facilities, correctional facilities and group homes. These acquisitions were accounted for as purchases and were not material to the Company's financial position or results of operations.

                           BEVERLY ENTERPRISES, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

3. PROPERTY AND EQUIPMENT

     Following is a summary of property and equipment and related accumulated depreciation and amortization, by major classification, at December 31 (in thousands):

                                                           TOTAL                     OWNED                 LEASED
                                                  -----------------------   -----------------------   -----------------
                                                     1996         1995         1996         1995       1996      1995
                                                  ----------   ----------   ----------   ----------   -------   -------
Land, buildings and improvements................  $1,476,988   $1,375,945   $1,424,517   $1,319,008   $52,471   $56,937
Furniture and equipment.........................     375,479      347,478      365,678      340,220     9,801     7,258
Construction in progress........................      39,403       47,587       39,403       47,587        --        --
                                                  ----------   ----------   ----------   ----------   -------   -------
                                                   1,891,870    1,771,010    1,829,598    1,706,815    62,272    64,195
Less accumulated depreciation and
  amortization..................................     643,085      581,025      601,330      537,704    41,755    43,321
                                                  ----------   ----------   ----------   ----------   -------   -------
                                                  $1,248,785   $1,189,985   $1,228,268   $1,169,111   $20,517   $20,874
                                                  ==========   ==========   ==========   ==========   =======   =======

     The Company provides depreciation and amortization using the straight-line method over the following estimated useful lives: land improvements -- 5 to 15 years; buildings -- 35 to 40 years; building improvements -- 5 to 20 years; leasehold improvements -- 5 to 20 years or term of lease, if less; furniture and equipment -- 5 to 15 years. Capitalized lease assets are amortized over the remaining initial terms of the leases.

     Depreciation and amortization expense related to property and equipment for the years ended December 31, 1996, 1995 and 1994 was $85,221,000, $82,752,000
and $77,575,000, respectively.

                           BEVERLY ENTERPRISES, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

4. LONG-TERM OBLIGATIONS

     Long-term obligations consist of the following at December 31 (dollars in thousands, except per share amounts):

                                                                 1996          1995
                                                              ----------    ----------
Notes and mortgages, less imputed interest: 1996 -- $257,
  1995 -- $312; due in installments through the year 2031,
  at effective interest rates of 5.89% to 14.00%, a portion
  of which is secured by property, equipment and other
  assets with a net book value of $272,875 at December 31,
  1996......................................................  $  178,983    $  158,597
Industrial development revenue bonds, less imputed interest:
  1996 -- $48, 1995 -- $61; due in installments through the
  year 2013, at effective interest rates of 4.99% to 10.52%, a portion of which is secured by property and other assets
  with a net book value of $221,964 at December 31, 1996....     203,606       214,107
9% Senior Notes due February 15, 2006, unsecured............     180,000            --
1996 Credit Agreement due December 31, 2001.................     156,000            --
1994 Credit Agreement (repaid in December 1996).............          --       280,500
Term Loan under the 1992 Credit Facility (repaid in December
  1996).....................................................          --        55,000
Nippon Term Loan under the Nippon Credit Agreement (repaid
  in December 1996).........................................          --        20,000
Term Loan under the GE Capital Facility.....................       9,547            --
8 3/4% First Mortgage Bonds due July 1, 2008, secured by
  first mortgages on eight nursing facilities with an
  aggregate net book value of $16,924 at December 31,
  1996......................................................      19,362        19,765
8 5/8% First Mortgage Bonds due October 1, 2008, secured by
  first mortgages on 11 nursing facilities with an aggregate
  net book value of $30,417 at December 31, 1996............      29,062        29,788
8 3/4% Notes due December 31, 2003, unsecured...............      24,845        24,875
7 3/4% Note due in quarterly installments through June 1,
  2001, secured by first mortgages on 11 nursing facilities
  and one assisted living center with an aggregate net book
  value of $22,109 at December 31, 1996.....................      22,554        23,589
Series 1995 Bonds due June 2005, at interest rates of 6.88%
  with respect to $7,000 and 7.24% with respect to $18,000,
  secured by a letter of credit.............................      25,000        25,000
Medium Term Notes due June 15, 2000, at an interest rate
  based on LIBOR, as defined, plus .35%, secured by eligible receivables of selected nursing facilities of $70,902 at
  December 31, 1996, which cannot be used to satisfy claims
  of the Company or any of its subsidiaries.................      50,000        50,000
7 5/8% convertible subordinated debentures due March 15,
  2003, convertible at $20.47 per share of Common Stock.....      67,924        67,924
5 1/2% convertible subordinated debentures due August 1,
  2018, convertible at $13.33 per share of Common Stock.....     150,000       150,000
Zero coupon notes, face amount, less unamortized discount:
  1996 -- $785, 1995 -- $1,039; maturing July 16, 2003,
  anticipated to be due September 30, 1997, convertible into
  13.32 shares of Common Stock per $1 note..................       1,172         1,288
                                                              ----------    ----------
                                                               1,118,055     1,120,433
Present value of capital lease obligations, less imputed
  interest: 1996 -- $863, 1995 -- $972, at effective
  interest rates of 5.71% to 13.00%.........................      27,027        31,115
                                                              ----------    ----------
                                                               1,145,082     1,151,548
Less amounts due within one year............................      38,826        84,639
                                                              ----------    ----------
                                                              $1,106,256    $1,066,909
                                                              ==========    ==========

                           BEVERLY ENTERPRISES, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

4. LONG-TERM OBLIGATIONS -- (CONTINUED)
     In February 1996, the Company completed the sale of $180,000,000 of 9% Senior Notes due February 15, 2006 (the "Senior Notes") through a public offering (the "Senior Notes offering") for net cash proceeds of approximately $174,850,000. The Company used approximately $87,500,000 of such net proceeds to prepay certain scheduled maturities on the Term Loan under its 1994 Credit Agreement, approximately $28,000,000 to prepay certain scheduled maturities on the Term Loan under its 1992 Credit Facility, approximately $8,750,000 to prepay certain scheduled maturities under its Nippon Term Loan, and the remaining net proceeds to repay Revolver borrowings and for general corporate purposes. The Senior Notes are unsecured obligations, guaranteed by substantially all of the Company's present and future subsidiaries (collectively, the "Subsidiary Guarantors"), and impose on the Company certain restrictive covenants. Separate financial statements of the Subsidiary Guarantors are not considered to be material to holders of the Senior Notes since the guaranty of each of the Subsidiary Guarantors is joint and several and full and unconditional (except that liability thereunder is limited to an aggregate amount equal to the largest amount that would not render its obligations thereunder subject to avoidance under Section 548 of the Bankruptcy Code of 1978, as amended, or any comparable provisions of applicable state law), and Beverly Enterprises, Inc., the parent, has no operations or assets separate from its investment in its subsidiaries.

     In July 1996, the Company entered into a term loan facility (the "GE Capital Facility"), whereby the Company may borrow up to $25,000,000 from time to time in separate series, in amounts and at interest rates based on the three-year U.S. Treasury Note rate plus 230 basis points at the date of funding. The GE Capital Facility requires monthly principal and interest payments and is secured by a security interest in certain lighting equipment of various nursing facilities. As of December 31, 1996, approximately $14,900,000 of aggregate principal amount under the GE Capital Facility remained unissued.

     In December 1996, the Company entered into a $375,000,000 Amended and Restated Credit Agreement (the "1996 Credit Agreement") which provides for a Revolver/Letter of Credit Facility (the "Revolver/LOC Facility"). The proceeds from the 1996 Credit Agreement were used to repay the Term Loan and Revolver borrowings under the 1994 Credit Agreement, the Term Loan under the 1992 Credit Facility and the Nippon Term Loan. Borrowings under the 1996 Credit Agreement bear interest at adjusted LIBOR plus .875%, the Prime Rate, as defined, or the adjusted CD rate, as defined, plus 1%, at the Company's option. Such interest rates may be adjusted quarterly based on certain financial ratio calculations. The Company pays certain commitment fees and commissions with respect to the Revolver/LOC Facility and had approximately $186,800,000 of unused commitments under such facility at December 31, 1996. The 1996 Credit Agreement is secured by a security interest in the stock of PCA and certain of its subsidiaries and imposes on the Company certain financial tests and restrictive covenants. The Company incurred a $1,726,000 extraordinary charge, net of income taxes, in 1996 related to the write-off of unamortized deferred financing costs associated with the repayment of these debt instruments, as well as certain bond refundings.

     The Company entered into various other notes and mortgages during 1996 totaling approximately $38,700,000 in conjunction with the purchase of certain nursing facilities. Such debt instruments bear interest at rates ranging from 8.25% to 9.08%, require monthly installments of principal and interest, and are secured by mortgage interests in the real property and security interests in the personal property of the purchased nursing facilities.

     During 1996, the Company filed a Registration Statement covering $200,000,000 of debt securities, shares of preferred stock, shares of Common Stock and warrants to purchase Common Stock which may be offered, separately or together, in separate series in amounts, at prices and on terms to be determined at the time of sale. The net proceeds from the offerings are anticipated to be used for general corporate purposes,

                           BEVERLY ENTERPRISES, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

4. LONG-TERM OBLIGATIONS -- (CONTINUED)
which may include, but are not limited to, working capital, capital expenditures, repayments of indebtedness and acquisitions. As of December 31, 1996, no securities have been issued under such registration statement.

     In 1993, the Company registered with the Securities and Exchange Commission $100,000,000 aggregate principal amount of certain debt securities, which are to be offered from time to time as separate series in amounts, at prices and on terms to be determined at the time of sale. The Company issued $20,000,000 of 8 3/4% First Mortgage Bonds, $30,000,000 of 8 5/8% First Mortgage Bonds and $25,000,000 of 8 3/4% Notes under such registration. As of December 31, 1996, $25,000,000 of aggregate principal amount of debt securities under such registration remained unissued.

     Maturities and sinking fund requirements of long-term obligations, including capital leases, for the years ending December 31 are as follows (in thousands):

                                                    1997      1998      1999      2000       2001     THEREAFTER     TOTAL
                                                   -------   -------   -------   -------   --------   ----------   ----------
Future minimum lease payments....................  $ 6,682   $ 5,191   $ 4,272   $ 3,202   $  3,228    $ 24,920    $   47,495
Less interest....................................    2,457     2,127     1,839     1,620      1,446      10,979        20,468
                                                   -------   -------   -------   -------   --------    --------    ----------
Net present value of future minimum lease
  payments.......................................    4,225     3,064     2,433     1,582      1,782      13,941        27,027
Notes, mortgages, bonds and debentures...........   34,601    39,790    34,687    87,076    205,525     716,376     1,118,055
                                                   -------   -------   -------   -------   --------    --------    ----------
                                                   $38,826   $42,854   $37,120   $88,658   $207,307    $730,317    $1,145,082
                                                   =======   =======   =======   =======   ========    ========    ==========

     Many of the capital and operating leases contain at least one renewal option (which could extend the term of the leases by five to fifteen years), purchase options, escalation clauses and provisions for payments by the Company of real estate taxes, insurance and maintenance costs.

     The industrial development revenue bonds were originally issued prior to 1985 primarily for the construction or acquisition of nursing facilities. Bond reserve funds are included in designated funds. These funds are invested primarily in certificates of deposit and in United States government securities and are carried at cost, which approximates market value. Net capitalized interest relating to construction was not material in 1996, 1995 or 1994.

5. COMMITMENTS AND CONTINGENCIES

     The future minimum rental commitments required by all noncancelable operating leases with initial or remaining terms in excess of one year as of December 31, 1996, are as follows (in thousands):

YEAR ENDING
DECEMBER 31,
------------
   1997...............................................................  $ 73,533
   1998...............................................................    58,579
   1999...............................................................    47,373
   2000...............................................................    32,578
   2001...............................................................    22,036
   Thereafter.........................................................    57,076
                                                                        --------
                                                                        $291,175
                                                                        ========

     Total future minimum rental commitments are net of approximately $15,194,000 of minimum sublease rental income due in the future under noncancelable subleases. Rent expense on operating leases, net of sublease rental income, for the years ended December 31 was as follows:
1996 -- $116,718,000; 1995 -- $127,074,000; 1994 -- $127,187,000. Sublease rent income was approximately $4,595,000, $5,426,000 and

                           BEVERLY ENTERPRISES, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

5. COMMITMENTS AND CONTINGENCIES -- (CONTINUED)
$5,410,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Contingent rent expense, based primarily on revenues, was approximately $18,000,000, $22,000,000 and $22,000,000 for the years ended December 31, 1996,
1995 and 1994, respectively.

     In 1992, the Company entered into an agreement to outsource its management information systems functions for a period of seven years, with an option to renew based on mutual agreement among the parties. The future minimum commitments as of December 31, 1996 required under such agreement, as amended, are as follows: 1997 -- $6,133,000; 1998 -- $6,133,000; 1999 -- $3,578,000. The
Company incurred approximately $8,711,000, $8,529,000 and $8,906,000 under such agreement during the years ended December 31, 1996, 1995 and 1994, respectively.

     The Company is contingently liable for approximately $105,596,000 of long-term obligations maturing on various dates through 2019, as well as annual interest and letter of credit fees of approximately $8,460,000. Such contingent liabilities principally arose from the Company's sale of nursing facilities and retirement living centers. The Company operates the facilities related to approximately $25,891,000 of the principal amount for which it is contingently liable, pursuant to long-term agreements accounted for as operating leases. In addition, the Company is contingently liable for various operating leases that were assumed by purchasers and are secured by the rights thereto.

     Approximately 100 of the Company's facilities are represented by various labor unions. Certain labor unions have publicly stated that they are concentrating their organizing efforts within the long-term healthcare industry. The Company, being one of the largest employers within the long-term healthcare industry, has been the target of a "corporate campaign" by two AFL-CIO affiliated unions attempting to organize certain of the Company's facilities. Although the Company has never experienced any material work stoppages and believes that its relations with its employees (and the existing unions that represent certain of them) are generally good, the Company cannot predict the effect continued union representation or organizational activities will have on the Company's future activities. There can be no assurance that continued union representation and organizational activities will not result in material work stoppages, which could have a material adverse effect on the Company's operations.

     There are various lawsuits and regulatory actions pending against the Company arising in the normal course of business, some of which seek punitive damages. The Company does not believe that the ultimate resolution of these matters will have a material adverse effect on the Company's consolidated financial position or results of operations.

6. STOCKHOLDERS' EQUITY

     The Company had 300,000,000 shares of authorized $.10 par value common stock ("Common Stock") at December 31, 1996 and 1995. The Company is subject to certain restrictions under its long-term debt agreements related to the payment of cash dividends on its Common Stock. The Company had 25,000,000 shares of authorized $1 par value preferred stock at December 31, 1996 and 1995, all of which remained unissued. The Board of Directors has authority, without further stockholder action, to set rights, privileges and preferences for any unissued shares of preferred stock.

     In June 1996, the Company announced that its Board of Directors had authorized a stock repurchase program whereby the Company may repurchase, from time to time on the open market, up to a total of 10,000,000 shares of its outstanding Common Stock. During 1996, the Company repurchased approximately 1,500,000 shares of its Common Stock at a cost of approximately $17,800,000. The repurchases were financed primarily through proceeds from dispositions and borrowings under the Company's Revolver/LOC Facility.

                           BEVERLY ENTERPRISES, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

6. STOCKHOLDERS' EQUITY -- (CONTINUED)
     During 1994, the Board of Directors of the Company adopted a Stockholder Rights Plan (the "Rights Plan"). The Rights Plan provides for the distribution of one Common Stock Purchase Right (the "Rights") for each share of Common Stock outstanding at the close of business on November 2, 1994. Under certain circumstances, the Rights become exercisable to purchase shares of Common Stock, or securities of an acquiring entity, at one-half of market value. The Rights are designed to protect stockholders in the event of an unsolicited attempt to acquire the Company and to deal with the possibility of unilateral actions by hostile acquirors. These Rights are redeemable at the option of the Company at $.01 per Right. The issuance of the Rights has no dilutive effect on the Company's earnings per share.

     During 1996, the Beverly Enterprises, Inc. 1996 Long-Term Incentive Plan was approved (the "1996 Long-Term Incentive Plan"). Such plan became effective July 1, 1996 and will remain in effect until December 31, 2006, subject to the earlier termination by the Board of Directors. The Company has 4,000,000 shares of Common Stock authorized for issuance, subject to certain adjustments, under the 1996 Long-Term Incentive Plan in the form of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance awards and other stock unit awards. Nonqualified and incentive stock options must be granted at a purchase price equal to market price on the date of grant. All options are exercisable no sooner than six months from the grant date and expire no later than 10 years from the grant date. Stock appreciation rights may be granted alone, in tandem with an option or in addition to an option. Stock appreciation rights are exercisable no sooner than six months from the grant date and expire no later than 10 years from the grant date. Restricted stock awards are outright stock grants which have a minimum vesting period of one year for performance-based awards and three years for other awards. Performance awards and other stock unit awards may be granted based on the achievement of certain performance or other goals and will carry certain restrictions, as defined. The Compensation Committee of the Board of Directors is responsible for administering the 1996 Long-Term Incentive Plan and will have complete discretion in determining the number of shares or units to be granted, in setting performance goals and in applying other restrictions to awards, as needed, under the plan.

     The Company has 200,000 shares of Common Stock authorized for issuance, subject to certain adjustments, under its Nonemployee Directors' Plan. The Nonemployee Directors' Plan provides that 2,500 nonqualified stock options be granted to each nonemployee director on June 1 of each year until the plan is terminated, subject to the availability of shares. Such nonqualified stock options are granted at a purchase price equal to fair market value on the date of grant, become exercisable one year after date of grant and expire ten years after date of grant.

     The Company has 3,000,000 shares of Common Stock authorized for issuance, subject to certain adjustments, under its 1993 Incentive Stock Plan in the form of nonqualified stock options, incentive stock options, restricted stock, performance awards and other stock unit awards. Incentive stock options must be granted at a purchase price equal to market price on the date of grant. Nonqualified stock options may be granted at no less than 85% of market price on the date of grant. All grants made at less than market price must be in lieu of cash payments. All options are exercisable no sooner than one year from the grant date and expire no later than 10 years from the grant date. Restricted stock awards are outright stock grants which have a minimum vesting period of one year for performance-based awards, and three years for other awards. Performance awards and other stock unit awards, including phantom units, may be granted based on the achievement of certain performance or other goals and will carry certain restrictions, as defined. The Compensation Committee of the Board of Directors is responsible for administering the 1993 Incentive Stock Plan and will have complete discretion in determining the number of shares or units to be granted, in setting performance goals and in applying other restrictions to awards, as needed, under the plan.

                           BEVERLY ENTERPRISES, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

6. STOCKHOLDERS' EQUITY -- (CONTINUED)
     The Company has 2,400,000 shares of Common Stock authorized for issuance under its 1985 Nonqualified Stock Option Plan. Under the plan, options are granted at a purchase price equal to market price on the date of grant, become exercisable no sooner than one year after date of grant and expire no later than 12 years after date of grant, as determined by the Compensation Committee of the Board of Directors. In addition to options, the plan provides for outright grants of Common Stock, subject to forfeiture provisions. As a condition precedent to the release of such shares, the employee must be continuously employed with the Company from and after the date of grant and remain employed on share release dates. Commencing one year after the grant date, the shares will be released in accordance with a schedule determined at the time of grant.

     During 1995, in conjunction with the acquisition of PMSI, the Company assumed PMSI's 1990 Incentive and Non-statutory Stock Option Plan, as amended, (the "PMSI Plan") and issued options to purchase shares of the Company's Common Stock in exchange for each option then outstanding under the PMSI Plan. During 1994, in conjunction with the merger of ATH, the Company assumed ATH's 1993 Nonqualified Stock Option Plan (the "ATH Plan") and issued options to purchase shares of the Company's Common Stock in exchange for each option then outstanding under the ATH Plan. In addition, the Company signed an option agreement with an officer of ATH and issued options to purchase shares of ATH stock previously held by such officer. Also during 1994, in conjunction with the acquisition of Insta-Care, the Company issued options to purchase shares of its Common Stock in exchange for each option then outstanding under the Insta-Care Holdings, Inc. First Employees Stock Option Plan (the "Insta-Care Plan"). No options are available for grant under the PMSI Plan, the ATH Plan or the Insta-Care Plan.

                           BEVERLY ENTERPRISES, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

6. STOCKHOLDERS' EQUITY -- (CONTINUED)
     The following table summarizes stock option, restricted stock and other stock units data relative to the Company's 1996 Long-Term Incentive Plan, the Nonemployee Directors' Plan, the 1993 Incentive Stock Plan, the 1985 Nonqualified Stock Option Plan, the PMSI Plan, the ATH Plan and the Insta-Care Plan for the years ended December 31:

                                       1996                           1995                           1994
                           ----------------------------   ----------------------------   ----------------------------
                            NUMBER     WEIGHTED-AVERAGE    NUMBER     WEIGHTED-AVERAGE    NUMBER     WEIGHTED-AVERAGE
                           OF SHARES    EXERCISE PRICE    OF SHARES    EXERCISE PRICE    OF SHARES    EXERCISE PRICE
                           ---------   ----------------   ---------   ----------------   ---------   ----------------
Options outstanding at
  beginning of year......  4,394,382        $ 9.02        4,375,441        $ 8.74        3,989,411        $ 8.26
Changes during the year:
  Granted................  1,696,500         12.38          355,500         13.04          635,000         14.01
  Acquired...............         --            --          342,311          6.17          269,620          1.22
  Exercised..............   (833,587)         5.41         (416,010)         5.22         (375,369)         6.35
  Cancelled..............   (348,568)        12.39         (262,860)        12.19         (143,221)        10.82
                           ---------                      ---------                      ---------
Options outstanding at
  end of year............  4,908,727(1)       10.55       4,394,382          9.02        4,375,441          8.74
                           =========                      =========                      =========
Options exercisable at
  end of year............  2,560,209          8.75        3,028,903          7.52        2,340,512          7.24
                           =========                      =========                      =========
Options available for
  grant..................  3,052,403                      1,243,953                      1,735,318
                           =========                      =========                      =========
Restricted stock
  outstanding at
  beginning of year......    306,052                        267,353                        431,800
Changes during the year:
  Granted................     29,000                        236,555                         14,553
  Vested.................   (148,352)                      (182,153)                      (167,000)
  Forfeited..............    (41,500)                       (15,703)                       (12,000)
                           ---------                      ---------                      ---------
Restricted stock
  outstanding at end of
  year...................    145,200                        306,052                        267,353
                           =========                      =========                      =========
Phantom units outstanding
  at beginning of year...     90,942                         44,529                             --
Changes during the year:
  Granted................         --                         54,110                         44,529
  Vested.................     (6,982)                            --                             --
  Cancelled..............     (7,191)                        (7,697)                            --
                           ---------                      ---------                      ---------
Phantom units outstanding
  at end of year.........     76,769                         90,942                         44,529
                           =========                      =========                      =========
Performance units
  outstanding at
  beginning of year......         --                             --                             --
Changes during the year:
  Granted................  1,040,000                             --                             --
  Cancelled..............    (48,000)                            --                             --
                           ---------                      ---------                      ---------
Performance units
  outstanding at end of
  year...................    992,000                             --                             --
                           =========                      =========                      =========

---------------

(1) Exercise prices for options outstanding as of December 31, 1996 ranged from $0.83 to $18.63. The weighted-average remaining contractual life of these options is seven years.

                           BEVERLY ENTERPRISES, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

6. STOCKHOLDERS' EQUITY -- (CONTINUED)
     The Company accounts for its stock-based awards in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and related Interpretations because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") requires use of option valuation models that were not developed for use in valuing employee stock options. Since the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized for employee stock options under APB No. 25. The Company recognizes compensation expense for its restricted stock grants, performance unit grants (when the performance targets are achieved) and other stock unit awards. The total charges to the Company's consolidated statements of operations for the years ended December 31, 1996, 1995 and 1994 related to these stock-based awards were approximately $509,000, $3,065,000 and $1,189,000, respectively.

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its 1996 and 1995 stock option and performance unit grants under the fair value method as prescribed by such statement. The fair value for stock options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the years ended December 31, 1996 and 1995, respectively: risk-free interest rates of 6.5% and 6.0%; volatility factors of the expected market price of the Company's Common Stock of .34 and .35; and a weighted-average expected life of the option of 10 years. The Company does not currently pay cash dividends on its Common Stock and no future dividends are currently planned. Such weighted-average assumptions resulted in a weighted average fair value of options granted during 1996 and 1995 of $7.30 per share and $7.65 per share, respectively. The fair value of the performance unit grants was based on the market value of the Company's Common Stock on the date of grant.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimates, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

     For purposes of pro forma disclosures, the estimated fair value of the stock options and performance units is amortized to expense over their respective vesting periods. The pro forma effects on reported net income (loss) and earnings per share assuming the Company had elected to account for its stock option and performance unit grants in accordance with SFAS No. 123 for the years ended December 31, 1996 and 1995, respectively, would have been net income of $48,964,000 or $.49 per share and net loss of $8,408,000 or $.17 per share. Such pro forma effects are not necessarily indicative of the effect on future years.

     The Beverly Enterprises 1988 Employee Stock Purchase Plan (as amended and restated) enables all full-time employees having completed one year of continuous service to purchase shares of Common Stock at the current market price through payroll deductions. The Company makes contributions in the amount of 30% of the participant's contribution. Each participant specifies the amount to be withheld from earnings per two-week pay period, subject to certain limitations. The total charges to the Company's consolidated statements of operations for the years ended December 31, 1996, 1995 and 1994 related to this plan were approximately $2,258,000, $2,201,000 and $1,790,000, respectively.

                           BEVERLY ENTERPRISES, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

7. INCOME TAXES

     The provisions for taxes on income before extraordinary charge consist of the following for the years ended December 31 (in thousands):

                                                        1996        1995       1994
                                                       -------    --------    -------
Federal:
  Current............................................  $31,615    $ 17,518    $31,523
  Deferred...........................................   29,466     (16,877)    (2,824)
State:
  Current............................................    8,101       4,845      8,390
  Deferred...........................................    4,299      (3,517)       793
                                                       -------    --------    -------
                                                       $73,481    $  1,969    $37,882
                                                       =======    ========    =======

     The Company had an annual effective tax rate of 59% for the year ended December 31, 1996, compared to a negative annual effective tax rate of 32% and an annual effective tax rate of 33% for the years ended December 31, 1995 and 1994, respectively. The annual effective tax rate in 1996 was different than the federal statutory rate primarily due to the impact of nondeductible goodwill associated with the MedView disposition (see Note 2). The annual effective tax rate in 1995 was different than the federal statutory rate primarily due to the impact of nondeductible goodwill included in the adjustments resulting from the adoption of SFAS No. 121. In addition, the Company's annual effective tax rate for 1994 was lower than the federal statutory rate primarily due to the utilization of certain tax credit carryforwards, partially offset by the impact of state income taxes.

     A reconciliation of the provision for (benefit from) income taxes, computed at the statutory rate, to the Company's annual effective tax rate is summarized as follows (dollars in thousands):

                                        1996              1995              1994
                                   --------------    --------------    ---------------
                                   AMOUNT      %     AMOUNT      %      AMOUNT      %
                                   -------    ---    -------    ---    --------    ---
Tax (benefit) at statutory
  rate...........................  $43,927    35     $(2,154)    35    $ 40,178     35
General business tax credits.....       --    --      (1,014)    17     (16,199)   (14)
State tax provision, net.........    8,060     6         863    (14)      6,130      5
Nondeductible intangibles........   20,881    17       3,797    (62)        940      1
Other............................      613     1         477     (8)      6,833      6
                                   -------    --     -------    ---    --------    ---
                                   $73,481    59     $ 1,969    (32)   $ 37,882     33
                                   =======    ==     =======    ===    ========    ===

                           BEVERLY ENTERPRISES, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

7. INCOME TAXES -- (CONTINUED)
     Deferred income taxes reflect the impact of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of temporary differences giving rise to the Company's deferred tax assets and liabilities at December 31, 1996 and 1995 are as follows (in thousands):

                                                    DECEMBER 31, 1996        DECEMBER 31, 1995
                                                  ---------------------    ---------------------
                                                   ASSET      LIABILITY     ASSET      LIABILITY
                                                  --------    ---------    --------    ---------
Insurance reserves..............................  $ 55,540    $     --     $ 53,333    $     --
General business tax credit carryforwards.......    12,236          --       20,784          --
Alternative minimum tax credit carryforwards....    14,698          --       15,129          --
Provision for dispositions......................    11,009       6,152       17,825       6,771
Depreciation and amortization...................     1,401     141,804       25,395     143,267
Operating supplies..............................        --      14,206           --      13,378
Other...........................................    22,995      24,784       23,666      22,511
                                                  --------    --------     --------    --------
                                                  $117,879    $186,946     $156,132    $185,927
                                                  ========    ========     ========    ========

     At December 31, 1996, the Company had general business tax credit carryforwards of $12,236,000 for income tax purposes which expire in years 2005 through 2011. For financial reporting purposes, the general business tax credit carryforwards have been utilized to offset existing net taxable temporary differences reversing during the carryforward periods.

8. FAIR VALUES OF FINANCIAL INSTRUMENTS

     Financial Accounting Standards Statement No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

  Cash and Cash Equivalents

     The carrying amount reported in the consolidated balance sheets for cash and cash equivalents approximates its fair value.

  Notes Receivable, Net (Including Current Portion)

     For variable-rate notes that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

                           BEVERLY ENTERPRISES, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

8. FAIR VALUES OF FINANCIAL INSTRUMENTS -- (CONTINUED)
  Beverly Indemnity Funds

     The fair value of the Beverly Indemnity funds is based on information obtained from the trustee and the manager of such funds. Such funds are included in the consolidated balance sheet captions "Prepaid expenses and other" and "Designated and restricted funds" based on when the corresponding claims are expected to be paid. These funds are invested primarily in United States government securities with maturity dates ranging primarily from one to five years. The Company intends to hold such securities to maturity.

  Investment in a Real Estate Mortgage Investment Conduit (REMIC)

     The fair value of the Company's REMIC investment, which is included in the consolidated balance sheet caption "Other, net," is based on information obtained from the REMIC servicer. The Company intends to convert the REMIC investment to notes receivable from the underlying note makers during 1997. Such conversion to notes in 1997 is not expected to have a material adverse effect on the carrying amount or fair value disclosed.

  Long-term Obligations (Including Current Portion)

     The carrying amounts of the Company's variable-rate borrowings approximate their fair values. The fair values of the remaining long-term obligations are estimated using discounted cash flow analyses, based on the Company's incremental borrowing rates for similar types of borrowing arrangements.

     The carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1996 and 1995 are as follows (in thousands):

                                              1996                        1995
                                    ------------------------    ------------------------
                                     CARRYING        FAIR        CARRYING        FAIR
                                      AMOUNT        VALUE         AMOUNT        VALUE
                                    ----------    ----------    ----------    ----------
Cash and cash equivalents.........  $   69,761    $   69,761    $   56,303    $   56,303
Notes receivable, net (including
  current portion)................      48,052        49,900        49,375        51,800
Beverly Indemnity funds...........      94,472        94,821        58,284        59,806
REMIC investment..................       8,052         8,084        17,974        18,000
Long-term obligations (including
  current portion)................   1,145,082     1,161,031     1,151,548     1,175,000

     In order to consummate certain dispositions and other transactions, the Company has agreed to guarantee the debt assumed or acquired by the purchaser or the performance under a lease, by the lessor. It was not practicable to estimate the fair value of the Company's off-balance sheet guarantees (See Note 5). The Company does not charge a fee for entering into such agreements and contracting with a financial institution to estimate such amounts could not be done without incurring excessive costs. In addition, unlike the Company, a financial institution would not be in a position to assume the underlying obligations and operate the nursing facilities collateralizing the obligations, which would significantly impact the calculation of the fair value of such off-balance sheet guarantees.

9. ADDITIONAL INFORMATION

     Effective July 31, 1987, Beverly Enterprises, a California corporation ("Beverly California"), became a wholly-owned subsidiary of Beverly Enterprises, Inc., a Delaware corporation ("Beverly Delaware"). Effective

                           BEVERLY ENTERPRISES, INC.

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

9. ADDITIONAL INFORMATION -- (CONTINUED)
January 1, 1995, Beverly California changed its name to Beverly Health and Rehabilitation Services, Inc. ("BHRS") and distributed certain of its wholly-owned subsidiaries to Beverly Delaware in an effort to better focus management's attention on specific services delivered by the Company within the long-term healthcare arena. Beverly Delaware (the parent) provides financial, administrative and legal services to its subsidiaries, including BHRS, for which it charges management fees.

     The following summarized financial information concerning BHRS is being reported because BHRS's 7 5/8% convertible subordinated debentures due March 2003 and its zero coupon notes (collectively, the "Debt Securities") are publicly-held. Beverly Delaware is co-obligor of these Debt Securities. Summary financial information for BHRS is as follows (in thousands):

                                                           YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                              1996           1995           1994
                                                          ------------   ------------   ------------
Total revenues..........................................   $2,717,360     $2,797,348     $2,985,107
Total costs and expenses................................    2,581,647      2,780,463      2,870,529
Income before extraordinary charge......................       80,071          7,598         76,767
Net income..............................................       78,345          7,598         74,777

                                                             AS OF          AS OF
                                                          DECEMBER 31,   DECEMBER 31,
                                                              1996           1995
                                                          ------------   ------------
Current assets..........................................   $  369,501     $  421,641
Long-term assets........................................    1,404,292      1,365,413
Current liabilities.....................................      184,887        367,074
Long-term liabilities...................................      795,593        709,515

                           BEVERLY ENTERPRISES, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                 (IN THOUSANDS)

                                                                                     DUE TO
                                        BALANCE AT      CHARGED                   ACQUISITIONS                BALANCE
                                        BEGINNING    (CREDITED) TO                    AND                    AT END OF
             DESCRIPTION                 OF YEAR      OPERATIONS     WRITE-OFFS   DISPOSITIONS    OTHER        YEAR
             -----------                ----------   -------------   ----------   ------------   --------    ---------
Year ended December 31, 1996:
  Allowance for doubtful accounts:
    Accounts receivable -- patient....   $22,860       $ 28,637       $(29,163)     $  2,555     $    729     $ 25,618
    Accounts receivable --
      nonpatient......................       813             56           (223)           --           (9)         637*
    Notes receivable..................     4,953           (149)          (257)           24          380        4,951
                                         -------       --------       --------      --------     --------     --------
                                         $28,626       $ 28,544       $(29,643)     $  2,579     $  1,100     $ 31,206
                                         =======       ========       ========      ========     ========     ========
Year ended December 31, 1995:
  Allowance for doubtful accounts:
    Accounts receivable -- patient....   $28,293       $ 21,008       $(30,326)     $  3,885     $     --     $ 22,860
    Accounts receivable --
      non-patient.....................     2,802         (1,919)           (70)           --           --          813*
    Notes receivable..................     6,429         (3,200)           (61)        1,285          500        4,953
                                         -------       --------       --------      --------     --------     --------
                                         $37,524       $ 15,889       $(30,457)     $  5,170     $    500     $ 28,626
                                         =======       ========       ========      ========     ========     ========
  Valuation allowance on deferred tax
    assets............................   $   198       $   (198)      $     --      $     --     $     --     $     --
                                         =======       ========       ========      ========     ========     ========
Year ended December 31, 1994:
  Allowance for doubtful accounts:
    Accounts receivable -- patient....   $19,999       $ 18,124       $(20,109)     $ 10,339     $    (60)    $ 28,293
    Accounts receivable --
      nonpatient......................       343            233           (334)           --        2,560        2,802*
    Notes receivable..................    10,440         (4,250)           (58)           --          297        6,429
                                         -------       --------       --------      --------     --------     --------
                                         $30,782       $ 14,107       $(20,501)     $ 10,339     $  2,797     $ 37,524
                                         =======       ========       ========      ========     ========     ========
  Accrued restructuring costs.........   $34,310       $ (2,400)      $     --      $(15,684)    $(16,226)(1)  $     --
                                         =======       ========       ========      ========     ========     ========
  Valuation allowance on deferred tax
    assets............................   $15,097       $(14,899)      $     --      $     --     $     --     $    198
                                         =======       ========       ========      ========     ========     ========

---------------

 * Includes amounts classified in long-term other assets as well as current assets.

(1) Primarily relates to costs of relocating certain administrative, operations and management information system support functions.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholder
Pharmacy Corporation of America

     We have audited the accompanying consolidated balance sheets of Pharmacy Corporation of America as of December 31, 1996 and 1995, and the related consolidated statements of income and retained earnings, and cash flows for each of the three years in the period ended December 31, 1996. Our audits also included the financial statement Schedule II -- Valuation and Qualifying Accounts of Pharmacy Corporation of America. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pharmacy Corporation of America at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                            /s/ ERNST & YOUNG LLP

Little Rock, Arkansas
April 18, 1997

                        PHARMACY CORPORATION OF AMERICA

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1996         1995
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................    $  7,575     $  3,315
  Accounts receivable, less allowance for doubtful accounts:
     1996 -- $13,070, 1995 -- $17,913.......................      93,078       84,651
  Notes and other receivables, less allowance for doubtful
     accounts: 1996 -- $820, 1995 -- $352...................       1,383        2,892
  Inventory.................................................      22,025       25,175
  Prepaid expenses and other................................         335          298
                                                                --------     --------
          Total current assets..............................     124,396      116,331
Property and equipment, net (Note 3)........................      32,698       28,551
Other assets:
  Goodwill, net.............................................     276,430      277,360
  Systems development, net..................................       4,837        4,627
  Other, net................................................       3,215        2,003
                                                                --------     --------
          Total other assets................................     284,482      283,990
                                                                --------     --------
                                                                $441,576     $428,872
                                                                ========     ========
                        LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................    $ 18,017     $ 25,039
  Accrued wages and related liabilities.....................       6,656        4,212
  Other accrued liabilities.................................       6,621        8,938
  Current portion of long-term obligations (Note 4).........         968          630
                                                                --------     --------
          Total current liabilities.........................      32,262       38,819
Long-term obligations (Note 4)..............................       1,334          125
Deferred income taxes.......................................       3,980           --
Due to Parent (Notes 4, 6, 9 and 10)........................     312,395      318,610
Commitments and contingencies (Note 5)
Stockholder's equity:
  Common stock, $1.00 par value, 1,000 shares authorized,
     issued and outstanding.................................           1            1
  Additional paid-in capital................................       3,866        3,866
  Retained earnings.........................................      87,738       67,451
                                                                --------     --------
          Total stockholder's equity........................      91,605       71,318
                                                                --------     --------
                                                                $441,576     $428,872
                                                                ========     ========

                            See accompanying notes.

                        PHARMACY CORPORATION OF AMERICA

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1996       1995       1994
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Revenues:
  Non-affiliates............................................  $434,317   $377,664   $170,299
  Affiliates (Note 9).......................................    82,083     74,021     77,213
                                                              --------   --------   --------
          Total revenues....................................   516,400    451,685    247,512
Cost of goods sold..........................................   280,468    242,761    117,045
                                                              --------   --------   --------
Gross profit................................................   235,932    208,924    130,467
Operating expenses:
  Wages and related.........................................   118,888    106,742     61,619
  Selling, general and administrative.......................    50,377     48,334     28,302
  Provision for doubtful accounts...........................    13,500     17,679      7,388
  Depreciation and amortization.............................    16,392     13,219      5,734
  Management fees (Note 9)..................................     1,820      2,844      2,075
  Impairment of long-lived assets (Note 1):
     Adoption of SFAS No. 121...............................        --      5,392         --
     Development costs......................................        --      4,151         --
                                                              --------   --------   --------
          Total operating expenses..........................   200,977    198,361    105,118
                                                              --------   --------   --------
Income before provision for income taxes....................    34,955     10,563     25,349
Provision for income taxes (Note 6).........................    14,668      5,977     10,291
                                                              --------   --------   --------
Net income..................................................    20,287      4,586     15,058
Retained earnings, beginning of year........................    67,451     62,865     47,807
                                                              --------   --------   --------
Retained earnings, end of year..............................  $ 87,738   $ 67,451   $ 62,865
                                                              ========   ========   ========

                            See accompanying notes.

                        PHARMACY CORPORATION OF AMERICA

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1996       1995       1994
                                                              --------   --------   ---------
                                                                      (IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................  $ 20,287   $  4,586   $  15,058
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    16,392     13,219       5,734
     Impairment of long-lived assets........................        --      9,543          --
     Gain on dispositions of assets.........................      (250)        --          --
     Provision for doubtful accounts........................    13,500     17,679       7,388
     Deferred income taxes (benefit)........................     4,159       (909)        635
     Change in operating assets and liabilities, net of
       acquisitions and dispositions:
       Accounts receivable..................................   (21,474)   (22,489)    (14,972)
       Inventory............................................     3,510      2,282      (1,173)
       Prepaid expenses and other receivables...............       (44)       614         147
       Accounts payable and accrued expenses................    (7,498)    (2,836)      6,595
                                                              --------   --------   ---------
          Total adjustments.................................     8,295     17,103       4,354
                                                              --------   --------   ---------
          Net cash provided by operating activities.........    28,582     21,689      19,412
Cash flows from investing activities:
  Payments for acquisitions, net of cash acquired...........   (10,835)    (2,151)   (223,435)
  Proceeds from dispositions................................     2,152         --          --
  Capital expenditures......................................    (7,803)   (10,497)     (6,903)
  Systems development.......................................    (1,813)    (2,601)       (504)
  Other, net................................................       329      1,852         (11)
                                                              --------   --------   ---------
          Net cash used for investing activities............   (17,970)   (13,397)   (230,853)
Cash flows from financing activities:
  Advances (to) from Parent, net............................    (5,064)    (9,716)    216,735
  Proceeds from issuance of long-term obligations...........        --        143          --
  Repayments of long-term obligations.......................    (1,288)      (877)     (1,079)
                                                              --------   --------   ---------
          Net cash provided by (used for) financing
            activities......................................    (6,352)   (10,450)    215,656
                                                              --------   --------   ---------
Net increase (decrease) in cash and cash equivalents........     4,260     (2,158)      4,215
Cash and cash equivalents at beginning of year..............     3,315      5,473       1,258
                                                              --------   --------   ---------
Cash and cash equivalents at end of year....................  $  7,575   $  3,315   $   5,473
                                                              ========   ========   =========
Supplemental schedule of cash flow information:
  Cash paid during the year for:
     Interest...............................................  $     11   $     35   $     517

                            See accompanying notes.

                        PHARMACY CORPORATION OF AMERICA

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Pharmacy Corporation of America (the "Company") is a wholly-owned subsidiary of Beverly Enterprises, Inc. ("Beverly"). The Company is one of the nation's largest institutional pharmacies delivering drugs and related products and services, infusion therapy and other healthcare products (enteral and urological) to nursing facilities, acute care and transitional care hospitals, home care providers, psychiatric facilities, correctional facilities, assisted living centers, retirement homes and their patients. The Company also provides consultant pharmacist services, which include evaluations of patient drug therapy, and drug handling, distribution and administration within a nursing facility as well as assistance with state and federal regulatory compliance. The Company's mail service pharmacy delivers drugs and medical equipment to workers' compensation payors, claimants and employers. As of December 31, 1996, the Company operated 57 pharmacies and pharmacy-related outlets located in 25 states. All references to the Company shall mean Pharmacy Corporation of America and its consolidated subsidiaries. All significant intercompany accounts and transactions between the Company and its subsidiaries have been eliminated. (See
Note 10.)

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include time deposits and certificates of deposit with original maturities of three months or less.

INVENTORY

     Inventory, consisting of pharmaceuticals and other products held for resale, are carried primarily at the lower of cost (first-in, first-out) or market.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost less accumulated depreciation or, where appropriate, the present value of the related capital lease obligation less accumulated amortization. Depreciation and amortization are computed by the straight-line method over the estimated useful lives of the assets.

INTANGIBLES

     Goodwill (stated at cost less accumulated amortization of approximately $17,865,000 and $10,586,000 in 1996 and 1995, respectively) is being amortized over 40 years using the straight-line method.

     Software development (stated at cost less accumulated amortization of approximately $5,674,000 and $4,068,000 in 1996 and 1995, respectively) is being amortized over five years using the straight-line method. Software development costs consist of incremental wages and related costs as well as travel expenses directly attributable to the development of software to be used in the operations of the Company and the cost of any purchased software packages.

     On an ongoing basis, the Company reviews the carrying value of its intangible assets in light of any events or circumstances that indicate they may be impaired or that the amortization period may need to be adjusted. If such circumstances suggest the intangible value cannot be recovered, calculated based on undiscounted cash flows over the remaining amortization period, the carrying value of the intangible will be reduced by such

                        PHARMACY CORPORATION OF AMERICA

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) shortfall. As of December 31, 1996, the Company does not believe there is any indication that the carrying value or the amortization period of its intangibles needs to be adjusted.

IMPAIRMENT OF LONG-LIVED ASSETS

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," ("SFAS No. 121") which requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows are not sufficient to recover the assets' carrying amounts. The impairment loss is measured by comparing the fair value of an asset to its carrying amount.

     In 1995, the Company recorded an impairment loss of approximately $5,392,000 upon adoption of SFAS No. 121. The impairment indicators which led to recording this loss were as follows: two pharmacies, purchased by the Company in late 1994, had operating losses in 1995, and the Company anticipated future operating losses for these facilities primarily related to Beverly's lack of presence in the markets; one pharmacy, located in a state where Beverly had recently sold all of its interest, began to lose the contracts that had been assumed by the new owners, and it became apparent that the operations would not recover to their previous level; and, lastly, the Company operates a medical records servicing business which lost approximately half of its business in 1995 when Beverly pursued a different vendor for this service. Accordingly, management estimated the undiscounted future cash flows to be generated by each business. The undiscounted future cash flow estimates were less than the carrying value of such businesses, so management estimated the fair value of such businesses and wrote the carrying values down to their estimates of fair value. Management calculated the fair values of the impaired businesses by using the present values of estimated future cash flows.

     In addition to the SFAS No. 121 charge, the Company recorded an impairment loss in 1995 of approximately $4,151,000 primarily related to the write-off of software costs. In conjunction with the Company's 1995 acquisition of Prescription Management Services, Inc. ("PMSI") (see Note 2), PMSI's Vice President of Management Information Systems assumed the management information systems' functions for the Company and redirected the Company's systems development initiatives, which caused a write-off of certain software and systems development costs.

INSURANCE

     The Company is insured for general liability and workers' compensation risks through Beverly's self-insurance programs. Beverly allocates expense to the Company based on the relative percentage of insurance costs incurred by Beverly on behalf of the Company. Total insurance allocations to the Company were approximately $1,829,000, $1,409,000 and $919,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Management believes these charges represent a reasonable allocation of the costs incurred by Beverly on behalf of the Company.

STOCK-BASED AWARDS

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") which encourages, but does not require, companies to recognize compensation expense for stock-based awards based on their fair value on the date of grant. The Company has elected to continue to account for stock-based awards in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees,"

                        PHARMACY CORPORATION OF AMERICA

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) and, accordingly, recognizes no compensation expense for stock option grants. See Note 7 for the pro forma effects on the Company's reported net income assuming the election had been made to recognize compensation expense on stock-based awards in accordance with SFAS No. 123.

REVENUES

     The Company's revenues are derived primarily from providing pharmaceuticals and related healthcare products and services to long-term care facilities, acute care and transitional care hospitals, home care providers, psychiatric facilities, correctional facilities and their patients. The Company's mail service pharmacy delivers drugs and medical equipment to workers' compensation payors, claimants and employers. The Company records fees at the time the services or products are provided. These revenues are reported at the estimated net amounts to be received from individuals, third party payors, nursing facilities and others. Approximately 37%, 41% and 41% of the Company's operating revenues for 1996, 1995 and 1994, respectively, were derived from funds under federal and state medical assistance programs, and approximately 43% of the Company's net accounts receivable at December 31, 1996 and 1995 are due from such programs.

  Concentration of Credit Risk

     The Company has significant accounts receivable whose collectibility or realizability is dependent upon the performance of certain governmental programs, primarily Medicaid and Medicare. These receivables represent the only concentration of credit risk for the Company. The Company does not believe there are significant credit risks associated with these governmental programs. The Company believes that an adequate provision has been made for the possibility of these receivables proving uncollectible and continually monitors and adjusts these allowances as necessary. See also Note 9 for a discussion of business with Beverly.

2. ACQUISITIONS

     During 1996, the Company acquired three institutional pharmacies for cash of approximately $10,835,000 and disposed of one institutional pharmacy for cash proceeds of approximately $2,152,000. The acquisitions were accounted for as purchases.

     In June 1995, Beverly acquired Pharmacy Management Services, Inc. ("PMSI") in exchange for approximately 12,361,000 shares of Beverly common stock, plus closing and related costs, for a total purchase price of approximately $162,900,000. As a leading independent nationwide provider of medical cost containment and managed care services to workers' compensation payors and claimants, PMSI's services included pharmacy benefit management through both a national retail pharmacy network and home delivery of prescription drugs, medical supplies and medical equipment ("mail service business") as well as workers' compensation preferred provider organization ("PPO business"). The mail-service business was contributed by Beverly to the Company in June 1995, and has been operated by the Company since that time. The PPO business was transferred to another of Beverly's wholly-owned subsidiaries. Beverly's acquisition of PMSI was accounted for as a purchase and resulted in additional goodwill to Beverly of approximately $139,600,000. Based on the fair value of the mail service net assets, Beverly allocated approximately $97,700,000 of the PMSI purchase price to the Company, including goodwill of approximately $83,800,000. The Company also purchased one institutional pharmacy during 1995 for cash of approximately $2,492,000. This acquisition was accounted for as a purchase.

     In November 1994, the Company acquired Insta-Care Holdings, Inc., ("Insta-Care") for cash of approximately $112,000,000 as well as other costs incurred totaling approximately $8,600,000. Insta-Care provided pharmaceutical dispensing services in six states to approximately 65,000 patients in nursing homes

                        PHARMACY CORPORATION OF AMERICA

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

2. ACQUISITIONS -- (CONTINUED)
and correctional facilities. In December 1994, the Company acquired three institutional pharmacy subsidiaries of Synetic, Inc., ("Synetic") for cash of approximately $107,300,000, as well as other costs incurred totaling approximately $6,000,000. The Synetic businesses provided pharmaceutical dispensing services in New England and Indiana to approximately 45,000 patients in various institutions, including nursing homes, transitional care facilities, correctional facilities and group homes. These acquisitions were accounted for as purchases and resulted in additional goodwill for the Company of approximately $95,100,000 related to Insta-Care and approximately $90,800,000 related to Synetic. The Company consummated such transactions with funds provided by Beverly. Beverly borrowed such funds through banking arrangements (see Note 4). The Company also purchased one institutional pharmacy during 1994 for cash of approximately $782,000. This acquisition was accounted for as a purchase.

     Summarized below are the unaudited proforma consolidated results of operations of the Company for the years ended December 31, 1995 and 1994, assuming the PMSI, Insta-Care and Synetic transactions discussed above had occurred as of January 1, 1994. The operations of all of the other pharmacies acquired or disposed of during 1996, 1995 and 1994 were immaterial to the Company's financial position and results of operations.

     These unaudited proforma consolidated results of operations have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had those transactions been made at January 1, 1994, or of results which may occur in the future.

                                                                   YEARS ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                1995               1994
                                                              --------   ------------------------
                                                                                      INSTA-CARE,
                                                                         INSTA-CARE     SYNETIC
                                                                PMSI     & SYNETIC      & PMSI
                                                              --------   ----------   -----------
Revenues....................................................  $493,262    $421,379     $505,350
Income before provision for income taxes....................    12,827      30,217       35,863
Net income..................................................     5,567      17,950       21,304

3. PROPERTY AND EQUIPMENT

     Following is a summary of property and equipment and related accumulated depreciation and amortization by major classifications at December 31 (in thousands):

                                                   TOTAL               OWNED             LEASED
                                             -----------------   -----------------   ---------------
                                              1996      1995      1996      1995      1996     1995
                                             -------   -------   -------   -------   ------   ------
Leasehold improvements.....................  $11,460   $ 9,941   $11,460   $ 9,941   $   --   $   --
Furniture and equipment....................   44,156    34,859    39,764    33,146    4,392    1,713
Construction in progress...................      345       550       345       550       --       --
                                             -------   -------   -------   -------   ------   ------
                                              55,961    45,350    51,569    43,637    4,392    1,713
Less: accumulated depreciation and
      amortization.........................   23,263    16,799    21,238    15,456    2,025    1,343
                                             -------   -------   -------   -------   ------   ------
                                             $32,698   $28,551   $30,331   $28,181   $2,367   $  370
                                             =======   =======   =======   =======   ======   ======

     The estimated useful lives of the assets are as follows: leasehold improvements 5 to 20 years or term of lease, if less; furniture and equipment 5 to 15 years. Capitalized lease assets are amortized over the initial terms of the leases.

     Depreciation and amortization expense related to property and equipment for the years ended December 31, 1996, 1995 and 1994 was approximately $6,737,000, $4,534,000 and $3,363,000, respectively.

                        PHARMACY CORPORATION OF AMERICA

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

4. LONG-TERM OBLIGATIONS

     Long-term obligations consist of the following at December 31 (in thousands):

                                                               1996     1995
                                                              ------    ----
Present value of capital lease obligations, at effective
  interest rates of 6.25% to 9.25%..........................  $2,262    $412
Non-interest bearing note due July 1996.....................      --     250
Other notes payable.........................................      40      93
                                                              ------    ----
                                                               2,302     755
Less amounts due within one year............................     968     630
                                                              ------    ----
                                                              $1,334    $125
                                                              ======    ====

     Scheduled maturities of long-term obligations, including capital leases, for the years ending December 31 are as follows (in thousands):

                                                1997    1998   1999   2000   2001   THEREAFTER   TOTAL
                                               ------   ----   ----   ----   ----   ----------   ------
Future minimum lease payments................  $1,088   $983   $440    $4     $4        $1       $2,520
Less interest................................     157     82     18     1     --        --          258
                                               ------   ----   ----    --     --       ---       ------
Net present value of future minimum lease
  payments...................................     931    901    422     3      4         1        2,262
Notes payable................................      37      3     --    --     --        --           40
                                               ------   ----   ----    --     --       ---       ------
                                               $  968   $904   $422    $3     $4        $1       $2,302
                                               ======   ====   ====    ==     ==       ===       ======

     Included in the Company's "Due to Parent" account at December 31, 1996 and 1995 is a $225,000,000 obligation to repay Beverly for certain bank debt, as discussed below. Beverly executed a credit agreement on November 1, 1994, which provided for, among other things, a $225,000,000 Term Loan (the "Term Loan"). The proceeds from the Term Loan were used to consummate the Insta-Care and Synetic acquisitions (as previously discussed). No interest has been charged to the Company related to this debt obligation or any other amounts included in the "Due to Parent" account. In December 1996, Beverly repaid the Term Loan with the net proceeds from a $375,000,000 Amended and Restated Credit Agreement. Such credit agreement provides for a Revolver/Letter of Credit Facility (the "Revolver/LOC Facility"). Borrowings under the Revolver/LOC Facility bear interest at adjusted LIBOR plus .875%, the Prime Rate, as defined, or the adjusted CD rate, as defined, plus 1%, at Beverly's option. Such interest rates may be adjusted quarterly based on certain financial ratio calculations. The Revolver/LOC Facility is secured by a security interest in the stock of the Company and matures on December 31, 2001.

                        PHARMACY CORPORATION OF AMERICA

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

5. COMMITMENTS AND CONTINGENCIES

     The future minimum rental commitments required by noncancelable operating leases on the Company's pharmacy locations with initial or remaining terms in excess of one year as of December 31, 1996, are as follows (in thousands):

                        YEAR ENDING
                        DECEMBER 31,
                        ------------
  1997......................................................  $ 3,830
  1998......................................................    3,215
  1999......................................................    2,586
  2000......................................................    1,895
  2001......................................................    1,493
  Thereafter................................................    3,610
                                                              -------
                                                              $16,629
                                                              =======

     The Company leases all of its pharmacy locations and certain of its equipment primarily under operating leases. Rent expense on operating leases for the years ended December 31 was as follows: 1996 -- $12,142,000;
1995 -- $13,005,000; 1994 -- $8,037,000. Contingent rent, based primarily on increases in the consumer price index, was approximately $343,000, $437,000 and $511,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

     The Company's capital and operating leases primarily have initial terms of five years with renewal options (which could extend the term of the leases by up to five years), contain escalation clauses and have provisions for payments by the Company of real estate taxes, insurance and maintenance costs.

     The Company is contingently liable for Beverly's $180,000,000 of 9% Senior Notes due February 15, 2006 (the "Senior Notes"). Beverly issued the Senior Notes in February 1996 through a public offering and used the net cash proceeds to repay indebtedness. The Senior Notes are unsecured obligations of Beverly, guaranteed by substantially all of Beverly's present and future subsidiaries and impose certain restrictive covenants.

     There are various lawsuits and regulatory actions pending against the Company arising in the normal course of business, some of which seek punitive damages. The Company does not believe that the ultimate resolution of these matters will have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

                        PHARMACY CORPORATION OF AMERICA

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

6. INCOME TAXES

     The Company joins with Beverly in the filing of consolidated income tax returns. The tax provisions for Beverly subsidiaries, including the Company, are determined on a separate company basis, as required. The resultant income taxes payable to, or tax benefit receivable from, Beverly flows through the "Due to Parent" account. Beverly accounts for income taxes using the liability method required by Financial Accounting Standards Statement No. 109, "Accounting for Income Taxes." The Company's provision for income taxes consists of the following for the years ended December 31 (in thousands):

                                                              1996      1995     1994
                                                             -------   ------   -------
Federal:
  Current..................................................  $ 8,649   $5,667   $ 7,946
  Deferred.................................................    3,423     (748)      523
State:
  Current..................................................    1,860    1,219     1,710
  Deferred.................................................      736     (161)      112
                                                             -------   ------   -------
                                                             $14,668   $5,977   $10,291
                                                             =======   ======   =======

     The Company's annual effective tax rate was approximately 42%, 56.6% and 40.6% for the years ended December 31, 1996, 1995 and 1994, respectively. A reconciliation of the provision for income taxes, computed at the statutory rate, to the Company's annual effective tax rate is summarized as follows (dollars in thousands):

                                              1996             1995              1994
                                         --------------    -------------    --------------
                                         AMOUNT     %      AMOUNT    %      AMOUNT     %
                                         -------   ----    ------   ----    -------   ----
Tax at statutory rate..................  $12,234   35.0    $3,697   35.0    $ 8,872   35.0
State tax provision....................    1,688    4.8       688    6.5      1,185    4.7
Amortization of intangibles............      561    1.6     1,519   14.4        182    0.7
Other..................................      185    0.6        73    0.7         52    0.2
                                         -------   ----    ------   ----    -------   ----
                                         $14,668   42.0    $5,977   56.6    $10,291   40.6
                                         =======   ====    ======   ====    =======   ====

     In accordance with Statement No. 109, deferred income taxes for 1996, 1995 and 1994 reflect the impact of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of temporary differences giving rise to the Company's deferred tax assets and liabilities at December 31, 1996 and 1995 are as follows (in thousands):

                                                DECEMBER 31, 1996        DECEMBER 31, 1995
                                               -------------------      -------------------
                                               ASSET     LIABILITY      ASSET     LIABILITY
                                               ------    ---------      ------    ---------
Provision for bad debts......................  $5,014     $   --        $6,582     $   --
Uniform capitalization of inventory..........     363         --           363         --
Depreciation and amortization................      --      9,569            --      7,230
Other........................................     212         --           464         --
                                               ------     ------        ------     ------
                                               $5,589     $9,569        $7,409     $7,230
                                               ======     ======        ======     ======

     Due to Parent includes cumulative amounts for current and deferred income taxes as follows (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               1996      1995
                                                              -------   -------
Current taxes payable.......................................  $56,700   $46,191
Deferred taxes payable (receivable).........................    3,980      (179)
                                                              -------   -------
                                                              $60,680   $46,012
                                                              =======   =======

                        PHARMACY CORPORATION OF AMERICA

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

7. STOCK-BASED AWARDS

     The Company accounts for stock-based awards granted to its employees by Beverly in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and related Interpretations because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") requires use of option valuation models that were not developed for use in valuing employee stock options. Since the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized for employee stock options under APB No. 25. The Company recognizes compensation expense for its restricted stock grants, performance unit grants (when the performance targets are achieved) and other stock unit awards. The total charges to the Company's consolidated statements of income and retained earnings for the years ended December 31, 1996, 1995 and 1994 related to these stock-based awards were approximately $24,000, $616,000 and $104,000, respectively.

     Pro forma information regarding net income is required by SFAS No. 123, and has been determined as if the Company had accounted for its 1996 and 1995 stock option and performance unit grants under the fair value method as prescribed by such statement. The fair value for stock options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the years ended December 31, 1996 and 1995, respectively: risk-free interest rates of 6.5% and 6.0%; volatility factors of the expected market price of Beverly's common stock of .34 and .35; and a weighted-average expected life of the option of 10 years. Beverly does not currently pay cash dividends on its common stock and no future dividends are currently planned. Such weighted-average assumptions resulted in a weighted average fair value of options granted during 1996 and 1995 of $7.11 per share and $7.31 per share, respectively. The fair value of the performance unit grants was based on the market value of Beverly's common stock on the date of grant.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Beverly's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimates, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

     For purposes of pro forma disclosures, the estimated fair value of employee stock options and performance units granted by Beverly to employees of the Company is amortized to expense over their respective vesting periods. Pro forma net income, assuming the Company had elected to account for these stock option and performance unit grants in accordance with SFAS No. 123, would have been approximately $19,987,000 and $4,577,000 for the years ended December 31, 1996 and 1995, respectively. Such pro forma effects are not necessarily indicative of the effects on future years.

8. FAIR VALUES OF FINANCIAL INSTRUMENTS

     Financial Accounting Standards Statement No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the

                        PHARMACY CORPORATION OF AMERICA

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

8. FAIR VALUES OF FINANCIAL INSTRUMENTS -- (CONTINUED) instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

     The Company used the following methods and assumptions in estimating its fair value disclosures for financial instruments. The carrying amount of cash and cash equivalents reported in the consolidated balance sheets approximates its fair value. The fair value of notes receivable, net, which are included in the consolidated balance sheet captions "Notes and other receivables" and "Other, net" was estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The fair value of long-term obligations was estimated using discounted cash flow analyses based on the Company's incremental borrowing rates for similar types of borrowing arrangements.

     The carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1996 and 1995 are as follows (in thousands):

                                                           1996                 1995
                                                     -----------------    -----------------
                                                     CARRYING    FAIR     CARRYING    FAIR
                                                      AMOUNT    VALUE      AMOUNT    VALUE
                                                     --------   ------    --------   ------
Cash and cash equivalents..........................   $7,575    $7,575     $3,315    $3,315
Notes receivable, net..............................    1,163     1,163      1,735     1,701
Long-term obligations..............................    2,302     2,274        755       730

     It was not practicable to estimate the fair value of the "Due to Parent" account as no formal agreement exists for repayment of the balance. It was also not practicable to estimate the fair value of the Company's off-balance sheet guarantee of Beverly's Senior Notes (see Note 4) since the Company did not charge a fee for entering into this agreement and contracting with a financial institution to estimate such amount could not be done without incurring excessive costs.

9. RELATED PARTY TRANSACTIONS

     The Company provides its pharmaceutical dispensing, infusion therapy products and services and its pharmacy and nursing consulting services to nursing facilities operated by Beverly, and to the residents of Beverly facilities. Revenues from sales directly to Beverly nursing facilities were approximately $82,083,000, $74,021,000 and $77,213,000 for the years ended
December 31, 1996, 1995 and 1994, respectively. Revenues from sales to residents of Beverly facilities, which are not considered by the Company to be revenues from affiliates, are estimated to be approximately $78,000,000, $89,000,000 and $80,000,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

     Beverly provides certain administrative services to the Company. These services have included, among others, cash management, finance, legal, tax, financial reporting, executive management, payroll and payables processing and employee benefit plans maintenance. The responsibility for certain of these services, including finance, tax and payables processing was transferred to the Company in mid-1996 as part of a consolidation and reorganization of the Company's accounting and related functions. Substantially all cash received by the Company is deposited daily and wired to Beverly's corporate cash account. In turn, all of the Company's operating expenses, capital expenditures and other cash needs are paid by Beverly, and charged back to the Company along with a management fee for handling such services. Fees for these services amounted to approximately $1,820,000, $2,844,000 and $2,075,000 for the years ended December 31, 1996, 1995, and 1994, respectively. See Note 1 for a description of the charges for insurance. The Company believes that the charges for services provided by Beverly to the Company are a reasonable allocation of the costs incurred by Beverly

                        PHARMACY CORPORATION OF AMERICA

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

9. RELATED PARTY TRANSACTIONS -- (CONTINUED) on behalf of the Company in providing these services; however, such costs are not necessarily indicative of the costs that would have been incurred if the Company operated as a stand-alone entity.

     The net result of all intercompany transactions between the Company and Beverly are recorded in the "Due to Parent" account in the accompanying consolidated balance sheets. As of December 31, 1996, 1995 and 1994, the Company's intercompany balances were $312,395,000, $318,610,000 and $225,006,000, respectively. The average of such intercompany balances were approximately $315,500,000, $272,900,000 and $34,100,000, for the years ended
December 31, 1996, 1995 and 1994, respectively. There are currently no required repayment terms for this account nor do such amounts bear interest.

     The net increase in the Company's intercompany balance for the year ended December 31, 1994 was due to the following: approximately $234,000,000 due to the pushdown of the Insta-Care and Synetic acquisitions; approximately $10,300,000 due to the allocation of current and deferred income taxes; and approximately $2,100,000 due to fees charged by Beverly for certain administrative and management services provided to the Company as discussed above. These increases in the Company's intercompany balance were partially offset by approximately $28,700,000 due primarily to net cash transfers from the Company to Beverly and fees charged to Beverly's nursing facilities for products and services provided by the Company.

     The net increase in the Company's intercompany balance for the year ended December 31, 1995 was due to the following: approximately $100,200,000 due to the pushdown of the PMSI acquisition and the acquisition of one institutional pharmacy; approximately $6,000,000 due to the allocation of current and deferred income taxes; and approximately $2,800,000 due to fees charged by Beverly for certain administrative and management services provided to the Company. These increases in the Company's intercompany balance were partially offset by approximately $15,400,000 due primarily to net cash transfers from the Company to Beverly and fees charged to Beverly's nursing facilities for products and services provided by the Company.

     The net decrease in the Company's intercompany balance for the year ended December 31, 1996 was due to the following: approximately $31,300,000 due primarily to net cash transfers from the Company to Beverly and fees charged to Beverly's nursing facilities for products and services provided by the Company; and approximately $2,200,000 due to the disposition of one institutional pharmacy. These decreases in the Company's intercompany balance were partially offset by approximately $10,800,000 due to the pushdown of the acquisition of three institutional pharmacies; approximately $14,700,000 due to the allocation of current and deferred income taxes; and approximately $1,800,000 due to fees charged by Beverly for certain administrative and management services provided to the Company.

10. SUBSEQUENT EVENTS

     In January 1997, the Company purchased 12 pharmacies from Interstate Pharmacy Corporation for cash of approximately $19,800,000. The acquisition was accounted for as a purchase and was not material to the Company's financial position or results of operations.

     In April 1997, Beverly signed a definitive agreement to combine the Company with Capstone Pharmacy Services, Inc. ("Capstone"), which will create one of the nation's largest independent institutional pharmacy companies. Capstone will issue approximately 50,000,000 shares of its common stock to Beverly stockholders and Beverly will be repaid approximately $275,000,000 of the Company's "Due to Parent," with any remaining balance contributed to capital. Beverly stockholders will own a majority of the combined pharmacy company after the combination; however, Beverly will not retain any ownership interest. The exact conversion ratio of Beverly to Capstone shares will be determined based on the total number of shares of Beverly stock outstanding on the record date of this transaction. The record date has not yet been set. The transaction is subject to approval by the stockholders of both Beverly and Capstone, as well as to approvals by various government agencies. It is expected to close by year-end 1997.

                        PHARMACY CORPORATION OF AMERICA

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                 (IN THOUSANDS)

                                                                                    DUE TO
                                     BALANCE AT                                  ACQUISITIONS           BALANCE
                                     BEGINNING    CHARGED TO                         AND                AT END
            DESCRIPTION               OF YEAR     OPERATIONS   WRITE-OFFS, NET   DISPOSITIONS   OTHER   OF YEAR
            -----------              ----------   ----------   ---------------   ------------   -----   -------
Year ended December 31, 1996:
  Allowance for doubtful accounts:
     Accounts
       receivable -- patient.......   $17,913      $12,840        $(17,304)         $   (8)     $(371)  $13,070
     Notes and other receivables...       995          660            (371)              0        371     1,655*
                                      -------      -------        --------          ------      -----   -------
                                      $18,908      $13,500        $(17,675)         $   (8)     $   0   $14,725
                                      =======      =======        ========          ======      =====   =======
Year ended December 31, 1995:
  Allowance for doubtful accounts:
     Accounts
       receivable -- patient.......   $11,469      $17,679        $(10,966)         $  459      $(728)  $17,913
     Notes and other receivables...        92           --             175              --        728       995*
                                      -------      -------        --------          ------      -----   -------
                                      $11,561      $17,679        $(10,791)         $  459      $   0   $18,908
                                      =======      =======        ========          ======      =====   =======
Year ended December 31, 1994:
  Allowance for doubtful accounts:
     Accounts
       receivable -- patient.......   $ 2,671      $ 7,362        $ (6,453)         $7,949      $ (60)  $11,469
     Notes and other receivables...        66           26             (60)             --         60        92*
                                      -------      -------        --------          ------      -----   -------
                                      $ 2,737      $ 7,388        $ (6,513)         $7,949      $   0   $11,561
                                      =======      =======        ========          ======      =====   =======

---------------

* Includes amounts classified in long-term other assets as well as current assets.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholder
New Beverly Holdings, Inc.

     We have audited the accompanying balance sheet of New Beverly Holdings, Inc. as of May 31, 1997. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of New Beverly Holdings, Inc. at May 31, 1997, in conformity with generally accepted accounting principles.

                                            /s/ ERNST & YOUNG LLP

Little Rock, Arkansas
June 2, 1997

                           NEW BEVERLY HOLDINGS, INC.

            (A WHOLLY-OWNED SUBSIDIARY OF BEVERLY ENTERPRISES, INC.)

                                 BALANCE SHEET
                                  MAY 31, 1997

                                     ASSETS

Cash....................................  $100
                                          ----
          Total assets..................  $100
                                          ====

             STOCKHOLDER'S EQUITY
Stockholder's equity:
  Common stock, $.10 par value; 3,000
     shares authorized; 1,000 shares
     issued and outstanding.............  $100
                                          ----
          Total stockholder's equity....  $100
                                          ====

                             See accompanying note.

                             NOTE TO BALANCE SHEET
                                  MAY 31, 1997

     New Beverly Holdings, Inc. ("New Beverly") was incorporated in the state of Delaware on April 15, 1997, as a wholly-owned subsidiary of Beverly Enterprises, Inc. ("Beverly"). New Beverly was formed in connection with the execution of an Agreement and Plan of Distribution (the "Distribution Agreement") by and between Beverly and New Beverly dated April 15, 1997. Under the Distribution Agreement, Beverly will transfer all of its skilled nursing and rehabilitation facilities, transitional acute care hospitals, outpatient therapy clinics, assisted living facilities, hospice and home health agencies and other health care and related services and businesses, other than its institutional and mail service pharmacy business currently operated by Pharmacy Corporation of America ("PCA"), to New Beverly, and shares of New Beverly will be distributed to the Beverly stockholders in a tax-free spin-off. Beverly, then consisting solely of the institutional and mail service pharmacy business operated by PCA, will merge into and be acquired by Capstone Pharmacy Services, Inc. ("Capstone") through a tax-free exchange of shares of common stock of Capstone for Beverly common shares (the "Merger"), all as contemplated by an Agreement and Plan of Merger dated April 15, 1997 (the "Merger Agreement").

     New Beverly will become a public company upon the effectiveness of this registration statement, will change its name to Beverly Enterprises, Inc. and will be treated as the continuation of Beverly. Closing under the Merger Agreement is subject to certain conditions, including but not limited to the approvals of both Beverly and Capstone stockholders, completion of all requirements under the Distribution Agreement, customary regulatory approvals and the receipt, at the option of Beverly, of either a favorable tax ruling from the Internal Revenue Service or an opinion of counsel or Ernst & Young LLP concerning the tax-free nature of the transaction. For accounting and financial reporting purposes, such transactions will be treated as the spin-off of PCA and a reorganization/recapitalization of Beverly into New Beverly since New Beverly will continue the majority of the Beverly businesses. No gain will be recognized as a result of the spin-off for the difference between the market value of the Capstone shares received and the carrying value of the net assets of PCA. In addition, since Beverly stockholders will own a majority of the outstanding shares of Capstone after the Merger, the Merger transaction will be accounted for as a reverse acquisition of Capstone by PCA.

     New Beverly has had no operations from its inception through May 31, 1997. Therefore, the Statement of Operations and the Statement of Cash Flows have been omitted from these financial statements.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


Registration fee............................................         100.00
                                                              -------------
Printing and engraving expenses.............................     200,000.00*
Transfer agent fees.........................................      15,000.00*
Legal fees and expenses.....................................     900,000.00*
Accounting fees and expenses................................     200,000.00*
New York Stock Exchange listing fee.........................       5,300.00*
Miscellaneous expense.......................................   1,200,000.00*
                                                              -------------
          Total.............................................  $2,620,400.00
                                                              =============


---------------


* Estimated


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Certificate of Incorporation and Bylaws and the indemnification agreements between the Registrant and its officers and directors contain provisions regarding the indemnification of officers and directors. The Registrant's Certificate of Incorporation and Bylaws provide that the Registrant, to the fullest extent permitted, and in the manner required by the laws of the State of Delaware as in effect at the time of the adoption of the Certificate of Incorporation and Bylaw provisions regarding indemnification or as the same may be amended from time to time, shall (i) indemnify any person (and the heirs and legal representatives of such person) who is made or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether in nature civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director officer, employee or agent of the Registrant or of any constituent corporation absorbed into the Registrant by consolidation or merger, or serves or served with another corporation, partnership, joint venture, trust or enterprise, or non-profit entity, including service with respect to employee benefit plans, at the request of the Registrant or of any such constituent corporation against all liability and (ii) provide to any such person (and the heirs and legal representatives of such person) advances for expenses incurred in defending any such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such person (and the heirs and legal representatives of such person) to repay such advances unless it is ultimately determined that he or she is not entitled to indemnification by the Registrant.

     Section 145 of the Delaware General Corporation Law ("DGCL") applies to the Company and the relevant portion of the DGCL provides as follows:

          145. INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.

          (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
     (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

          (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

          (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

          (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (k) The Court of Chancery is hereby vested with the exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

     The Certificate of Incorporation limits the liability of directors (in their capacity as directors, but not in their capacity as officers) to the Registrant or its stockholders to the fullest extent permitted by the DGCL, as amended. Specifically, no director of the Registrant will be personally liable to the Registrant or its stockholders for monetary damages for breach of the director's fiduciary duty as a director, except as provided in Section 102 of the DGCL for liability: (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith and which involve intentional misconduct or knowing violation of law; (iii) under Section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such action, if successful, might otherwise have benefitted the Registrant and its stockholders.

     Under the Certificate of Incorporation and in accordance with Section 145 of the DGCL, the Registrant will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a "derivative" action by or in the right of the Registrant) by reason of the fact that such person was or is a director or officer of the Registrant, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such acts were unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such an action and then, where the person is adjudged to be liable to the Registrant, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and then only for such expenses as the court deems proper. The Registrant will indemnify, pursuant to the standard enumerated in Section 145 of the DGCL, any past or present officer or director who was or is a party, or is threatened to be made a party, to any threatened, pending or completed derivative action by or in the right of the Registrant.

     The Certification of Incorporation of the Registrant provides that the Registrant may pay for the expenses incurred by an indemnified director or officer in defending the proceedings specified above in advance of their final disposition, provided that, if the DGCL so requires, such indemnified person agrees to reimburse the Registrant if it is ultimately determined that such person is not entitled to indemnification. The Registrant's Certificate of Incorporation also allows the Registrant, in its sole discretion, to indemnify any person who is or was one of its employees and agents to the same degree as the foregoing indemnification of directors and officers. To the extent that a director, officer, employee or agent of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. In addition, the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in such capacity, or arising out of the person's status as such whether or not the Registrant would have the power or obligation to indemnify such person against such liability under the provisions of the DGCL. The Registrant maintains insurance for the benefit of the Registrant's officers and directors insuring such persons against certain liabilities, including civil liabilities under the securities laws. Additionally, the Registrant has entered into indemnification agreements with each of the Directors of the Registrant, which, among other things, provides that the Registrant will indemnify such Directors to the fullest extent permitted by the Certificate of Incorporation and the DGCL and will advance expenses of defending claims against such Directors.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     None

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following exhibits are filed as part of the Registration Statement.


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         2.1             -- Agreement and Plan of Merger dated April 15, 1997 by and between Beverly Enterprises, Inc. and Capstone Pharmacy
                            Services, Inc. (incorporated by reference to Exhibit 2.1
                            to Beverly Enterprises, Inc.'s Current Report on Form 8-K
                            dated April 15, 1997).
         2.2             -- Agreement and Plan of Distribution by and among Beverly
                            Enterprises, Inc., New Beverly Holdings, Inc. and
                            Capstone Pharmacy Services, Inc. dated as of April 15,
                            1997 (incorporated by reference to Exhibit 2.2 to Beverly
                            Enterprises, Inc.'s Current Report on Form 8-K dated
                            April 15, 1997).
         3.1*            -- Certificate of Incorporation of New Beverly Holdings,
                            Inc. dated April 15, 1997.
         3.2*            -- Amended Certificate of Incorporation of New Beverly
                            Holdings, Inc. dated May 29, 1997.
         3.4*            -- Bylaws of New Beverly Holdings, Inc.
         4.1             -- Indenture dated as of February 1, 1996 between Beverly
                            Enterprises, Inc. and Chemical Bank, as Trustee, with
                            respect to Beverly Enterprises, Inc.'s 9% Senior Notes
                            due February 15, 2006 (incorporated by reference to
                            Exhibit 4.1 to Beverly Enterprises, Inc.'s Annual Report
                            on Form 10-K for the year ended December 31, 1995).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         4.2             -- Indenture dated as of April 1, 1993 (the "First Mortgage
                            Bond Indenture"), among Beverly Enterprises, Inc.,
                            Delaware Trust Company, as Corporate Trustee, and Richard
                            N. Smith, as Individual Trustee, with respect to First
                            Mortgage Bonds (incorporated by reference to Exhibit 4.1
                            to Beverly Enterprises, Inc.'s Quarterly Report on Form
                            10-Q for the quarter ended March 31, 1993).
         4.3             -- First Supplemental Indenture dated as of April 1, 1993 to the First Mortgage Bond Indenture, with respect to 8 3/4%
                            First Mortgage Bonds due 2008 (incorporated by reference
                            to Exhibit 4.2 to Beverly Enterprises, Inc.'s Quarterly
                            Report on Form 10-Q for the quarter ended March 31,
                            1993).
         4.4             -- Second Supplemental Indenture dated as of July 1, 1993 to the First Mortgage Bond Indenture, with respect to 8 5/8%
                            First Mortgage Bonds due 2008 (replaces Exhibit 4.1 to
                            Beverly Enterprises, Inc.'s Current Report on Form 8-K
                            dated July 15, 1993) (incorporated by reference to
                            Exhibit 4.15 to Beverly Enterprises, Inc.'s Quarterly
                            Report on Form 10-Q for the quarter ended June 30, 1993).
         4.5             -- Indenture dated as of December 30, 1993 (the "Notes
                            Indenture"), between Beverly Enterprises, Inc. and
                            Boatmen's Trust Company, as Trustee, with respect to the
                            8.75% Notes (incorporated by reference to Exhibit 4.2 to
                            Beverly Enterprises, Inc.'s Registration Statement on
                            Form S-3 filed on November 9, 1993 (File No. 33-50965)).
         4.6             -- First Supplemental Indenture dated as of December 30,
                            1993 to the Notes Indenture, with respect to 8 3/4% Notes
                            due 2003 (incorporated by reference to Exhibit 4.4 to
                            Beverly Enterprises, Inc.'s Current Report on Form 8-K
                            dated January 4, 1994).
         4.7             -- Rights Agreement dated as of September 29, 1994, between
                            Beverly Enterprises, Inc. and The Bank of New York, as
                            Rights Agent (incorporated by reference to Exhibit 1 to
                            Beverly Enterprises, Inc.'s Registration Statement on
                            Form 8-A filed on October 18, 1994).
         4.8             -- Amendment, dated as of April 6, 1995, to the Rights
                            Agreement between Beverly Enterprises, Inc. and The Bank
                            of New York, as Rights Agent (incorporated by reference
                            to Exhibit 4.20 to Beverly Enterprises, Inc.'s Quarterly
                            Report on Form 10-Q for the quarter ended June 30, 1995).
                            In accordance with item 601(b)(4)(iii) of Regulation S-K,
                            certain instruments pertaining to Beverly Enterprises,
                            Inc.'s long-term obligations have not been filed; copies
                            thereof will be furnished to the Securities and Exchange
                            Commission upon request.
         5.1*            -- Opinion of Giroir, Gregory, Holmes & Hoover, PLC as to
                            certain legal matters.
        10.1             -- Executive Medical Reimbursement Plan assumed by New
                            Beverly Holdings, Inc. (incorporated by reference to
                            Exhibit 10.5 to Beverly Enterprises, Inc.'s Annual Report
                            on Form 10-K for the year ended December 31, 1987).
        10.2             -- Amended and Restated Beverly Enterprises, Inc. Executive
                            Life Insurance Plan and Summary Plan Description (the
                            "Executive Life Plan") assumed by New Beverly Holdings,
                            Inc. (incorporated by reference to Exhibit 10.7 to
                            Beverly Enterprises, Inc.'s Annual Report on Form 10-K
                            for the year ended December 31, 1993).
        10.3             -- Amendment No. 1, effective September 29, 1994, to the
                            Executive Life Plan assumed by New Beverly Holdings, Inc.
                            (incorporated by reference to Exhibit 10.10 to Beverly
                            Enterprises, Inc.'s Registration Statement on Form S-4
                            filed on February 13, 1995 (File No. 33-57663)).
        10.4             -- Executive Physicals Policy assumed by New Beverly
                            Holdings, Inc. (incorporated by reference to Exhibit 10.8
                            to Beverly Enterprises, Inc.'s Quarterly Report on Form
                            10-Q for the quarter ended June 30, 1993).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        10.5             -- Amended and Restated Deferred Compensation Plan effective
                            July 18, 1991 assumed by New Beverly Holdings, Inc.
                            (incorporated by reference to Exhibit 10.6 to Beverly
                            Enterprises, Inc.'s Annual Report on Form 10-K for the
                            year ended December 31, 1991).
        10.6             -- Amendment No. 1, effective September 29, 1994, to the
                            Deferred Compensation Plan assumed by New Beverly
                            Holdings, Inc. (incorporated by reference to Exhibit
                            10.13 to Beverly Enterprises, Inc.'s Registration
                            Statement on Form S-4 filed on February 13, 1995 (File
                            No. 33-57663)).
        10.7             -- Executive Retirement Plan assumed by New Beverly
                            Holdings, Inc. (incorporated by reference to Exhibit 10.9
                            to Beverly Enterprises, Inc.'s Annual Report on Form 10-K
                            for the year ended December 31, 1987).
        10.8             -- Amendment No. 1, effective as of July 1, 1991, to the
                            Executive Retirement Plan assumed by New Beverly
                            Holdings, Inc. (incorporated by reference to Exhibit 10.8
                            to Beverly Enterprises, Inc.'s Annual Report on Form 10-K
                            for the year ended December 31, 1991).
        10.9             -- Amendment No. 2, effective as of December 12, 1991, to
                            the Executive Retirement Plan assumed by New Beverly
                            Holdings, Inc. (incorporated by reference to Exhibit 10.9
                            to Beverly Enterprises, Inc.'s Annual Report on Form 10-K
                            for the year ended December 31, 1991).
        10.10            -- Amendment No. 3, effective as of July 31, 1992, to the
                            executive Retirement Plan assumed by New Beverly
                            Holdings, Inc. (incorporated by reference to Exhibit
                            10.10 to Beverly Enterprises, Inc.'s Annual Report on
                            Form 10-K for the year ended December 31, 1992).
        10.11            -- Amendment No. 4, effective as of January 1, 1993, to the
                            Executive Retirement Plan assumed by New Beverly
                            Holdings, Inc. (incorporated by reference to Exhibit
                            10.18 to Beverly Enterprises, Inc.'s Annual Report on
                            Form 10-K for the year ended December 31, 1994).
        10.12            -- Amendment No. 5, effective as of September 29, 1994, to the Executive Retirement Plan assumed by New Beverly
                            Holdings, Inc. (incorporated by reference to Exhibit
                            10.19 to Beverly Enterprises, Inc.'s Annual Report on
                            Form 10-K for the year ended December 31, 1994).
        10.13            -- Beverly Enterprises, Inc. Executive Deferred Compensation
                            Plan assumed by New Beverly Holdings, Inc. (incorporated
                            by reference to Exhibit 10.23 to Beverly Enterprises,
                            Inc.'s Annual Report on Form 10-K for the year ended
                            December 31, 1996).
        10.14            -- Beverly Enterprises, Inc. Supplemental Long-Term
                            Disability Plan assumed by New Beverly Holdings, Inc.
                            (incorporated by reference to Exhibit 10.24 to Beverly
                            Enterprises, Inc.'s Annual Report on Form 10-K for the
                            year ended December 31, 1996).
        10.15            -- Severance Plan for Corporate and Regional Employees
                            effective December 1, 1989 assumed by New Beverly
                            Holdings, Inc. (incorporated by reference to Exhibit
                            10.21 to Amendment No. 1 to Beverly Enterprises, Inc.'s
                            Registration Statement on Form S-1 filed on February 26,
                            1990 (File No. 33-33052)).
        10.16            -- Employment Contract, made as of December 8, 1995, between
                            Beverly Enterprises, Inc. and David R. Banks
                            (incorporated by reference to Exhibit 10.2 to Beverly
                            Enterprises, Inc.'s Quarterly Report on Form 10-Q for the
                            quarter ended June 30, 1996).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        10.17*           -- Employment Contract, made as of August 22, 1997 between
                            New Beverly Holdings, Inc. and David R. Banks.
        10.18            -- Employment Contract, made as of December 8, 1995, between
                            Beverly Enterprises, Inc. and Boyd W. Hendrickson
                            (incorporated by reference to Exhibit 10.3 to Beverly
                            Enterprises, Inc.'s Quarterly Report on Form 10-Q for the
                            quarter ended June 30, 1996).
        10.19            -- Form of Change In Control Severance Agreement, made as of
                            December 8, 1995, between Beverly Enterprises, Inc. and
                            its Executive Vice Presidents (incorporated by reference
                            to Exhibit 10.31 to Beverly Enterprises, Inc.'s Annual
                            Report on Form 10-K for the year ended December 31,
                            1995).
        10.20*           -- Form of Employment Contract, made as of August 22, 1997 between New Beverly Holdings, Inc. and certain officers.
        10.21            -- Form of Change In Control Severance Agreement, made as of
                            December 8, 1995, between Beverly Enterprises, Inc. and
                            certain of its officers (incorporated by reference to
                            Exhibit 10.32 to Beverly Enterprises, Inc.'s Annual
                            Report on Form 10-K for the year ended December 31,
                            1995).
        10.22*           -- Form of Severance Agreement made as of August 26, 1997
                            between New Beverly Holdings, Inc. and certain officers.
        10.23*           -- Amended and Restated Credit Agreement, dated as of August
                            20, 1997, among Beverly Enterprises, Inc., the Banks
                            listed therein, and Morgan Guaranty Trust Company of New
                            York, as Issuing Bank and as Agent.
        10.24            -- Trust Indenture dated as of December 1, 1994 from Beverly
                            Funding Corporation, as Issuer, to Chemical Bank, as
                            Trustee (the "Chemical Indenture") (incorporated by
                            reference to Exhibit 10.45 to Beverly Enterprises, Inc.'s
                            Registration Statement on Form S-4 filed on February 13,
                            1995 (File No. 33-57663)).
        10.25            -- Series Supplement dated as of December 1, 1994 to the
                            Chemical Indenture (incorporated by reference to Exhibit
                            10.46 to Beverly Enterprises, Inc.'s Registration
                            Statement on Form S-4 filed on February 13, 1995 (File
                            No. 33-57663)).
        10.26            -- Data Processing Agreement, dated as of August 1, 1992, by and between Systematics Telecommunications Services, Inc.
                            and Beverly California Corporation (incorporated by
                            reference to Exhibit 10 to Beverly Enterprises, Inc.'s
                            Quarterly Report on Form 10-Q for the quarter ended June
                            30, 1992).
        10.27            -- Form of Irrevocable Trust Agreement for the Beverly
                            Enterprises, Inc. Executive Benefits Plan assumed by New
                            Beverly Holdings, Inc. (incorporated by reference to
                            Exhibit 10.55 to Beverly Enterprises, Inc.'s Registration
                            Statement on Form S-4 filed on February 13, 1995 (File
                            No. 33-57663)).
        10.28            -- Form of Indemnification and Pledge Agreement assumed by
                            New Beverly Holdings, Inc. (Incorporated by reference to
                            Exhibit 10.1 to Beverly Enterprises, Inc.'s Quarterly
                            Report on Form 10-Q for the quarter ended March 31,
                            1997).
        10.29            -- Beverly Enterprises, Inc. Non-Employee Director Deferred
                            Compensation Plan assumed by New Beverly Holdings, Inc.
                            (incorporated by reference to Exhibit 10.1 to Beverly
                            Enterprises, Inc.'s Quarterly Report on Form 10-Q for the
                            quarter ended June 30, 1997).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        10.30            -- Participation Agreement, dated as of March 21, 1997,
                            among Vantage Healthcare Corporation, Petersen Health
                            Care, Inc., Beverly Savana Cay Manor, Inc., Beverly
                            Enterprises-Georgia, Inc., and Beverly
                            Enterprises-California, Inc. as Lessees and Structural
                            Guarantors; Beverly Enterprises, Inc. as Representative,
                            Construction Agent and Parent Guarantor; BMO Leasing
                            (U.S.), Inc. as Agent Lessor and Lessor; The Long-Term
                            Credit Bank of Japan, LTD., Los Angeles Agency and Bank
                            of Montreal, as Lenders; The Long-Term Credit Bank of
                            Japan, LTD., Los Angeles Agency as Arranger and
                            Administrative Agent for the Lenders; and Bank of
                            Montreal as Co-Arranger and Syndication Agent with
                            respect to the Lease Financing of Assisted Living and
                            Nursing Facilities for Beverly Enterprises, Inc.
                            (incorporated by reference to Exhibit 10.2 of Beverly
                            Enterprises, Inc., Quarterly Report on Form 10-Q for the
                            quarter ended June 30, 1997).
        10.31*           -- Amendment No. 1 and Waiver to Participation Agreement,
                            dated as of May 27, 1997.
        10.32*           -- Amendment No. 2 to Participation Agreement, dated as of
                            August 20, 1997.
        11.1             -- Computation of Net Income (Loss) Per Share for the years ended December 31, 1996, 1995, 1994, 1993 and 1992
                            (incorporated by reference to Exhibit 11.1 to Beverly
                            Enterprises, Inc.'s Annual Report on Form 10-K for the
                            year ended December 31, 1996).
        23.1**           -- Consent of Ernst & Young LLP, Independent Auditors.
        23.2*            -- Consent of Giroir, Gregory, Holmes & Hoover, PLC
                            (included as part of Exhibit 5.1).
        24.1*            -- Power of Attorney.
        27.1*            -- New Beverly Holdings, Inc. Financial Data Schedule.


---------------


  * Previously filed.



 ** Filed herewith.


     (b) Accounting schedules:

     Schedule II -- Valuation and Qualifying Accounts

        Beverly Enterprises, Inc.
        Pharmacy Corporation of America

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Smith, State of Arkansas, on the 15th day of October, 1997.


                                            NEW BEVERLY HOLDINGS, INC.

                                            By:    /s/ SCOTT M. TABAKIN
                                              ----------------------------------
                                                       Scott M. Tabakin
                                                  Executive Vice President,
                                                 Chief Financial Officer and
                                                            Director

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on the dates indicated by the following persons in the capacities indicated.


                      SIGNATURE                                    TITLE                     DATE
                      ---------                                    -----                     ----

*                                                      Chairman of the Board, Chief
-----------------------------------------------------    Executive Officer and
David R. Banks                                           Director                      October 15, 1997

*                                                      President, Chief Operating
-----------------------------------------------------    Officer and Director
Boyd W. Hendrickson                                                                    October 15, 1997

*                                                      Executive Vice President,
-----------------------------------------------------    General Counsel, Secretary
Robert W. Pommerville                                    and Director                  October 15, 1997

*                                                      Executive Vice
-----------------------------------------------------    President -- Asset
Bobby W. Stephens                                        Management and Director       October 15, 1997

                /s/ SCOTT M. TABAKIN                   Executive Vice President,
-----------------------------------------------------    Chief Financial Officer and
                  Scott M. Tabakin                       Director                      October 15, 1997

*                                                      Vice President, Controller and
-----------------------------------------------------    Chief Accounting Officer
Pamela H. Daniels                                                                      October 15, 1997

               /s/ *JOHN W. MACKENZIE
-----------------------------------------------------
                 As Attorney-in-Fact

                               INDEX TO EXHIBITS


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         2.1             -- Agreement and Plan of Merger dated April 15, 1997 by and between Beverly Enterprises, Inc. and Capstone Pharmacy
                            Services, Inc. (incorporated by reference to Exhibit 2.1
                            to Beverly Enterprises, Inc.'s Current Report on Form 8-K
                            dated April 15, 1997).
         2.2             -- Agreement and Plan of Distribution by and among Beverly
                            Enterprises, Inc., New Beverly Holdings, Inc. and
                            Capstone Pharmacy Services, Inc. dated as of April 15,
                            1997 (incorporated by reference to Exhibit 2.2 to Beverly
                            Enterprises, Inc.'s Current Report on Form 8-K dated
                            April 15, 1997).
         3.1*            -- Certificate of Incorporation of New Beverly Holdings,
                            Inc. dated April 15, 1997.
         3.2*            -- Amended Certificate of Incorporation of New Beverly
                            Holdings, Inc. dated May 29, 1997.
         3.4*            -- Bylaws of New Beverly Holdings, Inc.
         4.1             -- Indenture dated as of February 1, 1996 between Beverly
                            Enterprises, Inc. and Chemical Bank, as Trustee, with
                            respect to Beverly Enterprises, Inc.'s 9% Senior Notes
                            due February 15, 2006 (incorporated by reference to
                            Exhibit 4.1 to Beverly Enterprises, Inc.'s Annual Report
                            on Form 10-K for the year ended December 31, 1995).
         4.2             -- Indenture dated as of April 1, 1993 (the "First Mortgage
                            Bond Indenture"), among Beverly Enterprises, Inc.,
                            Delaware Trust Company, as Corporate Trustee, and Richard
                            N. Smith, as Individual Trustee, with respect to First
                            Mortgage Bonds (incorporated by reference to Exhibit 4.1
                            to Beverly Enterprises, Inc.'s Quarterly Report on Form
                            10-Q for the quarter ended March 31, 1993).
         4.3             -- First Supplemental Indenture dated as of April 1, 1993 to the First Mortgage Bond Indenture, with respect to 8 3/4%
                            First Mortgage Bonds due 2008 (incorporated by reference
                            to Exhibit 4.2 to Beverly Enterprises, Inc.'s Quarterly
                            Report on Form 10-Q for the quarter ended March 31,
                            1993).
         4.4             -- Second Supplemental Indenture dated as of July 1, 1993 to the First Mortgage Bond Indenture, with respect to 8 5/8%
                            First Mortgage Bonds due 2008 (replaces Exhibit 4.1 to
                            Beverly Enterprises, Inc.'s Current Report on Form 8-K
                            dated July 15, 1993) (incorporated by reference to
                            Exhibit 4.15 to Beverly Enterprises, Inc.'s Quarterly
                            Report on Form 10-Q for the quarter ended June 30, 1993).
         4.5             -- Indenture dated as of December 30, 1993 (the "Notes
                            Indenture"), between Beverly Enterprises, Inc. and
                            Boatmen's Trust Company, as Trustee, with respect to the
                            8.75% Notes (incorporated by reference to Exhibit 4.2 to
                            Beverly Enterprises, Inc.'s Registration Statement on
                            Form S-3 filed on November 9, 1993 (File No. 33-50965)).
         4.6             -- First Supplemental Indenture dated as of December 30,
                            1993 to the Notes Indenture, with respect to 8 3/4% Notes
                            due 2003 (incorporated by reference to Exhibit 4.4 to
                            Beverly Enterprises, Inc.'s Current Report on Form 8-K
                            dated January 4, 1994).
         4.7             -- Rights Agreement dated as of September 29, 1994, between
                            Beverly Enterprises, Inc. and The Bank of New York, as
                            Rights Agent (incorporated by reference to Exhibit 1 to
                            Beverly Enterprises, Inc.'s Registration Statement on
                            Form 8-A filed on October 18, 1994).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         4.8             -- Amendment, dated as of April 6, 1995, to the Rights
                            Agreement between Beverly Enterprises, Inc. and The Bank
                            of New York, as Rights Agent (incorporated by reference
                            to Exhibit 4.20 to Beverly Enterprises, Inc.'s Quarterly
                            Report on Form 10-Q for the quarter ended June 30, 1995).
                            In accordance with item 601(b)(4)(iii) of Regulation S-K,
                            certain instruments pertaining to Beverly Enterprises,
                            Inc.'s long-term obligations have not been filed; copies
                            thereof will be furnished to the Securities and Exchange
                            Commission upon request.
         5.1*            -- Opinion of Giroir, Gregory, Holmes & Hoover, PLC as to
                            certain legal matters.
        10.1             -- Executive Medical Reimbursement Plan assumed by New
                            Beverly Holdings, Inc. (incorporated by reference to
                            Exhibit 10.5 to Beverly Enterprises, Inc.'s Annual Report
                            on Form 10-K for the year ended December 31, 1987).
        10.2             -- Amended and Restated Beverly Enterprises, Inc. Executive
                            Life Insurance Plan and Summary Plan Description (the
                            "Executive Life Plan") assumed by New Beverly Holdings,
                            Inc. (incorporated by reference to Exhibit 10.7 to
                            Beverly Enterprises, Inc.'s Annual Report on Form 10-K
                            for the year ended December 31, 1993).
        10.3             -- Amendment No. 1, effective September 29, 1994, to the
                            Executive Life Plan assumed by New Beverly Holdings, Inc.
                            (incorporated by reference to Exhibit 10.10 to Beverly
                            Enterprises, Inc.'s Registration Statement on Form S-4
                            filed on February 13, 1995 (File No. 33-57663)).
        10.4             -- Executive Physicals Policy assumed by New Beverly
                            Holdings, Inc. (incorporated by reference to Exhibit 10.8
                            to Beverly Enterprises, Inc.'s Quarterly Report on Form
                            10-Q for the quarter ended June 30, 1993).
        10.5             -- Amended and Restated Deferred Compensation Plan effective
                            July 18, 1991 assumed by New Beverly Holdings, Inc.
                            (incorporated by reference to Exhibit 10.6 to Beverly
                            Enterprises, Inc.'s Annual Report on Form 10-K for the
                            year ended December 31, 1991).
        10.6             -- Amendment No. 1, effective September 29, 1994, to the
                            Deferred Compensation Plan assumed by New Beverly
                            Holdings, Inc. (incorporated by reference to Exhibit
                            10.13 to Beverly Enterprises, Inc.'s Registration
                            Statement on Form S-4 filed on February 13, 1995 (File
                            No. 33-57663)).
        10.7             -- Executive Retirement Plan assumed by New Beverly
                            Holdings, Inc. (incorporated by reference to Exhibit 10.9
                            to Beverly Enterprises, Inc.'s Annual Report on Form 10-K
                            for the year ended December 31, 1987).
        10.8             -- Amendment No. 1, effective as of July 1, 1991, to the
                            Executive Retirement Plan assumed by New Beverly
                            Holdings, Inc. (incorporated by reference to Exhibit 10.8
                            to Beverly Enterprises, Inc.'s Annual Report on Form 10-K
                            for the year ended December 31, 1991).
        10.9             -- Amendment No. 2, effective as of December 12, 1991, to
                            the Executive Retirement Plan assumed by New Beverly
                            Holdings, Inc. (incorporated by reference to Exhibit 10.9
                            to Beverly Enterprises, Inc.'s Annual Report on Form 10-K
                            for the year ended December 31, 1991).
        10.10            -- Amendment No. 3, effective as of July 31, 1992, to the
                            executive Retirement Plan assumed by New Beverly
                            Holdings, Inc. (incorporated by reference to Exhibit
                            10.10 to Beverly Enterprises, Inc.'s Annual Report on
                            Form 10-K for the year ended December 31, 1992).
        10.11            -- Amendment No. 4, effective as of January 1, 1993, to the
                            Executive Retirement Plan assumed by New Beverly
                            Holdings, Inc. (incorporated by reference to Exhibit
                            10.18 to Beverly Enterprises, Inc.'s Annual Report on
                            Form 10-K for the year ended December 31, 1994).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        10.12            -- Amendment No. 5, effective as of September 29, 1994, to the Executive Retirement Plan assumed by New Beverly
                            Holdings, Inc. (incorporated by reference to Exhibit
                            10.19 to Beverly Enterprises, Inc.'s Annual Report on
                            Form 10-K for the year ended December 31, 1994).
        10.13            -- Beverly Enterprises, Inc. Executive Deferred Compensation
                            Plan assumed by New Beverly Holdings, Inc. (incorporated
                            by reference to Exhibit 10.23 to Beverly Enterprises,
                            Inc.'s Annual Report on Form 10-K for the year ended
                            December 31, 1996).
        10.14            -- Beverly Enterprises, Inc. Supplemental Long-Term
                            Disability Plan assumed by New Beverly Holdings, Inc.
                            (incorporated by reference to Exhibit 10.24 to Beverly
                            Enterprises, Inc.'s Annual Report on Form 10-K for the
                            year ended December 31, 1996).
        10.15            -- Severance Plan for Corporate and Regional Employees
                            effective December 1, 1989 assumed by New Beverly
                            Holdings, Inc. (incorporated by reference to Exhibit
                            10.21 to Amendment No. 1 to Beverly Enterprises, Inc.'s
                            Registration Statement on Form S-1 filed on February 26,
                            1990 (File No. 33-33052)).
        10.16            -- Employment Contract, made as of December 8, 1995, between
                            Beverly Enterprises, Inc. and David R. Banks
                            (incorporated by reference to Exhibit 10.2 to Beverly
                            Enterprises, Inc.'s Quarterly Report on Form 10-Q for the
                            quarter ended June 30, 1996).
        10.17*           -- Employment Contract, made as of August 22, 1997 between
                            New Beverly Holdings, Inc. and David R. Banks.
        10.18            -- Employment Contract, made as of December 8, 1995, between
                            Beverly Enterprises, Inc. and Boyd W. Hendrickson
                            (incorporated by reference to Exhibit 10.3 to Beverly
                            Enterprises, Inc.'s Quarterly Report on Form 10-Q for the
                            quarter ended June 30, 1996).
        10.19            -- Form of Change In Control Severance Agreement, made as of
                            December 8, 1995, between Beverly Enterprises, Inc. and
                            its Executive Vice Presidents (incorporated by reference
                            to Exhibit 10.31 to Beverly Enterprises, Inc.'s Annual
                            Report on Form 10-K for the year ended December 31,
                            1995).
        10.20*           -- Form of Employment Contract, made as of August 22, 1997 between New Beverly Holdings, Inc. and certain officers.
        10.21            -- Form of Change In Control Severance Agreement, made as of
                            December 8, 1995, between Beverly Enterprises, Inc. and
                            certain of its officers (incorporated by reference to
                            Exhibit 10.32 to Beverly Enterprises, Inc.'s Annual
                            Report on Form 10-K for the year ended December 31,
                            1995).
        10.22*           -- Form of Severance Agreement made as of August 26, 1997
                            between New Beverly Holdings, Inc. and certain officers.
        10.23*           -- Amended and Restated Credit Agreement, dated as of August
                            20, 1997, among Beverly Enterprises, Inc., the Banks
                            listed therein, and Morgan Guaranty Trust Company of New
                            York, as Issuing Bank and as Agent.
        10.24            -- Trust Indenture dated as of December 1, 1994 from Beverly
                            Funding Corporation, as Issuer, to Chemical Bank, as
                            Trustee (the "Chemical Indenture") (incorporated by
                            reference to Exhibit 10.45 to Beverly Enterprises, Inc.'s
                            Registration Statement on Form S-4 filed on February 13,
                            1995 (File No. 33-57663)).
        10.25            -- Series Supplement dated as of December 1, 1994 to the
                            Chemical Indenture (incorporated by reference to Exhibit
                            10.46 to Beverly Enterprises, Inc.'s Registration
                            Statement on Form S-4 filed on February 13, 1995 (File
                            No. 33-57663)).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        10.26            -- Data Processing Agreement, dated as of August 1, 1992, by and between Systematics Telecommunications Services, Inc.
                            and Beverly California Corporation (incorporated by
                            reference to Exhibit 10 to Beverly Enterprises, Inc.'s
                            Quarterly Report on Form 10-Q for the quarter ended June
                            30, 1992).
        10.27            -- Form of Irrevocable Trust Agreement for the Beverly
                            Enterprises, Inc. Executive Benefits Plan assumed by New
                            Beverly Holdings, Inc. (incorporated by reference to
                            Exhibit 10.55 to Beverly Enterprises, Inc.'s Registration
                            Statement on Form S-4 filed on February 13, 1995 (File
                            No. 33-57663)).
        10.28            -- Form of Indemnification and Pledge Agreement assumed by
                            New Beverly Holdings, Inc. (Incorporated by reference to
                            Exhibit 10.1 to Beverly Enterprises, Inc.'s Quarterly
                            Report on Form 10-Q for the quarter ended March 31,
                            1997).
        10.29            -- Beverly Enterprises, Inc. Non-Employee Director Deferred
                            Compensation Plan assumed by New Beverly Holdings, Inc.
                            (incorporated by reference to Exhibit 10.1 to Beverly
                            Enterprises, Inc.'s Quarterly Report on Form 10-Q for the
                            quarter ended June 30, 1997).
        10.30            -- Participation Agreement, dated as of March 21, 1997,
                            among Vantage Healthcare Corporation, Petersen Health
                            Care, Inc., Beverly Savana Cay Manor, Inc., Beverly
                            Enterprises-Georgia, Inc., and Beverly
                            Enterprises-California, Inc. as Lessees and Structural
                            Guarantors; Beverly Enterprises, Inc. as Representative,
                            Construction Agent and Parent Guarantor; BMO Leasing
                            (U.S.), Inc. as Agent Lessor and Lessor; The Long-Term
                            Credit Bank of Japan, LTD., Los Angeles Agency and Bank
                            of Montreal, as Lenders; The Long-Term Credit Bank of
                            Japan, LTD., Los Angeles Agency as Arranger and
                            Administrative Agent for the Lenders; and Bank of
                            Montreal as Co-Arranger and Syndication Agent with
                            respect to the Lease Financing of Assisted Living and
                            Nursing Facilities for Beverly Enterprises, Inc.
                            (incorporated by reference to Exhibit 10.2 of Beverly
                            Enterprises, Inc., Quarterly Report on Form 10-Q for the
                            quarter ended June 30, 1997).
        10.31*           -- Amendment No. 1 and Waiver to Participation Agreement,
                            dated as of May 27, 1997.
        10.32*           -- Amendment No. 2 to Participation Agreement, dated as of
                            August 20, 1997.
        11.1             -- Computation of Net Income (Loss) Per Share for the years ended December 31, 1996, 1995, 1994, 1993 and 1992
                            (incorporated by reference to Exhibit 11.1 to Beverly
                            Enterprises, Inc.'s Annual Report on Form 10-K for the
                            year ended December 31, 1996).
        23.1**           -- Consent of Ernst & Young LLP, Independent Auditors.
        23.2*            -- Consent of Giroir, Gregory, Holmes & Hoover, PLC
                            (included as part of Exhibit 5.1).
        24.1*            -- Power of Attorney.
        27.1*            -- New Beverly Holdings, Inc. Financial Data Schedule.


---------------


  * Previously Filed.



 ** Filed herewith.